As filed with the Securities and Exchange Commission on December 22, 2006
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LSI LOGIC CORPORATION
(Exact name of Registrant as Specified in Its Charter)

Delaware	3674	94-2712976
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1621 Barber Lane
Milpitas, California 95035
(408) 433-8000
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Abhijit Y. Talwalkar
President and Chief Executive Officer
LSI Logic Corporation
1621 Barber Lane
Milpitas, California 95035
(408) 433-8000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Larry W. Sonsini, Esq. Matthew W. Sonsini, Esq. Michael S. Ringler, Esq. WILSON SONSINI GOODRICH & ROSATI PROFESSIONAL CORPORATION 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300	Andrew S. Hughes, Esq., Vice President, General Counsel and Corporate Secretary LSI LOGIC CORPORATION 1621 Barber Lane Milpitas, California 95035 (408) 433-8000	Jean F. Rankin, Esq., Executive Vice President, General Counsel and Secretary AGERE SYSTEMS INC. 1110 American Parkway NE Allentown, Pennsylvania 18109 (610) 712-1000	Stephen F. Arcano, Esq. Ann Beth Stebbins, Esq. SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP Four Times Square New York, New York 10036 (212) 735-3000

Approximate date of commencement of proposed sale to the public:  Upon completion of the merger described herein.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount	Offering	Aggregate	Registration
Securities to be Registered	to be Registered	Price per Share(2)	Offering Price(2)	Fee(2)
Common Stock, par value $0.01 per share, and associated preferred share purchase rights(3)	(1)	N/A	$3,909,164,640	$418,281

(1)	In accordance with Rule 457(o) under the Securities Act of 1933, as amended, the number of shares is not set forth herein. Pursuant to Rule 457(o), the registration fee has been computed on the basis of the maximum aggregate offering price of Registrant’s common stock expected to be issued upon completion of the merger of Atlas Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Registrant, with and into Agere Systems Inc., a Delaware corporation (“Agere”).

(2)	Estimated solely for purposes of calculating the registration fee required by the Securities Act of 1933, as amended, and computed pursuant to Rules 457(c) and (f) under the Securities Act based upon the product of: (i) 197,233,332, the maximum number of shares of Agere common stock that may be exchanged in the merger (the sum of (a) 168,482,666 shares of Agere common stock outstanding as of December 18, 2006, (b) 24,424,099 shares of Agere common stock issuable upon exercise of options outstanding as of December 18, 2006, and (c) 4,326,567 shares of Agere common stock issuable upon settlement of restricted stock units outstanding as of December 18, 2006), multiplied by (ii) $19.82, the average of the high and low per share prices of Agere common stock as reported on the New York Stock Exchange on December 15, 2006.

(3)	The preferred share purchase rights, which are attached to the shares of LSI common stock being registered hereunder, will be issued for no additional consideration. Accordingly, no additional registration fee is payable.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained herein is subject to completion or amendment. No securities may be sold until a registration statement filed with the U.S.  Securities and Exchange Commission is effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities, nor shall there be sale of these securities, in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful.

SUBJECT TO COMPLETION, DATED DECEMBER 22, 2006

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

The boards of directors of each of LSI Logic Corporation and Agere Systems Inc. have approved the merger of Agere with a wholly owned subsidiary of LSI. If the proposed merger is completed, Agere stockholders will receive 2.16 shares of LSI common stock for each share of Agere common stock they own at the completion of the merger.

Based on the number of shares of LSI and Agere common stock outstanding on          , 2007, Agere stockholders are expected to hold approximately 48% of the fully diluted shares of LSI common stock following the completion of the merger. LSI stockholders will continue to own their existing shares, which will not be adjusted by the merger.

LSI common stock trades on the New York Stock Exchange under the symbol “LSI.” As of          , 2007, the last trading day before the date of this joint proxy statement/prospectus, the last reported sales price of LSI common stock at the end of regular trading hours, as reported on the New York Stock Exchange, was $     .

LSI and Agere cannot complete the merger unless LSI stockholders approve the issuance of shares of LSI common stock in the merger and Agere stockholders adopt the merger agreement. The obligations of LSI and Agere to complete the merger are also subject to the satisfaction or waiver of several other conditions to the merger. More information about LSI, Agere and the merger is contained in this joint proxy statement/prospectus. We encourage you to read carefully this joint proxy statement/prospectus before voting, including the section entitled “Risk Factors” beginning on page 13.

The LSI board of directors recommends that LSI stockholders vote “FOR” the proposal to approve the issuance of shares of LSI common stock in the merger. The Agere board of directors recommends that Agere stockholders vote “FOR” the proposal to adopt the merger agreement.

The proposals are being presented to the respective stockholders of each company at their special or annual meetings. The dates, times and places of the meetings are as follows:

For LSI stockholders:	For Agere stockholders:
, , 2007 at , local time at	, , 2007 at , local time at

Your vote is very important. Whether or not you plan to attend your respective company’s meeting, please take the time to vote by completing and mailing the enclosed proxy card to your respective company or, if the option is available to you, by granting your proxy electronically over the Internet or by telephone. If your shares are held in “street name,” you must instruct your broker in order to vote.

Sincerely,

Abhijit Y. Talwalkar President and Chief Executive Officer LSI Logic Corporation	Richard L. Clemmer President and Chief Executive Officer Agere Systems Inc.

None of the Securities and Exchange Commission, any state securities regulator or any regulatory authority has approved or disapproved of these transactions or the securities to be issued under this joint proxy statement/prospectus or determined if the disclosure in this joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated          , 2007, and is first being mailed to stockholders of
LSI and Agere on or about          , 2007.

LSI Logic Corporation
1621 Barber Lane
Milpitas, California 95035
(408) 433-8000

NOTICE OF SPECIAL MEETING OF LSI STOCKHOLDERS

To the Stockholders of LSI Logic Corporation:

NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of LSI Logic Corporation, a Delaware corporation, will be held on          ,          , 2007, at          , local time, at          , California to consider and vote upon a proposal to approve the issuance of shares of LSI Logic Corporation common stock in connection with a merger of Atlas Acquisition Corp. with and into Agere Systems Inc. contemplated by the Agreement and Plan of Merger among LSI, Atlas Acquisition Corp. and Agere.

Any action on the item of business described above may be considered at the special meeting at the time and on the date specified above or at any time and date to which the special meeting may be properly adjourned or postponed.

After careful consideration, the LSI board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of the LSI stockholders and has unanimously approved the merger agreement. The LSI board of directors recommends that the LSI stockholders vote “FOR” the proposal to approve the issuance of shares of LSI common stock in connection with the merger.

You are entitled to vote only if you were a holder of LSI common stock at the close of business on          .

You are entitled to attend the special meeting only if you were an LSI stockholder or joint holder as of the close of business on           or hold a valid proxy for the special meeting.

The special meeting will begin promptly at          , local time. Check-in will begin at          , local time, and you should allow ample time for the check-in procedures.

Your vote is very important. Whether or not you plan to attend the special meeting, we encourage you to read the joint proxy statement/prospectus and submit your proxy or voting instructions for the special meeting as soon as possible. You may submit your proxy or voting instructions for the special meeting by completing, signing, dating and returning the proxy card or voting instruction card in the pre-addressed envelope provided. For specific instructions on how to vote your shares, please refer to the section entitled “The Special Meeting of LSI Stockholders” beginning on page    of the joint proxy statement/prospectus.

By Order of the Board of Directors,

Andrew S. Hughes
Vice President, General Counsel and Corporate Secretary

          ,          , 2007
Milpitas, California

Agere Systems Inc.
1110 American Parkway NE
Allentown, Pennsylvania 18109
(610) 712-1000

NOTICE OF ANNUAL MEETING OF AGERE STOCKHOLDERS

Agere Systems Inc. will hold its Annual Meeting of Stockholders at          , on          , 2007, at           E.S.T. We are holding the meeting for the following purposes:

1. To consider and vote on the proposal to adopt the Agreement and Plan of Merger, dated as of December 3, 2006 (which we refer to as the merger agreement), by and among Agere, LSI Logic Corporation and Atlas Acquisition Corp.;

2. To elect three members of the Agere board of directors for terms described in the joint proxy statement/prospectus;

3. To re-approve the Agere Short Term Incentive Plan;

4. To ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP as Agere’s independent registered public accounting firm for fiscal 2007; and

5. To transact such other business as may properly come before the meeting and any postponement or adjournment thereof.

The Agere board of directors has approved the merger agreement and the transactions contemplated by the merger agreement by unanimous vote of the directors present, and recommends that you vote “FOR” the proposal to adopt the merger agreement, which is described in detail in the joint proxy statement/prospectus.  The Agere board of directors also recommends that you vote “FOR” each of the director nominees of Agere listed in this joint proxy statement/prospectus, “FOR” the re-approval of Agere’s Short Term Incentive Plan and “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as Agere’s independent registered public accounting firm for fiscal 2007.

Holders of record of Agere common stock at the close of business on          , 2007, are entitled to vote at the meeting. A list of stockholders eligible to vote at the Agere annual meeting will be available for inspection at the annual meeting and at the offices of Agere in Allentown, Pennsylvania during regular business hours for a period of no less than ten days prior to the annual meeting.

In addition to the joint proxy statement/prospectus, proxy card and voting instructions, Agere stockholders are receiving a copy of the Agere 2006 annual report on Form 10-K, which is not part of the joint proxy statement/prospectus.

You can vote your shares by completing and returning a proxy card. Most stockholders can also vote over the Internet or by telephone. If Internet and telephone voting are available to you, you can find voting instructions in the materials accompanying the joint proxy statement/prospectus. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the enclosed joint proxy statement/prospectus.

By Order of the Board of Directors,

Agere Systems Inc.

JEAN F. RANKIN
Executive Vice President, General
Counsel and Secretary

          , 2007
Allentown, Pennsylvania

i

This joint proxy statement/prospectus incorporates important business and financial information about LSI and Agere from documents that each company has filed with the Securities and Exchange Commission but that have not been included in or delivered with this joint proxy statement/prospectus. For a listing of documents incorporated by reference into this joint proxy statement/prospectus, please see the section entitled “Where You Can Find More Information” beginning on page    of this joint proxy statement/prospectus.

LSI will provide you with copies of this information relating to LSI, without charge, upon written or oral request to:
LSI Logic Corporation
1621 Barber Lane
Milpitas, California 95035
Attention: Investor Relations
Telephone Number: 1-800-433-8778

In addition, you may obtain copies of this information by making a request through LSI’s investor relations by sending an e-mail to investorrelations@lsi.com.

Agere will provide you with copies of this information relating to Agere, without charge, upon written or oral request to:
Agere Systems Inc.
1110 American Parkway NE
Allentown, Pennsylvania 18109
Attention: Investor Relations
Telephone Number: 1-800-372-2477

In addition, you may obtain copies of this information by making a request through Agere’s investor relations by sending an e-mail to investor@agere.com.

In order for you to receive timely delivery of the documents in advance of the LSI special meeting, LSI should receive your request no later than          ,          , 2007.

In order for you to receive timely delivery of the documents in advance of the Agere annual meeting, Agere should receive your request no later than                    , 2007.

QUESTIONS AND ANSWERS ABOUT THE MERGER

General Questions and Answers

The following questions and answers briefly address some commonly asked questions about the LSI special meeting, the Agere annual meeting and the merger. They may not include all the information that is important to stockholders of LSI and Agere. Agere and LSI urge stockholders to read carefully this entire joint proxy statement/prospectus, including the annexes and the other documents referred to herein. Page references are included in this summary to direct you to more detailed discussions elsewhere in this joint proxy statement/prospectus.

Q:	Why am I receiving this joint proxy statement/prospectus?

A:	LSI and Agere have agreed to combine their businesses under the terms of a merger agreement that is described in this joint proxy statement/prospectus. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.

In order to complete the merger, LSI stockholders must approve the issuance of shares of LSI common stock in connection with the merger and Agere stockholders must adopt the merger agreement. LSI will hold a special meeting of its stockholders and Agere will hold an annual meeting of its stockholders to obtain these approvals. Agere is also asking its stockholders to approve other matters in connection with its annual meeting that are described in this joint proxy statement/prospectus. This joint proxy statement/prospectus contains important information about the merger and the stockholder meetings of each of LSI and Agere, and you should read it carefully. For LSI stockholders, the enclosed voting materials for the LSI special meeting allow LSI stockholders to vote shares of LSI common stock without attending the LSI special meeting. For Agere stockholders, the enclosed voting materials for the Agere annual meeting allow Agere stockholders to vote shares of Agere common stock without attending the Agere annual meeting.

Stockholder votes are important. LSI and Agere encourage stockholders of each company to vote as soon as possible. For more specific information on how to vote, please see the questions and answers for each of the LSI and Agere stockholders below.

Q:	Why are LSI and Agere proposing the merger? (see page 67)

A:	After reviewing strategic alternatives to address the opportunities and challenges facing our companies, the boards of directors of both LSI and Agere reached the same conclusion — this merger represents the best strategic alternative for our respective companies.

Specifically, LSI and Agere believe the merger will provide certain strategic and financial benefits, including the following:

• An increase in product development capabilities;

• Greater depth of relationships with customers;

• An enhanced intellectual property portfolio; and

• A reduction in operating costs.

Q:	When do LSI and Agere expect to complete the merger?

A:	LSI and Agere currently plan to complete the merger in the first calendar quarter of 2007. However, neither LSI nor Agere can predict the exact timing of the completion of the merger because the merger is subject to governmental and regulatory review processes and other conditions.

Q:	How do the boards of directors of LSI and Agere recommend that I vote? (see pages 26 and 40)

A:	The LSI board of directors recommends that LSI stockholders vote “FOR” the proposal to approve the issuance of shares of LSI common stock in connection with the merger.

The Agere board of directors recommends that Agere stockholders vote “FOR” the proposal to adopt the merger agreement.

Q:	What should I do now?

A:	Please review this joint proxy statement/prospectus carefully and vote as soon as possible. Most LSI and Agere stockholders may vote over the Internet or by telephone. Stockholders may also vote by signing, dating and returning each proxy card and voting instruction card received.

v

Q:	What should I do if I receive more than one set of voting materials? (see page 27)

A:	Please complete, sign, date and return each proxy card and voting instruction card that you receive. You may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, stockholders who hold shares in more than one brokerage account will receive a separate voting instruction card for each brokerage account in which shares are held. If shares are held in more than one name, stockholders will receive more than one proxy or voting instruction card. In addition, if you are a stockholder of both LSI and Agere, you may receive one or more proxy cards or voting instruction cards for LSI and one or more proxy cards or voting instruction cards for Agere. If you are a stockholder of both LSI and Agere, please note that a vote for the issuance of shares in connection with the merger for the LSI special meeting will not constitute a vote for the proposal to adopt the merger agreement for the Agere annual meeting, and vice versa. Therefore, please sign, date and return each proxy and voting instruction card you receive, whether from LSI or Agere.

Questions and Answers for LSI Stockholders

Q:	When and where is the LSI special meeting? (see page 26)

A:	The special meeting of LSI stockholders will be held at , local time, on , at , California. Check-in will begin at . Please allow ample time for the check-in procedures.

Q:	How can I attend the LSI special meeting? (see page 26)

A:	LSI stockholders or joint holders as of the close of business on , and those who hold a valid proxy for the special meeting are entitled to attend the LSI special meeting. LSI stockholders should be prepared to present photo identification for admittance. In addition, names of record holders will be verified against the list of record holders on the record date prior to being admitted to the meeting. LSI stockholders who are not record holders but who hold shares through a broker or nominee (i.e., in street name), should provide proof of beneficial ownership on the record date, such as most recent account statement prior to , or other similar evidence of ownership. If LSI stockholders do not provide photo identification or comply with the other procedures outlined above upon request, they will not be admitted to the LSI special meeting.

The LSI special meeting will begin promptly at . Check-in will begin at , and you should allow ample time for the check-in procedures.

Q:	What is the vote of LSI stockholders required to approve the issuance of shares of LSI common stock in connection with the merger? (see page 27)

A:	The issuance of shares of LSI common stock in connection with the merger requires an affirmative vote of a majority of the votes cast at the LSI special meeting, provided that the total votes cast on the proposal represents over 50% of all shares of LSI common stock entitled to vote on the proposal.

Q:	As an LSI stockholder, how can I vote? (see page 27)

A:	Stockholders of record as of the record date may vote in person by attending the LSI special meeting, by completing and returning a proxy card or, if you hold your shares in street name, a voting instruction form. Most stockholders can also vote over the Internet or by telephone. If Internet and telephone voting are available, LSI stockholders can find voting instructions in the materials accompanying this joint proxy statement/prospectus.

The Internet and telephone voting facilities will close at p.m. on , 2007. Please be aware that LSI stockholders who vote over the Internet may incur costs such as telephone and Internet access charges for which they will be responsible.

The method by which LSI stockholders vote will in no way limit the right to vote at the meeting if you later decide to attend in person. If shares are held in street name, LSI stockholders must obtain a proxy, executed in their favor, from their broker or other holder of record, to be able to vote at the meeting.

If shares are held through a broker, such shares may be voted even if holders of such shares do not vote or attend the special meeting. Broker “non-votes,” if any, will not be counted as votes cast on the proposal to issue shares of LSI common stock in connection with the merger.

All shares entitled to vote and represented by properly completed proxies received prior to the LSI special meeting and not revoked will be voted at the meeting in accordance with your instructions. If a signed proxy card is returned without indicating how shares should be voted on a matter and the proxy is not revoked, the shares represented by such proxy will be voted as the LSI board of directors recommends and therefore “FOR” the issuance of shares in connection with the merger.

For a more detailed explanation of the voting procedures, please see the section entitled “Voting Procedures” beginning on page 27 of this joint proxy statement/prospectus.

Q:	As an LSI stockholder, what happens if I do not vote? (see page 27)

A:	Failure to vote or give voting instructions to your broker or nominee for the LSI special meeting could make it more difficult to meet the voting requirement that the total votes cast on the proposal represent over 50% of all shares of LSI common stock entitled to vote on the proposal. Therefore, LSI urges LSI stockholders to vote.

Q:	As an LSI stockholder, may I change my vote after I have submitted a proxy card or voting instruction card? (see page 28)

A:	Yes. LSI stockholders may revoke a previously granted proxy or voting instruction at any time prior to the special meeting by:

• signing and returning a later dated proxy or voting instruction card for the LSI special meeting; or

• attending the LSI special meeting and voting in person, as described in the section entitled “The Special Meeting of LSI Stockholders” beginning on page 26 of this joint proxy statement/prospectus.

Only the last submitted proxy or voting instruction card will be considered. Please submit a proxy or voting instruction card for the LSI special meeting as soon as possible.

Q:	What do LSI stockholders need to do now?

A:	Carefully read and consider the information contained in and incorporated by reference into this joint proxy statement/prospectus, including its annexes. In order for LSI shares to be represented at the special meeting, LSI stockholders can (1) vote through the Internet or by telephone by following the instructions included on their proxy card, (2) indicate on the enclosed proxy card how they would like to vote and return the proxy card in the accompanying pre-addressed postage paid envelope, or (3) attend the LSI special meeting in person.

Q:	Who can answer questions?

A:	LSI stockholders with questions about the merger or the other matters to be voted on at the LSI special meeting or who desire additional copies of this joint proxy statement/prospectus or additional proxy cards should send written requests or inquiries to:

If you need additional copies of this joint proxy statement/prospectus or voting materials, contact as described above or send an e-mail to investorrelations@lsi.com.

Questions and Answers for Agere Stockholders

Q:	Why are Agere stockholders receiving this joint proxy statement/prospectus?

A:	In order to complete the merger, Agere stockholders must adopt the merger agreement.

This joint proxy statement/prospectus contains important information about the proposed merger, the merger agreement and the Agere annual meeting, which should be read carefully. The enclosed voting materials allow Agere stockholders to vote shares without attending the Agere annual meeting. The vote of Agere stockholders is very important. Agere stockholders are encouraged to vote as soon as possible.

Q:	What will Agere stockholders receive in the merger?

A:	If the proposed merger is completed, at the effective time of the merger, Agere stockholders will receive 2.16 shares of LSI common stock for each share of Agere common stock that they own. Agere stockholders will receive cash for any fractional shares they would otherwise receive in the merger. The amount of cash for fractional shares will be calculated by multiplying the fractional share interest to which each such stockholder would be entitled by the per share closing price of shares of LSI common stock on the trading day immediately preceding the closing date. Following the completion of the merger, former Agere stockholders will own approximately 48% of the combined company.

Q:	What if I have Agere stock options?

A:	Each option to purchase shares of Agere common stock whether or not vested, will be converted into an option to acquire LSI common stock, on the same terms and conditions as were applicable to such Agere stock option prior to the effective time of the merger, except that the number of shares Agere stockholders are entitled to purchase and the exercise price of the option will be adjusted to reflect the exchange ratio.

Q:	What if I have Agere stock appreciation rights?

A:	Each stock appreciation right relating to shares of Agere common stock, whether or not vested, will be converted into a stock appreciation right relating to shares of LSI common stock, on the same terms and conditions as were applicable to such Agere stock appreciation right prior to the effective time of the merger, except that the number of shares to which the stock appreciation right relates and the exercise price of the stock appreciation right will be adjusted to reflect the exchange ratio.

Q:	What if I have Agere restricted stock units?

A:	Each Agere restricted stock unit will be converted into an award to receive shares of LSI common stock on the same terms and conditions that were applicable to such Agere restricted stock unit prior to the effective time of the merger, except that the number of shares subject to the award will be adjusted to reflect the exchange ratio, and, for any restricted stock unit which vests upon specified dates if performance based criteria are achieved, the performance based criteria shall be waived and the restricted stock unit will vest in accordance with its terms and conditions on the specified dates.

Q:	What are the material United States federal income tax consequences of the merger to Agere stockholders?

A:	The transaction is intended to be a tax-free reorganization for United States federal income tax purposes. If the merger qualifies as a reorganization, Agere stockholders will not recognize any gain or loss, for federal income tax purposes, with respect to the shares of LSI common stock they receive in the merger. However, Agere’s stockholders will recognize gain or loss on any fractional shares of LSI common stock for which cash is received in lieu of a fractional share.

Q:	Are Agere stockholders entitled to dissenters’ rights?

A:	No. Under the Delaware General Corporation Law, holders of Agere common stock are not entitled to dissenters’ appraisal rights in connection with the merger.

Q:	What matters will Agere stockholders vote on at the annual meeting?

A:	Agere stockholders will vote on the following proposals:

• To adopt the merger agreement;

• To elect three directors to serve until the next annual meeting of stockholders and until their successors are elected and qualified or until the consummation of the merger;

• To re-approve the Agere Short Term Incentive Plan;

• To ratify the audit committee’s selection of PricewaterhouseCoopers LLP as Agere’s independent registered public accounting firm for fiscal 2007; and

• To transact such other business as may properly come before the annual meeting.

Q:	How does the Agere board of directors recommend that Agere stockholders vote?

A:	The Agere board of directors, by the unanimous vote of the directors present, has determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of the Agere stockholders and recommends that Agere stockholders vote “FOR” the proposal to adopt the merger agreement. For a more complete description of the recommendation of the Agere board of directors, see “The Merger — Recommendation of the Agere Board of Directors.”

The Agere board of directors also recommends that Agere stockholders vote “FOR” each of the director nominees listed under the heading “Election of Agere Directors”, “FOR” the re-approval of Agere’s Short Term Incentive Plan and “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as Agere’s independent registered public accounting firm for fiscal 2007 at the annual meeting.

Q:	When and where will the Agere annual meeting be held?

A:	The annual meeting is scheduled to be held , on , 2007, at E.S.T.

Q:	What vote is needed to adopt the merger agreement and to approve the other matters at the annual meeting?

A:	The proposal to adopt the merger agreement requires the affirmative vote of the holders of at least a majority of the shares of Agere common stock outstanding on the record date.

Re-approval of the Agere Short Term Incentive Plan and ratification of the selection of PricewaterhouseCoopers LLP as Agere’s independent registered public accounting firm for fiscal 2007 each requires the affirmative vote of the holders of a majority of the Agere common stock present in person or represented by proxy and entitled to vote at the annual meeting. Directors will be elected by a plurality of the votes cast.

Q:	How do Agere stockholders vote?

A:	If you were an Agere stockholder on the record date for the Agere annual meeting, you may vote at the meeting. Most stockholders can vote over the Internet or by telephone. If Internet and telephone voting are available to you, you can find voting instructions in the materials accompanying this joint proxy statement/prospectus. You can also vote by completing and returning a proxy card or, if you hold your shares in street name, a voting instruction form, or in person by attending the annual meeting.

The Internet and telephone voting facilities will close at p.m. on , 2007. Please be aware that Agere stockholders who vote over the Internet may incur costs such as telephone and Internet access charges for which they will be responsible. Voting instructions from participants in one of Agere’s 401(k) plans must be received by p.m. E.S.T. on , 2007.

The method by which Agere stockholders vote will in no way limit the right to vote at the meeting if such stockholders later decide to attend in person. If shares are held in street name, Agere stockholders must obtain a proxy, executed in their favor, from a broker or other holder of record, to be able to vote at the meeting.

If shares are held through a broker, such shares may be voted even if the Agere stockholder does not vote or attend the annual meeting. Under the rules of the New York Stock Exchange, member brokers who do not receive instructions from beneficial owners will be allowed to vote on the election of directors, the proposal to re-approve the Short Term Incentive Plan and the proposal to ratify the audit committee’s selection of PricewaterhouseCoopers LLP as Agere’s independent registered public accounting firm for fiscal 2007. Broker “non-votes,” if any, will not be counted as votes cast on the proposal to adopt the merger agreement.

If you hold shares through one of Agere’s 401(k) plans and do not vote, those shares will be voted in the same proportion as shares in the plan that are voted by plan participants.

All shares entitled to vote and represented by properly completed proxies received prior to the Agere annual meeting and not revoked will be voted at the meeting in accordance with stockholder instructions. If a signed proxy card is returned without indicating how shares should be voted on a matter and the proxy is not revoked, the shares represented by the proxy will be voted as the Agere board of directors recommends and therefore “FOR” the adoption of the merger agreement, “FOR” each of the director nominees listed under the heading “Election of Agere Directors”, “FOR” the re-approval of Agere’s Short Term Incentive Plan and “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as Agere’s independent registered public accounting firm for fiscal 2007 at the annual meeting.

Q:	As an Agere stockholder, can I change my vote after I have delivered my proxy?

A:	Yes. Agere stockholders may revoke a proxy (including an Internet or telephone vote) at any time before it is exercised by timely delivery of a properly executed, later-dated proxy or by voting in person at the meeting.

Q:	What will happen if Agere stockholders abstain from voting or do not vote?

A:	If an Agere stockholder abstains from voting or does not vote, it will have the same effect as a vote against the proposal to adopt the merger agreement. If a stockholder is present in person or by proxy and abstains from voting, it will have the same effect as a vote against (1) the proposal to re-approve the Agere Short Term Incentive Plan and (2) the proposal to ratify the selection of PricewaterhouseCoopers LLP as Agere’s independent registered public accounting firm for fiscal 2007. Abstentions will have no effect on the election of Agere directors. If an Agere stockholder returns a proxy and does not indicate how it should be voted, shares represented by such proxy will be voted in favor of all matters for consideration at the Agere annual meeting.

Q:	Should Agere stock certificates be sent in now?

A:	No. If the merger is completed, Agere stockholders will receive written instructions for sending in any stock certificates they may have.

Q:	What do Agere stockholders need to do now?

A:	Carefully read and consider the information contained in and incorporated by reference in this joint proxy statement/prospectus, including its annexes. In order for shares to be represented at the Agere annual meeting, Agere stockholders can (1) vote through the Internet or by telephone by following the instructions included on the proxy card, (2) indicate on the enclosed proxy card how they would like to vote and return the proxy card in the accompanying pre-addressed postage paid envelope, or (3) attend the Agere annual meeting in person.

Q:	As an Agere stockholder, who can answer my questions?

A:	Agere stockholders with questions about the merger or the other matters to be voted on at the Agere annual meeting or who desire additional copies of this joint proxy statement/prospectus or additional proxy cards should send written requests or inquiries to Agere Systems Inc., 1110 American Parkway NE, Room 10A-301C, Allentown, Pennsylvania 18109, Attention: Response Center, or call 1-800-372-2447.

x

SUMMARY

The following is a summary of the information contained in this joint proxy statement/prospectus relating to the merger. This summary may not contain all of the information about the merger that is important to you. For a more complete description of the merger, LSI and Agere encourage you to read carefully this entire joint proxy statement/prospectus, including the attached annexes. In addition, LSI and Agere encourage you to read the information incorporated by reference into this joint proxy statement/prospectus, which includes important business and financial information about LSI and Agere. Stockholders of LSI and Agere may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 129 of this joint proxy statement/prospectus.

The Merger and the Merger Agreement (see page 91)

LSI and Agere have agreed to combine their businesses under the terms of a merger agreement between the companies that is described in this joint proxy statement/prospectus. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A. Under the terms of the merger agreement, a newly-formed, wholly-owned subsidiary of LSI will merge with and into Agere and Agere will survive the merger as a wholly-owned subsidiary of LSI. Upon completion of the merger, holders of Agere common stock will be entitled to receive 2.16 shares of LSI common stock for each share of Agere common stock they then hold. LSI stockholders will continue to own their existing shares of LSI common stock after the merger.

Parties to the Merger

LSI Logic Corporation
1621 Barber Lane
Milpitas, California 95035
(408) 433-8000

LSI designs, develops, and markets complex, high-performance semiconductors and storage systems. In 2005, LSI’s operations were organized in four markets: communications, consumer products, storage components and storage systems. On March 6, 2006, LSI announced its plans to focus its business growth opportunities in the information storage and consumer markets.

LSI offers integrated circuit products, board-level products, and software for use in consumer applications, high-performance storage controllers, enterprise hard disk controllers, and systems for storage area networks. LSI’s integrated circuits are also used in a wide range of communication devices.

LSI operates in two segments — the semiconductor segment and the storage systems segment — in which LSI offers products and services for a variety of electronic systems applications. LSI’s products are marketed primarily to original equipment manufacturers that sell products to LSI’s target markets.

LSI was incorporated in California on November 6, 1980, and was reincorporated in Delaware on June 11, 1987. LSI’s principal offices are located at 1621 Barber Lane, Milpitas, California 95035, and LSI’s telephone number at that location is (408) 433-8000. LSI’s home page on the Internet is www.lsi.com.

Agere Systems Inc.
1110 American Parkway NE
Allentown, Pennsylvania 18109
(610) 712-1000

Agere is a leading provider of integrated circuit solutions for a variety of computing and communications applications. Some of Agere’s solutions include related software and reference designs. Agere’s solutions are used in products such as hard disk drives, mobile phones, high-speed communications systems and personal computers. Agere also licenses its intellectual property to others.

Atlas Acquisition Corp.
1621 Barber Lane
Milpitas, California 95035
(408) 433-8000

Atlas Acquisition Corp. is a newly-formed, wholly-owned subsidiary of LSI. LSI formed Atlas Acquisition Corp. solely to effect the merger, and Atlas Acquisition Corp. has not conducted and will not conduct any business during any period of its existence.

Recommendation of the LSI Board of Directors (see page 68)

After careful consideration, the LSI board of directors unanimously determined that the merger agreement and the consummation of the transactions contemplated by the merger agreement are advisable and in the best interests of the LSI stockholders, and has unanimously approved the merger agreement. The LSI board of directors recommends that the LSI stockholders vote “FOR” the proposal to approve the issuance of shares of LSI common stock in connection with the merger.

Opinion of LSI Financial Advisor Regarding the Merger (see page 69)

On December 3, 2006, Morgan Stanley delivered its written opinion to the LSI board of directors that, as of that date and subject to the assumptions, considerations and limitations set forth in its opinion, the exchange ratio provided for in the merger agreement was fair, from a financial point of view, to LSI. Morgan Stanley provided its opinion for the information and assistance of the LSI board of directors in connection with the board’s consideration of the merger. The Morgan Stanley opinion is not a recommendation as to how any LSI stockholder should vote or take any other action with respect to the proposal to approve the issuance of shares of LSI common stock in connection with the merger.

The full text of the written opinion of Morgan Stanley, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with its opinion, is attached to this joint proxy statement/prospectus as Annex B. Stockholders of LSI are urged to read the opinion carefully and in its entirety. LSI stockholders should carefully consider the discussion of Morgan Stanley’s analysis in the section entitled “Opinion of LSI Financial Advisor” beginning on page 69 of this joint proxy statement/prospectus.

Recommendation of the Agere Board of Directors (see page 79)

After careful consideration, the Agere board of directors by unanimous vote of the directors present determined that the merger is advisable and in the best interests of Agere and its stockholders, and approved the merger agreement. The Agere board of directors recommends that the Agere stockholders vote “FOR” the proposal to adopt the merger agreement. The Agere board of directors also recommends that Agere stockholders vote “FOR” each of the director nominees of Agere listed under the heading “Election of Agere Directors”, “FOR” the re-approval of Agere’s Short Term Incentive Plan and “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as Agere’s independent registered public accounting firm for fiscal 2007.

Opinion of Agere Financial Advisor Regarding the Merger (see page 82)

On December 3, 2006, Goldman, Sachs & Co. rendered its oral opinion, subsequently confirmed by delivery of its written opinion, dated December 3, 2006, to Agere’s board of directors that, as of the date of its opinion and based upon and subject to the factors and assumptions set forth in the opinion, the exchange ratio of 2.16 shares of LSI common stock to be received for each share of Agere common stock pursuant to the merger agreement was fair from a financial point of view to the holders of shares of Agere common stock.

The full text of the written opinion of Goldman Sachs, dated December 3, 2006, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this joint proxy statement/prospectus. Goldman Sachs provided its opinion for the information and assistance of Agere’s board of directors in connection with its consideration of the merger. Goldman Sachs’ opinion is not a recommendation as to how any holder of Agere common stock should vote with respect to the merger. Pursuant to an engagement letter between Agere and Goldman Sachs, Agere has agreed to pay Goldman Sachs a transaction fee of approximately $28 million, substantially all of which is payable upon consummation of the merger.

Some Agere Directors and Executive Officers Have Interests in the Merger (see page 88)

Certain members of the Agere board of directors and certain of Agere’s executive officers have interests in the transactions contemplated by the merger agreement that may be different than, or in addition to, the interests of Agere stockholders generally. These interests include, among other things, the following:

•	Executive officers whose employment is terminated under certain circumstances after the merger will be entitled to severance benefits payable by Agere;

•	Certain executive officers hold options and restricted stock units which will vest if their employment is terminated under certain circumstances on or after adoption of the merger agreement by Agere stockholders (or, if later, on receipt of necessary governmental agency consent);

•	Three directors from Agere’s current board of directors will be designated by Agere to serve on the board of directors of the combined company after the effective time of the merger;

•	Certain of Agere’s current executive officers will be offered continued employment with the combined company after the effective time of the merger;

•	Certain directors hold options which will vest upon adoption of the merger agreement by Agere stockholders (or, if later, upon receipt of necessary governmental agency consent); and

•	Directors and officers will be indemnified by the combined company with respect to acts or omissions by them in their capacities as such prior to the effective time of the merger.

The Agere board of directors was aware of these interests and considered them, among other matters, in making its recommendation. See “The Merger — Consideration of the Merger by the Agere Board of Directors.”

Share Ownership of Directors and Executive Officers of Agere (see page 38)

At the close of business on the record date for the Agere annual meeting, directors and executive officers of Agere and their affiliates beneficially owned and were entitled to vote approximately     % of the           shares of Agere common stock outstanding on that date.

Directors and Certain Officers of LSI Following the Merger (see page 102)

Effective upon closing of the merger, LSI’s board of directors will continue to consist of nine members, six of whom will be designated by LSI and three of whom shall be designated by Agere. Effective upon the consummation of the merger, the Chairman of the LSI board of directors shall be James H. Keyes, and the Chief Executive Officer of LSI shall be Abhijit Y. Talwalkar.

What is Needed to Complete the Merger (see page 102)

Several conditions must be satisfied or waived before LSI and Agere complete the merger, including those summarized below:

•	adoption of the merger agreement by Agere stockholders;

•	approval by LSI stockholders of the issuance of shares of LSI common stock in the merger;

•	no order of any court preventing the completion of the merger shall be in effect;

•	receipt of antitrust approvals from the United States and any other foreign antitrust regulators, except for foreign approvals, which, if not obtained, would not have a material adverse effect on LSI, Agere and their subsidiaries, taken as a whole;

•	receipt of opinions by LSI and Agere from their respective tax counsels that the merger will qualify as a “reorganization” under the Internal Revenue Code;

•	accuracy of each party’s respective representations and warranties in the merger agreement, except as would not have a material adverse effect;

•	material compliance by each party with its covenants in the merger agreement; and

•	absence of a material adverse effect on LSI or Agere, respectively, from December 3, 2006 to the completion of the merger.

LSI and Agere Are Prohibited from Soliciting Other Offers (see page 96)

The merger agreement contains detailed provisions that prohibit LSI and Agere, and their officers, directors, affiliates, advisors and representatives from taking any action to solicit or engage in discussions or negotiations with any person or group with respect to an acquisition proposal as defined in the merger agreement, including:

•	an acquisition which would result in the person or group acquiring more than 15% of a party’s total outstanding securities;

•	an acquisition which would result in the person or group acquiring more than 50% of any class of equity securities of a party’s subsidiaries that generate or constitute 15% or more of the net revenues, net income or assets of such party;

•	a sale or disposition by a party of assets that generate or constitute 15% or more of the net revenues, net income or assets of such party;

•	a merger or other business combination involving a party or subsidiaries that generate or constitute 15% or more of the net revenues, net income or net assets of such party;

•	any liquidation, dissolution recapitalization or reorganization involving a party or subsidiaries that generate or constitute 15% or more of the net revenues, net income or net assets of such party; or

•	any combination of the transactions described above.

The merger agreement does not, however, prohibit either party from considering a bona fide acquisition proposal from a third party if specified conditions are met.

LSI and Agere May Terminate the Merger Agreement Under Specified Circumstances (see page 104)

Under circumstances specified in the merger agreement, either LSI or Agere may terminate the merger agreement. These circumstances generally include if:

•	the merger is not completed by May 15, 2007 (which date will be extended to August 31, 2007 if the merger has not been completed as a result of a failure to obtain required antitrust approvals and all other conditions to closing have been satisfied or waived on or prior to such time);

•	a final, non-appealable order of a court or any governmental authority has the effect of permanently prohibiting completion of the merger;

•	the required approval of the stockholders of LSI of the issuance of shares of LSI common stock in the merger has not been obtained at LSI’s duly held special meeting;

•	the required approval of the stockholders of Agere to adopt the merger agreement has not been obtained at Agere’s duly held annual meeting;

•	the board of directors of the other party takes any of the actions in opposition to the merger described as a “triggering event” in the merger agreement;

•	the other party breaches its representations, warranties or covenants in the merger agreement such that its conditions to completion of the merger regarding representations, warranties or covenants would not be satisfied; or

•	the other party consents to termination.

LSI or Agere May Pay a Termination Fee Under Specified Circumstances (see page 105)

If the merger agreement is terminated, either LSI or Agere, in specified circumstances, may be required to pay a termination fee of $120 million to the other party.

The Merger is Intended to Qualify as a Reorganization for United States Federal Income Tax Purposes (see page 107)

The merger has been structured to qualify as a reorganization for United States federal income tax purposes, and LSI and Agere have received the opinions of their respective counsel, attached as exhibits 8.1 and 8.2 to the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part, regarding such qualification. Assuming the merger so qualifies, Agere stockholders generally will not recognize gain or loss for

United States federal income tax purposes as a result of receiving LSI common stock in exchange for their Agere common stock pursuant to the merger, except with respect to cash received instead of fractional shares of LSI common stock. Stockholders of Agere should carefully read the discussion setting forth such tax opinions in the section entitled “Material United States Federal Income Tax Consequences of the Merger” beginning on page    of this joint proxy statement/prospectus. Further, stockholders of Agere are encouraged to consult with a tax advisor because tax matters can be complicated, and the tax consequences of the merger will depend upon the specific situation of each stockholder.

Accounting Treatment of the Merger (see page 108)

LSI will account for the merger under the purchase method of accounting for business combinations.

LSI and Agere Have Not Yet Obtained All Required Regulatory Approvals to Complete the Merger (see page 108)

The merger is subject to certain antitrust laws. LSI and Agere have made filings under applicable antitrust laws with the United States Department of Justice and the United States Federal Trade Commission. LSI and Agere are not permitted to complete the merger until the applicable waiting period associated with such filings, including any extension of such waiting period, has expired or been terminated. LSI and Agere are also required to make antitrust filings in certain foreign jurisdictions. Under the merger agreement, LSI and Agere are not permitted to complete the merger until the applicable approvals have been received from such foreign antitrust regulators where the failure to obtain such foreign approvals would result in a material adverse effect on LSI, Agere and their subsidiaries, taken as a whole.

LSI Will List Shares of LSI Common Stock on the New York Stock Exchange (see page 108)

LSI will use all reasonable efforts to cause the shares of LSI common stock to be issued in connection with the merger to be authorized for listing on the New York Stock Exchange before the completion of the merger, subject to official notice of issuance.

No Appraisal Rights (see page 109)

Neither LSI stockholders nor Agere stockholders are entitled to dissenters’ rights of appraisal for their shares under the Delaware General Corporation Law in connection with the merger.

SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF LSI

The following table sets forth summary selected historical consolidated financial data with respect to LSI as of the dates and for the periods indicated. The historical consolidated statement of operations data presented below for the nine months ended October 1, 2006 and the historical consolidated balance sheet data as of October 1, 2006 have been derived from LSI’s unaudited historical consolidated financial statements which are incorporated by reference into this joint proxy statement/prospectus. The historical consolidated statement of operations data presented below for the fiscal years ended December 31, 2005, 2004, and 2003, and the historical consolidated balance sheet data as of December 31, 2005 and December 31, 2004 have been derived from LSI’s audited historical consolidated financial statements, which are incorporated by reference into this joint proxy statement/prospectus. The historical consolidated statement of operations data presented below for the fiscal years ended December 31, 2002 and 2001 and the historical consolidated balance sheet data as of December 31, 2003, 2002 and 2001 have been derived from LSI’s audited historical consolidated financial statements, which are not incorporated by reference into this joint proxy statement/prospectus.

Stockholders of LSI and Agere should read the following summary selected historical consolidated financial data together with the consolidated financial statements and accompanying notes contained in LSI’s Annual Report on Form 10-K for its fiscal year ended December 31, 2005 as filed with the Securities and Exchange Commission, as well as the sections of LSI’s Annual Report on Form 10-K, entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” all of which are incorporated by reference into this joint proxy statement/prospectus. The following summary selected historical consolidated financial data may not be indicative of LSI’s future performance.

	Nine Months
	Ended Oct. 1,	Year Ended December 31,
	2006(1)	2005	2004	2003(2)	2002(3)	2001(4)
	(In thousands, except per share amounts)

Consolidated Statement of Operations Data:
Revenues	$1,458,497	$1,919,250	$1,700,164	$1,693,070	$1,816,938	$1,784,923
Gross profit	$628,230	$832,436	$735,608	$677,205	$648,716	$413,927
Net income/(loss)	$110,625	$(5,623)	$(463,531)	$(308,547)	$(292,440)	$(991,955)
Net income/(loss) per share:
Basic	$0.28	$(0.01)	$(1.21)	$(0.82)	$(0.79)	$(2.84)
Diluted	$0.27	$(0.01)	$(1.21)	$(0.82)	$(0.79)	$(2.84)
Shares used in computing per share amounts:
Basic	397,408	390,135	384,070	377,781	370,529	349,280
Diluted	403,779	390,135	384,070	377,781	370,529	349,280

	At October 1,	At December 31,
	2006	2005	2004	2003	2002	2001
	(In thousands)

Consolidated Balance Sheet Data:
Total assets	$2,978,910	$2,796,066	$2,874,001	$3,447,901	$4,012,736	$4,525,077
Total current liabilities	$742,228	$742,769	$396,280	$391,251	$390,679	$509,985
Long-term debt	$350,000	$350,000	$781,846	$865,606	$1,241,217	$1,335,806
Total stockholders’ equity	$1,803,978	$1,627,950	$1,618,046	$2,042,450	$2,300,355	$2,479,885

(1)	On January 1, 2006, LSI adopted SFAS 123-R “Share-Based Payments” using the modified prospective transition method. During the nine months ended October 1, 2006, LSI completed the sale of the Gresham, Oregon semiconductor manufacturing facility to ON Semiconductor for approximately $105.0 million in cash.

(2)	On January 1, 2003, LSI adopted SFAS No. 146, “Accounting for Exit or Disposal Activities.” SFAS No. 146 has been applied to restructuring activities initiated after December 31, 2002 and changes the timing of when restructuring charges are recorded to the date when the liabilities are incurred.

(3)	During 2002, LSI recorded $46 million in additional excess inventory and related charges and $67 million in charges for restructuring of operations and other items, net. LSI adopted SFAS No. 142 “Goodwill and Other Intangible Assets” on January 1, 2002, as a result of which goodwill is no longer amortized.

(4)	During 2001, LSI recorded $211 million in additional excess inventory and related charges, a $97 million in-process research and development charge associated with the acquisitions of C-Cube and AMI, which were effective on May 11, 2001 and August 31, 2001, respectively. In addition, LSI recorded charges of $220 million for restructuring of operations and other items, net.

SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF AGERE

The following table sets forth selected financial information for Agere. The financial information for the years ended September 30, 2006, 2005, and 2004, and as of September 30, 2006 and 2005, has been derived from Agere’s audited financial statements, which are incorporated by reference into this joint proxy statement/prospectus. The financial information for the years ended September 30, 2003 and 2002 and as of September 30, 2004, 2003 and 2002 has been derived from Agere’s audited financial statements which are not incorporated by reference into this joint proxy statement/prospectus.

The historical selected financial information may not be indicative of Agere’s future performance and should be read in conjunction with the information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Item 7 and the consolidated financial statements and the related notes in Item 8 of Agere’s Annual Report on Form 10-K for its fiscal year ended September 30, 2006, all of which are incorporated by reference into this joint proxy statement/prospectus.

	Year Ended September 30,
	2006(1)	2005(2)	2004(2)	2003	2002
	(In millions, except per share amounts)

Statement of operations information:
Revenues	$1,570	$1,676	$1,912	$1,839	$1,923
Gross profit	$762	$664	$866	$579	$494
Income (loss) from continuing operations	$17	$(8)	$(90)	$(371)	$(803)
Basic and diluted income (loss) per share:(3)
Income (loss) from continuing operations	$0.10	$(0.04)	$(0.52)	$(2.23)	$(4.90)
Weighted average shares outstanding — basic (in thousands)	174,525	177,775	171,248	166,699	163,720
Weighted average shares outstanding — diluted (in thousands)	175,432	177,775	171,248	166,699	163,720

	At September 30,
	2006(1)	2005(2)	2004(2)	2003	2002
	(In millions)

Balance sheet information:
Total assets	$1,497	$1,881	$2,272	$2,388	$2,864
Short-term debt	$—	$—	$147	$195	$197
Long-term debt	$362	$372	$420	$451	$486

(1)	During fiscal 2006 Agere recorded a tax benefit of $24 million as a result of a $66 million reduction in its pension benefit obligations. This benefit was offset by a $24 million tax charge recorded against the minimum pension liability adjustment reflected in other comprehensive loss. Also, the decrease in Agere’s total assets reflects the repurchase of 17,681,198 shares of Agere common stock for $255 million of cash. On October 1, 2005, Agere adopted SFAS 123-R “Share-Based Payments” using the modified prospective transition method.

(2)	During fiscal 2005 and fiscal 2004 Agere recorded reversals of tax and interest contingencies of $120 million and $86 million, respectively, resulting from settlements of certain prior year tax audits. The settlements relate to Agere’s tax sharing agreement with Lucent Technologies Inc. and cover periods Agere operated as either a division of AT&T Corp. or Lucent. In fiscal 2005, Agere also recorded a reversal of $22 million for tax and interest contingencies related to non-U.S. income tax.

(3)	On May 27, 2005, Agere reclassified its Class A common stock and Class B common stock into a new single class of common stock, and effected a 1-for-10 reverse stock split. The weighted average number of common shares outstanding and income (loss) per share from continuing operations on a historical basis was adjusted to give retroactive effect to Agere’s reverse stock split. Basic income (loss) per common share is calculated by dividing income (loss) from continuing operations by the weighted average number of common shares outstanding during the period. Diluted income (loss) per common share is calculated by dividing income (loss) from continuing operations by the adjusted outstanding shares for all dilutive potential common shares outstanding.

SELECTED UNAUDITED PRO FORMA
COMBINED CONDENSED CONSOLIDATED FINANCIAL DATA

The selected unaudited pro forma combined condensed consolidated financial data for the year ended December 31, 2005 and the nine months ended October 1, 2006 gives effect to the merger and is based on estimates and assumptions which are preliminary. The selected unaudited pro forma combined condensed statement of operations data gives effect to the merger as if it had occurred on January 1, 2005. The selected unaudited pro forma combined condensed balance sheet date gives effect to the merger as if it had occurred on October 1, 2006. This data is presented for informational purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial condition of LSI that would have been reported had the merger been completed as of that date, and should not be taken as representative of future consolidated results of operations or financial condition of LSI.

This selected unaudited pro forma combined condensed consolidated financial data should be read in conjunction with the summary selected historical consolidated financial data and the unaudited pro forma combined condensed consolidated financial statements and accompanying notes contained elsewhere in this joint proxy statement/prospectus and the separate historical consolidated financial statements and accompanying notes of LSI and Agere incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 129 of this joint proxy statement/prospectus.

	Nine months ended	Year ended
	October 1, 2006	December 31, 2005
	(In thousands, except
	per-share amounts)

Statements of Operations Data:
Revenues	$2,640,049	$3,595,613
Gross profit	1,204,945	1,414,824
Income/(loss) from continuing operations	20,222	(270,137)
Income/(loss) from continuing operations per share:
Basic	$0.03	$(0.36)
Diluted	$0.03	$(0.36)
Shares used in computing per share amounts:
Basic	760,594	753,321
Diluted	777,752	753,321

At
October 1, 2006
(In thousands)

Balance Sheet Data:
Total assets	$7,909,087
Total current liabilities	$1,157,232
Long-term obligations	$1,687,450
Total stockholders’ equity	$5,064,171

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

The following table presents comparative historical per share data regarding the income/(loss) from continuing operations, book value and dividends of each of LSI and Agere and unaudited combined pro forma per share data after giving effect to the merger as a purchase of Agere by LSI assuming the merger had been completed on January 1, 2005. The following data assumes 2.16 shares of LSI common stock will be issued in exchange for each share of Agere common stock in connection with the merger and the assumption of Agere options and other equity based awards based upon the same exchange ratio. This data has been derived from and should be read in conjunction with the summary selected historical consolidated financial data and unaudited pro forma combined condensed consolidated financial statements contained elsewhere in this joint proxy statement/prospectus, and the separate historical consolidated financial statements of LSI and Agere and accompanying notes incorporated by reference into this joint proxy statement/prospectus. The unaudited pro forma per share data is presented for informational purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial condition of LSI that would have been reported had the merger been completed as of the date presented, and should not be taken as representative of future consolidated results of operations or financial condition of LSI.

				Pro Forma
	Historical	Historical	Pro Forma	Equivalent of One
	LSI	Agere(2)	Combined	Agere Share(1)

Income/(loss) from continuing operations per share-diluted:
Year ended December 31, 2005	$(0.01)	$(0.04)	$(0.36)	$(0.78)
Nine months ended October 1, 2006	$0.27	$0.02	$0.03	$0.06
Book value per share:
October 1, 2006	$4.51	$1.82	$6.67	$14.41
Outstanding shares (in millions)
December 31, 2005	394	182	787
October 1, 2006	400	166	759

(1)	The Pro Forma Equivalent of One Agere Share amounts were calculated by multiplying the exchange ratio in the merger of 2.16 and the pro forma combined diluted income/(loss) from continuing operations and book value per share, respectively.

(2)	The historical Agere income/(loss) from continuing operations per share diluted data is for the year ended September 30, 2005 and nine months ended June 30, 2006. The book value per share is as of September 30, 2006 and the outstanding shares are as of September 30, 2005 and September 30, 2006.

COMPARATIVE PER SHARE MARKET PRICE DATA

LSI common stock trades on the New York Stock Exchange under the symbol “LSI.” Agere common stock trades on the New York Stock Exchange under the symbol “AGR.”

The following table shows the high and low sales prices per share of LSI common stock and Agere common stock, each as reported on the New York Stock Exchange composite transactions tape on (1) December 1, 2006, the last full trading day preceding public announcement that LSI and Agere had entered into the merger agreement, and (2)           , 2007, the last full trading day for which high and low sales prices were available as of the date of this joint proxy statement/prospectus.

The table also includes the equivalent high and low sales prices per share of Agere common stock on those dates. These equivalent high and low sales prices per share reflect the fluctuating value of LSI common stock that Agere stockholders would receive in exchange for each share of Agere common stock if the merger were completed on either of these dates, applying the exchange ratio of 2.16 shares of LSI common stock for each share of Agere common stock.

Equivalent Price
	LSI Common Stock				Agere Common Stock				per Share
	High		Low		High		Low		High		Low

December 1, 2006		$10.70		$10.37		$17.96		$17.40		$23.11		$22.40
, 2007	$		$		$		$		$		$

The above table shows only historical comparisons. These comparisons may not provide meaningful information to LSI stockholders in determining whether to approve the issuance of shares of LSI common stock in connection with the merger or to Agere stockholders in determining whether to adopt the merger agreement. LSI and Agere stockholders are urged to obtain current market quotations for LSI and Agere common stock and to review carefully the other information contained in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus in considering whether to adopt the merger agreement. See the section entitled “Where You Can Find More Information” beginning on page 129 of this joint proxy statement/prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties, as well as assumptions, that, if they never materialize or prove incorrect, could cause the results of LSI and its consolidated subsidiaries, on the one hand, or Agere and its consolidated subsidiaries, on the other hand, to differ materially from those expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including statements about future financial and operating results; benefits of the transaction to customers, stockholders and employees; potential synergies and cost savings resulting from the transaction; the ability of the combined company to drive growth and expand customer and partner relationships and other statements regarding the proposed transaction, and any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: failure of LSI stockholders to approve the issuance of shares of LSI common stock in the merger or the failure of Agere stockholders to adopt the merger agreement; the challenges and costs of closing, integrating, restructuring and achieving anticipated synergies; the ability to retain key employees; and other economic, business, competitive, and/or regulatory factors affecting the businesses of LSI and Agere generally, including other risks that are described in the section entitled “Risk Factors,” which follows on the next page, and in the documents that are incorporated by reference into this joint proxy statement/prospectus.

If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, results of LSI, Agere and the combined company could differ materially from the expectations in these statements. LSI and Agere are not under any obligation (and expressly disclaim any such obligation to) update their respective forward-looking statements, except as required by law.

RISK FACTORS

In addition to the other information included in this joint proxy statement/prospectus, including the matters addressed under “Cautionary Statement Regarding Forward-Looking Information,” LSI stockholders should carefully consider the following risks before deciding whether to vote for approval of the issuance of the shares of LSI common stock in the merger and Agere stockholders should carefully consider the following risks before deciding whether to vote for adoption of the merger agreement. In addition, stockholders of LSI and Agere should read and consider the risks associated with each of the businesses of LSI and Agere because these risks will relate to the combined company. Certain of these risks can be found in LSI’s annual report on Form 10-K for the fiscal year ended December 31, 2005, and in LSI’s quarterly report on Form 10-Q for the period ended October 1, 2006, each of which is incorporated by reference into this joint proxy statement/prospectus, and in Agere’s annual report on Form 10-K for the fiscal year ended September 30, 2006, which is incorporated by reference into this joint proxy statement/prospectus. You should also consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information.”

Risk Factors Relating to the Merger

Agere stockholders will receive a fixed ratio of 2.16 shares of LSI common stock for each share of Agere common stock regardless of any changes in market value of Agere common stock or LSI common stock before the completion of the merger.

Upon completion of the merger, each share of Agere common stock will be converted into the right to receive 2.16 shares of LSI common stock. There will be no adjustment to the exchange ratio (except for adjustments to reflect the effect of any stock split or other recapitalization of LSI common stock or Agere common stock), and the parties do not have a right to terminate the merger agreement based upon changes in the market price of either LSI common stock or Agere common stock. Accordingly, the dollar value of LSI common stock that Agere stockholders will receive upon completion of the merger will depend upon the market value of LSI common stock at the time of completion of the merger, which may be different from, and lower than, the closing price of LSI common stock on the last full trading day preceding public announcement that LSI and Agere entered into the merger agreement, the last full trading day prior to the date of this joint proxy statement/prospectus or the date of the stockholder meetings. Moreover, completion of the merger may occur some time after the requisite stockholder approvals have been obtained. The market values of LSI common stock and Agere common stock have varied since LSI and Agere entered into the merger agreement and will continue to vary in the future due to changes in the business, operations or prospects of LSI and Agere, market assessments of the merger, regulatory considerations, market and economic considerations, and other factors both within and beyond the control of LSI and Agere.

The issuance of shares of LSI common stock to Agere stockholders in the merger will substantially reduce the percentage interests of LSI stockholders.

If the merger is completed, LSI and Agere expect that (i) approximately 363.9 million shares of LSI common stock would be issued to Agere stockholders, (ii) upon exercise of assumed equity awards, up to approximately 64 million shares will be issued to holders of assumed options and restricted stock units and (iii) an additional 23.6 million shares will be issuable upon conversion of Agere’s outstanding convertible notes. Based on the number of shares of LSI and Agere common stock outstanding on the LSI and Agere record dates, Agere stockholders before the merger will own, in the aggregate, approximately 48% of the fully diluted shares of LSI common stock immediately after the merger, excluding shares issuable upon conversion of Agere’s outstanding convertible notes. The issuance of shares of LSI common stock to Agere stockholders in the merger and to holders of assumed options and restricted stock units will cause a significant reduction in the relative percentage interest of current LSI stockholders in earnings, voting, liquidation value and book and market value.

The merger is subject to the receipt of consents and approvals from government entities that may impose conditions that could have an adverse effect on LSI or Agere or could cause abandonment of the merger.

Completion of the merger is conditioned upon the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the making of certain filings with and notices to, and the receipt of consents, orders and approvals from, various local, state, federal and foreign governmental entities. Certain of these consents, orders and approvals will involve the relevant governmental entity’s consideration of the effect of the merger on competition in various jurisdictions.

The reviewing authorities may not permit the merger at all or may impose restrictions or conditions on the merger that may seriously harm the combined company if the merger is completed. These conditions could include a complete or partial license, divestiture, spin-off or the holding separate of assets or businesses. Either LSI or Agere may refuse to complete the merger if restrictions or conditions are required by governmental authorities that would materially adversely impact the combined company’s results of operations or the benefits anticipated to be derived by the combined company. Any delay in the completion of the merger could diminish the anticipated benefits of the merger or result in additional transaction costs, loss of revenue or other effects associated with uncertainty about the transaction.

LSI and Agere also may agree to restrictions or conditions imposed by antitrust authorities in order to obtain regulatory approval, and these restrictions or conditions could harm the combined company’s operations. No additional stockholder approvals are expected to be required for any decision by LSI or Agere, after the annual meeting of Agere stockholders and the special meeting of LSI stockholders, to agree to any terms and conditions necessary to resolve any regulatory objections to the merger.

In addition, during or after the statutory waiting periods, and even after completion of the merger, governmental authorities could seek to block or challenge the merger as they deem necessary or desirable in the public interest. In addition, in some jurisdictions, a competitor, customer or other third party could initiate a private action under the antitrust laws challenging or seeking to enjoin the merger, before or after it is completed. LSI, Agere or the combined company may not prevail, or may incur significant costs, in defending or settling any action under the antitrust laws. See “The Merger Agreement — Conditions to Obligations to Complete the Merger” and “The Merger Agreement — Regulatory Filings and Approvals Required to Complete the Merger.”

Any delay in completing the merger may significantly reduce the benefits expected to be obtained from the merger.

In addition to the required regulatory clearances and approvals, the merger is subject to a number of other conditions beyond the control of LSI and Agere that may prevent, delay or otherwise materially adversely affect its completion. See “The Merger Agreement — Conditions to Obligations to Complete the Merger.” LSI and Agere cannot predict whether and when these other conditions will be satisfied. Further, the requirements for obtaining the required clearances and approvals could delay the completion of the merger for a significant period of time or prevent it from occurring. Any delay in completing the merger may significantly reduce the synergies and other benefits that LSI and Agere expect to achieve if they successfully complete the merger within the expected timeframe and integrate their respective businesses.

Customer uncertainties related to the merger could adversely affect the businesses, revenues and gross margins of LSI, Agere and the combined company.

In response to the announcement of the merger or due to ongoing uncertainty about the merger, customers of LSI or Agere may delay or defer purchasing decisions or elect to switch to other suppliers. In particular, prospective customers could be reluctant to purchase the products and services of LSI, Agere or the combined company due to uncertainty about the direction of the combined company’s offerings and willingness to support existing products. To the extent that the merger creates uncertainty among those persons and organizations contemplating purchases such that one large customer, or a significant group of smaller customers, delays, defers or changes purchases in connection with the planned merger, the revenues of LSI, Agere or the combined company would be adversely affected. Customer assurances may be made by LSI and Agere to address their customers’ uncertainty about the direction of the combined company’s product and related support offerings which may result in additional obligations of LSI, Agere or the combined company. In addition, the announcement of the merger may cause prospective licensees of Agere’s intellectual property to delay or defer licensing decisions resulting in a decline in Agere’s licensing revenues which could have a significant impact on the profitability of the combined company. Quarterly revenues and net earnings of LSI, Agere or the combined company could be substantially below expectations of market analysts and a decline in the companies’ respective stock prices could result.

Certain directors and executive officers of LSI and Agere have interests in the merger that may be different from, or in addition to, the interests of LSI stockholders and Agere stockholders.

Executive officers of LSI and Agere negotiated the terms of the merger agreement under the direction of the boards of directors of LSI and Agere, respectively. The board of directors of LSI approved the merger agreement and unanimously recommended that LSI stockholders vote in favor of the issuance of shares of LSI common stock in the merger, and the board of directors of Agere by unanimous vote of the directors present approved the merger agreement and recommended that Agere stockholders vote in favor of the of the adoption of the merger agreement. These directors and executive officers may have interests in the merger that are different from, or in addition to or may be deemed to conflict with, yours. These interests include the continued employment of certain executive officers of LSI and Agere by the combined company, the continued positions of certain directors of LSI and Agere as directors of the combined company and the indemnification of former LSI and Agere directors and officers by the combined company. With respect to Agere directors and executive officers, these interests also include the treatment in the merger of employment agreements, severance policies, restricted stock units, stock options and other rights held by these directors and executive officers. LSI stockholders should be aware of these interests when they consider the LSI board of directors’ recommendation that LSI stockholders vote in favor of the proposal to issue shares of LSI common stock in the merger, and Agere stockholders should be aware of these interests when they consider the Agere board of directors’ recommendation that they vote in favor of the proposal to adopt the merger agreement. For a discussion of the interests of directors and executive officers in the merger, see “The Merger — Interests of the Directors and Executive Officers of Agere in the Merger.”

Provisions of the merger agreement may deter alternative business combinations and could negatively impact the stock prices of LSI and Agere if the merger agreement is terminated in certain circumstances.

The merger agreement prohibits LSI and Agere from soliciting, initiating, encouraging or facilitating certain alternative acquisition proposals with any third party, subject to exceptions set forth in the merger agreement. The merger agreement also provides for the payment by LSI or Agere of a termination fee of $120 million if the merger agreement is terminated in certain circumstances in connection with a competing third-party acquisition proposal for one of the companies. See “The Merger Agreement — LSI and Agere Are Prohibited from Soliciting Other Offers” and “The Merger Agreement — Termination; Fees and Expenses.” These provisions limit LSI’s and Agere’s ability to pursue offers from third parties that could result in greater value to the LSI stockholders or the Agere stockholders, as the case may be. The obligation to pay the termination fee also may discourage a third party from pursuing an alternative acquisition proposal. If the merger is terminated and LSI or Agere determine to seek another business combination, neither LSI nor Agere can assure its stockholders that they will be able to negotiate a transaction with another company on terms comparable to the terms of the merger, or that they will avoid incurrence of any fees associated with the termination of the merger agreement.

In the event the merger is terminated by LSI or Agere in circumstances that obligate either party to pay the termination fee to the other party, including where either party terminates the merger agreement because the other party’s board of directors withdraws its support of the merger, LSI’s and/or Agere’s stock prices may decline.

If the proposed merger is not completed, LSI and Agere will have incurred substantial costs that may adversely affect LSI’s and Agere’s financial results and operations and the market price of LSI and Agere common stock.

If the merger is not completed, the price of LSI common stock and Agere common stock may decline to the extent that the current market prices of LSI common stock and Agere common stock reflect a market assumption that the merger will be completed. In addition, LSI and Agere have incurred and will incur substantial costs in connection with the proposed merger. These costs are primarily associated with the fees of attorneys, accountants and LSI’s and Agere’s financial advisors. In addition, LSI and Agere have each diverted significant management resources in an effort to complete the merger and are each subject to restrictions contained in the merger agreement on the conduct of its business. If the merger is not completed, LSI and Agere will have incurred significant costs, including the diversion of management resources, for which each will have received little or no benefit. Also, if the merger is not completed under certain circumstances specified in the merger agreement, LSI or Agere may be required to pay a termination fee of $120 million. See “The Merger Agreement — Termination; Fees and Expenses.”

In addition, if the merger is not completed, LSI and Agere may experience negative reactions from the financial markets and LSI’s and Agere’s suppliers, customers and employees. Each of these factors may adversely affect the trading price of LSI and/or Agere common stock and LSI’s and/or Agere’s financial results and operations.

Risk Factors Relating to the Combined Company Following the Merger

The combined company may fail to realize the benefits expected from the merger, which could adversely affect the value of LSI’s common stock.

The merger involves the integration of LSI and Agere, two companies that have previously operated independently. LSI and Agere entered into the merger agreement with the expectation that, among other things, the merger would enable the combined company to consolidate support functions, leverage its research and development, patents and services across a larger base, and integrate its workforce to create opportunities to achieve cost savings and to become a stronger and more competitive company. Although LSI and Agere expect significant benefits to result from the merger, there can be no assurance that the combined company will actually realize these or any other anticipated benefits of the merger.

The value of LSI’s common stock following completion of the merger may be affected by the ability of the combined company to achieve the benefits expected to result from the merger. LSI and Agere currently operate in 20 countries, with a combined workforce of approximately 9,100 employees. Achieving the benefits of the merger will depend in part upon meeting the challenges inherent in the successful combination and integration of global business enterprises of the size and scope of LSI and Agere. The challenges involved in this integration include the following:

•	Demonstrating to customers of LSI and Agere that the merger will not result in adverse changes to the ability of the combined company to address the needs of customers or the loss of attention or business focus;

•	Coordinating and integrating independent research and development teams across technologies and product platforms to enhance product development while reducing costs;

•	Combining product offerings;

•	Consolidating and integrating corporate, IT, finance, and administrative infrastructures;

•	Coordinating sales and marketing efforts to effectively position the capabilities of the combined company and the direction of product development; and

•	Minimizing the diversion of management attention from important business objectives.

If the combined company does not successfully manage these issues and the other challenges inherent in integrating businesses of the size and complexity of LSI and Agere, then the combined company may not achieve the anticipated benefits of the merger and the revenues, expenses, operating results and financial condition of the combined company could be materially adversely effected. For example, goodwill and other intangible assets could be determined to be impaired which could adversely impact the company’s financial results. The successful integration of the LSI and Agere businesses is likely to require significant management attention both before and after the completion of the merger, and may divert the attention of management from business and operational issues of LSI, Agere, and the combined company.

Uncertainties associated with the merger may cause a loss of employees and may otherwise materially adversely affect the businesses of LSI and Agere, and the future business and operations of the combined company.

The combined company’s success after the merger will depend in part upon the ability of the combined company to retain key employees of LSI and Agere. In some of the fields in which LSI and Agere operate, there are only a limited number of people in the job market who possess the requisite skills. Each of LSI and Agere has experienced difficulty in hiring and retaining sufficient numbers of qualified engineers in parts of their respective businesses. Current and prospective employees of LSI and Agere may experience uncertainty about their post-merger roles with the combined company following the merger. This may materially adversely affect the ability of each of LSI and Agere to attract and retain key management, sales, marketing, technical and other personnel. In addition, key employees may depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the combined company following the merger. The loss of services of any key personnel or the inability to hire new personnel with the requisite skills could restrict the ability of LSI, Agere and the combined company to develop new products or enhance existing products in a timely matter, to sell products to customers or to manage the business of LSI, Agere and the combined company effectively.

In connection with the merger, some customers of each of LSI and Agere may delay or defer purchasing decisions, which could negatively affect revenues, earnings and cash flows of LSI and Agere, as well as the market prices of shares of LSI common stock and Agere common stock.

The industries in which LSI and Agere operate are highly cyclical, and operating results of the combined company may fluctuate.

LSI and Agere operate in the highly cyclical semiconductor device and storage systems industries. These industries are characterized by wide fluctuations in product supply and demand. In the past, the semiconductor industry has experienced significant downturns, often in connection with, or in anticipation of, excess manufacturing capacity worldwide, maturing product cycles and declines in general economic conditions. Even if demand for the products of LSI or Agere remains constant after the completion of the merger, the availability of additional excess production capacity in the semiconductor industry may create competitive pressures that can degrade pricing levels and reduce revenues of the combined company.

General economic weakness and geopolitical factors may harm the combined company’s operating results and financial condition.

The results of operations of the combined company will be dependent to a large extent upon the global economy. Geopolitical factors such as terrorist activities, armed conflict or global health conditions that adversely affect the global economy may adversely affect the operating results and financial condition of the combined company.

The combined company will be dependent upon a limited number of customers.

A limited number of customers will account for a substantial portion of the combined company’s revenues. For LSI’s most recent fiscal year ended December 31, 2005, International Business Machines Corporation and Seagate Technology represented approximately 16% and 11%, respectively, of LSI’s consolidated revenues. For Agere’s most recent fiscal year ended September 30, 2006, Seagate Technology and Samsung represented approximately 24% and 18%, respectively, of Agere’s revenues. If any of the key customers of LSI or Agere were to decide to significantly reduce or cancel its existing business, the operating results and the financial condition of the combined company could be adversely affected. Because many of the products of the combined company will have long product design and development cycles, it may be difficult for the combined company to replace key customers who reduce or cancel existing business. In addition, the combined company may not win new product designs from major existing customers, major customers may make significant changes in scheduled deliveries, or there may be declines in the prices of products sold to these customers, and the business of the combined company may be adversely affected if any of these events were to occur.

The combined company will depend to a large extent upon independent foundry subcontractors to manufacture its semiconductor products; accordingly, any failure to secure and maintain sufficient foundry capacity could materially and adversely affect the combined company’s business.

Since selling its Gresham, Oregon semiconductor manufacturing facility in May 2006, LSI has relied entirely on independent foundry subcontractors to manufacture its semiconductor products. Agere owns an interest in a joint venture that operates a semiconductor wafer manufacturing facility, but also relies on independent foundry subcontractors to manufacture a significant portion of its semiconductor products. Because the combined company will rely on joint ventures and third party manufacturing relationships, the combined company will face the following risks:

•	a manufacturer may be unwilling to devote adequate capacity to production of products for the combined company, or may be unable to produce such products;

•	a manufacturer may not be able to develop manufacturing methods appropriate for the products of the combined company;

•	manufacturing costs may be higher than planned;

•	product reliability may decline;

•	a manufacturer may not be able to maintain continuing relationships with suppliers to the combined company; and

•	the combined company may have reduced control over delivery schedules, quality, manufacturing yields and costs of products.

If any of these risks were to be realized, the combined company could experience an interruption in supply or an increase in costs, which could adversely affect results of operations.

The ability of an independent foundry subcontractor to provide the combined company with semiconductor devices is limited by its available capacity and existing obligations. Availability of foundry capacity has in the recent past been reduced from time to time due to strong demand. Although each of LSI and Agere have entered into contractual commitments to supply specified levels of products to certain of their respective customers, neither LSI nor Agere have long-term volume purchase agreements or significant guaranteed level of production capacity with any of their foundry suppliers. Foundry capacity may not be available when needed at reasonable prices. Each of LSI and Agere places orders on the basis of its customers’ purchase orders or its forecast of customer demand, and the foundries can allocate capacity to the production of other companies’ products and reduce deliveries to LSI and Agere on short notice. It is possible that other foundry customers that are larger and better financed than the combined company, or that have long-term agreements with the foundry suppliers, may induce foundries to reallocate capacity to them. This reallocation could impair the ability of the combined company to secure the supply of components that they need. Also, the foundry suppliers to LSI and Agere migrate capacity to newer, state-of-the-art manufacturing processes on a regular basis, which may create capacity shortages for products designed to be manufactured on older processes. In addition, the occurrence of a public health emergency or natural disaster could further affect the production capabilities of the combined company’s manufacturers by resulting in quarantines or closures. If any of the foundry suppliers to the combined company experiences a shortage in capacity, suffers any damage to its facilities due to earthquakes or other natural disasters, experiences power outages, encounters financial difficulties or experiences any other disruption of foundry capacity, the combined company may need to qualify an alternative foundry supplier, which may require several months. As a result of all of these factors and risks, neither LSI nor Agere can provide any assurances that any foundries will be able to produce integrated circuits with acceptable manufacturing yields, or that foundries will be able to deliver enough semiconductor devices to the combined company on a timely basis, or at reasonable prices.

The combined company will operate in intensely competitive markets.

Each of LSI and Agere derive significant revenue from the sale of integrated circuits, and LSI also operates in the storage systems segment. These industry segments are intensely competitive and competition is expected to increase as existing competitors enhance their product offerings and as new participants enter the market. The competitors of LSI and Agere include many large domestic and foreign companies that have substantially greater financial, technical and management resources than LSI or Agere. Several major diversified electronics companies offer custom solutions and/or other standard products that are competitive with the products of LSI and Agere. Other competitors are specialized, rapidly growing companies that sell products into the same markets that LSI or Agere target or that the combined company will target. Some of the customers of LSI, Agere or the combined company may also design and manufacture products that will compete with the products of the combined company. Neither LSI nor Agere can provide any assurances that the price and performance of their products will be superior relative to the products of their competitors.

Increased competition may negatively affect the pricing, margins and revenues of the combined company. For example, competitors with greater financial resources may be able to offer lower prices than the combined company, or they may offer additional products, services or other incentives that the combined company may not be able to match. Competitors may be in a stronger position than the combined company to respond quickly to new technologies and may be able to undertake more extensive marketing campaigns. They may also make strategic acquisitions or establish cooperative relationships among themselves or with third parties to increase their ability to gain market share. In addition, competitors may sell commercial quantities of products before the combined company does so, establishing market share and creating a market position that the combined company may not be able to overcome once it introduces similar products in commercial quantities.

The combined company’s target markets are characterized by rapid technological change.

The industry segments in which each of LSI and Agere currently operate, and in which the combined company will operate, are characterized by rapid technological change, changes in customer requirements, limited ability to accurately forecast future customer orders, frequent new product introductions and enhancements, short product cycles and evolving industry standards. LSI and Agere believe that the combined company’s future success will depend, in part, upon its ability to improve on existing technologies and to develop and implement new ones, as well as upon its ability to adopt and implement emerging industry standards in a timely manner and to adapt products and processes to technological changes. If the combined company is not able to successfully implement new process technologies or to achieve volume production of new products at acceptable yields, the operating results and financial condition of the combined company may be adversely affected. In addition, if the combined company fails to make sufficient investments in research and development programs in order to develop new and enhanced products and technologies, or if it focuses on technologies that do not become widely adopted, new technologies could render the current and planned products of LSI, Agere and the combined company obsolete, resulting in the need to change the focus of the combined company’s research and development and product strategies and disrupting its business significantly.

In addition, the emergence of markets for integrated circuits may be affected by factors beyond the control of LSI, Agere or the combined company. In particular, products are designed to conform to current specific industry standards. Customers of LSI, Agere or the combined company may not adopt or continue to follow these standards, which would make the combined company’s products less desirable to customers, and could negatively affect sales. Also, competing standards may emerge that are preferred by customers of LSI, Agere or the combined company, which could reduce sales and require the combined company to make significant expenditures to develop new products. To the extent that the combined company is not able to effectively and expeditiously adapt to new standards, the business of the combined company may be negatively affected.

Order or shipment cancellations or deferrals could cause the combined company’s revenue to decline or fluctuate.

Each of LSI and Agere sell, and the combined company is expected to sell, a significant amount of products pursuant to purchase orders that customers may cancel or defer on short notice without incurring a significant penalty. Cancellations or deferrals could cause the combined company to hold excess inventory, which could adversely affect its results of operations. If a customer cancels or defers product shipments or refuses to accept shipped products, the combined company may incur unanticipated reductions or delays in revenue. If a customer does not pay for products in a timely manner, the combined company could incur significant charges against income, which could materially and adversely affect its results of operations.

The combined company will design and develop highly complex products that will require significant investments.

The products of Agere and LSI are, and the products of the combined company will be, highly complex and significant time and expense are expected to be associated with the design, development and manufacture of the products of the combined company. The combined company is expected to incur substantial research and development costs to confirm the technical feasibility and commercial viability of products, which in the end may not be successful.

The combined company’s products may contain defects.

The products of LSI, Agere and the combined company may contain undetected defects, errors or failures. These products can only be fully tested when deployed in commercial applications and other equipment. Consequently, customers may discover errors after the products have been deployed. The occurrence of any defects, errors or failures could result in:

•	cancellation of orders;

•	product returns, repairs or replacements;

•	diversion of resources of LSI, Agere or the combined company;

•	legal actions by customers or customers’ end users;

•	increased insurance costs; and

•	other losses to LSI, Agere or the combined company or to customers or end users.

Any of these occurrences could also result in the loss of or delay in market acceptance of products and loss of sales, which could negatively affect the business and results of operations of LSI, Agere and the combined company. As the combined company’s products become even more complex in the future, this risk may intensify over time and may result in increased expenses.

The manufacturing facilities of the combined company will have high fixed costs and will involve highly complex and precise processes.

Agere owns assembly and test facilities and has a joint venture fabrication facility and LSI has a storage systems manufacturing facility. Operations at these facilities may be disrupted for reasons beyond the control of LSI, Agere or the combined company, including work stoppages, supply shortages, fire, earthquake, tornado, floods or other natural disasters, any of which could have a material adverse effect on the results of operations or financial position of LSI, Agere or the combined company. In addition, if any of LSI, Agere or the combined company does not experience adequate utilization of, or adequate yields at, its manufacturing facilities, its results of operations may be adversely affected. The manufacture of LSI’s and Agere’s products involves highly complex and precise processes, requiring production in a clean and tightly controlled environment. In addition, the manufacture of integrated circuits is a highly complex and technologically demanding process. Although each of LSI and Agere work closely with its foundry suppliers to minimize the likelihood of reduced manufacturing yields, such foundries have, from time to time, experienced lower than anticipated manufacturing yields. This often occurs during the production of new products or the installation and start-up of new process technologies. Poor yields from the foundry suppliers to the combined company could result in product shortages or delays in product shipments, which could seriously harm relationships with customers and materially and adversely affect the business and results of operations of the combined company.

Failure of the combined company to qualify products or its suppliers manufacturing lines may adversely affect results of operations.

Some customers will not purchase any products, other than limited numbers of evaluation units, until they qualify the manufacturing line for the product. The combined company may not always be able to satisfy the qualification requirements of these customers. Delays in qualification may cause a customer to discontinue use of non-qualified products and result in a significant loss of revenue.

The combined company will depend to a certain extent upon third-party subcontractors to assemble, obtain packaging materials for, and test certain products.

Third-party subcontractors located in Asia assemble, obtain packaging materials for, and test certain products of LSI. Although Agere owns and operates its own semiconductor assembly and test facilities in Asia, the combined company will continue to depend upon third-party subcontractors to assemble and test some of the combined company’s semiconductor products or to perform other services for the combined company. To the extent that the combined company does rely upon third-party subcontractors to perform these functions, it will not be able to control directly product delivery schedules and quality assurance. This lack of control may result in product shortages or quality assurance problems that could delay shipments of products or increase manufacturing, assembly, testing or other costs. In addition, if these third-party subcontractors are unable to obtain sufficient packaging materials for products in a timely manner, the combined company may experience product shortages or delays in product shipments, which could materially and adversely affect customer relationships and results of operations. If any of these subcontractors experiences capacity constraints or financial difficulties, suffers any damage to its facilities, experiences power outages or any other disruption of assembly or testing capacity, the combined company may not be able to obtain alternative assembly and testing services in a timely manner. Due to the amount of time that it usually takes to qualify assemblers and testers, the combined company could experience significant delays in product shipments if it is required to find alternative assemblers or testers for such components.

A widespread outbreak of an illness or other health issue could negatively affect the combined company’s manufacturing, assembly and test, design or other operations.

A widespread outbreak of an illness such as avian influenza, or bird flu, or severe acute respiratory syndrome, or SARS, could adversely affect the combined company’s operations as well as demand from customers. A number of countries in the Asia/Pacific region have experienced outbreaks of bird flu and/or SARS. As a result of such an outbreak, businesses can be shut down temporarily and individuals can become ill or quarantined. The combined company will have operations in Singapore, Thailand and China, countries where outbreaks of bird flu and/or SARS have occurred. If operations are curtailed because of health issues, the combined company may need to seek alternate sources of supply for manufacturing or other services and alternate sources can be more expensive. Alternate sources may not be available or may result in delays in shipments to customers which would affect results of operations. In addition, a curtailment of design operations could result in delays in the development of new products. If customers’ businesses are affected by health issues, they might delay or reduce purchases, which could adversely affect results of operations.

The combined company will procure parts and raw materials from a limited number of domestic and foreign sources.

LSI does not maintain an extensive inventory of parts and materials for manufacturing storage systems at its Wichita, Kansas facility. LSI purchases, and expects that the combined company will continue to purchase, a portion of its requirements for parts and raw materials from a limited number of sources, primarily from suppliers in Japan and their U.S. subsidiaries, and obtain other material inputs on a local basis. If the combined company has difficulty in obtaining parts or materials in the future from their existing suppliers, alternative suppliers may not be available, or suppliers may not provide parts and materials in a timely manner or on favorable terms. As a result, the combined company may be adversely affected by delays in product shipments. If the combined company cannot obtain adequate materials for manufacture of its products, or if such materials are not available at reasonable prices, there could be a material adverse impact on operating results and financial condition.

If the combined company’s new product development and expansion efforts are not successful, results of operations may be adversely affected.

Each of LSI and Agere is currently developing, and LSI expects that the combined company will continue to develop, products in new areas and the combined company may seek to expand into additional areas in the future. The efforts of the combined company to develop products and expand into new areas may not result in sales that are sufficient to recoup its investment, and it may experience higher costs than anticipated. For example, the combined company may not be able to manufacture products at a competitive cost, may need to rely on new suppliers or may find that the development efforts are more costly or time consuming than anticipated. Development of new products often requires long-term forecasting of market trends, development and implementation of new or changing technologies and a substantial capital commitment. There can be no assurance that the products that the combined company selects for investment of its financial and engineering resources will be developed or acquired in a timely manner or will enjoy market acceptance. In addition, the combined company’s products may support protocols that are not widely adopted and it may have difficulties entering markets where competitors have strong market positions.

The combined company may engage in acquisitions and alliances giving rise to financial and technological risks.

The combined company may explore strategic acquisitions that build upon or expand its library of intellectual property, human capital and engineering talent, and increase its ability to fully address the needs of its customers. For example, in November 2006, LSI acquired StoreAge Networking Technologies Ltd., a privately held software company based in Nesher, Israel, for approximately $50 million in cash. Mergers and acquisitions of high-technology companies bear inherent risks. No assurance can be given that previous acquisitions of LSI or Agere or future acquisitions by the combined company will be successful and will not materially adversely affect the combined company’s business, operating results or financial condition. Failure to manage growth effectively and to integrate acquisitions could adversely affect operating results and financial condition.

In addition, the combined company may make investments in companies, products and technologies through strategic alliances and otherwise. Investment activities often involve risks, including the need for timely access to needed capital for investments and to invest in companies and technologies that will contribute to the growth of the combined company’s business.

The semiconductor industry is prone to intellectual property litigation.

As is typical in the semiconductor industry, each of LSI and Agere is frequently involved in disputes regarding patent and other intellectual property rights. Each of LSI and Agere has in the past received, and the combined company may in the future receive, communications from third parties asserting that certain of its products, processes, technologies or information infringe upon their patent rights, copyrights, trademark rights or other intellectual property rights, and the combined company may also receive claims of potential infringement if it attempts to license intellectual property to others. Defending these claims may be costly and time consuming, and may divert the attention of management and key personnel from other business issues. Claims of intellectual property infringement also might require the combined company to enter into costly royalty or license agreements. The combined company may be unable to obtain royalty or license agreements on acceptable terms. Resolution of whether any of the products or intellectual property of the combined company has infringed on valid rights held by others could have a material adverse effect on results of operations or financial position and may require material changes in production processes and products.

The combined company may not be able to adequately protect or enforce its intellectual property rights, which could harm its competitive position.

The combined company’s success and future revenue growth will depend, in part, on its ability to protect its intellectual property. The combined company will primarily rely on patent, copyright, trademark and trade secret laws, as well as nondisclosure agreements and other methods, to protect its proprietary technologies and processes. It is possible that competitors or other unauthorized third parties may obtain, copy, use or disclose proprietary technologies and processes, despite efforts by the combined company to protect its proprietary technologies and processes. While the combined company will hold a significant number of patents, there can be no assurances that any additional patents will be issued. Even if new patents are issued, the claims allowed may not be sufficiently broad to protect the combined company’s technology. In addition, any of LSI or Agere’s existing patents, and any future patents issued to the combined company, may be challenged, invalidated or circumvented. As such, any rights granted under these patents may not provide the combined company with meaningful protection. LSI and Agere may not have, and in the future the combined company may not have, foreign patents or pending applications corresponding to its U.S. patents and applications. Even if foreign patents are granted, effective enforcement in foreign countries may not be available. If the combined company’s patents do not adequately protect its technology, competitors may be able to offer products similar to the combined company’s products. The combined company’s competitors may also be able to develop similar technology independently or design around its patents. Some or all of LSI’s and Agere’s patents have in the past been licensed and likely will in the future be licensed to certain of the combined company’s competitors through cross-license agreements.

A decline in the revenue that the combined company expects to derive from the licensing of its intellectual property could have a significant impact on net income.

Agere generates significant revenue from, and the combined company expects to generate significant revenue from, the licensing of its intellectual property. The revenue generated from the licensing of Agere’s intellectual property has a high gross margin compared to the revenue generated from the sale of other products currently sold by Agere, and a decline in this licensing revenue could have a significant impact on the profitability of the combined company. The combined company’s licensing revenue is expected to come from a limited number of transactions and the failure to complete one or more transactions in a quarter could have a material adverse impact on revenue and profitability.

The combined company will conduct a significant amount of activity outside of the United States, and will be exposed to legal, business, political and economic risks associated with its international operations.

Each of LSI and Agere derive, and it is expected that the combined company will derive, a substantial portion of its revenue from sales of products shipped to locations outside of the United States. In addition, each of LSI and Agere manufacture, and the combined company will manufacture, a significant portion of its products outside of the United States and will be dependent on non-U.S. suppliers for many parts and services. The combined company may also pursue growth opportunities in sales, design and manufacturing outside of the United States. Operations outside of the United States are subject to a number of risks and potential costs that could adversely affect revenue and results of operations, including:

•	political, social and economic instability;

•	fluctuations in currency exchange rates;

•	exposure to different legal standards, particularly with respect to intellectual property;

•	natural disasters and public health emergencies;

•	nationalization of business and blocking of cash flows;

•	trade and travel restrictions;

•	imposition of governmental controls and restrictions;

•	burdens of complying with a variety of foreign laws;

•	import and export license requirements and restrictions;

•	unexpected changes in regulatory requirements;

•	foreign technical standards;

•	difficulties in staffing and managing international operations;

•	international trade disputes;

•	difficulties in collecting receivables from foreign entities or delayed revenue recognition; and

•	potentially adverse tax consequences.

The combined company may rely on the capital markets and/or bank markets to provide financing.

The combined company may rely on the capital markets and/or bank markets to provide financing for strategic acquisitions, capital assets needed in manufacturing facilities and other general corporate needs. As of November 30, 2006, Agere had approximately $362 million of convertible notes outstanding and LSI had approximately $350 million of convertible notes outstanding. The combined company may need to seek additional equity financing or debt financing from time to time. Historically, each of LSI and Agere have been able to access the capital markets and the bank markets when deemed appropriate, but the combined company may not be able to access these markets in the future on acceptable terms. The availability of capital in these markets may be affected by several factors, including geopolitical risk, the interest rate environment and the condition of the economy as a whole. Moreover, any future equity or equity-linked financing may dilute the equity ownership of existing shareholders. In addition, the operating performance, capital structure and expected future performance of the combined company will affect the combined company’s ability to raise capital. We believe that our current cash, cash equivalents, short-term investments and expected future cash from operations will be sufficient to fund our needs in the foreseeable future.

The combined company will utilize indirect channels of distribution over which it will have limited control.

Financial results could be adversely affected if the combined company’s relationships with resellers or distributors were to deteriorate or if the financial condition of these resellers or distributors were to decline. In addition, as the combined company’s business grows, there may be an increased reliance on indirect channels of distribution. There can be no assurance that the combined company will be successful in maintaining or expanding these indirect channels of distribution. This could result in the loss of certain sales opportunities. Furthermore, the partial reliance on indirect channels of distribution may reduce visibility with respect to future business, thereby making it more difficult to accurately forecast orders.

The combined company may not be able to collect all of its accounts receivable from customers.

A majority of the trade receivables of LSI and Agere have been, and it is expected that a majority of the trade receivables of the combined company will be, derived from sales of products to large multinational computer, communication, networking, storage and consumer electronics manufacturers. None of LSI, Agere or the combined company can provide any assurances that its accounts receivable balances will be paid on time or at all.

The trading price of the combined company’s stock may be affected by factors different from those currently affecting the prices of LSI and Agere common stock.

Upon completion of the merger, holders of Agere common stock will become holders of the common stock of LSI. The results of operations of the combined company, as well as the trading price of LSI’s common stock after the merger, may be affected by factors different from those currently affecting Agere’s results of operations and the trading price of Agere’s common stock. For a discussion of the businesses of LSI and Agere and of certain factors to consider in connection with those businesses, see the documents incorporated by reference in this joint proxy statement/prospectus and referred to under “Where You Can Find More Information.”

The price of the combined company’s securities may be subject to wide fluctuations.

The stock of both LSI and Agere has experienced substantial price volatility, particularly as a result of quarterly variations in results, the published expectations of analysts and announcements by LSI, Agere and their respective competitors, and the stock of LSI after completion of the merger is likely to be subject to similar volatility. Many of the markets from which the combined company expects to derive a substantial portion of revenues are highly cyclical, and the combined company may experience declines in its revenue that are primarily related to industry conditions and not its products. In addition, the stock market has experienced price and volume fluctuations that have affected the market price of many technology companies and that have often been unrelated to the operating performance of such companies. The price of LSI’s securities may also be affected by general global, economic and market conditions. While LSI and Agere cannot predict the individual effect that these and other factors may have on the price of the LSI’s securities following completion of the merger, these factors, either individually or in the aggregate, could result in significant variations in LSI’s stock price during any given period of time. Fluctuations in LSI’s stock price after the completion of the merger may also affect the price of outstanding convertible securities of Agere and LSI, and the likelihood of the convertible securities being converted into cash or equity. If LSI’s stock price is below the conversion price of the Agere or LSI convertible bonds on the date of maturity, they may not convert into equity and LSI may be required to redeem the outstanding convertible securities for cash. However, in the event they do not convert to equity, LSI and Agere believe that the combined company’s cash position and expected future operating cash flows will be adequate to meet these obligations as they mature.

In the past, securities class action litigation often has been brought against a company following periods of volatility in the market price of its securities. Companies in technology industries are particularly vulnerable to this kind of litigation due to the high volatility of their stock prices. Accordingly, the combined company may in the future be the target of securities litigation. Any securities litigation could result in substantial costs and could divert the attention and resources of the combined company’s management.

Future changes in financial accounting standards or practices or existing taxation rules or practices may cause adverse unexpected fluctuations and affect reported results of operations.

Financial accounting standards in the United States are constantly under review and may be changed from time to time. The combined company would be required to apply these changes when adopted. Once implemented, these changes could result in material fluctuations in the financial results of operations of the combined company and/or the way in which such results of operations are reported. For example, on January 1, 2006, LSI adopted SFAS 123R. In accordance with the modified prospective transition method, LSI began recognizing compensation expense for all share-based awards on or granted after January 1, 2006, plus unvested awards granted prior to January 1, 2006. The adoption of SFAS 123R had a significant impact on LSI’s operating results as share-based compensation expense is charged directly against reported earnings. Numerous judgments and estimates are involved in the calculation of this expense and changes to those estimates or different judgments could have a significant effect on LSI’s reported earnings.

Similarly, the combined company will be subject to taxation in the United States and a number of foreign jurisdictions. Rates of taxation, definitions of income, exclusions from income, and other tax policies are subject to change over time. Changes in tax laws in a jurisdiction in which the combined company has reporting obligations could have a material impact on results of operations.

The combined company will face uncertainties related to the effectiveness of internal controls.

Public companies in the United States are required to review their internal controls over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002. It should be noted that any system of controls, however well designed and operated, can provide only reasonable, and not absolute, assurance that the objectives of the system are met. In addition, the design of any control system is based in part upon certain assumptions about the likelihood of future events. Because of these and other inherent limitations of control systems, there can be no assurance that any design will achieve its stated goal under all potential future conditions, regardless of how remote.

Although each of LSI’s and Agere’s management has determined, and each of their respective independent registered public accounting firms have attested, that their respective internal controls were effective as of as of the end of their most recent fiscal years, there can be no assurance that the combined company or its independent registered public accounting firm will not identify a material weakness in the combined company’s internal controls in the future. A material weakness in internal controls over financial reporting would require management and the combined company’s independent public accounting firm to evaluate its internal controls as ineffective. If internal controls over financial reporting are not considered adequate, the combined company may experience a loss of public confidence, which could have an adverse effect on its business and stock price.

Internal control deficiencies or weaknesses that are not yet identified could emerge.

Over time the combined company may identify and correct deficiencies or weaknesses in its internal controls and, where and when appropriate, report on the identification and correction of these deficiencies or weaknesses. However, the internal control procedures can provide only reasonable, and not absolute, assurance that deficiencies or weaknesses are identified. Deficiencies or weaknesses that are not yet identified by LSI or Agere could emerge and the identification and corrections of these deficiencies or weaknesses could have a material impact on the results of operations for the combined company.

AGERE RECENT DEVELOPMENTS

Pending Litigation

In early December 2006, Sony Ericsson Mobile Communications USA Inc. filed a lawsuit in Wake County Superior Court in North Carolina, alleging unfair and deceptive trade practices, fraud and negligent misrepresentation in connection with Agere’s engagement with Sony Ericsson to develop a wireless data card for personal computers. While Agere has not completed its review of the matter, based on the information currently available, Agere intends to contest this matter vigorously.

THE SPECIAL MEETING OF LSI STOCKHOLDERS

Date, Time and Place

The LSI special meeting of LSI stockholders will be held at          , local time, on           at Milpitas, California.

Check-in will begin at           and LSI stockholders should allow ample time for the check-in procedures.

Item of Business

At the LSI special meeting, LSI stockholders will be asked to consider and vote upon a proposal to approve the issuance of shares of LSI common stock in connection with the merger as more fully described in this joint proxy statement/prospectus. LSI currently does not contemplate that any other matters will be presented at the LSI special meeting.

Recommendation of the LSI Board of Directors

After careful consideration, the LSI board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of the LSI stockholders and has unanimously approved the merger agreement. The LSI board of directors recommends that the LSI stockholders vote “FOR” the proposal to approve the issuance of shares of LSI common stock in connection with the merger.

Admission to the Special Meeting

Only LSI stockholders, including joint holders, as of the close of business on          , and other persons holding valid proxies for the special meeting are entitled to attend the LSI special meeting. LSI stockholders and their proxies should be prepared to present photo identification. In addition, LSI stockholders who are record holders will have their ownership verified against the list of record holders as of the record date prior to being admitted to the meeting. LSI stockholders who are not record holders but hold shares through a broker or nominee (i.e., in street name) should provide proof of beneficial ownership on the record date, such as their most recent account statement prior to          , or other similar evidence of ownership. Anyone who does not provide photo identification or comply with the other procedures outlined above upon request will not be admitted to the special meeting.

Method of Voting; Record Date; Stock Entitled to Vote; Quorum

LSI stockholders are being asked to vote both shares held directly in their name as stockholders of record and any shares they hold in street name as beneficial owners. Shares held in street name are shares held in a stock brokerage account or shares held by a bank or other nominee.

The method of voting differs for shares held as a record holder and shares held in street name. Record holders will receive proxy cards. Holders of shares in street name will receive voting instruction cards in order to instruct their brokers or nominees how to vote.

Proxy cards and voting instruction cards are being solicited on behalf of the LSI board of directors from LSI stockholders in favor of the proposal to approve the issuance of shares of LSI common stock in connection with the merger.

Stockholders may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, stockholders who hold shares in more than one brokerage account may receive a separate voting instruction card for each brokerage account in which shares are held. Stockholders of record whose shares are registered in more than one name will receive more than one proxy card. In addition, Agere is also soliciting votes for its annual meeting and stockholders who own shares of both LSI and Agere will also receive a proxy or voting instruction card from Agere. Please note that a vote for the issuance of shares in connection with the merger for the LSI special meeting will not constitute a vote for the proposal to adopt the merger agreement for the Agere special meeting, and vice versa. Therefore, the LSI board of directors urges LSI stockholders to complete, sign, date and return each proxy card and voting instruction card for the LSI special meeting they receive.

Only stockholders of LSI at the close of business on          , the record date for the LSI special meeting, are entitled to receive notice of, and vote at, the LSI special meeting. On the record date, approximately           shares of LSI common stock were issued and outstanding. Stockholders of LSI common stock on the record date are each entitled to one vote per share of LSI common stock on the proposal to approve the issuance of shares of LSI common stock in connection with the merger.

A quorum of stockholders is necessary to have a valid meeting of LSI stockholders. A majority of the shares of LSI common stock issued and outstanding and entitled to vote on the record date must be present in person or by proxy at the LSI special meeting in order for a quorum to be established.

Abstentions and broker “non-votes” count as present for establishing the quorum described above. A broker “non-vote” may occur on an item when a broker is not permitted to vote on that item without instructions from the beneficial owner of the shares. Shares held by LSI in its treasury do not count toward the quorum.

Adjournment and Postponement

LSI’s bylaws provide that any adjournment or postponement of the LSI special meeting may be made at any time by the chairman of the meeting or a vote of stockholders holding a majority of shares of LSI common stock represented at the LSI special meeting, either in person or by proxy, whether or not a quorum exists, without further notice other than by an announcement made at the special meeting. LSI’s bylaws also provide that no matter may be brought before a special meeting which is not stated in the notice of the special meeting.

Required Vote

Under the applicable rules of the New York Stock Exchange, the issuance of shares of LSI common stock in connection with the merger requires an affirmative vote of a majority of the votes cast at the LSI special meeting, provided that the total votes cast on the proposal represent over 50% of all shares of LSI common stock entitled to vote on the proposal.

Under the applicable rules of the New York Stock Exchange, brokers and other nominees are prohibited from giving a proxy to vote their customers’ shares with respect to the proposal to be voted on at the LSI special meeting in the absence of instructions from their customers. For purposes of determining whether LSI has received the affirmative vote of a majority of the votes cast at the LSI special meeting, broker “non-votes” and abstentions will not be considered votes cast and will therefore have no effect on the outcome of the proposal.

For purposes of determining whether the total votes cast represent over 50% of all shares of LSI common stock entitled to vote on the proposal, broker “non-votes” and abstentions will be considered entitled to vote and will therefore make it more difficult to meet this requirement.

Voting Procedures

Submitting Proxies or Voting Instructions

Whether LSI stockholders hold shares of LSI common stock directly as stockholders of record or in street name, LSI stockholders may direct the voting of their shares without attending the LSI special meeting. LSI stockholders may vote by granting proxies or, for shares held in street name, by submitting voting instructions to their brokers or nominees.

Record holders of shares of LSI common stock may submit proxies by completing, signing and dating their proxy cards for the LSI special meeting and mailing them in the accompanying pre-addressed envelopes. LSI stockholders who hold shares in street name may vote by mail by completing, signing and dating the voting instruction cards for the LSI special meeting provided by their brokers or nominees and mailing them in the accompanying pre-addressed envelopes.

If LSI stockholders of record do not include instructions on how to vote their properly signed proxy cards for the LSI special meeting, their shares will be voted “FOR” the proposal to approve the issuance of shares of LSI common stock in connection with the merger, and in the discretion of the proxy holders on any other business that may properly come before the LSI special meeting or any adjournment or postponement thereof.

If LSI stockholders holding shares of LSI common stock in street name do not provide voting instructions, their shares will not be considered to be votes cast on the proposal.

Stockholders of record of LSI common stock may also vote in person at the LSI special meeting by submitting their proxy cards or by filling out a ballot at the special meeting.

If shares of LSI common stock are held by LSI stockholders in street name, those LSI stockholders may not vote their shares in person at the LSI special meeting unless they bring a signed proxy from the record holder giving them the right to vote their shares and fill out a ballot at the special meeting.

Revoking Proxies or Voting Instructions

LSI stockholders may change their votes at any time prior to the vote at the LSI special meeting. LSI stockholders of record may change their votes by granting new proxies bearing a later date (which automatically revoke the earlier proxies) or by attending the LSI special meeting and voting in person. Attendance at the LSI special meeting will not cause previously granted proxies to be revoked, unless LSI stockholders specifically so request. For shares held in street name, LSI stockholders may change their votes by submitting new voting instructions to their brokers or nominees or by attending the LSI special meeting and voting in person, provided that they have obtained a signed proxy from the record holder giving them the right to vote their shares.

Proxy Solicitation

LSI is soliciting proxies for the LSI special meeting from LSI stockholders and Agere is soliciting proxies for the Agere annual meeting from its stockholders. Each company will bear its own fees and costs associated with printing and filing this joint proxy statement/prospectus and the registration statement on Form S-4, of which it forms a part, that has been filed by LSI with the Securities and Exchange Commission.

Other than the costs shared with Agere, the cost of soliciting proxies from LSI stockholders will be paid by LSI.

In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person or by telephone, facsimile, telegram or electronic means by LSI’s directors, officers and employees, who will not receive any additional compensation for such solicitation activities.

LSI has retained           to assist it in the solicitation of proxies.

Contact for Questions and Assistance in Voting

Any LSI stockholder who has a question about the merger, the issuance of shares in connection with the merger, or how to vote or revoke a proxy, or who wishes to obtain additional copies of this joint proxy statement/prospectus, should contact:

If you need additional copies of this joint proxy statement/prospectus or voting materials, you should contact           as described above or send an e-mail to investorrelations@lsi.com.

Other Matters

LSI is not aware of any other business to be acted upon at the LSI special meeting. LSI’s bylaws also provide that no matter may be brought before a special meeting which is not stated in the notice of the special meeting. If, however, other matters are properly brought before the LSI special meeting or any adjournment or postponement of the LSI special meeting, the persons named as proxy holders, Abhijit Y. Talwalkar, Bryon Look and Andrew S. Hughes, will have discretion to act on those matters, or to adjourn or postpone the LSI special meeting.

THE AGERE ANNUAL MEETING

Date, Time and Place of Annual Meeting

The Agere annual meeting is scheduled to be held at          , on          , 2007, at        E.S.T.

Agere will also webcast its annual meeting. Stockholders can access the webcast at http://www.agere.com/webcast. Information on the Agere website, other than this joint registration statement/prospectus and form of proxy, is not part of the proxy soliciting materials.

Purpose of Annual Meeting

The purpose of the annual meeting is to:

•	consider and vote on a proposal to adopt the merger agreement;

•	elect three directors to serve until the next annual meeting of stockholders and until their successors are elected and qualified or until the consummation of the merger;

•	re-approve the Short Term Incentive Plan;

•	ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP as Agere’s independent registered public accounting firm for fiscal 2007; and

•	transact such other business as may properly come before the meeting and any postponement or adjournment thereof.

The Agere board of directors recommends that Agere stockholders vote “FOR” the proposal to adopt the merger agreement. For the reasons for this recommendation, see “The Merger — Consideration of the Merger by the Agere Board of Directors — Recommendation of the Agere Board of Directors”. The Agere board of directors also recommends that you vote “FOR” each of the director nominees listed under the heading “Election of Agere Directors”, “FOR” the re-approval of Agere’s Short Term Incentive Plan and “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as Agere’s independent registered public accounting firm for fiscal 2007 at the annual meeting.

Who Can Vote at the Agere Annual Meeting

Only Agere stockholders of record at the close of business on          , 2007, the record date for the Agere annual meeting, will be entitled to notice of, and to vote at, the Agere annual meeting or any adjournments or postponements of the Agere annual meeting.

On the record date, there were           shares of common stock outstanding. Each share of common stock is entitled to one vote on each matter properly brought before the meeting. Shares that are held in Agere’s treasury are not considered outstanding or entitled to vote at the Agere annual meeting.

In accordance with Delaware law, a list of stockholders entitled to vote at the meeting will be available at the meeting, and for 10 days prior to the meeting, at 1110 American Parkway NE, Allentown, Pennsylvania 18109, between the hours of 9 a.m. and 4 p.m. E.S.T.

Agere stockholders will be admitted to the Agere annual meeting beginning at          , E.S.T., on          , 2007. You will need your admission ticket as well as a form of personal identification to enter the meeting. The procedure for obtaining an admission ticket depends on whether you are a “record holder” of Agere stock or if your Agere shares are held in “street name.” You are a record holder if you hold your Agere shares in an account with Agere’s transfer agent, Computershare Investor Services, LLC, or if you have an Agere stock certificate. Your Agere shares are held in “street name” if you hold them in an account with a bank, broker or other record holder.

If you are an Agere stockholder of record and received this joint proxy statement/prospectus by mail, you will find an admission ticket in the proxy materials that were sent to you. If you are an Agere stockholder of record and received an e-mail describing how to view this joint proxy statement/prospectus over the Internet and want to attend the meeting in person, please write to Agere Systems Inc., 1110 American Parkway NE, Room 10A-301C, Allentown, Pennsylvania 18109, Attention: Response Center, or call 1-800-372-2447, to obtain an admission ticket.

If your Agere shares are held in street name (in the name of a bank, broker or other nominee) and you plan to attend the Agere annual meeting, you can obtain an admission ticket in advance by sending a written request, along with proof of ownership, such as a recent bank or brokerage account statement, to Agere Systems Inc., 1110 American Parkway NE, Room 10A-301C, Allentown, Pennsylvania 18109, Attention: Response Center.

The admission ticket will admit you to the meeting. If you plan to attend the Agere annual meeting, please retain the admission ticket. If you arrive at the meeting without an admission ticket, Agere will admit you if it is able to verify that you are an Agere stockholder.

Vote Required for Approval

Quorum

The holders of shares possessing a majority of all the votes that could be cast on every matter that is to be voted on must be present, in person or by proxy, in order to transact business at the meeting.

Required Vote for Adoption of Merger Agreement (Proposal 1)

The affirmative vote of the holders of a majority of the outstanding shares of Agere common stock entitled to vote at the annual meeting, either in person or by proxy, is required to adopt the merger agreement.

Required Vote for Election of Directors (Proposal 2)

Directors will be elected by a plurality of votes cast. That is, the nominees receiving the greatest number of votes will be elected.

Required Vote for All Other Matters (Proposals 3 and 4)

The affirmative vote of the holders of a majority of the common stock present in person or represented by proxy and entitled to vote at the Agere annual meeting is required to re-approve the Short Term Incentive Plan and to ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP as Agere’s independent registered public accounting firm for fiscal 2007.

Effect of Withheld Votes and Abstentions

All shares of Agere common stock represented at the Agere annual meeting, but not voting, including abstentions and broker non-votes, will be treated as present for purposes of determining the presence or absence of a quorum for all matters for consideration at the Agere annual meeting.

In the election of directors, Agere stockholders may withhold their vote. Withheld votes will be excluded from the vote and will have no effect on the outcome. Agere stockholders may vote to “abstain” on each of the other proposals. If you abstain from voting or do not vote, it will have the same effect as a vote against the proposal to adopt the merger agreement, the proposal to re-approve the Agere Short Term Incentive Plan and the proposal to ratify the selection of PricewaterhouseCoopers LLP as Agere’s independent registered public accounting firm for fiscal 2007.

If Agere stockholders return a proxy but do not indicate how to vote, the Agere common stock represented by such proxy will be voted in favor of all matters for consideration at the Agere annual meeting.

Adjournments

If a quorum is not present at the Agere annual meeting, the meeting may be adjourned from time to time until a quorum is present. In addition, adjournments of the Agere annual meeting may be made for the purpose of soliciting additional proxies in favor of the proposals. However, no proxy that is voted against a proposal described in this joint proxy statement/prospectus will be voted in favor of adjournment of the Agere annual meeting for the purpose of soliciting additional proxies.

Proxies and Voting Procedures

You can vote your shares by completing and returning a proxy card or, if your shares are held in street name, a voting instruction form. Most stockholders can also vote over the Internet or by telephone. If Internet and telephone voting are available to you, you can find voting instructions in the materials accompanying this joint proxy statement/prospectus. The Internet and telephone voting facilities will close at           E.S.T. on          , 2007. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. If you are a participant in one of Agere’s 401(k) plans, your voting instructions must be received by           E.S.T. on          , 2007.

You can revoke your proxy (including an Internet or telephone vote) at any time before it is exercised by timely delivery of a properly executed, later-dated proxy or by voting in person at the meeting.

The method by which you vote will in no way limit your right to vote at the meeting if you later decide to attend in person. If your shares are held in street name, you must obtain a proxy, executed in your favor, from your broker or other holder of record, to be able to vote at the meeting.

All shares entitled to vote and represented by properly completed proxies received prior to the meeting and not revoked will be voted at the meeting in accordance with your instructions. If you return a signed proxy card without indicating how your shares should be voted on a matter and do not revoke your proxy, the shares represented by your proxy will be voted as the Agere board of directors recommends and therefore “FOR” the adoption of the merger agreement, “FOR” each of the director nominees listed under the heading “Election of Agere Directors”, “FOR” the re-approval of Agere’s Short Term Incentive Plan at the annual meeting and “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as Agere’s independent registered public accounting firm for fiscal 2007.

If you hold your shares through a broker, your shares may be voted even if you do not vote or attend the annual meeting. Under the rules of the New York Stock Exchange, member brokers who do not receive instructions from beneficial owners will be allowed to vote on (1) the proposal to ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP as Agere’s independent registered public accounting firm for fiscal 2007 and (2) the proposal to re-approve the Short Term Incentive Plan. Broker “non-votes,” if any, will not be counted as votes cast on the proposal to adopt the merger agreement.

If you hold shares through one of Agere’s 401(k) plans and do not vote, those shares will be voted in the same proportion as shares in the plan that are voted by plan participants.

If any other matters are properly presented at the annual meeting for consideration, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the individuals named as proxies will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. If the annual meeting is postponed or adjourned, your proxy will remain valid and may be voted at the postponed or adjourned meeting. You still will be able to revoke your proxy until it is voted. At the date this joint proxy statement/prospectus went to press, Agere did not know of any matters to be presented at the annual meeting other than those described in this joint proxy statement/prospectus.

Revoking a Proxy

You may revoke your proxy at any time before it is exercised by timely delivering a properly executed, later-dated proxy (including by voting over the Internet or telephone) or by voting by ballot at the Agere annual meeting. Simply attending the Agere annual meeting without voting will not revoke your proxy.

Shares Held in “Street Name”

If your shares of Agere common stock are held in an account at a broker, bank or other nominee and you wish to vote, you must return your instructions to the broker, bank or other nominee.

If you own shares of Agere common stock through a broker, bank or other nominee and attend the Agere annual meeting, you should bring a letter from your broker, bank or other nominee identifying you as the beneficial owner of such shares of Agere common stock and authorizing you to vote.

Tabulation of Votes

Agere has appointed           to serve as Inspector of Election for the Agere annual meeting.           will independently tabulate affirmative and negative votes and abstentions.

Dissenters Rights of Appraisal

Holders of Agere common stock will not have any appraisal rights under the Delaware General Corporation Law or under Agere’s certificate of incorporation in connection with the merger, and neither Agere nor LSI will independently provide holders of Agere common stock with any such rights.

How You Can Reduce the Number of Copies of Our Proxy Materials You Receive

The Securities and Exchange Commission has rules that permit us to deliver a single copy of our proxy statement and annual report on Form 10-K to stockholders sharing the same address. This process, called householding, allows Agere to reduce the amount of material printed and mail.

Agere has implemented householding for all stockholders who share the same last name and address and, for shares held in “street name,” where the shares are held through the same nominee (that is, all accounts are at the same brokerage firm), so that they are receiving only one copy of Agere’s proxy statement and annual report on Form 10-K per address. If you would like to receive a separate copy of this year’s proxy statement and annual report on Form 10-K, please write to Agere Systems Inc., 1110 American Parkway NE, Room 10A-301C, Allentown, Pennsylvania 18109, Attention: Response Center, or call at 1-800-372-2447.

If you share the same last name and address with other Agere stockholders and would like to start or stop householding for your account, you can call 1-800-542-1061 or write to Householding Department, 51 Mercedes Way, Edgewood, NY 11717, including your name, the name of your broker or other holder of record and your account number(s). If you consent to householding, your election will remain in effect until you revoke it. If you revoke your consent, Agere will send you separate copies of documents mailed at least 30 days after receipt of your revocation.

If you would like to view future proxy statements and annual reports over the Internet instead of receiving paper copies, you can elect to do so either by voting at http://www.proxyvote.com or by visiting http://www.investordelivery.com. Your election to view these documents over the Internet will remain in effect until you revoke it. Please be aware that if you choose to access these materials over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. If you choose to view future proxy statements and annual reports over the Internet, next year you will receive an e-mail with instructions on how to view those materials and vote.

Allowing Agere to household annual meeting materials or electing to view them electronically will help save on the cost of printing and distributing these materials.

Cost of Proxy Distribution and Solicitation

Agere will pay the expenses of the preparation of the proxy materials and the solicitation of proxies. Proxies may be solicited on behalf Agere in person or by telephone, e-mail, facsimile or other electronic means by directors, officers or employees of Agere, who will receive no additional compensation for soliciting. Agere has engaged           to assist the solicitation of proxies, for a fee of           plus expenses. In accordance with the regulations of the Securities and Exchange Commission and the New York Stock Exchange, Agere will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of Agere Systems stock.

Agere Fiscal Year and Common Stock Reclassification

Agere’s fiscal year begins on October 1 and ends on September 30. References in this joint proxy statement/prospectus to the year 2006 or fiscal 2006 with respect to Agere refer to the 12-month period from October 1, 2005 through September 30, 2006. In May 2005, Agere reclassified its Class A common stock and Class B common stock into a new, single class of common stock, and effected a 1-for-10 reverse stock split. Information regarding Agere in this joint proxy statement/prospectus has been adjusted to reflect these transactions.

GOVERNANCE OF AGERE

Pursuant to the Delaware General Corporation Law and Agere’s by-laws, Agere’s business, property and affairs are managed by or under the direction of the Agere board of directors. The Agere board of directors currently has eight members.

The Agere board of directors has three standing committees:

•	The Audit Committee, the members of which are: Thomas P. Salice (Chair), Richard S. Hill and Harold A. Wagner.

•	The Compensation Committee, the members of which are: Harold A. Wagner (Chair), Arun Netravali, Thomas P. Salice and Rae F. Sedel.

•	The Nominating/Corporate Governance Committee, the members of which are: Rae F. Sedel (Chair), Arun Netravali and Harold A. Wagner.

The Agere board of directors has determined that all the directors other than Mr. Clemmer, including those who serve on these committees, are “independent” for purposes of Section 303A of the Listed Company Manual of the New York Stock Exchange, and that the members of the Audit Committee are also “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934. The Agere board of directors based these determinations primarily on a review of the responses of the directors and executive officers to questions regarding employment and compensation history, affiliations and family and other relationships and on discussions with the directors. The Agere board of directors also reviewed the relationships between Agere and companies with which its directors are affiliated.

The Agere board of directors has adopted a charter for each of the three standing committees and corporate governance guidelines that address the make-up and functioning of the Agere board of directors. The Agere board of directors has also adopted a code of conduct that applies to all of its employees, officers and directors. Agere stockholders can find links to these materials on the Agere website at: http://www.agere.com/governance. Agere stockholders can also obtain this information in print by writing to Agere Systems Inc., 1110 American Parkway NE, Room 10A-301C, Allentown, Pennsylvania 18109, Attention: Response Center, or by calling 1-800-372-2447.

During fiscal 2006, the Agere board of directors held twelve meetings and the committees held a total of twenty-two meetings. None of the directors attended fewer than 75% of the total number of meetings of the Agere board of directors and the Agere board of directors committees of which he or she was a member during fiscal 2006. At least quarterly, the non-management directors meet in private session without members of management. These sessions are presided over by the Chairman of Agere’s board of directors, Mr. Wagner. If Agere stockholders would like to communicate directly with Mr. Wagner or any of the other non-management directors, follow the instructions set forth in the section below entitled “Communications with Directors.”

Audit Committee

The Audit Committee focuses its efforts on the following three areas:

•	The adequacy of Agere’s internal controls and financial reporting process and the integrity of its financial statements.

•	The performance of the internal auditors and the qualifications, independence and performance of the independent auditors.

•	Agere’s compliance with legal and regulatory requirements.

The Audit Committee meets periodically with management to consider the adequacy of Agere’s internal controls and the financial reporting process. It also discusses these matters with Agere’s independent auditors and with appropriate company financial personnel. The committee reviews Agere’s financial statements and discusses them with management and the independent auditors before those financial statements are filed with the Securities and Exchange Commission. The committee met ten times in fiscal 2006.

The committee regularly meets privately with the independent auditors, has the sole authority to retain and dismiss the independent auditors and periodically reviews their performance and independence from management. The independent auditors have unrestricted access and report directly to the committee.

Audit Committee Financial Expert.  The Agere board of directors has determined that the Chairman of the committee, Mr. Salice, is an “audit committee financial expert,” as that term is defined in Item 401(h) of Regulation S-K under the Securities Exchange Act of 1934. In making this determination, the Agere board of directors considered Mr. Salice’s educational background and his business experience, which is described below under “Election of Directors.” The Agere board of directors has also determined that Mr. Salice is “independent” for purposes of Section 303A of the New York Stock Exchange Listed Company Manual and Section 10A(m)(3) of the Securities Exchange Act of 1934.

Nominating/Corporate Governance Committee

The responsibilities of the Nominating/Corporate Governance Committee include:

•	Identifying, evaluating and recommending to the Agere board of directors, prospective nominees for Director.

•	Periodically reviewing Agere’s corporate governance guidelines.

•	Periodically reviewing the performance of the Agere board of directors and its members and making recommendations to the Agere board of directors concerning the number, function and composition of the committees of the Agere board of directors.

•	Making recommendations to the Agere board of directors from time to time as to matters of corporate governance.

The committee met five times in fiscal 2006.

The Agere board of directors believes that it should be comprised of directors with varied, complementary backgrounds, and that directors should, at a minimum, have expertise that may be useful to the company. Directors should also possess the highest personal and professional ethics and should be willing and able to devote the required amount of time to company business.

When considering candidates for director, the committee takes into account a number of factors, including the following:

•	Whether the candidate has relevant business experience.

•	Judgment, skill, integrity and reputation.

•	Existing commitments to other businesses.

•	Independence from management.

•	Whether the candidate’s election would be consistent with our corporate governance guidelines.

•	Potential conflicts of interest with other pursuits, including any relationship between the candidate and any customer, supplier or competitor of Agere.

•	Legal considerations such as antitrust issues.

•	Corporate governance background.

•	Financial and accounting background, to enable the committee to determine whether the candidate would be suitable for Audit Committee membership.

•	Executive compensation background, to enable the committee to determine whether the candidate would be suitable for Compensation Committee membership.

•	The size and composition of the existing board of directors.

The committee will consider candidates for director suggested by stockholders applying the criteria for candidates described above and considering the additional information referred to below. Stockholders wishing to suggest a candidate for director should write to the Corporate Secretary, at the address indicated below, and include:

•	A statement that the writer is a stockholder and is proposing a candidate for consideration by the committee.

•	The name of and contact information for the candidate.

•	A statement of the candidate’s business and educational experience.

•	Information regarding each of the factors listed above, other than the factor regarding board size and composition, sufficient to enable the committee to evaluate the candidate.

•	Detailed information about any relationship or understanding between the proposing stockholder and the candidate.

•	A statement that the candidate is willing to be considered and willing to serve as a director if nominated and elected.

Before nominating a sitting director for re-election at an annual meeting, the committee will also consider the director’s performance on the Agere board of directors.

When seeking candidates for director, the committee may solicit suggestions from incumbent directors, management or others. In fiscal 2006, the committee also retained an unaffiliated search firm to identify additional director candidates and to provide the committee background information on those candidates. After conducting an initial evaluation of a candidate, the committee will interview the candidate if it believes the candidate might be suitable to be a director. The committee may also ask the candidate to meet with management. If the committee believes a candidate would be a valuable addition to the Agere board of directors, it will recommend to the full board that candidate’s election.

This year, Mr. Mancuso, who was appointed a director by the Agere board of directors in July 2006 and Mr. Wilska, who was appointed by the Agere board of directors in December 2005, are standing for election by the stockholders for the first time. Mr. Mancuso was recommended to the Agere board of directors by an executive search firm that the Nominating/Corporate Governance Committee had retained to help it identify individuals whose skills and experience might make them valuable additions to the Agere board of directors. The Nominating/Corporate Governance committee believed that the Agere board of directors would benefit from Mr. Mancuso’s experience as the chief financial officer of a public company. Mr. Wilska was recommended to the Agere board of directors by a non-management director, who believed that the Agere board of directors would benefit from Mr. Wilska’s experience in the mobile phone industry.

Under Agere’s by-laws, nominations for Director may be made only by or at the direction of the Agere board of directors, or by a stockholder of record at the time of giving notice who is entitled to vote and delivers written notice along with the additional information and materials required by the by-laws to Agere’s Corporate Secretary not less than 45 days nor more than 75 days prior to the first anniversary of the record date for the preceding year’s annual meeting. For the annual meeting in the year 2008, in the event the merger is not completed, Agere must receive this notice on or after          , and on or before          . Agere stockholders can obtain a copy of the full text of the by-law provision by writing to Agere’s Corporate Secretary, 1110 American Parkway NE, Allentown, Pennsylvania 18109.

Compensation Committee

The Compensation Committee is responsible for setting executive officer compensation, for making recommendations to the full Agere board of directors concerning director compensation and for general oversight for the compensation and benefit programs for other employees. The committee met seven times in fiscal 2006.

Compensation of Directors

Each of Agere’s outside directors, that is, any director who is not an employee of Agere, receives annually a retainer of $45,000 and an option to purchase 10,000 shares of Agere common stock. Each new outside director receives an option to purchase 10,000 shares of Agere common stock when first elected to the Agere board of directors. The exercise price per share for these options, which are granted under our Non-Employee Director Stock Plan, is the fair market value of a share on the date of grant. Options granted under the plan generally have a seven-year term and become exercisable on the first anniversary of the date of grant.

Agere also provides outside directors with travel accident insurance when on company business.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee in fiscal 2006 were Richard S. Hill (through January 2006), Arun Netravali (from January 2006), Thomas P. Salice, Rae F. Sedel and Harold A. Wagner. None of the members has ever been an officer or employee of Agere or any of its subsidiaries, and no “compensation committee interlocks” existed during fiscal 2006.

Communications with Directors

Individuals who want to communicate with the Agere board of directors or any individual director can write to:

Agere Systems Inc.
Board Administration
Room 4U-541
400 Connell Drive
Berkeley Heights, NJ 07922

Your letter should indicate that you are an Agere stockholder. The Corporate Secretary’s office will review each letter. Depending on the subject matter, that office will:

•	Forward the communication to the director or directors to whom it is addressed;

•	Attempt to handle the inquiry directly, without forwarding it, for example where it is a request for information about Agere or it is a stock-related matter; or

•	Not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

At each Agere board meeting, the Corporate Secretary presents a summary of all communications received since the last meeting that were not forwarded and makes those communications available to the directors on request. The Agere board of directors has approved this process.

Director Attendance at Annual Meetings

We typically schedule an Agere board meeting in conjunction with the Agere annual meeting and expect that Agere’s directors will attend absent a valid reason, such as a schedule conflict. Last year, all of the individuals then serving as directors, other than Mr. Wilska, attended Agere’s annual meeting. Mr. Wilska had recently joined Agere’s Board and had a pre-existing conflict.

Section 16(a) Beneficial Ownership Reporting Compliance

Agere believes that, under the Securities and Exchange Commission’s rules for reporting of securities transactions by executive officers, directors and beneficial owners of more than 10% of our common stock, all required reports for fiscal 2006 were timely filed.

BENEFICIAL OWNERSHIP OF AGERE COMMON STOCK

Beneficial Owners of More Than 5% of Agere Common Stock

The following table sets forth information concerning the beneficial ownership of Agere common stock for each person or group of persons known to Agere, as of December 19, 2006, that beneficially owned more than 5% the shares of Agere common stock. The information below is based on public filings made with the Securities and Exchange Commission. These filings contain information as of particular dates and may not reflect current holdings of Agere common stock. To Agere’s knowledge, other than as described below, the named person or group of persons has sole voting and investment power with respect to these securities.

Name and Address of Beneficial Owner	Amount of Beneficial Ownership		Percent of Class(1)

FMR Corp. 82 Devonshire Street, Boston, MA 02109	17,087,439	(2)	10.1	%(3)

Barclays Global Investors, NA 45 Fremont Street San Francisco, CA 94105	11,251,150	(4)	6.7%

Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071	9,267,920	(5)	5.5%

Brandes Investment Partners, L.P. 11988 El Camino Real, Suite 500 San Diego, CA 92130	13,035,919	(6)	7.7%

(1)	Percentage of ownership was determined by dividing (i) the number of shares shown in the table by (ii) 168,482,666, the number of shares of Agere common stock outstanding as of December 18, 2006, unless otherwise indicated.

(2)	Based on Schedule 13G/A Information Statements filed by FMR Corp. (FMR), Edward C. Johnson 3d and Abigail P. Johnson on February 14, 2005. The number of shares shown in the table includes 617,989 shares of common stock that may be acquired upon full conversion of our 6.5% Convertible Subordinated Notes due 2009 beneficially owned by the reporting persons. Such Schedules disclose that FMR has sole voting power with respect to 173,258 shares of common stock and does not have shared voting power with respect to any shares, and has sole dispositive power with respect to 17,087,439 shares of common stock and does not have shared dispositive power with respect to any shares.

(3)	The percentage of ownership was determined by dividing (i) the number of shares shown in the table by (ii) the sum of (a) 168,482,666, the number of shares of our common stock outstanding as of December 18, 2006, plus (b) the number of shares FMR reported that it had the right to acquire upon full conversion of our 6.5% Convertible Subordinated Notes due 2009.

(4)	Based on a Schedule 13G Information Statement filed by Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, LTD and Barclays Global Investors Japan Trust and Banking Company Limited (Barclays) on January 1, 2006. Such Schedule discloses that Barclays has sole voting power with respect to 9,943,852 shares of common stock and sole dispositive power with respect to 11,251,150 shares of common stock and does not have shared voting power or dispositive power with respect to any shares.

(5)	Based on a Schedule 13G Information Statement amendment filed by Capital Research and Management (Capital Research) on February 14, 2006. Such Schedule discloses that (i) Capital Research has sole voting power with respect to 1,432,600 shares of common stock, and has sole dispositive power with respect to 9,267,920 shares of common stock and does not have shared voting power or dispositive power with respect to any shares, and (ii) Capital Research disclaims beneficial ownership with respect to all such shares.

(6)	Based on a Schedule 13G Information Statement filed by Brandes Investment Partners, L.P., Brandes Investment Partners, Inc., Brandes Worldwide Holdings, L.P., Charles H. Brandes, Glenn R. Carlson and Jeffrey A. Busby (Brandes) on February 14, 2006. Such Schedule discloses that (i) Brandes has shared voting power with respect to 11,205,972 shares of common stock, and has shared dispositive power with respect to 13,035,919 shares of common stock and does not have sole voting or dispositive powers over any shares, and (ii) Brandes Investment Partners, Inc., Charles H. Brandes, Glenn R. Carlson and Jeffrey A. Busby disclaim direct ownership of such shares, except for an amount that is substantially less than one percent of such shares, and Brandes Worldwide Holdings, L.P. disclaims direct ownership of such shares.

Security Ownership of Directors and Executive Officers

The following table sets forth information concerning the beneficial ownership of Agere common stock as of December 18, 2006 for Agere directors, the individuals named in the Summary Compensation Table and the directors and executive officers as a group. To Agere’s knowledge, except as otherwise noted, the named individual had sole voting and investment power with respect to these securities.

Common Stock
Beneficially
Name	Owned(1)(2)

Richard L. Clemmer	158,118
Richard S. Hill	21,000
Michael J. Mancuso	3,600
Arun Netravali	19,782
Thomas P. Salice	51,859(3)
Rae F. Sedel	28,747
Harold A. Wagner	42,500
Kari-Pekka Wilska	10,000
John T. Dickson	—
Peter Kelly	359,917
Denis P. Regimbal	155,866
Samir F. Samhouri	111,482
Ruediger Stroh	58,469
Andrew Micallef	123,986
Jean F. Rankin	279,444
Directors and executive officers as a group (15 persons)	1,424,770

(1)	No individual director, executive officer or other individual identified above owned more than 1% of our outstanding common stock as of December 18, 2006. As of that date, the directors and executive officers as a group beneficially owned less than 1% of our outstanding common stock.

(2)	Includes beneficial ownership of the following numbers of shares of Agere common stock that may be acquired within 60 days of December 18, 2006 pursuant to stock options awarded under Agere stock plans.

(3)	Includes 27,043 shares held jointly and over which Mr. Salice shares voting and investment power with his spouse, and 3,816 shares held by a charitable trust and over which Mr. Salice shares voting and investment power with his spouse as trustees.

# of Shares

Mr. Clemmer	139,000
Mr. Hill	21,000
Mr. Netravali	18,000
Mr. Salice	21,000
Ms. Sedel	27,000
Mr. Wagner	37,000
Mr. Wilska	10,000
Mr. Kelly	342,853
Mr. Regimbal	148,437
Mr. Samhouri	106,893
Mr. Stroh	58,333
Mr. Micallef	121,697
Ms. Rankin	273,839
Directors and executive officers as a group (15 persons)	1,325,052

PROPOSAL 1.

THE MERGER AGREEMENT AND THE MERGER

As discussed elsewhere in this joint proxy statement/prospectus, Agere stockholders are considering and voting to adopt the merger agreement. Agere stockholders should read carefully this joint proxy statement/prospectus in its entirety for more detailed information concerning the merger agreement and the merger. In particular, Agere stockholders are directed to the merger agreement which is attached as Annex A to this joint proxy statement/prospectus.

The Agere board of directors recommends a vote “FOR” the proposal to adopt the merger agreement.

PROPOSAL 2.

ELECTION OF AGERE DIRECTORS

The Agere board of directors is divided into three classes. One class is elected each year for a term of three years.

Three directors will be elected at the next annual meeting of stockholders and until their successors are elected and qualified for a three-year term expiring at the Agere annual meeting in 2010 or until the consummation of the merger. The Agere board of directors has nominated Richard L. Clemmer, Michael J. Mancuso and Kari-Pekka Wilska for the positions. Agere stockholders can find information about Messrs. Clemmer, Mancuso and Wilska below. Upon consummation of the merger, each of the directors of Agere will be replaced by the directors of Atlas Acquisition Corp. as the board of directors of the surviving corporation.

The persons named in the Agere proxy card will vote such proxy for the election of Messrs. Clemmer, Mancuso and Wilska, unless you indicate that your vote should be withheld. If elected, Messrs. Clemmer, Mancuso and Wilska will each continue in office until his successor has been duly elected and qualified, or until the earliest of his death, resignation or retirement. Messrs. Clemmer, Mancuso and Wilska have each indicated to the company that he will serve if elected. Agere does not anticipate that any of the nominees will be unable to stand for election, but, if that happens, your proxy will be voted in favor of another person nominated by the Agere board of directors.

The Agere board of directors recommends a vote “FOR” the election of Messrs. Clemmer, Mancuso and Wilska as Agere directors.

Nominees for Terms Expiring in 2010

Richard L. Clemmer, Director since October 2002.  Mr. Clemmer has been Agere’s President and Chief Executive Officer since October 2005. Mr. Clemmer has over 30 years of experience in the technology industry, where he has held a variety of executive, financial and management positions. Between June 2004 and October 2005, he was an active partner at Shelter Capital Partners, a private investment fund. Between 2003 and October 2005, he was Chairman and President of Venture Capital Technology LLC, which was focused on investing in and consulting for technology companies, primarily involved as Chairman of uNav Microelectronics, an emerging global positioning systems chipset company. Between May 2001 and January 2003, he was on the board of directors and served as an executive at PurchasePro.com, Inc., a provider of electronic procurement and strategic sourcing solutions. Between 1996 and May 2001, Mr. Clemmer was Executive Vice President, Finance and Chief Financial Officer of Quantum Corp., which was a provider of hard disk drives and other storage solutions. Prior to Quantum, Mr. Clemmer served at Texas Instruments Incorporated for over 20 years, including between 1988 and 1996 as Senior Vice President and Chief Financial Officer of Texas Instruments Incorporated’s Semiconductor Group. Mr. Clemmer is a director of i2 Technologies, Inc. Age: 54.

In September 2002, while Mr. Clemmer was Chairman, Chief Executive Officer and Chief Financial Officer of PurchasePro, having been asked to take over from prior management, PurchasePro filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code in connection with an agreement to sell substantially all of its assets.

Michael J. Mancuso, Director since July 2006.  From 1994 to 2006, Mr. Mancuso was chief financial officer of General Dynamics, a supplier of business aviation and aircraft services, land and amphibious combat systems and shipbuilding and marine systems. Prior to joining General Dynamics in 1993, he was vice president and controller of United Technologies Corporation’s Pratt and Whitney Commercial Engine business unit. He also served 21 years with General Electric in various financial management positions. Mr. Mancuso is a director of SPX Corporation and The Shaw Group. Age: 64.

Kari-Pekka Wilska, Director since December 2005.  Since October 2005, Mr. Wilska has been a partner at Austin Ventures, a venture capital firm. Prior to joining Austin Ventures, Mr. Wilska was President of Vertu Ltd., a subsidiary of Nokia Corporation and a provider of luxury mobile phones. From 1993 to 2004, Mr. Wilska held a variety of leadership positions in Nokia’s U.S. mobile phone operations. Mr. Wilska is also a director of Brightpoint, Inc. and Mavenir Systems. Age: 58.

Directors Whose Terms Will Expire in 2008

Richard S. Hill, Director since July 2003.  Mr. Hill has been Chief Executive Officer and a director of Novellus Systems, Inc., a supplier of integrated circuit manufacturing equipment, since 1993 and has been Chairman of its board of directors since 1996. Before joining Novellus, Mr. Hill spent 12 years at Tektronix, Inc., where he held a variety of positions, including President of Tektronix Development Company, Vice President of the Test and Measurement Group and President of Tektronix Components Corporation. Prior to joining Tektronix, he held engineering management and engineering positions at General Electric, Motorola and Hughes Aircraft Company. Mr. Hill is a director of Arrow Electronics, Inc. and the University of Illinois Foundation. Age: 54.

Arun Netravali, Director since July 2004.  Since November 2004, Mr. Netravali has been managing partner of OmniCapital Group LLC, a venture capital firm. From January 2002 to April 2003, Mr. Netravali was Chief Scientist for Lucent Technologies Inc., a provider of services, systems and software for communications networks, working with academic and investment communities to identify and implement new networking technologies. From 1999 to January 2002, Mr. Netravali was President of Bell Labs as well as Lucent’s Chief Technology Officer and Chief Network Architect. Mr. Netravali currently serves on the board of Level 3 Communications Inc. and on the advisory board of Veridicom International Inc. Age: 60.

Harold A. Wagner, Director since March 2001 and Chairman of the Agere board of directors since December 2001.  In December 2000, Mr. Wagner retired from his position as Chairman and Chief Executive Officer of Air Products and Chemicals, Inc., a multi-national chemicals manufacturing company, a position he had held since 1998. From 1992 to 1998, Mr. Wagner served as Chairman, President and Chief Executive Officer of Air Products and Chemicals. He is also a director of CIGNA Corporation, United Technologies Corporation and PACCAR Inc. He is a trustee of the Eisenhower Exchange Fellowships, Inc. and is a member of the Business Advisory Committee of A.P. Møller. Age: 71.

Directors Whose Terms Will Expire in 2009

Thomas P. Salice, Director since July 2003.  Mr. Salice is a co-founder and has been a managing member of SFW Capital Partners, LLC, a private equity firm, since January 2005. Prior to his current position, he served as Vice Chairman of AEA Investors LLC, a private equity firm, and had served at AEA Investors since 1989. Mr. Salice is a director of Mettler-Toledo International Inc. and Waters Corporation and is a trustee of Fordham University. Age: 47.

Rae F. Sedel, Director since March 2001.  Ms. Sedel has been a Managing Director since 1987, and a member of the board of directors since October 2005, of Russell Reynolds Associates, Inc., an executive recruiting firm. From 1991 until October 2005, she was the lead partner on sector verticals and, from 1991 until December 2004, she was head of the technology sector at Russell Reynolds. Before joining Russell Reynolds, Ms. Sedel spent fifteen years with Pacific Telesis Group, where she was Vice President-Consumer Markets. Age: 57.

PROPOSAL 3.

RE-APPROVAL OF THE AGERE SYSTEMS INC.
SHORT TERM INCENTIVE PLAN

Agere is asking its stockholders to re-approve the Short Term Incentive Plan to preserve the federal income tax deduction for compensation it pays to its chief executive officer and the four other most highly compensated executive officers. These individuals are our “covered employees”. Section 162(m) of the Internal Revenue Code limits the federal income tax deduction for compensation paid to each of the “covered employees” of a publicly held corporation to $1 million per fiscal year, with exceptions for performance-based compensation made under qualifying plans. Under Section 162(m), Agere must periodically seek stockholder approval of the plan; the plan was last approved by stockholders in 2002. Agere is not proposing any changes to the plan. A summary of the principal features of the plan is provided below. Agere stockholders can find a complete copy of the plan attached to the proxy statement available over the Internet through the Securities and Exchange Commission’s EDGAR service.

Awards.  Agere pays annual bonuses to officers under the Short Term Incentive Plan. The plan provides for the payment of cash bonuses for executive officers after performance periods selected by the Compensation Committee, in accordance with targets established at or near the beginning of the performance periods. Each fiscal year is typically a performance period, although other periods of time could be selected.

Typically, the committee makes any award payments subject to Agere having a minimum level of net income for the performance period. If that level of net income is met, the committee will consider additional factors in setting each individual’s bonus (with respect to “covered employees” the additional factors may only work to reduce the bonus amount). Factors that may be considered in determining the amount of individual bonuses may include the executive officer’s individual performance, which may be measured by the quality of strategic plans, organizational and management development, special project leadership and similar indicators of individual performance or other measures, and the company’s financial performance, which may be measured by revenue, operating income, cash flow, earnings per share, return on equity, total return to stockholders in the form of stock price appreciation and dividends, if paid, or other measures. Net income for these purposes is defined as our net income before taxes for a specified period of time, excluding the following items:

•	extraordinary items;

•	cumulative effects of changes in accounting principles;

•	securities gains and losses;

•	amortization or write-off of goodwill, acquired intangibles, and purchased in-process research and development; and

•	nonrecurring items including, but not limited to, gains or losses on asset dispositions and sales of divisions, business units or subsidiaries, restructuring and separation charges and gains and losses from qualified benefit plan curtailments and settlements.

Agere believes that it is not appropriate for these items to have an impact on the level of executive compensation paid. Agere uses the net income test so that awards to “covered employees” can be deducted by Agere for federal income tax purposes. Subject to this limitation and the maximum award under the plan, the amount each executive officer’s award is determined in the sole discretion of the committee or, in the case of an award to an officer who is not a “covered employee,” in the sole discretion of the committee or a person or committee to whom the committee has delegated that authority. With respect to a “covered employee,” the committee may reduce, but may not increase, the amount of a bonus that otherwise would be payable.

When it determined officer bonuses for fiscal 2006, the committee also took into account the extent to which the company met revenue and non-GAAP operating margin targets.

The maximum amount that may be paid under the plan to any participant in any fiscal year is $9 million. In fiscal 2006, there were nine participants in the plan.

Plan Administration.  The Compensation Committee administers the Short Term Incentive Plan.

Other Provisions.  The Agere board of directors may modify or terminate the Short Term Incentive Plan at any time.

Tax Rules.  The following is a brief summary of the federal income tax consequences of payments made under the Short Term Incentive Plan based on current federal income tax laws. This summary is not intended to be exhaustive and does not describe state or local tax consequences. In general, ordinary income will be recognized by the executive officers that participate in the plan at the time that awards are paid or made available to them. At the time that an executive officer recognizes ordinary income, Agere will be entitled to a corresponding deduction if, among other things, (i) the income meets the test of reasonableness, is an ordinary and necessary business expense and is not an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code and is not disallowed by the $1 million limitation on compensation paid to “covered employees” and (ii) any applicable reporting obligations are satisfied.

Awards made in the future to any executive officer will be based on the executive officer’s individual performance and the company’s future performance. Accordingly, the amount of cash bonuses to be paid in the future to current or future participating officers cannot be determined at this time. Actual amounts will depend on the individual’s and Agere’s actual performance. Agere stockholders can find the amounts Agere paid for bonuses under the plan in fiscal 2006 in the Agere Summary Compensation Table below.

The Agere board of directors recommends a vote “FOR” the re-approval of the Agere Systems Inc. Short Term Incentive Plan.

Information about Agere’s equity compensation plans.  The following table summarizes information about Agere’s equity compensation plans as of September 30, 2006. For additional information about Agere’s equity compensation plans, see note 4 to our financial statements in Item 8 of Agere’s 2006 annual report on Form 10-K.

			Number of Securities
			Remaining Available
	Number of Securities		for Future Issuance
	to be Issued Upon	Weighted-Average	Under Equity
	Exercise of	Exercise Price of	Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities
	Warrants and Rights(1)	Warrants and Rights	Reflected in Column (a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders	25,290,226	$29.0283	20,768,864	(2)
Equity compensation plans not approved by security holders(3)	1,476,915	$270.7757	0
Total	26,767,141	$42.3671	20,768,864

(1)	In connection with Agere’s spin-off from Lucent, Agere assumed stock options that had originally been granted by Lucent or AT&T Corp. or companies that Lucent had acquired. The table does not include information for equity compensation plans assumed by Lucent in connection with acquisitions of the companies that originally established those plans. At September 30, 2006, 114,302 shares were issuable upon exercise of outstanding options, with a weighted-average exercise price of $57.0218 per share, under these plans. Since the spin-off Agere has not granted, and Agere will not grant in the future, any additional options under these plans.

(2)	Includes 15,606,788 shares available for issuance under Agere’s 2001 Long Term Incentive Plan, all of which were available in connection with stock options, stock appreciation rights, restricted stock awards, performance shares and units, dividend equivalents and other stock unit awards. The amount shown in the table also includes 4,855,663 shares available under Agere’s employee stock purchase plan.

(3)	All of the shares reported in this row relate to stock options granted prior to Agere’s spin-off by Lucent under Lucent plans that had not been approved by Lucent’s stockholders and that Agere assumed in connection with the spin-off. Since the spin-off, Agere has not granted, and will not grant in the future, any further awards under these plans.

PROPOSAL 4.

RATIFICATION OF SELECTION OF PRICEWATERHOUSECOOPERS LLP AS
AGERE’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Agere Audit Committee has selected PricewaterhouseCoopers LLP to serve as Agere’s independent registered public accounting firm for fiscal 2007. Representatives of PricewaterhouseCooopers LLP will be at the annual meeting to answer questions. They will also have the opportunity to make a statement if they desire to do so.

While not required by law or Agere’s governing documents, the Agere board of directors is asking our stockholders to ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP as Agere’s independent registered public accounting firm for fiscal 2007. The Agere board of directors is doing this as a matter of good corporate practice. If Agere stockholders do not ratify the selection of PricewaterhouseCoopers LLP, the Audit Committee will consider whether to select an alternate firm as Agere’s independent registered public accounting firm. Even if stockholders do ratify the selection of PricewaterhouseCoopers LLP, the Audit Committee may, in its discretion, select a different firm if it believes doing so is in the interest of the company and its stockholders.

Agere’s Relationship with Independent Auditors

The fees billed by PricewaterhouseCoopers LLP to Agere during fiscal 2006 and fiscal 2005 were as follows:

	Fiscal 2006		Fiscal 2005

Audit Fees	$2,076,000		$2,366,000
Audit-Related Fees
Financial due diligence	—		54,000
Intellectual property royalty audits	—		10,000
Services related to our reclassification and reverse stock split	—		35,000
Consultations regarding GAAP	65,000		50,000

Total Audit-Related Fees	$65,000		$149,000

Tax Fees
Transfer pricing	$175,000		175,000
International tax compliance	240,000		249,000
International tax advice	30,000		30,000

Total Tax Fees	$445,000		$454,000
All Other Fees	4,000	(1)	—

Total Fees Billed	$2,590,000		$2,969,000

(1)	For access to a web-based, accounting research product provided by PricewaterhouseCoopers LLP.

Under its charter, the Audit Committee must pre-approve all engagements of the independent auditors unless an exception to such pre-approval exists under the Securities Exchange Act of 1934 or the rules of the Securities and Exchange Commission. Each year, the committee approves the retention of the independent auditors to audit Agere’s financial statements, including proposed fees, before the filing of the preceding year’s annual report on Form 10-K. At the beginning of the fiscal year, the Audit Committee will evaluate other known potential engagements of the independent auditors, including the scope of the work proposed to be performed and the proposed fees, and approve or reject each service, taking into account whether the services are permissible under applicable law and the possible impact of each non-audit service on the independent auditors’ independence from management. At each subsequent committee meeting, the committee will receive updates on the services actually provided by the independent auditors, and management may present additional services for approval. Typically, these would be services such as due diligence for an acquisition, that would not have been known at the beginning of the year. The committee has delegated to the Chairman of the committee the authority to evaluate and approve engagements on behalf of the committee in the event that a need arises for pre-approval between committee meetings. This might occur, for example, if Agere proposed to execute a financing on an accelerated timetable. If the Chairman approves any engagements pursuant to this delegation, he will report that approval to the full committee at the next committee meeting.

In fiscal 2006 and fiscal 2005, each new engagement of PricewaterhouseCoopers LLP was approved in advance by the Audit Committee or its Chairman, and none of those engagements made use of the de minimis exception to pre-approval contained in the Securities and Exchange Commission’s rules.

The Agere board of directors recommends a vote “FOR” the Audit Committee’s selection of PricewaterhouseCoopers LLP as Agere’s independent registered public accounting firm for fiscal 2007.

EXECUTIVE COMPENSATION

The following table shows information concerning the reportable compensation awarded to, earned by or paid in exchange for services rendered to Agere during fiscal 2006, as well as compensation paid for the previous two fiscal years, for the following individuals: (i) Agere’s Chief Executive Officer, (ii) Agere’s former Chief Executive Officer, and (ii) each of Agere’s other most highly compensated executive officers who were serving as such at fiscal year end and whose salary plus bonus exceeded $100,000 during fiscal year ended September 30, 2006.

SUMMARY COMPENSATION TABLE

					Long-Term
					Compensation
		Annual Compensation			Awards
				Other
				Annual		Securities	All Other
Name and	Fiscal			Compensation	Restricted Stock	Underlying	Compensation
Principal Position (1)	Year	Salary ($)	Bonus ($)	($)(2)	Awards ($)(3)	Options (#)	($)(4)

Richard L. Clemmer	2006	636,825	425,000	140,369	3,022,500	500,000	10,800
President and Chief Executive Officer
John T. Dickson	2006	66,667	—	1,400	—	—	6,174,820
President and Chief	2005	800,000	—	35,727	—	200,000	14,040
Executive Officer	2004	800,000	320,000	33,843	—	250,000	23,331
Peter Kelly	2006	400,000	120,000	34,854	1,343,000	175,000	9,060
Executive Vice	2005	400,000	200,000	51,286	—	100,000	25,922
President and Chief	2004	400,000	150,000	29,351	—	100,000	8,910
Financial Officer
Denis P. Regimbal	2006	291,667	110,000	18,054	1,007,250	115,000	9,127
Executive Vice President, Mobility
Samir F. Samhouri	2006	250,000	120,000	35,650	1,007,250	115,000	10,765
Executive Vice President, Networking
Ruediger Stroh	2006	279,451	120,000	34,074	1,343,000	200,000	101,560
Executive Vice President, Storage
Andrew Micallef	2006	300,000	90,000	51,897	1,007,250	100,000	238,898
Executive Vice President, Global Operations
Jean F. Rankin	2006	320,000	96,000	35,862	1,007,250	100,000	9,360
Executive Vice President, General Counsel & Secretary

(1)	Mr. Clemmer was appointed President and Chief Executive Officer when Mr. Dickson retired from those positions in October 2005. Messrs. Micallef, Regimbal and Samhouri and Ms. Rankin became executive officers in October 2005. Following the management changes that occurred after Mr. Clemmer became President and Chief Executive Officer, the positions of Mr. Micallef and Ms. Rankin ceased being considered executive officer positions in December 2005. Mr. Stroh joined Agere in November 2005.

(2)	For fiscal 2006, the amounts shown in this column are comprised of the following:

				Tax Gross-ups
				on
		Financial		International
		Counseling and	Commuting	Assignment
Name	Car Allowance	Tax Gross-up	Expenses	Payments

Mr. Clemmer	16,800	18,054	105,515	—
Mr. Dickson	1,400	—	—	—
Mr. Kelly	16,800	18,054	—	—
Mr. Regimbal	—	18,054	—	—
Mr. Samhouri	16,800	18,850	—	—
Mr. Stroh	15,400	18,674	—	—
Mr. Micallef	—	14,862	—	37,035
Ms. Rankin	16,800	19,062	—	—

Under Mr. Clemmer’s employment agreement, we paid him $100,000 to be used for housing and/or commuting expenses. We also provided him $5,515 of additional commuting benefits during an initial, transition period after he became President and Chief Executive Officer.

(3)	The amounts shown in this column represent the grant date value of restricted stock units received by the named individuals in fiscal 2006. This value was computed using the closing price of a share of Agere common stock on the date of grant for each restricted stock unit. We do not pay dividend equivalents on restricted stock units. The following table gives information about the restricted stock units granted in fiscal 2006.

	Performance-Based
	Restricted Stock	Time-Based Restricted	Value at Fiscal Year-End
	Units Granted	Stock Units Granted in	of All Restricted Stock
Name	in Fiscal 2006 (#)	Fiscal 2006 (#)	Units Held ($)

Mr. Clemmer	150,000	100,000	3,732,500
Mr. Kelly	50,000	50,000	1,493,000
Mr. Regimbal	25,000	50,000	1,119,750
Mr. Samhouri	25,000	50,000	1,119,750
Mr. Stroh	100,000	—	1,493,000
Mr. Micallef	25,000	50,000	1,119,750
Ms. Rankin	25,000	50,000	1,119,750

The performance-based restricted stock units shown in the table will be paid out on the fourth anniversary of the date of grant if total stockholder return for Agere exceeds the market capitalization weighted total stockholder return of a peer group and the holder remains employed through that date. If the merger is completed, the performance test will be deemed satisfied. One quarter the time-based restricted stock units shown in the table for Mr. Clemmer will be paid out on each of the first four anniversaries of the grant date if he remains employed through the date of payment. The other time-based restricted stock units shown in the table will be paid out on the second anniversary of the date of grant if the holder remains employed through that date. If the holder’s employment terminates after the merger, the holder may be entitled to immediate payment of all restricted stock units under our Officer Severance Policy.

(4)	For fiscal 2006, includes the following amounts:

	401(k)	Term Life		International
	Matching	Insurance	Sign-on	Assignment	Severance
Name	Contributions ($)	Premiums ($)	Bonus ($)	Payments ($)	Payments ($)

Mr. Clemmer	6,600	4,200	—	—
Mr. Dickson	—	705	—	—	6,174,115
Mr. Kelly	6,300	2,760	—	—	—
Mr. Regimbal	7,567	1,560	—	—	—
Mr. Samhouri	9,925	840	—	—	—
Mr. Stroh	—	1,560	100,000	—	—
Mr. Micallef	6,500	1,110	—	231,288	—
Ms. Rankin	6,600	2,760	—	—	—

During fiscal 2006, Mr. Micallef was on a temporary, international assignment in Singapore. Under our international assignment policy, which is available to all employees on a temporary international assignment and is designed so that employees are not disadvantaged by their international assignment, Mr. Micallef received the amounts shown in the table above, which consist principally of additional living and travel expenses, as well as the tax gross-ups shown in the table in footnote 2.

OPTION GRANTS IN LAST FISCAL YEAR

	Number of	% of			Potential Realizable Value
	Securities	Total Options			at Assumed Annual Rates
	Underlying	Granted to			of Stock Price Appreciation
	Options	Employees in	Exercise Price		for Option Term ($)(1)
Name	Granted (#)(2)	Fiscal Year	($/Share)	Expiration Date	5%	10%

Richard L. Clemmer	500,000	11.0	9.845	10/29/2012	2,003,952	4,670,080
John T. Dickson	—	—	—	—	—	—
Peter Kelly	175,000	3.9	13.315	11/30/2012	948,595	2,210,629
Denis P. Regimbal	115,000	2.5	13.315	11/30/2012	623,362	1,452,699
Samir F. Samhouri	115,000	2.5	13.315	11/30/2012	623,362	1,452,699
Ruediger Stroh	200,000	4.4	13.315	11/30/2012	1,084,108	2,526,434
Andrew Micallef	100,000	2.2	13.315	11/30/2012	542,054	1,263,217
Jean F. Rankin	100,000	2.2	13.315	11/30/2012	542,054	1,263,217

(1)	These amounts represent hypothetical gains that might be achieved for the respective stock options if exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are prescribed by the Securities and Exchange Commission. None of the assumed rates of stock price appreciation represents our estimate or projection of the future price of our common stock. The real value of the stock options in this table depends upon the actual changes in the market price of our common stock during the term of the stock options.

(2)	One quarter of Mr. Clemmer’s stock option becomes exercisable on each of the first four anniversaries of the grant date. One quarter of each of the other stock options shown in the table becomes exercisable on the first anniversary of the grant date. The remainder of each of these stock options becomes exercisable in equal monthly increments over a three-year period thereafter. Under our Officer Severance Policy, earlier exercisability of these options may occur following a change in control if the named individual subsequently leaves the company.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR-END OPTION VALUES

			Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised		In-the-Money Options at
	Acquired on	Value	Options at Fiscal Year-End (#)		Fiscal Year-End ($)
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Richard L. Clemmer	—	—	14,000	500,000	29,290	2,542,500
John T. Dickson	—	—	—	—	—	—
Peter Kelly	—	—	267,852	265,628	407,369	361,756
Denis P. Regimbal	—	—	103,802	162,034	174,605	245,170
Samir F. Samhouri	—	—	66,522	143,846	32,562	222,013
Ruediger Stroh	—	—	—	200,000	—	323,000
Andrew Micallef	—	—	112,842	135,315	234,531	196,269
Jean F. Rankin	—	—	229,673	155,211	220,560	207,940

Pension Plans

We have two programs that provide benefits under our pension plans: a service based program and an account balance program. Which program an employee participates in depends on their date of hire. Employees hired after June 30, 2003 do not participate in our pension plans. We have a non-qualified, supplemental pension plan that provides benefits using the same formulas as the retirement plan based on compensation that exceeds the amount that may be taken into account under a tax-qualified pension plan.

Service Based Program

The service based program generally covers most management employees hired prior to January 1, 1999. Pensions provided under this program are computed on an adjusted career average pay basis. A participant’s annual pension benefit is equal to 1.4% of the sum of the individual’s:

•	Average annual pay for the five years ending December 31, 1998, excluding the annual bonus award paid in December 1997, times the number of years of service prior to January 1, 1999;

•	Pay subsequent to December 31, 1998; and

•	Annual bonus award paid in December 1997.

Average annual pay includes base salary and annual bonus awards.

The normal retirement age under the service based program is 65. However, employees who are at least age 50 with at least 15 years of service can retire with reduced benefits. If an employee’s age is at least 50 and, when added to the employee’s years of service, is equal to or greater than 75, the employee may retire with unreduced pension benefits. A 3% reduction is made for each year that age plus years of service is less than 75. The unreduced pension benefit under this early retirement provision is determined based on an employee’s service and compensation history as of January 1, 2005, and age and years of service when the employee retires.

Account Balance Program

The account balance program generally covers management employees hired on or after January 1, 1999 and before July 1, 2003. Under this program, we establish an account for each participating employee and make annual contributions to that account based on the employee’s age, salary and bonus, in accordance with the following schedule:

Contributions as a percent
Age	of salary and bonus

less than 30	3.00%
30 — less than 35	3.75%
35 — less than 40	4.50%
40 — less than 45	5.50%
45 — less than 50	6.75%
50 — less than 55	8.25%
55+	10.00%

In addition, interest is credited on the last day of the year. Once vested, normally after five years of service, an employee participating in the account balance program is entitled to the amounts in his or her account when he or she leaves the company.

Management employees hired on or after July 1, 2003, including Messrs. Clemmer and Stroh, do not participate in our pension plans.

Messrs. Regimbal and Samhouri and Ms. Rankin each participates in the service based program. Mr. Dickson participated in the service-based program. Messrs. Kelly and Micallef participate in the account balance program.

Federal laws place limitations on compensation amounts that may be included under the qualified pension plan. In 2006, up to $220,000 in eligible base salary and bonus could be included in the calculation under the plan.

Compensation and benefit amounts that exceed the applicable federal limitations are taken into account, and pension amounts related to annual bonus awards payable to executive officers are paid, under a supplemental pension plan. That plan is a non-contributory plan and has the same two programs and uses the same benefit formulas and eligibility rules as the qualified pension plan. Pension amounts under the qualified pension plan and supplemental pension plan are not subject to reductions for social security benefits or other offset amounts.

The supplemental pension plan also provides executive officers with minimum pensions. Eligible retired executive officers and surviving spouses may receive an annual minimum pension equal to 15% of the sum of final base salary plus annual bonus awards. This minimum pension will be offset by amounts received by plan participants as pensions under the qualified and supplemental pension plans.

If Messrs. Kelly and Micallef continue to be employed by the company until age 65, we estimate that their balance in the account balance program will be $1,324,358 for Mr. Kelly and $1,442,189 for Mr. Micallef. This represents a lump sum payment; other optional forms of payment are available. This estimate assumes a 3% per year increase in base salary and a bonus paid at target level each year.

If Messrs. Regimbal and Samhouri and Ms. Rankin continue to be employed by the company until age 65, we estimate that the annual pension payable to them under the qualified and supplemental pension plans would be $231,505, $374,053 and $235,951, respectively. These are single-life annuity amounts. Other optional forms of payment, which provide for actuarially reduced pensions, are available. These estimates assume a 3% per year increase in base salary and a bonus paid at target level each year. If the actual amounts they are paid differ, or if they leave the company at a different time, their actual pensions will differ.

OTHER ARRANGEMENTS WITH AGERE EXECUTIVES

Officer Severance Plan

Agere Systems has a severance policy that provides benefits for an officer who is terminated by us other than for cause or who chooses to leave following a change in control and within three months of one of the following events occurring after the change in control: either a diminution in job responsibility or a material negative change in employment terms, including a reduction in base salary or a material reduction in target bonus.

The benefits under this policy include continuation of salary and health and welfare benefits and payment of annual bonus at target levels for two years. These salary and bonus payments would be taken into account for purposes of computing pensions. During this two-year period, participation and vesting under our stock-based benefit plans would continue. Alternatively, Agere may make payment of the salary and target bonus, in which event participation in company plans would end upon payment of those amounts. Payment of any amount under these arrangements will be conditional upon signing a release and will be offset by any individually negotiated arrangement. The policy provides that if an officer is subject to the tax imposed under Section 4999 of the Internal Revenue Code, the officer will receive additional payments from the company such that, after payment of all taxes, the officer retains the amount that the officer would have retained had that tax not applied.

Employment Agreements

Mr. Clemmer

We entered into a letter agreement dated October 30, 2005, with Mr. Clemmer that outlines the terms of his employment with Agere Systems. Under the letter agreement, Mr. Clemmer serves as our President and Chief Executive Officer. His salary was initially set at $680,000 per year and his target bonus is 125% of his base salary. For fiscal 2006, we agreed to pay him a bonus of at least $425,000. Any bonus in future years will depend on the level of achievement of goals set by the Compensation Committee of our Board.

Mr. Clemmer received the following awards as hiring incentives:

•	A seven-year stock option covering 500,000 shares. One quarter of the option becomes exercisable on each of the first four anniversary dates of the date of grant.

•	100,000 restricted stock units, one quarter of which are paid out on each of the first four anniversary dates of the date of grant.

•	150,000 restricted stock units which will be paid out after four years only if our total stockholder return exceeds the market capitalization-weighted total stockholder return for a peer group of nine companies.

•	A lump sum payment of $100,000, to be used for housing and/or commuting expenses.

Mr. Clemmer also receives $1 million of company-paid term life insurance, a $1,400 per month car allowance and a $10,000 per year financial counseling allowance. The financial counseling payments are “grossed up” for taxes, so that Mr. Clemmer receives $10,000 after taxes.

Mr. Clemmer has the benefit of our officer severance policy. In order to receive the benefit of the severance plan, Mr. Clemmer agreed that if he leaves the company, he will serve as non-executive chairman of our Board for up to two years, if the Board requests.

Mr. Stroh

We entered into a letter agreement dated October 26, 2005, with Ruediger Stroh that outlines the terms of his employment with Agere Systems. Under the letter agreement, Mr. Stroh serves as our Executive Vice President, Storage. His salary was initially set at $325,000 per year and his target bonus is 75% of his base salary.

Mr. Stroh received the following awards as hiring incentives:

•	A $100,000 sign-on bonus that is repayable in full if Mr. Stroh voluntarily resigns or is terminated for cause before November 22, 2007.

•	A seven-year stock option covering 200,000 shares that becomes exercisable over a four-year period.

•	100,000 restricted stock units which will be paid out after four years only if our total stockholder return exceeds the market capitalization-weighted total stockholder return for a peer group of nine companies.

Mr. Stroh also receives $500,000 of company-paid term life insurance, a $1,400 per month car allowance and a $10,000 per year financial counseling allowance. The financial counseling payments are “grossed up” for taxes, so that Mr. Stroh will receive $10,000 after taxes.

Mr. Stroh has the benefit of our officer severance policy.

Mr. Dickson’s Separation Agreement

On November 4, 2005, we entered into a separation agreement with John T. Dickson, our former President and Chief Executive Officer, relating to his retirement from the company. Under the agreement:

•	Mr. Dickson did not receive a bonus for fiscal 2005.

•	Mr. Dickson received a severance payment of $3.6 million, which is equal to two years’ salary and bonus at target. This payment was conditioned on Mr. Dickson signing a waiver and release.

•	Mr. Dickson received a transition assistance payment of $133,333, which is equal to two months’ salary, in return for his assistance with business and customer transition issues.

•	Mr. Dickson’s stock options were governed by the terms of the awards, which provide that any portion of any stock option that was exercisable on October 26, 2005, remained exercisable for 90 days, and any portion of any stock option that was not then exercisable terminated.

•	We paid Mr. Dickson $1,504,899, which was the value of Mr. Dickson’s accrued benefit under our supplemental pension plan.

•	We paid Mr. Dickson $682,612, which is equal to the amount of additional benefit that Mr. Dickson would have accrued under the supplemental pension plan had he continued to be employed by the company for an additional two years and become eligible for an early retirement benefit under the plan.

•	We paid Mr. Dickson $253,271, which was equal to his accrued benefit under our tax-qualified pension plan.

REPORT OF THE AGERE COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION

The Agere Compensation Committee oversees the company’s compensation plans and practices. We review and establish the individual compensation levels for members of senior management and we work with management to establish the outlines of Agere’s compensation programs for other employees.

Executive Compensation Philosophy

We designed our compensation program to attract, motivate and retain highly talented individuals to drive business success. The program reflects the following principles:

•	Compensation should be related to performance

Our compensation program reinforces the company’s business and financial objectives. Employee compensation will vary based on company and individual performance. When the company performs well against the objectives we set, employees will receive greater incentive compensation. When the business does not meet these objectives, incentive awards will be reduced or eliminated. An employee’s individual compensation will also vary based on the person’s performance, contribution and overall value to the business. And, employees with sustained high performance should be rewarded more than those in similar positions with lesser performance.

•	Agere employees should think like Agere stockholders

We believe that Agere employees should act in the interests of Agere stockholders and the best way to encourage them to do that is through an equity interest in the company. We do this in a number of ways. We have, over time, granted equity-based awards, such as stock options and/or restricted stock units, to most employees. In addition, we have an employee stock purchase plan that enables employees to purchase Agere stock at a discount through payroll deductions and 401(k) plans under which U.S. employees can invest in Agere common stock. Our goal is to have market competitive stock programs that encourage each employee to think like an owner of the business.

•	Incentive compensation should be a greater part of total compensation for more senior positions

The proportion of an individual’s total compensation that varies with individual and company performance objectives should increase as the individual’s business responsibilities increase.

•	Other goals

We have designed our compensation program to balance short and long-term financial objectives, to encourage building stockholder value and to reward individual and company performance.

When we determine compensation levels for executive officers, we generally consider the advice of independent, outside consultants retained by the committee, and recommendations made by the company’s senior human resources executive. We also review compensation survey data from our consultants and other independent sources to ensure that our total compensation program is competitive and that the amounts and types of compensation the company pays its leaders are appropriate. We look at compensation data from companies in our industry as well as from companies in a broad cross-section of the technology sector and similarly sized companies. We target overall compensation opportunities to be competitive with our industry comparison group. In addition, we consider the compensation level of each of our officers and attempt to maintain appropriate relationships between the compensation of the different officers.

Deductibility of Compensation Paid under Section 162(m) of the Internal Revenue Code

It is our policy to have the compensation paid to the company’s five most highly compensated executive officers qualify as performance-based and deductible for federal income tax purposes under Section 162(m) of the Internal Revenue Code unless there is a valid compensation reason that would justify paying non-deductible amounts. That law provides that compensation paid to those individuals in excess of $1 million per year is not deductible for federal income tax purposes unless it is performance-based and a number of other requirements are met.

Our stock options and bonuses, other than guaranteed bonuses, are intended to be “performance-based” and thus should be deductible for federal income tax purposes, regardless of amount. The other compensation we have paid generally has not been deductible to the extent that the total amount of that compensation for one of those officers is more than $1 million in any year.

2006 Background

At the beginning of fiscal 2006, John Dickson retired as Chief Executive Officer of the company and we hired Rick Clemmer to fill that position. Soon after his appointment, we and Rick made a number of changes in senior management. Some people left the company. Others moved into new positions of responsibility. Almost all senior management positions were held by different people than a year earlier.

We believed that these changes created a great deal of uncertainty for those who remained. Would the new CEO like their strategy and management style? Would they agree with any policy changes that resulted from the management change? At the same time, we wanted to challenge the new leadership team to improve the company’s financial performance and wanted to provide meaningful financial incentives to reinforce that challenge. In our discussion below, you will see that we addressed these matters in a number of aspects of our executives’ compensation.

Compensation Program

Our executive compensation program has a number of components, including:

•	Base Salary

•	Short-Term Incentives

•	Long-Term Incentives

•	Retirement Benefits

•	Severance policy

•	Perquisites

Each of these components is discussed below.

Base Salary

We target base salaries for senior management at levels that are comparable to base salaries for similar positions at similarly sized technology companies. We review surveys periodically to ensure that our salaries are competitive. We also take into account other elements of our compensation package so that senior management’s total compensation opportunity will be competitive.

In the first few years after our initial public offering in 2001, we experienced significant declines in our revenue as a result of extreme drops in market demand for telecommunications products of the types we supplied. In response to these declines, we exited our optoelectronics business and sold or discontinued a number of other product lines.

We believe a significantly lower revenue level and less complex business make it appropriate to consider whether lower salary levels are appropriate; however, we also recognized that the declining revenues were resulting in lower bonuses and no value being recognized from stock options and chose not to adjust executives’ base salaries as the size and complexity of the company became smaller. However, in 2006, we hired a new CEO and moved new people into senior management positions and did take into account the size and complexity of the company in determining executive officer salaries.

Bonus

Each year, our executives have an opportunity to earn a bonus. We set financial performance goals each year based on our view of what would be an acceptable level of performance for the company, taking into account management’s outlook for the year, semiconductor industry conditions and competitors’ performance. The extent to which these goals are met determines in large part the level of executive bonuses. We feel that financial performance measures alone do not fully reflect executives’ contributions to the company and also take into account personal performance characteristics such as quality of strategy, leadership and execution in setting final bonus amounts. In the past, our actual performance has generally not reached a level we viewed as meriting target level bonuses and actual payouts have generally been much lower than target level as a result.

In fiscal 2006, bonuses for all employees, including senior management, were tied to achievement of annual revenue and non-GAAP operating margin targets. In addition, the company had to meet a non-GAAP net income test in order for any bonuses to be payable to the officers named in the Summary Compensation Table, other than Mr. Clemmer. Non-GAAP operating margin and non-GAAP net income excluded items that we felt were not appropriate either to hold against employees, such as restructuring charges, or to give employees the benefit of, such as a large gain from the settlement of tax contingencies.

We set the non-GAAP net income target used to determine whether named executive officers could earn any bonus in October 2005, before the senior management changes occurred. Because this target determines only whether bonuses can be paid and not the actual amount, we set the target at a level below which we felt that we would not want to pay bonuses to senior executives, based on the then-current forecast for fiscal 2006. This target was met. Making the non-GAAP net income test does not, however, guarantee that any bonus will be paid. Making the non-GAAP net income target does make any bonuses paid “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code and allows us to deduct the amount of the bonuses for federal income tax purposes.

Normally, we would set the other targets used to determine executive officer bonuses at the beginning of the fiscal year in October. This year, because of the significant management changes, we felt that we needed to wait until new management could review the business’ forecasts before setting the targets. We discussed bonus metrics at a meeting in December 2005, and then set the revenue and non-GAAP operating margin targets in April 2006 based on management’s outlook for the year at that time as approved by the board of directors. At that time, we set the levels of performance required to achieve bonuses paid at the target level above management’s then-current outlook for the year.

The company’s performance in fiscal 2006 did not meet the threshold level of performance for revenue and fell between the threshold and target levels of performance for non-GAAP operating margin and resulted in company-wide bonus funding at less than half the target level. Bonuses for our executive officers were adjusted based on individual and business unit performance and relative base salaries of different officers and ranged from 40 to 64% of target.

Equity Awards

Last year, we awarded three types of long-term incentives to executive officers: stock options, time-based restricted stock units and performance-based restricted stock units. We have historically granted stock options each year as part of our regular compensation program. Last year we also granted time-based and performance-based restricted stock units to address specific issues related to the management changes. We target long-term incentive grants, other than last year’s time-based restricted stock unit awards, to provide an above-median long term compensation opportunity and attempt to structure the awards so that the company must achieve competitive or better performance in order for our officers to actually achieve above-median long-term compensation.

We discussed and approved the equity awards that were part of the regular compensation program at a series of meetings, the latest of which occurred on December 1, 2005. December 1, 2005 was the grant date for these awards. This was also the grant date for equity awards for other employees under our annual grant program and the annual stock option grant received by non-employee Directors. In accordance with our normal new-hire practice, Mr. Stroh’s sign-on equity awards were granted on the first day of the month following the commencement of his employment. Mr. Clemmer’s equity awards were granted after we announced that he had been appointed President and Chief Executive Officer.

Stock options.  In fiscal 2006, we granted stock options to our executive officers in order to align their pay with stockholders’ interests and competitive market practice. For each executive officer, the Compensation Committee awarded stock options based on an evaluation of competitive market value, the size of awards made to other executive officers and the officer’s relative impact to the business. The grants made to Messrs. Clemmer and Stroh were part of the package offered when they joined the company, and were larger than a typical annual grant for their positions.

Time-based restricted stock units.  We felt that the management changes at the beginning of fiscal 2006 created significant uncertainty for many of our officers. To encourage these officers not to leave the company, we granted them restricted stock units that would vest, or become payable in shares of stock, if they stayed with the company for two years.

Performance-based restricted stock units.  We also wanted to create an incentive for our management team to improve the company’s total stockholder return. To do this, we awarded officers restricted stock units that will be paid out four years from the date of grant if the recipient stays with the company and a company performance test is met. That test requires that Agere’s total stockholder return over a four-year period exceed that of a peer group. The companies included in the peer group are: Advanced Micro Devices, Analog Devices, Atmel, Broadcom, Intersil, LSI Logic, Marvell Technology Group, National Semiconductor and PMC-Sierra. These performance-based restricted stock units were granted to Mr. Clemmer when he joined the company and to the other executive officers on December 1, 2005, the regular, annual grant date for our equity programs. As of November 30, 2006, our performance [was/was not] meeting the performance test.

The time-based restricted stock unit awards and the performance-based restricted stock unit awards will not constitute “performance-based compensation” for purposes of section 162(m) of the Internal Revenue Code and thus will not be deductible for federal income tax purposes for us to the extent that the value of those awards upon vesting, together with other non-deductible amounts, exceeds $1 million. We believed that adding a performance test to the time-based restricted stock unit awards was not consistent with why we granted the awards — to retain valued members of the management team. We felt that adding a non-GAAP net income test, which is the test that would be required by our stock plan, to the performance-based restricted stock units, would have detracted from the focus that our executives would have on the total stockholder return test and could have led to an unintended result.

Retirement Benefits

We have pension plans that are described in detail elsewhere in this joint proxy statement/prospectus. Individuals hired since July 2003, including Messrs. Clemmer and Stroh, do not participate in these plans. Benefits under these plans depend on a participant’s eligible compensation, which includes salary and bonus. Eligible compensation does not include other items such as stock option gains or the value of restricted stock unit awards. We have not credited any executive officer with more years of service under any of these plans than they have actually served with the company or its predecessors. Our pension plans were originally put in place by our predecessors. Many of our competitors do not have pension plans and we have been reducing participation and benefits under the plans in recent years in an effort to become more competitive with other companies in our industry.

Severance Policy

We have an officer severance policy that provides benefits to officers who are terminated other than for cause or who leave the company after a change in control if they leave for “good reason.” You can find a detailed description of the policy elsewhere in this joint proxy statement/prospectus. We provide these benefits because we want executives to focus on the company’s business and enhancing stockholder value without undue concern about any possible loss of their job.

Perquisites

The only perquisites that we provide to our executive officers are a car allowance and a financial counseling allowance. The car allowance is $16,800 a year. We provide it because our officers often travel to meetings with customers, suppliers and investors and we do not feel it a productive use of their time to track and submit reimbursement requests for business use of their own cars. We also believe that providing the car allowance would reduce the need for the company to provide a car and driver to transport executive officers to meetings. The car allowance is subject to tax and is not grossed up. The financial counseling allowance is $10,000 per year. We provide a tax gross-up on the financial counseling allowance so that our executives can actually obtain that amount of financial counseling.

Compensation of the Chief Executive Officer

John Dickson was our Chief Executive Officer until he retired in late October 2005. At that time, we appointed Rick Clemmer to succeed him. A discussion of the compensation of both individuals follows.

Mr. Dickson

Mr. Dickson retired near the beginning of the fiscal year, before we had made any compensation decisions for him. When he retired, we entered into an agreement with him that provided for benefits consistent with our Officer Severance Policy. Under the circumstances, we believed that Mr. Dickson was entitled to the benefit of that policy. You can find a description of this agreement on page 53. We also agreed to pay Mr. Dickson two additional months’ salary in return for his assistance with business and customer transition issues.

Mr. Clemmer

Prior to his appointment as President and Chief Operating Officer, Mr. Clemmer was a partner in a venture capital firm and had his own technology consulting company in addition to being an outside director of Agere. When he joined us, he withdrew from these outside activities. At that time, we entered into an employment agreement with him. You can find a description of that agreement on page 52. In that agreement we provided that Mr. Clemmer would receive an initial base salary of $680,000 a year. This is lower than what Mr. Dickson was receiving and reflects our view that a lower salary was appropriate given the smaller size of the company than in the past.

We made Mr. Clemmer a participant in our annual bonus program, with a target bonus of 125% of his base salary. Because the metrics in our annual bonus program, particularly annual revenue, are difficult for a new CEO to impact in the short-term, we also agreed that he would receive a bonus for fiscal 2006 of at least $425,000. This amount is one half of his target. This is the amount he actually received as our actual performance would have resulted in a bonus equal to 40% of target, or $340,000. We agreed to pay him at least $425,000 in order to encourage him to join us and to stay at least until that amount was paid.

In order to provide Mr. Clemmer with a more meaningful equity stake in the company than he had as an outside director so that his interests would quickly be aligned in a more meaningful way with those of our stockholders, our employment agreement with Mr. Clemmer also provided for a stock option grant, a time-based restricted stock unit award and a performance-based restricted stock unit award. We determined the size and structure of these awards after discussing our objectives and possible structures with an outside compensation consultant. We believe that these awards provided Mr. Clemmer with a strong incentive to improve the company’s financial performance.

Because we are based in Allentown, PA and Mr. Clemmer lived on the West Coast of the United States, we gave him a lump sum of $100,000, to be used for housing and/or commuting expenses. We also provided Mr. Clemmer $5,515 of additional commuting benefits during an initial transition period after he became President and Chief Executive Officer.

In addition, based on the positions and opportunities he was giving up to join the company, we agreed that if he chose to leave Agere before October 26, 2006, we would pay him one year’s salary and bonus at target. We refer to this arrangement below as the “one-year termination arrangement.” Since he is still with the company, he will not receive this amount. If he had chosen to leave, he would have forfeited his right to receive the guaranteed bonus for fiscal 2006 and all of the equity awards granted pursuant to his employment agreement.

Mr. Clemmer, like other new hires, does not participate in our pension plans.

Mr. Clemmer does participate in our Officer Severance Policy. If, on September 30, 2006, he had been terminated without cause and ignoring the one-year termination arrangement, he would have been entitled to the following benefits:

•	Two years base salary and bonus at target — $3,060,000 in total. This amount can be paid in a lump sum, or over a two-year period.

•	If payments are made over a two-year period, he would have received the following for that two-year period:

•	Continued vesting of stock options and time-based restricted stock units.

•	The opportunity to earn approximately one half of his performance-based restricted stock units if the four-year performance test is met. If he elected a lump sum payment, this award would have been canceled.

•	Continued participation in company health and welfare plans.

•	Continued payment of car allowance and financial counseling allowance and tax gross-up on financial counseling allowance — $69,708 in total.

In addition to the events described above, if on September 30, 2006, Mr. Clemmer had been terminated other than for cause or had left the company for “good reason” following a recent change in control, and ignoring the one-year termination arrangement, all of his outstanding equity awards would have become fully vested at the time he ceased being an employee of the company.

We believe that Mr. Clemmer’s total compensation for fiscal 2006 was as follows:

Description of Compensation	Amount

Salary[1]	$636,825
Bonus[1]	425,000
Other annual compensation[1]	140,369
Equity awards[2]	4,358,555
All other compensation[1]	10,800

Total	$5,571,549

[1]	Amount taken from Summary Compensation Table.

[2]	This amount is the sum of the grant-date present values of Mr. Clemmer’s 2006 equity awards used for financial reporting purposes. This is an estimate of amounts that Mr. Clemmer may receive in the future. Depending on our stock price performance, he may receive more or less than the amount shown.

We believe that the amount we have paid Mr. Clemmer for fiscal 2006 is a fair and reasonable amount.

Harold A. Wagner (Chair)
Arun Netravali
Thomas P. Salice
Rae Sedel

REPORT OF THE AGERE AUDIT COMMITTEE

Agere’s Audit Committee has reviewed Agere’s audited financial statements as of, and for the fiscal year ended, September 30, 2006, and met with both management and PricewaterhouseCoopers LLP, Agere’s independent public registered accounting firm, to discuss those financial statements. Management has represented to Agere’s Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

Management has primary responsibility for Agere’s financial statements and the overall reporting process, including the company’s system of internal controls. The independent auditors audit the annual financial statements prepared by management, express an opinion as to whether those financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the company in conformity with accounting principles generally accepted in the United States of America and discuss with us their independence and any other matters they are required to discuss with us or that they believe should be raised with us. Agere’s Audit Committee oversees these processes, although the Agere Audit Committee must rely on the information provided to it and on the representations made by management and the independent auditors.

Agere’s Audit Committee has received from and discussed with PricewaterhouseCoopers LLP the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). These items relate to that firm’s independence from the company. Agere’s Audit Committee also discussed with PricewaterhouseCoopers LLP any matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

Based on these reviews and discussions, the Agere Audit Committee recommended to the Agere board of directors that Agere’s audited financial statements be included in its annual report on Form 10-K for the fiscal year ended September 30, 2006.

Thomas P. Salice (Chairman)
Richard S. Hill
Harold A. Wagner

AGERE PERFORMANCE GRAPHS

The following graphs compare the cumulative total stockholder return on Agere common stock to that of the S&P 500 Index and the S&P 500 Semiconductors Index. The graphs assume that a $100 investment was initially made in Agere’s Class A common stock, Class B common stock and each of the indices at the earliest date shown, and that dividends, if any, were reinvested in all cases. The stock price performance shown on the graph is not necessarily indicative of future price performance. The graphs below take into account the reclassification of each share of Class A common stock and each share of Class B common stock into one share of common stock on May 27, 2005. Agere stockholders now own only common stock.

The following graph compares the return on an investment in our Class A common stock, the S&P 500 Index and the S&P 500 Semiconductors Index from September 30, 2001 through September 30, 2006.

Value of a $100 Investment

	30-Sep-01	30-Sep-02	30-Sep-03	30-Sep-04	30-Sep-05	30-Sep-06
Agere Systems Inc.	$100.00	$26.57	$74.15	$25.36	$25.14	$36.06
S&P 500 Index	$100.00	$79.51	$98.91	$112.63	$126.44	$140.08
S&P 500 Semiconductors Index	$100.00	$63.62	$118.35	$98.21	$127.27	$117.28

Percentage Return

	Fiscal 2002	Fiscal 2003	Fiscal 2004	Fiscal 2005	Fiscal 2006
Agere Systems Inc.	(73.43)%	179.09%	(65.80)%	(0.86)%	43.42%
S&P 500 Index	(20.49)%	24.40%	13.87%	12.25%	10.79%
S&P 500 Semiconductors Index	(36.38)%	86.02%	(17.02)%	29.59%	(7.85)%

The following graph compares the return on an investment in our Class B common stock, the S&P 500 Index and the S&P 500 Semiconductors Index from June 3, 2002, the date on which Agere’s Class B common stock began trading on the New York Stock Exchange, through September 30, 2006.

Value of a $100 Investment

	03-Jun-02	30-Sep-02	30-Sep-03	30-Sep-04	30-Sep-05	30-Sep-06
Agere Systems Inc.	$100.00	$31.63	$92.33	$32.59	$33.26	$47.70
S&P 500 Index	$100.00	$78.79	$98.01	$111.60	$125.28	$138.80
S&P 500 Semiconductors Index	$100.00	$49.98	$92.96	$77.14	$99.97	$92.12

Percentage Return

	03-Jun-02 through
	30-Sep-02	Fiscal 2003	Fiscal 2004	Fiscal 2005	Fiscal 2006
Agere Systems Inc.	(68.37)%	191.92%	(64.71)%	2.06%	43.42%
S&P 500 Index	(21.21)%	24.40%	13.87%	12.25%	10.79%
S&P 500 Semiconductors Index	(50.02)%	86.02%	(17.02)%	29.59%	(7.85)%

THE MERGER

The following is a description of the material aspects of the merger, including the merger agreement. While we believe that the following description covers the material terms of the merger, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire joint proxy statement/prospectus, including the merger agreement attached to this joint proxy statement/prospectus as Annex A, for a more complete understanding of the merger.

Background of the Merger

LSI and Agere are both participants in the semiconductor industry, and are very familiar with each other’s businesses. Each of them routinely evaluates business alternatives and strategic opportunities as part of their ongoing evaluation of developments in the marketplace, and participates in discussions with third parties regarding possible transactions. Senior management of LSI and Agere from time to time in recent years have informally discussed the future of the semiconductor and storage systems sectors and various ways in which the two companies could work together, including a possible combination of LSI and Agere.

In June 2006, Mr. Abhijit Talwalkar, President and Chief Executive Officer of LSI, and Mr. Richard Clemmer, President and Chief Executive Officer of Agere, met and discussed the hard disk drive and networking businesses. Mr. Talwalkar and Mr. Clemmer met again on July 13, 2006 and August 3, 2006 and discussed their respective businesses. Shortly thereafter, Mr. Talwalkar contacted Mr. Clemmer suggesting a meeting to explore a possible combination of their two companies. On August 21, 2006, Agere and LSI entered into a confidentiality agreement to facilitate the exchange of due diligence materials between the two companies. On August 23, 2006, Mr. Talwalkar, together with Mr. Jeffrey Richardson, Executive Vice President for LSI’s Custom Solutions Group, Mr. James Anderson, Senior Director of Marketing and Strategic Planning for LSI’s Custom Solutions Group, and Mr. Eric Williams, Senior Director, Corporate Development, met at the offices of Goldman Sachs in Los Angeles to discuss the businesses of Agere and LSI, their respective strategies and the challenges and opportunities that each company faced. On August 28 and 29, 2006, Mr. Richardson met with Mr. Samir Samhouri, executive vice president with and general manager of Agere’s Networking Division, and Mr. Anderson at Agere’s offices in Allentown, Pennsylvania to discuss the respective businesses of LSI and Agere, as well as a possible combination of the two companies. Peter Kelly, Chief Financial Officer of Agere, and Mr. Bryon Look, Chief Financial Officer of LSI, held similar discussions on the same dates, and also discussed potential cost synergies that could result from a combination of the two businesses.

On August 22, 2006, members of the Agere board of directors received an update on the status of contacts between LSI and Agere from Agere management and representatives of Goldman Sachs. In addition, the Agere board of directors authorized management and representatives of Goldman Sachs to pursue contacts with certain private equity investors regarding their potential interest in a transaction involving Agere. During September and October 2006, Mr. Clemmer, Mr. Kelly, Ms. Jean Rankin, executive vice president, general counsel and secretary of Agere and representatives of Goldman Sachs met with several private equity investors, identified with the assistance of Goldman Sachs and Agere management, in order to gauge potential interest in an acquisition of Agere. None of these meetings resulted in any offers that were acceptable to Agere’s board of directors.

On September 5, 2006, Mr. Talwalkar telephoned Mr. Clemmer to further discuss the potential for a business combination transaction. Although no particular transaction was discussed, both agreed that the possibility of a transaction between LSI and Agere merited further analysis and consideration.

On September 11, 2006, Mr. Talwalkar provided the LSI board of directors with a telephonic update of the discussions with Mr. Clemmer. On September 18, 2006, the LSI board of directors again met telephonically to discuss the transaction with members of LSI management, representatives of Morgan Stanley, financial advisor to LSI, and LSI’s legal advisor, Wilson Sonsini. The LSI board of directors was provided with a detailed overview of the Agere business units, the framework for a formal term sheet, and a request for approval for continuing the investigation by LSI management of a possible business combination.

On September 24, 2006, the LSI board of directors met telephonically with members of LSI management, representatives of Morgan Stanley and Wilson Sonsini for the purpose of reviewing a proposed non-binding set of transaction terms, which included (i) merger transaction with a fixed exchange ratio pursuant to which Agere stockholders would receive 2.05 shares of LSI common stock for each Agere share, (ii) proposals with respect to the corporate governance of the combined company, and in particular provided that Mr. Talwalkar would be the Chief

Executive Officer of the combined company, that the combined company would have a nine member board, of which four members would be nominated by Agere, and that the chairman of the board of directors of the combined company would be an independent director of LSI and (iii) a proposed termination fee of $125 million if the transaction were terminated under certain circumstances. The LSI board of directors authorized management to deliver the non-binding set of transaction terms to management of Agere.

On September 25, 2006, Mr. Talwalkar and Mr. Clemmer met in Los Angeles to discuss the companies’ respective business models and the strategic rationale for a possible business combination. During this meeting, Mr. Talwalkar and Mr. Clemmer discussed a tax-free exchange of stock to effect the transaction in a manner that would enable the stockholders of both companies to realize the benefits of a combination. Mr. Talwalkar proposed a non-binding set of transaction terms for a merger of LSI and Agere, which included (i) a fixed exchange ratio pursuant to which Agere stockholders would receive 2.05 shares of LSI common stock for each Agere share, (ii) proposals with respect to the corporate governance of the combined company, and in particular provided that Mr. Talwalkar would be the Chief Executive Officer of the combined company, that the combined company would have a nine member board, of which four members would be nominated by Agere, and that the chairman of the board of directors of the combined company would be an independent director of LSI, and (iii) a proposed termination fee of $125 million if the transaction were terminated under certain circumstances.

On September 28, 2006, members of the Agere board of directors received a telephonic update on the status of contacts between LSI and Agere from Agere management and representatives of Goldman Sachs.

On October 10, 2006, members of Agere senior management, together with representatives of Goldman Sachs, met with members of LSI senior management and representatives of Morgan Stanley, financial advisor to LSI, in Milpitas, California. During this meeting, Agere and LSI senior management reviewed their respective businesses, and further discussed the potential synergies of a business combination between the two companies.

On October 11, 2006, representatives of Agere and Goldman Sachs had a conference call with representatives of LSI and Morgan Stanley in which the participants continued to discuss the respective businesses and operations of Agere and LSI.

On October 13, 2006, Mr. Clemmer and Mr. Talwalkar met to discuss the progress made by their respective teams in analyzing the strategic merits of a business combination, and each agreed to continue the review and analysis of the other’s business and operations.

During October 2006, representatives of LSI and Agere continued to exchange information about their respective businesses, and had several telephonic meetings in which business and operational issues were discussed. Members of senior management of Agere, together with representatives of Goldman Sachs, had periodic discussions with LSI and representatives of Morgan Stanley throughout October and early November 2006 regarding the exchange ratio and the key social and governance issues presented by the merger. In this regard, Agere consulted with Goldman Sachs and Skadden, Arps, and LSI consulted with Morgan Stanley and Wilson Sonsini.

On October 13 and October 19, 2006, the LSI board of directors met telephonically. At these meetings, Mr. Talwalkar and other members of LSI management discussed with the board the potential strategic benefits of the transaction, risks related to the transaction and alternative strategies including other acquisition targets and continuing on a standalone basis. In addition, LSI management updated the board on the status of management’s due diligence investigation.

On October 19, 2006, members of the Agere board of directors received a telephonic update on the status of contacts between LSI and Agere from Agere management and representatives of Goldman Sachs.

At a regularly scheduled meeting of the Agere board of directors on October 24, 2006, Mr. Clemmer briefed the board members on discussions with senior management of LSI. Representatives of Goldman Sachs and Skadden, Arps were present for the portion of the meeting during which the LSI proposal was discussed. At this meeting, Agere’s board of directors discussed the possibility of a transaction with LSI and the terms of LSI’s proposal. The Agere board of directors authorized management to continue due diligence and discussions with LSI on the exchange ratio, governance and other issues presented by LSI’s proposal, in order to ascertain whether this transaction was beneficial to Agere and its stockholders and, if so, whether an acceptable proposal might be available.

On November 2, 2006, Agere provided a revised proposal to LSI seeking (i) a fixed exchange ratio resulting in 49.99% of the diluted equity of the combined company being held by Agere stockholders, (ii) governance proposals for the combined company, including a combined company board of directors comprised of five directors from LSI and five directors from Agere, and a chairman selected from among the Agere independent directors, (iii) maintenance of current levels of employee compensation and benefits for a two-year period following closing, and (iv) a termination fee equal to 3% of the imputed Agere equity value.

On November 3, 2006, the LSI board of directors met telephonically with members of LSI management, and representatives of Morgan Stanley and Wilson Sonsini for the purpose of reviewing the revised proposal provided by Agere. The board considered the Agere proposal, including the impact of different valuation scenarios and corporate governance matters related to the proposal.

Discussions between Agere and LSI continued on a regular basis during November 2006 with respect to the exchange ratio and other key terms of the proposed transaction. On November 7, 2006, representatives of Morgan Stanley delivered to representatives of Goldman Sachs a revised set of non-binding proposed transaction terms which included (i) a fixed exchange ratio pursuant to which Agere stockholders would receive 2.15 LSI shares for each share of Agere common stock, (ii) governance terms consistent with LSI’s earlier proposal, (iii) maintenance of current levels of employee compensation and benefits for a two-year period and (iv) a termination fee equal to 3% of the imputed Agere equity value. On November 17, 2006, LSI, through Wilson Sonsini, delivered a draft merger agreement to Agere through its legal advisor Skadden, Arps. From November 17, 2006 through December 3, 2006, representatives of Agere and Skadden, Arps reviewed and negotiated the draft merger agreement with LSI and Wilson Sonsini.

On November 9, 2006, at a regularly-scheduled meeting of the LSI board of directors, representatives of Morgan Stanley reviewed the financial terms of the proposed transaction and representatives from Wilson Sonsini updated the board on outstanding issues between the parties.

On November 15 and 16, 2006, members of Agere senior management, together with representatives of Goldman Sachs, met with members of LSI senior management and representatives of Morgan Stanley in San Jose, California. During these meetings, Agere and LSI senior management reviewed their respective businesses, and further discussed the potential synergies of a business combination between the two companies.

The LSI board of directors met telephonically on November 17, 2006 with members of LSI management and representatives of Morgan Stanley and Wilson Sonsini for the purpose reviewing the ongoing due diligence and outstanding issues between the parties.

The Agere board of directors met on November 20, 2006, with representatives of Goldman Sachs and Skadden, Arps in attendance. At the invitation of the Agere board of directors, Mr. Talwalkar made a presentation to the Agere board of directors on the business and operations of LSI, as well as the strategic rationale for the proposed transaction. Following Mr. Talwalkar’s presentation, members of Agere management and representatives of Goldman Sachs and Skadden, Arps briefed the Agere board of directors on the status of discussions with LSI, the ongoing due diligence and outstanding issues between the parties, including the proposed exchange ratio, the proposed governance terms, and the terms of the non-solicitation and recommendation covenants. Representatives of Goldman Sachs reviewed with Agere’s board of directors its financial analyses with respect to LSI’s proposal. Following discussion and review with its legal and financial advisors, the Agere board authorized further discussions with LSI for the purpose of determining whether an agreement on price and other material terms could be reached.

Concurrently with the review and discussions regarding the draft merger agreement, representatives of LSI, Agere, Skadden, Arps and Wilson Sonsini conducted due diligence investigations with respect to business, legal, regulatory, tax and other matters of LSI and Agere. LSI and Agere also had extensive discussions during this time with respect to contractual issues, including (i) the non-solicitation covenant, including either party’s ability to have discussions with potential third-party acquirers, (ii) the circumstances under which either party could change its recommendation of the transaction, (iii) the nature and extent of representations and warranties to be given by each company, (iv) the conditions to closing and (v) the circumstances under which termination fees would be payable.

On November 22, 2006, the LSI board of directors met telephonically with members of LSI management, representatives of Morgan Stanley and Wilson Sonsini for the purpose reviewing the proposed transaction including proposed exchange ratios and corporate governance matters.

On November 30, 2006, members of Agere senior management, together with representatives of Goldman Sachs and Skadden, Arps provided members of the Agere board of directors with a telephonic update as to the status of negotiations with LSI. The representatives of Goldman Sachs informed the board members as to the status of discussions regarding the exchange ratio, and indicated that in order to obtain additional enhancement of the exchange ratio it would likely be necessary to agree to reduce the representation of Agere directors on the board of the combined company to three directors and agree that an LSI independent director would be chairman of the board of directors of the combined company. The Agere board members discussed, among other things, the proposed exchange ratio and the corporate governance of the combined company, and gave guidance to Agere’s senior management with respect to the negotiation of those terms with LSI.

On November 30, 2006, the LSI board of directors met telephonically with members of LSI management and representatives of Morgan Stanley and Wilson Sonsini for the purpose reviewing the proposed transaction. The board discussed proposed exchange ratios for the transaction and governance related matters and received an update on the due diligence review conducted by management and LSI’s advisors.

Following further discussions between LSI and Agere and their representatives, LSI agreed to increase the exchange ratio to 2.16 LSI shares for each Agere share and Agere agreed to accept the governance provisions requested by LSI. On December 3, 2006, Agere, LSI and their respective legal advisors finalized a proposed merger agreement to be executed by the parties. Later that day, a telephonic meeting of the Agere board of directors was convened to consider whether to approve the merger agreement. At the meeting, Mr. Clemmer and Ms. Rankin informed the Agere board of directors that the merger agreement had been finalized and included an exchange ratio of 2.16 LSI shares for each Agere share. Management then reviewed certain aspects of the proposed transaction. Representatives of Skadden, Arps reviewed certain legal matters, and the terms of the proposed merger agreement, including the governance terms, representations and warranties, covenants, conditions to completion of the merger and termination provisions. Goldman Sachs reviewed with Agere’s board of directors its financial analyses with respect to the proposed transaction and then rendered its oral opinion, subsequently confirmed by delivery of its written opinion, dated December 3, 2006, to Agere’s board of directors that, as of the date of its opinion and based upon and subject to the factors and assumptions set forth in the opinion, the exchange ratio of 2.16 shares of LSI common stock to be received for each share of Agere common stock pursuant to the merger agreement was fair from a financial point of view to the holders of shares of Agere common stock. The Agere board of directors, by unanimous vote of the directors present, determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of the Agere stockholders and approved and adopted the merger agreement and the transactions contemplated thereby, and determined to recommend that the Agere stockholders adopt the merger agreement.

Also on December 3, 2006, a telephonic meeting of the LSI board of directors was convened to consider whether to approve the merger agreement. At the meeting, LSI management informed the LSI board of directors that the merger agreement had been finalized and included an exchange ratio of 2.16 LSI shares for each Agere share. Management then reviewed certain aspects of the proposed transaction. Representatives of Wilson Sonsini reviewed certain legal matters, and the terms of the proposed merger agreement, including the governance terms, representations and warranties, covenants, conditions to completion of the merger and termination provisions. Morgan Stanley, delivered its oral opinion, later confirmed in writing, that, as of December 3, 2006 and based upon and subject to the factors and assumptions set forth in the opinion, the exchange ratio pursuant to the proposed merger agreement was fair from a financial point of view to LSI. A description of this opinion appears under “The Merger — Consideration of the Merger by the LSI Board of Directors.” Following such discussion, the LSI board of directors, by unanimous vote, determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of the LSI stockholders and approved the merger agreement and the transactions contemplated thereby, and determined to recommend that the LSI stockholders approve the issuance of LSI common stock in connection with the merger.

Promptly after the meetings of the boards of directors of LSI and Agere, the management of LSI and Agere executed the merger agreement and a joint press release announcing the transaction was issued early in the morning of December 4, 2006.

Reasons for the Merger

Overview

The boards of directors and management teams of both LSI and Agere believe that the proposed merger represents the best strategic alternative for delivering increased value to our respective stockholders.

LSI and Agere believe the merger presents a unique opportunity to create a combined entity that will offer a comprehensive set of building block solutions, including semiconductors, systems and related software for storage, networking and consumer electronics products, and that the merger should allow the combined company to deliver significant benefits to its customers, stockholders and employees. The LSI and Agere boards of directors and their respective management teams each analyzed various alternative strategies to address their respective risks and challenges as stand-alone entities. See the section entitled “Background of the Merger” beginning on page 63. After reviewing and debating their respective strategic alternatives and the opportunity for the combined company presented by the merger, as more fully described below, the LSI and Agere boards of directors each determined to pursue the merger in lieu of the other alternatives because each believes the merger will create a combined company that will be able to achieve the strategic and financial benefits described below.

The LSI and Agere boards of directors each identified the following anticipated strategic and financial benefits of the merger:

•	Complementary Businesses. The products and development capabilities of the two companies are complementary, and should enable the combined company to compete more effectively in attractive markets. The combined company should be stronger than either company on its own, with greater breadth and depth in storage and networking/communications product offerings and a greater ability to develop new product offerings in these market segments. In addition, the combined company is expected to benefit from access to large growth markets, such as those provided by the mobile products business of Agere and the consumer products business of LSI.

•	Customers. The combined company will have deep relationships with many of the market-leading customers in our chosen market segments. LSI and Agere expect to improve their existing ability to expand current customer relationships, and expect to increase the penetration of new customer accounts. LSI and Agere believe that the combination of the two companies’ product lines and engineering resources should enable the combined company to meet customer needs more effectively and to deliver more complete solutions to our customers. In addition, LSI and Agere believe the larger sales organization, greater marketing resources and financial strength of the combined company may lead to improved opportunities for marketing the combined company’s products.

•	Engineering Talent. The combined company will have over 4,200 engineers, including over 1,700 that hold masters or doctorate degrees, which should enable the combined company to compete more effectively by developing innovative products and delivering greater value to customers more rapidly than either company could do on a standalone basis.

•	Intellectual Property Portfolio. The combined company will have over 10,000 pending and issued U.S. patents, which will be one of the largest intellectual property portfolios in the semiconductor industry. This portfolio is expected to provide the combined company with additional licensing opportunities.

•	Reduction in Operating Costs. The combined company is expected to realize substantial cost savings beginning in 2007, with annual cost savings reaching at least $125 million in 2008 from increased efficiencies in manufacturing and operating expenses. LSI and Agere expect the combined company to achieve benefits from exercising greater purchasing power with its suppliers; consolidation and reduction of areas of overlap in operating expenses; and elimination of redundant expenses, including the expenses of maintaining two separate public companies.

•	Stronger Financial Position. The combined company will have greater scale and financial resources, including total cash and short term investments of approximately $1.4 billion on a pro forma basis as adjusted to reflect the repayment of LSI’s convertible notes in November 2006. LSI and Agere expect that this stronger financial position will improve the combined company’s ability to support product development strategies; to respond more quickly and effectively to customer needs, technological change, increased competition and shifting market demand; and to pursue strategic growth opportunities in the future, including acquisitions.

•	Stock-for-Stock Transaction with Fixed Exchange Ratio. The stockholders of each company will share in the benefits expected from the synergies and cost savings the combined company will generate. The fact that the merger consideration is based on a fixed exchange ratio provides certainty as to the number of shares of LSI common stock that will be issued to Agere shareholders.

There can be no assurance that the anticipated strategic and financial benefits of the merger will be achieved, including that the anticipated cost savings resulting from the merger will be achieved and/or reflected in the trading price of LSI common stock following the completion of the merger.

Consideration of the Merger by the LSI Board of Directors

Recommendation of the LSI Board of Directors

At a meeting held on December 3, 2006, the LSI board of directors unanimously:

•	determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of the LSI stockholders;

•	approved the merger agreement;

•	directed that the issuance of shares of LSI common stock in connection with the merger be submitted for consideration by LSI stockholders at an LSI special meeting; and

•	resolved to recommend that the LSI stockholders vote “for” the proposal to approve the issuance of shares of LSI common stock in connection with the merger.

Among other things considered by the LSI board of directors in making this recommendation, the LSI board of directors requested and considered the written opinion of Morgan Stanley, described below in the section entitled “Opinion of LSI Financial Advisor” beginning on page 2, that as of December 3, 2006, and subject to the assumptions, considerations and limitations set forth in its opinion, the exchange ratio provided for in the merger agreement is fair, from a financial point of view, to LSI. The Morgan Stanley opinion addresses only the fairness of the exchange ratio pursuant to the merger agreement from a financial point of view to LSI. The LSI board of directors has determined that the merger agreement and the transactions contemplated thereby are advisable and in the best interests of the LSI stockholders, based upon its consideration of the Morgan Stanley opinion and numerous other factors described below.

In reaching its decision to approve the merger agreement, the LSI board of directors consulted with LSI’s management, LSI’s legal counsel regarding the legal terms of the merger, LSI’s business consultants regarding the strategic aspects of the merger, and LSI’s financial advisors regarding the financial aspects of the merger and the fairness, from a financial point of view, of the exchange ratio to LSI. The factors that the LSI board of directors considered in reaching its determination include, but were not limited to, the following:

•	the strategic benefits of the merger, as described in the section entitled “Reasons for the Merger” beginning on page 67 of this joint proxy statement/prospectus;

•	historical information concerning LSI’s and Agere’s respective businesses, prospects, financial performance and condition, operations, technology, management and competitive position, including public reports concerning results of operations during the most recent fiscal year and fiscal quarter for each company filed with the Securities and Exchange Commission;

•	management’s view of the financial condition, results of operations and businesses of LSI and Agere before and after giving effect to the merger;

•	current financial market conditions and historical market prices, volatility and trading information with respect to the common stock of LSI and the common stock of Agere;

•	the relationship between the market value of the common stock of Agere and the consideration to be paid to stockholders of Agere in connection with the merger;

•	the belief that the terms of the merger agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, are reasonable;

•	management’s view of the prospects of LSI as an independent company;

•	other strategic alternatives for LSI, including the potential to enter into strategic relationships with third parties or acquire or combine with third parties;

•	detailed financial analyses and pro forma and other information with respect to LSI and Agere presented by Morgan Stanley, including Morgan Stanley’s opinion to the effect that, as of the date of the written opinion, and based upon and subject to the considerations and limitations set forth in its opinion, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to LSI. A copy of Morgan Stanley’ written opinion is attached to this joint proxy statement/prospectus as Annex B;

•	the impact of the merger on LSI’s customers, suppliers and employees; and

•	reports from management, legal and financial advisors as to the results of the due diligence investigation of Agere.

In addition, the LSI board of directors also identified and considered a variety of potentially negative factors in its deliberations concerning the merger, including, but not limited to:

•	the risk that the potential benefits sought in the merger, including anticipated synergies, might not be fully realized;

•	the possibility that the merger might not be completed, or that completion might be unduly delayed;

•	the effect of public announcement of the merger on LSI’s sales and operating results, and LSI’s ability to attract and retain key management, marketing and technical personnel;

•	the substantial charges to be incurred in connection with the merger, including costs of integrating LSI and Agere and transaction expenses arising from the merger;

•	the risk that despite the efforts of the combined company, key technical and management personnel might not remain employed by the combined company; and

•	various other risks associated with the merger and the businesses of LSI and the combined company described in the section entitled “Risk Factors” beginning on page 13 of this joint proxy statement/prospectus.

The LSI board of directors concluded, however, that these negative factors could be managed or mitigated by LSI or by the combined company or were unlikely to have a material impact on the merger or the combined company, and that, overall, the potentially negative factors associated with the merger were outweighed by the potential benefits of the merger.

The above discussion of the material factors considered by the LSI board of directors is not intended to be exhaustive, but does set forth the principal factors considered by the LSI board of directors. The LSI board of directors collectively reached the unanimous conclusion to approve the merger agreement and the merger in light of the various factors described above and other factors that each member of the LSI board of directors felt were appropriate. In view of the wide variety of factors considered by the LSI board of directors in connection with its evaluation of the merger and the complexity of these matters, the LSI board of directors did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. Rather, the LSI board of directors made its recommendation based on the totality of information presented to and the investigation conducted by it. In considering the factors discussed above, individual directors may have given different weights to different factors.

The LSI board of directors believes that the merger is advisable and in the best interests of the LSI stockholders.

Opinion of LSI Financial Advisor

LSI retained Morgan Stanley to provide it with financial advisory services and a financial opinion in connection with a possible merger, acquisition or other strategic combination. The LSI board of directors selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation and its knowledge of the business and affairs of LSI. At the meeting of the LSI board of directors on December 3, 2006, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that as of December 3, 2006, and based upon and subject to the various considerations set forth in the opinion, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to LSI.

The full text of the written opinion of Morgan Stanley, dated as of December 3, 2006, is attached to this joint proxy statement/prospectus as Annex B. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. LSI stockholders are urged to read the opinion provided by Morgan Stanley to the LSI board of directors carefully and in its entirety. In addition, LSI stockholders should carefully consider the following description of the analysis performed by Morgan Stanley in connection with rendering its opinion when LSI stockholders determine whether to approve the issuance of shares of LSI common stock in connection with the merger. Morgan Stanley’s opinion is directed to the LSI board of directors and addresses only the fairness from a financial point of view of the exchange ratio pursuant to the merger agreement to LSI as of the date of the opinion. It does not address any other aspects of the merger and does not constitute a recommendation to any holder of LSI common stock as to how to vote at the LSI special meeting with respect to the proposal to approve the issuance of shares of LSI common stock in connection with the merger. The summary of the opinion of Morgan Stanley set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

In connection with rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of LSI and Agere, respectively;

•	reviewed certain internal financial statements and other financial and operating data concerning LSI and Agere, respectively, prepared by the managements of LSI and Agere, respectively;

•	reviewed certain financial projections concerning LSI and Agere, respectively, prepared by the managements of LSI and Agere, respectively;

•	discussed the past and current operations and financial condition and the prospects of LSI and Agere, respectively, with senior executives of LSI and Agere, respectively;

•	discussed certain strategic, financial and operational benefits anticipated from the merger with the managements of LSI and Agere, respectively;

•	reviewed the pro forma financial impact of the merger on LSI’s earnings per share, consolidated capitalization and financial ratios;

•	reviewed the reported prices and trading activity for LSI common stock and Agere common stock, respectively;

•	compared the financial performance of LSI and Agere, respectively, and the prices and trading activity of LSI common stock and Agere common stock, respectively, with that of certain other publicly-traded companies comparable with LSI and Agere, respectively, and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	participated in discussions and negotiations among representatives of LSI and Agere and their financial and legal advisors;

•	reviewed the merger agreement and certain related documents; and

•	performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available to it by LSI and Agere for the purposes of its opinion. With respect to the internal financial statements and projections, including information relating to the strategic, financial and operational benefits anticipated from the merger and assessments regarding the prospects of LSI and Agere, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of LSI and Agere, respectively. In addition, Morgan Stanley assumed that the merger would be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended. Morgan Stanley also assumed that in connection with the receipt of all the necessary regulatory approvals for the proposed merger, no restrictions would be imposed or delays would result that would have a material adverse affect on the contemplated benefits expected to be derived in the proposed merger. Morgan Stanley is not a legal, tax, regulatory or actuarial advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of LSI and its legal, tax, regulatory and actuarial advisors with respect to such matters.

Morgan Stanley relied upon, without independent verification, the assessment by the managements of LSI and Agere of: (i) the strategic, financial and other benefits expected to result from the merger; (ii) the timing and risks associated with the integration of LSI and Agere; (iii) their ability to retain key employees of LSI and Agere, respectively and (iv) the validity of, and risks associated with, LSI’s and Agere’s existing and future intellectual property, products, services and business models. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of LSI and Agere, nor was Morgan Stanley furnished with any such appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of December 3, 2006. Events occurring after the date thereof may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley does not assume any obligation to update, revise or reaffirm its opinion.

The following is a brief summary of the material analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter dated December 3, 2006. The various analyses summarized below were based on closing prices for the common stock of LSI and Agere as of December 1, 2006, the last full trading day preceding the day of the special meeting of the LSI board of directors to consider and approve, adopt and authorize the merger agreement. Although each analysis was provided to the LSI board of directors, in connection with arriving at its opinion, Morgan Stanley considered all of its analyses as a whole and did not attribute any particular weight to any analysis described below. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

On December 3, 2006, LSI and Agere entered into a merger agreement whereby each share of Agere common stock would be converted into the right to receive 2.16 shares of LSI common stock. Based on the closing prices of LSI common stock as of December 1, 2006, this exchange ratio represented an implied price of $22.81 per share of Agere common stock. Based on the exchange ratio and shares, restricted stock and options outstanding as of September 30, 2006, Morgan Stanley calculated that as a result of the merger, LSI’s stockholders would own approximately 52% of the combined company on a fully diluted basis using the treasury stock method and Agere’s shareholders would own approximately 48% following completion of the merger pursuant to the merger agreement.

Agere

Trading Range Analysis.  Morgan Stanley performed a trading range analysis to provide background and perspective with respect to the historical share prices of Agere common stock. Morgan Stanley reviewed the range of closing prices of Agere common stock for various periods ended on December 1, 2006. Morgan Stanley observed the following:

Period Ended December 1, 2006	Range of Closing Prices

Last 30 Trading Days	$15.90 - $18.72
Last 60 Trading Days	$14.51 - $18.72
Last 90 Trading Days	$14.38 - $18.72
Last 12 Months	$12.00 - $18.72

Morgan Stanley noted that as of December 1, 2006 the closing price per share of Agere common stock as of that date was $17.79.

Historical Exchange Ratio Range Analysis.  Morgan Stanley reviewed the ratios of the range of closing prices of Agere common stock divided by the corresponding closing prices of LSI common stock over various periods ended on December 1, 2006. For each of the periods reviewed, Morgan Stanley observed the relevant range of low and high exchange ratios.

Morgan Stanley calculated a range of implied ownership of Agere shareholders on a fully diluted basis, using the treasury stock method, based on observed relevant range of low and high exchange ratios. The following table summarizes Morgan Stanley’s analysis:

	Range of		Implied
Period Ended December 1, 2006	Exchange Ratios		Agere Ownership

Last 30 Trading Days	1.63x - 1.97	x	40% - 45%
Last 60 Trading Days	1.63x - 2.02	x	40% - 46%
Last 90 Trading Days	1.63x - 2.02	x	40% - 46%
Last 12 Months	1.23x - 2.02	x	34% - 46%

Morgan Stanley noted that the exchange ratio pursuant to the merger agreement was 2.16x and that based on the prices of shares of Agere and LSI common stock on December 1, 2006, the exchange ratio as of that date was 1.68x.

Comparable Company Analysis.  Morgan Stanley performed a comparable company analysis, which attempts to provide an implied value of a company by comparing it to similar companies. Morgan Stanley compared certain financial information of Agere with publicly available consensus estimates for other companies that shared similar business characteristics of Agere. The companies used in this comparison included the following storage, enterprise and networking, and wireless component companies:

•	Atheros Communications, Inc.

•	Broadcom Corporation

•	Conexant Systems, Inc.

•	Emulex Corporation

•	Freescale Semiconductor, Inc.

•	Infineon Technologies AG

•	Marvell Technology Group Ltd.

•	PMC-Sierra, Inc.

•	QLogic Corporation

•	Qualcomm Incorporated

•	RF Micro Devices, Inc.

•	Skyworks Solutions, Inc.

•	STMicroelectronics N.V.

•	Texas Instruments Incorporated

For purposes of this analysis, Morgan Stanley analyzed the following statistics of each of these companies for comparison purposes:

•	the ratios of aggregate value to estimated sales for calendar year 2006 and 2007 (in each case, based on publicly available consensus equity research estimates).

•	the ratios of price to estimated earnings per share for calendar year 2006 and 2007 (in each case, based on publicly available consensus equity research estimates).

Based on the analysis of the relevant metrics for each of the comparable companies, Morgan Stanley selected representative ranges of financial multiples of the comparable companies and applied these ranges of multiples to the relevant Agere financial statistic. For purposes of estimated calendar year 2006 and 2007 sales and earnings per share Morgan Stanley utilized publicly available equity research estimates available as of December 1, 2006. Based on Agere’s outstanding shares and options as of September 30, 2006, Morgan Stanley estimated the implied value per Agere share as of December 1, 2006 as follows:

Comparable
Company
	Representative	Implied Value
Calendar Year Financial Statistic	Multiple Range	per Share of Agere

Aggregate Value to Estimated 2006 Revenue	1.5x - 3.2x	$13.91 - $28.42
Aggregate Value to Estimated 2007 Revenue	1.4x - 2.8x	$13.85 - $26.60
Price to Estimated 2006 EPS	18.0x - 24.0x	$14.75 - $19.67
Price to Estimated 2007 EPS	16.0x - 22.0x	$17.84 - $24.52

Morgan Stanley noted that as of December 1, 2006 the closing price per share of Agere common stock as of that date was $17.79.

No company utilized in the comparable company analysis is identical to Agere. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Agere, such as the impact of competition on the businesses of Agere and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Agere or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.

Discounted Equity Value Analysis.  Morgan Stanley performed a discounted equity value analysis, which is designed to provide insight into the future value of a company’s common equity as a function of the company’s future earnings and its current forward price to earnings. The resulting value is subsequently discounted to arrive at a present value for such company’s stock price. In connection with this analysis, Morgan Stanley calculated a range of present equity values per share of Agere’s common stock on a standalone basis. To calculate the discounted equity value, Morgan Stanley utilized calendar year 2008 forecasts that were extrapolated from equity research estimates using a range of revenue growth assumptions from 10.0% — 14.0% and operating margin assumptions of 12.0% — 16.0%. Morgan Stanley applied a range of price to earnings multiples to these estimates and applied a discount rate of 11%.

The following table summarizes Morgan Stanley’s analysis:

Comparable
Company
	Representative	Implied Value
Calendar Year 2008 Assumed Revenue Growth/Operating Margin	Multiple Range	per Share of Agere

10.0% Revenue Growth/12.0% Operating Margin	15.0x - 18.0x	$14.72 - $17.66
12.0% Revenue Growth/14.1% Operating Margin	17.0x - 20.0x	$19.95 - $23.47
14.0% Revenue Growth/16.0% Operating Margin	20.0x - 23.0x	$27.11 - $31.18

Morgan Stanley noted that as of December 1, 2006 the closing price per share of Agere common stock as of that date was $17.79.

Securities Research Analysts’ Price Targets.  Morgan Stanley reviewed and analyzed future public market trading price targets for Agere common stock prepared and published by equity research analysts. These targets reflect each analyst’s estimate of the future public market trading price of Agere common stock. The range of undiscounted analyst price targets for Agere was $13.00 to $24.00.

Morgan Stanley noted that as of December 1, 2006 the closing price per share of Agere common stock as of that date was $17.79.

The public market trading price targets published by the securities research analysts do not necessarily reflect current market trading prices for Agere common stock and these estimates are subject to uncertainties, including the future financial performance of Agere and future financial market conditions.

Analysis of Precedent Transactions.  Morgan Stanley also performed a precedent transaction analysis, which is designed to imply a value of a company based on publicly available financial terms and premiums of selected transactions that share some characteristics with the merger. In connection with its analysis, Morgan Stanley compared publicly available statistics for 7 selected merger transactions in the technology sector between January 1, 2003 and December 1, 2006 in which the target company was publicly traded, transaction values were greater than $500 million and the target shareholders’ implied pro forma fully diluted ownership was greater than 30%. The following is a list of these transactions:

Selected Technology Merger Transactions (Target/Acquiror)

•	ChipPAC, Inc./ST Assembly Test Services Ltd.

•	GlobespanVirata, Inc./Conexant Systems, Inc.

•	Integrated Circuit Systems, Inc./Integrated Device Technology, Inc.

•	Lucent Technologies Inc./Alcatel

•	McDATA Corporation/Brocade Communications Systems, Inc.

•	Nextel Communications, Inc./Sprint Corporation

•	VERITAS Software Corporation/Symantec Corporation

For each transaction noted above Morgan Stanley noted the provisions for corporate governance such as who would be the chief executive officer, chairman and members of the board of directors of the combined company, as provided for in the transaction’s definitive documentation. Morgan Stanley also noted the implied exchange ratio premium to the 30 trading day average exchange ratio for the constituent companies, where available.

Morgan Stanley noted that certain of the transactions noted above could be characterized as “mergers of equals” in which the transaction’s definitive documentation provided for the corporate governance profile of the combined company to generally be filled in a balanced manner from both the acquiror and the acquired company, or “shared upside” mergers in which the transaction’s definitive documentation provided for the corporate governance profile of the combined company to generally be filled in a less balanced manner. For each category of “merger of equals” and “shared upside” transactions, Morgan Stanley selected a representative range of implied exchange ratio premiums to the 30 trading day average exchange ratio for such groups and compared such representative ranges to the average exchange ratio of Agere and LSI common stock over the 30 trading day period ended December 1, 2006. The following table summarizes Morgan Stanley’s analysis:

Reference Range of
	30 Day Average Exchange	Implied	Implied Agere
Merger Transactions	Ratio Premiums	Exchange Ratios	Ownership

“Merger of Equals” Transactions	0% - 20%	1.74x - 2.09x	42% - 47%
“Shared Upside” Transactions	10% - 30%	1.92x - 2.26x	45% - 49%

Morgan Stanley noted that the exchange ratio pursuant to the merger agreement was 2.16x and that based on the prices of shares of Agere and LSI common stock on December 1, 2006, the exchange ratio as of that date was 1.68x.

Morgan Stanley also compared publicly available statistics for 21 selected transactions in the semiconductor and hardware sectors between January 1, 2001 and December 1, 2006 in which the target company was publicly traded and transaction values were greater than $500 million. The following is a list of these transactions:

Selected Semiconductor/Hardware Transactions (Target/Acquiror)

•	Advanced Digital Information Corporation/Quantum Corporation

•	Artisan Components, Inc./ARM Holdings PLC

•	ATI Technologies Inc./Advanced Micro Devices, Inc.

•	C-Cube Microsystems Inc./LSI Logic Corporation

•	ChipPAC, Inc./ST Assembly Test Services Ltd

•	Dallas Semiconductor Corporation/Maxim Integrated Products, Inc.

•	Elantec Semiconductor, Inc./Intersil Corporation

•	Freescale Semiconductor, Inc./Consortium

•	General Semiconductor, Inc./Vishay Intertechnology, Inc.

•	GlobespanVirata, Inc./Conexant Systems, Inc.

•	Integrated Circuit Systems, Inc./Integrated Device Technology, Inc.

•	Lexar Media, Inc./Micron Technology, Inc.

•	Maxtor Corporation/Seagate Technology

•	McDATA Corporation/Brocade Communications Systems, Inc.

•	msystems Ltd./SanDisk Corporation

•	Mykrolis Corporation/Entegris, Inc.

•	NPTest Holding Corp./Credence Systems Corporation

•	Sawtek Inc./TriQuint Semiconductor, Inc.

•	Storage Technology Corporation/Sun Microsystems, Inc.

•	Symbol Technologies, Inc./Motorola, Inc.

•	Xicor, Inc./Intersil Corporation

For each transaction noted above Morgan Stanley noted the following financial ratios where available: (1) implied premium to acquired companies’ stock price one trading day prior to announcement; (2) implied premium to acquired companies’ 30 trading day average stock price prior to announcement; (3) implied exchange ratio premium to 30 trading day average exchange ratio of the constituent companies’ stocks; (4) implied exchange ratio premium to 60 trading day average exchange ratio of the constituent companies’ stocks; (5) aggregate value of the transaction to next twelve months estimated revenues; and (6) price of the acquired company’s stock to next twelve months estimated earnings per share. Morgan Stanley noted that based on the exchange ratio pursuant to the merger agreement and the prices of shares of Agere and LSI common stock for the period ending December 1, 2006, each of the aforementioned metrics for the merger was within the range of such corresponding metrics, where available, noted in the group of transactions above.

Morgan Stanley noted that the exchange ratio pursuant to the merger agreement was 2.16x and that based on the prices of shares of Agere and LSI common stock on December 1, 2006, the exchange ratio as of that date was 1.68x.

No company or transaction utilized in the precedent transaction analysis is identical to LSI or Agere or the merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to general business, market and financial conditions and other matters, which are beyond the control of LSI and Agere, such as the impact of competition on the business of LSI, Agere or the industry generally, industry growth and the absence of any adverse material change in the financial condition of LSI, Agere or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared.

Relative Contribution Analysis.  Morgan Stanley compared Agere and LSI stockholders’ respective percentage ownership of the combined company to Agere’s and LSI’s respective percentage contribution (and the implied ownership and the implied exchange ratio based on such contribution) to the combined company using estimated calendar year 2006, 2007 and 2008 revenue, operating income and net income based on publicly available equity research analysts’ estimates. Morgan Stanley compared the revenue, operating income and net income of Agere and LSI (i) excluding the impact of any expected synergies resulting from their merger and excluding the unfunded amount of Agere’s pension and postretirement plans as of September 30, 2006; (ii) allocating $125 million of assumed synergies to Agere’s operating income and net income contribution and excluding the unfunded amount of Agere’s pension and postretirement plans as of September 30, 2006; and (iii) excluding the impact of any expected synergies resulting from their merger and allocating the unfunded status of Agere’s pension and postretirement plans as of September 30, 2006 to Agere’s net debt contribution. Based on LSI’s common stock price per share of $10.56 and Agere’s common stock price per share of $17.79 as of December 1, 2006, Morgan Stanley calculated an implied exchange ratio for Agere’s shareholders.

The following table summarizes Morgan Stanley’s analysis:

Range of Implied
Exchange Ratios

Revenue
Calendar Year 2006-2008 (Without Synergies, Excluding Pension and Postretirement Plans)	1.62x - 1.65x
Calendar Year 2006-2008 (With Synergies, Excluding Pension and Postretirement Plans)	1.62x - 1.65x
Calendar Year 2006-2008 (Without Synergies, Including Pension and Postretirement Plans)	1.51x - 1.53x
Operating Income
Calendar Year 2006-2008 (Without Synergies, Excluding Pension and Postretirement Plans)	1.36x - 1.61x
Calendar Year 2006-2008 (With Synergies, Excluding Pension and Postretirement Plans)	2.23x - 2.30x
Calendar Year 2006-2008 (Without Synergies, Including Pension and Postretirement Plans)	1.25x - 1.49x
Net Income
Calendar Year 2006-2008 (Without Synergies, Excluding Pension and Postretirement Plans)	1.43x - 1.80x
Calendar Year 2006-2008 (With Synergies, Excluding Pension and Postretirement Plans)	2.44x - 2.61x
Calendar Year 2006-2008 (Without Synergies, Including Pension and Postretirement Plans)	1.43x - 1.80x

Morgan Stanley noted that the exchange ratio pursuant to the merger agreement was 2.16x and that based on the prices of shares of Agere and LSI common stock on December 1, 2006, the exchange ratio as of that date was 1.68x.

Relative Securities Research Analysts’ Price Targets.  Morgan Stanley reviewed and analyzed the exchange ratio implied by the range of future public market trading price targets for Agere common stock divided by the range of future public market trading price targets for LSI common stock, in each case prepared and published by equity research analysts. The range of exchange ratios implied by such undiscounted analyst price targets for Agere and LSI was 1.21x to 2.29x. Morgan Stanley noted that the exchange ratio pursuant to the merger agreement was 2.16x and that based on the prices of shares of Agere and LSI common stock on December 1, 2006, the exchange ratio as of that date was 1.68x.

LSI

Trading Range Analysis.  Morgan Stanley performed a trading range analysis to provide background and perspective with respect to the historical share prices of LSI common stock. Morgan Stanley reviewed the range of closing prices of LSI common stock for various periods ended on December 1, 2006. Morgan Stanley observed the following:

Range of
Period Ended December 1, 2006	Closing Prices

Last 30 Trading Days	$8.27 - $10.94
Last 60 Trading Days	$8.03 - $10.94
Last 90 Trading Days	$7.46 - $10.94
Last 12 Months	$7.46 - $11.66

Morgan Stanley noted that as of December 1, 2006, the closing price of LSI common stock was $10.56 per share.

Comparable Company Analysis.  Morgan Stanley performed a comparable company analysis, which attempts to provide an implied value of a company by comparing it to similar companies. Morgan Stanley compared certain financial information of LSI with publicly available consensus estimates for other companies that shared similar business characteristics of LSI. The companies used in this comparison included the following storage, enterprise and networking and wireless component companies:

•	Atheros Communications, Inc.

•	Broadcom Corporation

•	Conexant Systems, Inc.

•	Emulex Corporation

•	Freescale Semiconductor, Inc.

•	Infineon Technologies AG

•	Marvell Technology Group Ltd.

•	PMC-Sierra, Inc.

•	QLogic Corporation

•	Qualcomm Incorporated

•	RF Micro Devices, Inc.

•	Skyworks Solutions, Inc.

•	STMicroelectronics N.V.

•	Texas Instruments Incorporated

For purposes of this analysis, Morgan Stanley analyzed the following statistics of each of these companies for comparison purposes:

•	the ratios of aggregate value to estimated sales for calendar year 2006 and 2007 (in each case, based on publicly available consensus equity research estimates).

•	the ratios of price to estimated earnings per share for calendar year 2006 and 2007 (in each case, based on publicly available consensus equity research estimates).

Based on the analysis of the relevant metrics for each of the comparable companies, Morgan Stanley selected representative ranges of financial multiples of the comparable companies and applied these ranges of multiples to the relevant LSI financial statistic. For purposes of estimated calendar year 2006 and 2007 revenues and earnings per share Morgan Stanley utilized publicly available equity research estimates as of December 1, 2006. Based on LSI’s outstanding shares and options as of September 30, 2006, Morgan Stanley estimated the implied value per LSI share as of December 1, 2006 as follows:

	Comparable Company	Implied Value
Calendar Year Financial Statistic	Representative Multiple Range	per Share of LSI

Aggregate Value to Estimated 2006 Revenue	1.5x - 3.2x	$8.82 - $15.49
Aggregate Value to Estimated 2007 Revenue	1.4x - 2.8x	$8.83 - $14.67
Price to Estimated 2006 EPS	18.0x - 24.0x	$10.28 - $13.71
Price to Estimated 2007 EPS	16.0x - 22.0x	$10.39 - $14.29

Morgan Stanley noted that as of December 1, 2006, the closing price of LSI common stock was $10.56 per share.

No company utilized in the comparable company analysis is identical to LSI. In evaluating the comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of LSI, such as the impact of competition on the businesses of LSI and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of LSI or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.

Discounted Equity Value Analysis.  Morgan Stanley performed a discounted equity value analysis, which is designed to provide insight into the future value of a company’s common equity as a function of the company’s future earnings and its current forward price to earnings. The resulting value is subsequently discounted to arrive at a present value for such company’s stock price. In connection with this analysis, Morgan Stanley calculated a range of present equity values per share of LSI’s common stock on a standalone basis. To calculate the discounted equity value, Morgan Stanley utilized calendar year 2008 forecasts that were extrapolated from equity research estimates using a range of revenue growth assumptions from 7.5% — 12.5% and operating margin assumptions of 12.0% — 16.0%. Morgan Stanley applied a range of price to earnings multiples to these estimates and applied a discount rate of 12%.

The following table summarizes Morgan Stanley’s analysis:

Comparable
Company
	Representative	Implied Value
Calendar Year 2008 Assumed Revenue Growth/Operating Margin	Multiple Range	per Share of LSI

7.5% Revenue Growth/12.0% Operating Margin	15.0x - 18.0x	$7.71 - $ 9.25
10.0% Revenue Growth/14.5% Operating Margin	17.0x - 20.0x	$10.81 - $12.72
12.5% Revenue Growth/16.0% Operating Margin	20.0x - 23.0x	$14.34 - $16.49

Morgan Stanley noted that as of December 1, 2006, the closing price of LSI common stock was $10.56 per share.

Securities Research Analysts’ Price Targets.  Morgan Stanley reviewed and analyzed future public market trading price targets for LSI common stock prepared and published by equity research analysts. These targets reflect each analyst’s estimate of the future public market trading price of LSI common stock. The range of undiscounted analyst price targets for LSI was $7.00 to $15.00. Morgan Stanley noted that as of December 1, 2006, the closing price of LSI common stock was $10.56 per share.

The public market trading price targets published by the securities research analysts do not necessarily reflect current market trading prices for LSI common stock and these estimates are subject to uncertainties, including the future financial performance of LSI and future financial market conditions.

Pro Forma Merger Analysis.  Morgan Stanley analyzed the potential pro forma impact of the transaction on LSI’s earnings per share for calendar years 2007 and 2008, excluding the impact of one-time and non-cash acquisition-related expenses, except for the non-cash impact related to the acquisition-related write-off of deferred revenue as estimated by LSI management. Morgan Stanley calculated such pro forma earnings per share on the basis of an assumed closing date for the merger of March 31, 2007, the transaction exchange ratio provided for by the merger agreement, publicly available equity research estimates of earnings per share for LSI and Agere as of December 1, 2006 and synergies resulting from the merger estimated by LSI management. Morgan Stanley noted that the transaction would be dilutive to LSI’s earnings per share for calendar year 2007 and accretive for calendar year 2008.

In connection with the review of the merger by the LSI board of directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of Agere or LSI or their respective common stock. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these assumptions are beyond the control of Agere or LSI. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness of the exchange ratio pursuant to the merger agreement from a financial point of view to LSI and in connection with the delivery of its opinion dated December 3, 2006 to the LSI board of directors. These analyses do not purport to be appraisals or to reflect the prices at which shares of common stock of Agere or LSI might actually trade. The exchange ratio was determined by LSI and Agere through arm’s length negotiations between LSI and Agere and was approved by the LSI board of directors. Morgan Stanley provided advice to LSI during these negotiations. Morgan Stanley did not, however, recommend any specific merger consideration to LSI or that any specific merger consideration constituted the only appropriate merger consideration for the merger.

In addition, Morgan Stanley’s opinion and its presentation to the LSI board of directors was one of many factors taken into consideration by the LSI board of directors in deciding to approve, adopt and authorize the merger agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the LSI board of directors with respect to the exchange ratio or of whether the LSI board of directors would have been willing to agree to a different exchange ratio. The foregoing summary describes the material analyses performed by Morgan Stanley but does not purport to be a complete description of the analyses performed by Morgan Stanley.

The LSI board of directors retained Morgan Stanley based upon Morgan Stanley’s qualifications, experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services for LSI and LSI’s affiliates and received fees for such services. In the ordinary course of Morgan Stanley’s trading and brokerage activities, Morgan Stanley or its affiliates may at any time hold long or short positions, and may actively trade or otherwise effect transactions, for its own account or for the account of customers in the equity and other securities of Agere, LSI, LSI’s affiliates or any other parties, commodities or currencies involved in the merger.

Under the terms of its engagement letter, Morgan Stanley provided LSI financial advisory services and a financial opinion in connection with the merger. Pursuant to the terms of this engagement letter, LSI has agreed to pay Morgan Stanley a customary fee, a substantial portion of which is contingent upon closing of the merger. LSI has also agreed to reimburse Morgan Stanley for its fees and expenses incurred in performing its services. In addition, LSI has agreed to indemnify Morgan Stanley and any of its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws relating to or arising out of its engagement and any related transactions.

Consideration of the Merger by the Agere Board of Directors

Recommendation of the Agere Board of Directors

At a meeting held on December 3, 2006, the Agere board of directors by unanimous vote of the directors present:

•	determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of the Agere stockholders and approved and adopted the merger agreement and the transactions contemplated thereby; and

•	determined to recommend that the Agere stockholders adopt the merger agreement.

The Agere board of directors recommends that the Agere stockholders vote “FOR” the adoption of the merger agreement at the Agere annual meeting.

In reaching this decision, the Agere board of directors consulted with Agere’s management and its financial and legal advisors and considered a variety of factors, including the material factors described below. In light of the number and wide variety of factors considered in connection with its evaluation of the transaction, the Agere board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination. The Agere board of directors viewed its position as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weights to different factors.

Strategic Considerations.  The Agere board of directors considered factors pertaining to the strategic rationale for the merger as generally supporting its decision to enter into the merger agreement, including the following:

•	its expectation that the merger would result in a larger, more competitive organization, and that the opportunities for strategic investment and customer expansion following the merger would be significantly greater for the combined company than what Agere could achieve as an independent company;

•	its expectation that the complementary products, cultures and capabilities of Agere and LSI would enhance the range of the products and solutions currently offered to Agere customers, and would allow the combined company to pursue new growth opportunities;

•	its expectation that the size and scale of the combined company, with an enhanced innovation pipeline and a substantial patent portfolio consisting of more than 10,000 issued and pending U.S. patents, will have a strong foundation to pursue new growth opportunities; and

•	the strategic benefits of the merger, as described in the section entitled “Reasons for the Merger” beginning on page 67 of this joint proxy statement/prospectus.

Equity Participation in Combined Company.  The Agere board of directors considered as generally supporting its decision to enter into the merger agreement the opportunity for Agere stockholders to participate in the potential growth of the combined company as compared to the alternative of Agere continuing as an independent company under its current business plan in light of the perceived strategic benefits of the proposed transaction, as well as a perceived reduction in risk as a result of being stockholders in a larger, more diversified company.

Financial Considerations.  The Agere board of directors considered the financial terms of the transaction, including the fixed exchange ratio of 2.16 shares of LSI common stock for each share of Agere common stock, as well as other financial factors pertaining to the merger as generally supporting its decision to enter into the merger agreement, including the following:

•	the fact that the implied value of the merger consideration, based on the closing price of LSI common stock on December 1, 2006 (the last trading day prior to announcement of the merger) represented a premium of 28.2% to the closing price of Agere common stock on such date, a 31.3% premium to the 30-day average closing price of Agere common stock and a substantial premium over other recent historical periods;

•	the significant synergies that could result from the transaction, including substantial cost savings for the combined company beginning in 2007, with annual cost savings for the combined company of approximately $125 million in 2008 from increased efficiencies in manufacturing and operating expenses;

•	the expectation that Agere stockholders, immediately after closing, will hold approximately 48% of the shares of common stock of the combined company on a diluted basis and will have the opportunity to share in the future growth and expected synergies of the combined company while retaining the flexibility of selling all or a portion of those shares.

Opinion of Goldman, Sachs & Co.  The Agere board of directors considered Goldman Sachs’ oral opinion, subsequently confirmed by delivery of its written opinion, dated December 3, 2006, to Agere’s board of directors that, as of the date of its opinion and based upon and subject to the factors and assumptions set forth in the opinion, the exchange ratio of 2.16 shares of LSI common stock to be received for each share of Agere common stock pursuant to the merger agreement was fair from a financial point of view to the holders of shares of Agere common stock.

Terms of Merger Agreement.  The Agere board of directors considered as generally supporting its decision to enter into the merger agreement the terms of such agreement, including the following:

•	the limited ability of LSI to terminate the merger agreement, and the fees payable by LSI with respect to certain events of termination, including the payment of a $120.0 million termination fee to Agere in certain circumstances where the merger agreement is terminated, although the Agere board of directors understood that such limitations and fees would also apply to Agere;

•	the fact that while the merger agreement contains a covenant prohibiting Agere from soliciting third party acquisition proposals, it allows a reasonable opportunity to respond to unsolicited superior third party acquisition proposals if the Agere board of directors determines that the failure to do so would reasonably be expected to result in a breach of its fiduciary duties, subject to the payment of a termination fee upon termination upon certain circumstances;

•	its view that the terms of the merger agreement, including the termination fee, would not preclude a proposal for an alternative acquisition transaction involving Agere;

•	the fact that the merger agreement allows the Agere board of directors to change or withdraw its recommendation of the merger agreement if a superior proposal is received from a third party or if the Agere board of directors determines that the failure to change its recommendation would reasonably be expected to result in a breach of its fiduciary duties under applicable law, subject to the payment of a termination fee upon termination under certain circumstances;

•	the governance arrangements of the combined company under which the board of directors of the combined company would be comprised of nine directors, including three directors designated by Agere;

•	the fact that, for two years from the effective date of the merger the surviving corporation will provide compensation and benefits (other than equity-based benefits) that are substantially equivalent, in the aggregate, to those provided immediately prior to the date of the merger agreement, other than as required by applicable law or certain agreements; and

•	while the executive offices of the combined company would be located in Milpitas, California, the combined company would maintain a significant presence in Allentown, Pennsylvania.

Tax Treatment.  The Agere board of directors considered as generally supporting its decision to enter into the merger agreement the fact that the merger was intended to qualify as a reorganization for U.S. federal income tax purposes and that, as a result, the exchange by Agere stockholders of their shares of Agere common stock for shares of LSI common stock in the merger generally would be tax-free to Agere stockholders.

Risks.  The Agere board of directors also identified and considered a number of uncertainties, risks and other potentially negative factors, including the following:

•	the price of LSI common stock at the time of closing could be lower than the price as of the time of signing, and accordingly, the value of the consideration received by Agere stockholders in the merger could be materially less than the value as of the date of the merger agreement;

•	the difficulties and challenges inherent in completing a merger and integrating the management teams, strategies, cultures and organizations of the companies;

•	the risk that the expected synergies and other benefits of the merger might not be fully achieved or may not be achieved within the timeframes expected;

•	the risks of the type and nature described above under “Risk Factors;”

•	the possibility that the merger ultimately may not be completed as a result of material adverse developments or other unsatisfied conditions;

•	certain provisions of the merger agreement, although reciprocal, may have the effect of discouraging proposals for alternative acquisition transactions involving Agere, including:

•	the restriction on Agere’s ability to solicit proposals for alternative transactions;

•	the requirement that the Agere board of directors submit the merger agreement to the Agere stockholders for approval and adoption in certain circumstances, even if the Agere board of directors withdraws its recommendation for the merger; and

•	the requirement that Agere pay a termination fee of $120.0 million to LSI in certain circumstances following the termination of the merger agreement;

•	certain of Agere’s directors and officers may have interests in the merger as individuals that are in addition to, or that may be different from, the interests of the Agere stockholders;

•	the fees and expenses associated with completing the merger;

•	the risk that certain members of Agere senior management or LSI senior management might choose not to remain employed with the combined company;

•	the risk that either the Agere stockholders may fail to adopt the merger agreement or the LSI stockholders may fail to approve the issuance of shares of LSI common stock in the merger;

•	the potential impact of the restrictions under the merger agreement on Agere’s ability to take certain actions during the period prior to the closing of the merger agreement (which may delay or prevent Agere from undertaking business opportunities that may arise pending completion of the merger); and

•	the potential for diversion of management and employee attention and for increased employee attrition during the period prior to the closing of the merger agreement, and the potential effect of these on Agere’s business and relations with customers and suppliers.

The Agere board of directors weighed the potential benefits, advantages and opportunities of a merger and the risks of not pursuing a transaction with LSI against the risks and challenges inherent in the proposed merger. The Agere board of directors realized that there can be no assurance about future results, including results expected or considered in the factors listed above. However, the Agere board of directors concluded that the potential benefits outweighed the risks of consummating the merger with LSI.

This explanation of Agere’s reasons for the proposed merger and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement Regarding Forward-Looking Statements.”

Opinion of Agere Financial Advisor

On December 3, 2006, Goldman Sachs rendered its oral opinion, subsequently confirmed by delivery of its written opinion, dated December 3, 2006, to Agere’s board of directors that, as of the date of its opinion and based upon and subject to the factors and assumptions set forth in the opinion, the exchange ratio of 2.16 shares of LSI common stock to be received for each share of Agere common stock pursuant to the merger agreement was fair from a financial point of view to the holders of shares of Agere common stock.

The full text of the written opinion of Goldman Sachs, dated December 3, 2006, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this joint proxy statement/prospectus. Goldman Sachs provided its opinion for the information and assistance of Agere’s board of directors in connection with its consideration of the merger. Goldman Sachs’ opinion is not a recommendation as to how any holder of Agere common stock should vote with respect to the merger.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of Agere and LSI for the five fiscal years ended September 30, 2006, in the case of Agere, and December 31, 2005, in the case of LSI;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Agere and LSI;

•	certain other communications from Agere and LSI to their respective stockholders;

•	certain research analyst estimates of the future financial performance of Agere and LSI;

•	certain internal financial analyses and forecasts for LSI prepared by its management, as reviewed and approved for use in connection with the opinion by Agere’s management;

•	certain internal financial analyses and forecasts for Agere prepared by its management; and

•	certain cost savings and operating synergies projected by the managements of Agere and LSI to result from the merger, which are referred to in this discussion as the “Synergies.”

Goldman Sachs also held discussions with members of the senior management of Agere and LSI regarding their assessment of the strategic rationale for, and the potential benefits of, the merger and the past and current business operations, financial condition and future prospects of Agere and LSI.

In addition, Goldman Sachs:

•	reviewed the reported price and trading activity for the shares of Agere common stock and the shares of LSI common stock,

•	compared certain financial and stock market information for Agere and LSI with similar information for certain other companies the securities of which are publicly traded;

•	reviewed the financial terms of certain recent business combinations in the semiconductor industry specifically and in other industries generally; and

•	performed such other studies and analyses, and considered such other factors, as Goldman Sachs considered appropriate.

Goldman Sachs relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by it and assumed the accuracy and completeness of this information for purposes of rendering its opinion. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Agere, LSI or any of their respective subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained without any adverse effect on Agere or LSI or on the expected benefits of the merger in any way meaningful to its analysis. Goldman Sachs’ opinion does not address the underlying business decision of Agere to engage in the merger, nor did Goldman Sachs express any opinion as to the prices at which shares of LSI common stock will trade at any time. Goldman Sachs’ opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion.

The following is a summary of the material financial analyses presented by Goldman Sachs to Agere’s board of directors in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs and is qualified by reference to the written opinion of Goldman Sachs attached as Annex C to this joint proxy statement/prospectus. The order of analyses described does not represent the relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before December 1, 2006 and is not necessarily indicative of current market conditions.

Historical Stock Price Analysis

Goldman Sachs reviewed the reported price and trading activity for Agere common stock for the one-year period ended December 1, 2006. Goldman Sachs noted that based on the closing price of LSI common stock of $10.56 per share on December 1, 2006, which was the last trading day prior to the date of the merger agreement, the implied value of the exchange ratio of 2.16 shares of LSI common stock to be received for each share of Agere common stock pursuant to the merger agreement was $22.81 per share of Agere common stock, which is referred to in this discussion as the offer value. Goldman Sachs noted that the offer value represented:

•	a 28.2% premium to the closing price of Agere common stock on December 1, 2006;

•	a 31.3% premium to the average closing price of Agere common stock for the 30-day period ended December 1, 2006;

•	a 41.5% premium to the average closing price of Agere common stock for the 90-day period ended December 1, 2006; and

•	a 54.4% premium to the average closing price of Agere common stock for the one-year period ended December 1, 2006.

Historical Price to Earnings Ratio Analysis

Goldman Sachs reviewed the historical price to projected earnings ratios for Agere and LSI for each day in the one-year period ended December 1, 2006. The historical price to projected earnings ratios were determined by dividing the closing price per share of Agere common stock and LSI common stock, respectively, by the daily median next-twelve-month rolling earnings per share projections for Agere and LSI, respectively, provided by the Institutional Brokerage Estimate System, which is referred to in this discussion as “IBES,” which is a data service that compiles estimates issued by securities analysts. Goldman Sachs noted that as of December 1, 2006, Agere’s price to earnings ratio was 18.2x and LSI’s price to earnings ratio was 17.3x.

Implied Historical Exchange Ratio Analysis

Goldman Sachs reviewed the implied historical exchange ratios determined by dividing the closing price per share of Agere common stock by the closing price per share of LSI common stock over the one-day, five-day, 30-day, 90-day, 180-day and one-year trading periods ended December 1, 2006, as well as the implied premium of the exchange ratio of 2.16 shares of LSI common stock to be received for each share of Agere common stock pursuant to the merger agreement to the average of implied historical exchange ratios over those same trading periods. The following table presents the results of these calculations:

		Implied Premium
		of Actual
		Exchange Ratio to
	Implied Historical	Implied Historical
Historical Period	Exchange Ratio	Exchange Ratio

One-Day Average	1.68	28.2%
Five-Day Average	1.66	30.4%
30-Day Average	1.74	24.0%
90-Day Average	1.84	17.1%
180-Day Average	1.67	29.3%
One-Year Average	1.61	33.9%

Implied Securities Analyst Price Target Exchange Ratio Analysis

Goldman Sachs reviewed the implied exchange ratios determined by dividing the high, mean, median and low of certain securities analysts’ target price for Agere common stock as of December 1, 2006 by the high, mean, median and low, respectively, of certain securities analysts’ target price for LSI common stock as of December 1, 2006, as well as the implied premium of the exchange ratio of 2.16 shares of LSI common stock to be received for each share of Agere common stock pursuant to the merger agreement to these implied exchange ratios. The following table presents the results of these calculations:

		Implied Premium of Actual
	Implied Securities	Exchange Ratio to Implied
	Analyst Price	Securities Analyst Price
	Target Exchange Ratio	Target Exchange Ratio

High	1.60	35.0%
Mean	1.51	43.4%
Median	1.68	28.4%
Low	1.30	66.2%

Implied Equity Contribution Analysis

Goldman Sachs performed a contribution analysis in which it analyzed and compared the relative implied contributions of Agere and LSI to the combined company on a percentage basis based on the:

•	actual calendar year 2005 revenue and estimated calendar year 2006 and 2007 revenue;

•	actual calendar year 2005 earnings before interest expense and taxes, or EBIT, and estimated calendar year 2006 and 2007 EBIT;

•	actual calendar year 2005 earnings before interest expense, taxes, depreciation and amortization, or EBITDA, and estimated calendar year 2006 and 2007 EBITDA; and

•	actual calendar year 2005 cash net income, which is defined as GAAP net income adjusted for one-time, stock compensation, goodwill and amortization expenses, and estimated calendar year 2006 and 2007 cash net income, of the combined company, as adjusted for the net debt positions of Agere and LSI. For purposes of these calculations, net debt was defined as total indebtedness less cash, cash equivalents and short-term investments. Agere’s and LSI’s relative implied contributions to the combined company, as adjusted for net debt, are referred to in this discussion as implied equity contributions. The contribution analysis that Goldman Sachs performed did not reflect any Synergies, purchase accounting adjustments or merger-related costs resulting from the consummation of the merger.

Goldman Sachs performed this contribution analysis employing both:

•	median IBES estimates of Agere’s and LSI’s revenue, EBIT, EBITDA and cash net income as of December 1, 2006, which are collectively referred to in this discussion as the “Street Case;” and

•	estimates of Agere’s revenue, EBIT, EBITDA and cash net income prepared by Agere’s management, and estimates of LSI’s revenue, EBIT, EBITDA and cash net income prepared by LSI’s management, as reviewed and approved for use in connection with Goldman Sachs’ opinion by Agere’s management, which are collectively referred to in this discussion as the “Management Case.”

For purposes of these calculations, Goldman Sachs reviewed the fully diluted equity market capitalization of Agere and LSI, respectively, on December 1, 2006 and used net debt information for Agere and LSI based on their latest publicly available filings as of December 1, 2006. The results of Goldman Sachs’ calculations are as follows:

Street Case

	Agere Implied
	Equity Contribution	LSI Implied Equity
	to Combined	Contribution to
	Company	Combined Company

2005A Revenue	42.8%	57.2%
2006E Revenue	40.8%	59.2%
2007E Revenue	39.9%	60.1%
2005A EBIT	36.0%	64.0%
2006E EBIT	34.8%	65.2%
2007E EBIT	36.9%	63.1%
2005A EBITDA	47.4%	52.6%
2006E EBITDA	42.3%	57.7%
2007E EBITDA	40.0%	60.0%
2005A Cash Net Income	36.7%	63.3%
2006E Cash Net Income	37.3%	62.7%
2007E Cash Net Income	39.2%	60.8%

Management Case

	Agere Implied Equity	LSI Implied Equity
	Contribution to Combined	Contribution to Combined
	Company	Company

2005A Revenue	42.8%	57.2%
2006E Revenue	40.7%	59.3%
2007E Revenue	41.4%	58.6%
2005A EBIT	36.0%	64.0%
2006E EBIT	38.0%	62.0%
2007E EBIT	42.7%	57.3%
2005A EBITDA	47.4%	52.6%
2006E EBITDA	40.7%	59.3%
2007E EBITDA	45.4%	54.6%
2005A Cash Net Income	36.7%	63.3%
2006E Cash Net Income	40.6%	59.4%
2007E Cash Net Income	45.5%	54.5%

Based upon the exchange ratio of 2.16 shares of LSI common stock to be received for each share of Agere common stock pursuant to the merger agreement, Goldman Sachs calculated that holders of Agere common stock and holders of LSI common stock would hold 48.3% and 51.7%, respectively, of the combined company on a fully diluted basis as of December 1, 2006, based on the treasury stock method.

Sensitivity Analysis with Respect to Implied Equity Contribution Analysis

Goldman Sachs also performed a sensitivity analysis to analyze the effect of increases or decreases in Agere’s and LSI’s estimated calendar year 2007 revenue, EBIT, EBITDA and cash net income on Agere’s implied equity contributions under both the Street Case and the Management Case.

With respect to the Street Case, Goldman Sachs’ sensitivity analysis resulted in a range of implied equity contributions for Agere of:

•	37.8% to 42.6% based on calendar 2007 revenue;

•	29.6% to 44.1% based on calendar 2007 EBIT;

•	36.6% to 43.4% based on calendar 2007 EBITDA; and

•	29.5% to 48.8% based on calendar 2007 cash net income.

With respect to the Management Case, Goldman Sachs’ sensitivity analysis resulted in a range of implied equity contributions for Agere of:

•	38.6% to 44.5% based on calendar 2007 revenue;

•	40.0% to 45.1% based on calendar 2007 EBIT;

•	43.3% to 47.3% based on calendar 2007 EBITDA; and

•	42.6% to 48.5% based on calendar 2007 cash net income.

Based upon the exchange ratio of 2.16 shares of LSI common stock to be received for each share of Agere common stock pursuant to the merger agreement, Goldman Sachs calculated that holders of Agere common stock and holders of LSI common stock would hold 48.3% and 51.7%, respectively, of the combined company on a fully diluted basis as of December 1, 2006, based on the treasury stock method.

Illustrative Pro Forma Merger Analysis

Goldman Sachs analyzed the potential pro forma impact of the merger on calendar year 2007 cash earnings per share, which is defined as GAAP earnings per share adjusted for one-time, stock compensation, goodwill and amortization expenses, from the point of view of the holders of LSI common stock prior to the merger based upon both the Street Case and the Management Case.

Based on the closing price per share of LSI common stock as of December 1, 2006, the exchange ratio of 2.16 shares of LSI common stock to be received for each share of Agere common stock pursuant to the merger agreement, the number of shares and options to purchase shares of LSI common stock outstanding as of December 1, 2006 and the number of shares and options to purchase shares of Agere common stock outstanding as of December 1, 2006, this analysis indicated that under the Street Case, the merger would be dilutive to LSI’s calendar year 2007 cash earnings per share, and that under the Management Case, the merger would be slightly dilutive to LSI’s calendar year 2007 cash earnings per share, in each case, without taking the Synergies into account. This analysis also indicated that under both the Street Case and the Management Case, the merger would be accretive to LSI’s calendar year 2007 cash earnings per share if the Synergies were taken into account.

Selected Companies Analysis

Goldman Sachs reviewed and compared certain financial information for Agere and LSI to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the semiconductor industry:

•	Cypress Semiconductor Corporation

•	Freescale Semiconductor, Inc.

•	Infineon Technologies AG

•	Integrated Device Technology, Inc.

•	NEC Electronics Corp.

•	STMicroelectronics N.V.

•	Texas Instruments Incorporated

Although none of the selected companies is directly comparable to Agere or LSI, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Agere and LSI.

Goldman Sachs also calculated and compared various financial multiples and ratios based on historical financial data as of December 1, 2006, information obtained from SEC filings and estimates provided by IBES. The multiples and ratios of Agere, LSI and each of the selected companies were based on estimates provided by IBES and the most recent publicly available information and were calculated using closing stock prices on December 1, 2006. With respect to Agere, LSI and the selected companies, Goldman Sachs calculated the multiple of price to calendar year 2006 and 2007 IBES estimated earnings. The following table presents the results of this analysis:

Selected Companies
	Range	Mean	Median	Agere	LSI

Price/2006 CYE Earnings	16.9x - 33.2x	21.6x	18.5x	23.2x	18.5x
Price/2007 CYE Earnings	13.7x - 28.1x	19.3x	17.4x	16.9x	16.8x

Goldman Sachs also calculated the ratio of price to calendar year 2007 IBES estimated earnings as a multiple of IBES median five-year earnings per share compound annual growth rate. The following table presents the results of this analysis:

Selected Companies
	Range	Agere	LSI

Price/2007 CYE Earnings	13.7x - 28.1x	16.9x	16.8x
Estimated Five-Year Earnings Per Share Compound Annual Growth Rate	Negative 14.0% - 39.4%	10.0%	17.5%
Ratio of Calendar 2007 Price to Earnings Ratio to Five-Year EPS Compound Annual Growth Rate	0.3x - 3.5x	1.7x	1.0x

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ analyses and opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Agere, LSI or the merger.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs providing its opinion to Agere’s board of directors as to the fairness from a financial point of view to the holders of shares of Agere common stock of the exchange ratio of 2.16 shares of LSI common stock to be received for each share of Agere common stock pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Agere, LSI, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast. As described above, Goldman Sachs’ opinion to Agere’s board of directors was one of many factors taken into consideration by Agere’s board of directors in making its determination to approve the merger agreement.

The merger consideration was determined by Agere and LSI through arms’-length negotiations between Agere and LSI and was approved by Agere’s board of directors. Goldman Sachs provided advice to Agere during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to Agere or its board of directors or that any specific amount of consideration constituted the only appropriate consideration for the merger.

Goldman, Sachs & Co. and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. Goldman Sachs has acted as financial advisor to Agere in connection with, and has participated in certain of the negotiations leading to, the merger. In addition, Goldman Sachs has provided certain investment banking services to Agere from time to time, including having acted as agent in connection with Agere’s reverse stock split in February 2005 and Agere’s share repurchase program in November and December of 2005. Goldman Sachs and its affiliates also may provide investment banking services to Agere and LSI in the future. In connection with the above-described investment banking services Goldman Sachs has received, and may receive, compensation.

Agere’s board of directors selected Goldman Sachs as its financial advisor because Goldman Sachs is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement, Agere engaged Goldman Sachs to act as its financial advisor in connection with the potential sale of the company. Pursuant to the terms of this engagement letter, Agere has agreed to pay Goldman Sachs a fee of approximately $28 million, substantially all of which is payable upon the consummation of the merger. Agere has also agreed to reimburse Goldman Sachs for its reasonable expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Interests of the Directors and Executive Officers of Agere in the Merger

In considering the recommendation of the Agere board of directors to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, Agere stockholders should be aware that some of the Agere directors and executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of Agere stockholders generally. These interests and arrangements may create potential conflicts of interest. The Agere board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement.

Stock Options and Restricted Stock Units

Upon completion of the merger, each outstanding Agere option, whether or not exercisable, will be assumed by LSI and converted into an option to acquire the number of shares of LSI common stock equal to 2.16 times the number of shares of Agere common stock that were subject to the original Agere stock option at a per share exercise price equal to the exercise price per share of the original Agere stock option divided by 2.16. The exercise price and number of shares will be rounded so as to comply with incentive stock option requirements and the requirements of Section 409A of the Code. The other terms and conditions of each assumed Agere stock option will be the same as those in effect immediately prior to the merger.

Upon completion of the merger, each Agere restricted stock unit award will be assumed by LSI and converted into a restricted stock unit award in respect of the number of whole shares of LSI common stock equal to 2.16 times the number of shares of Agere common stock subject to the Agere restricted stock unit award. Each assumed restricted stock unit award will otherwise have the same terms and conditions as were in effect immediately prior to the merger, except that with respect to any restricted stock unit which vests upon a specified date or dates if performance based criteria are achieved, achievement of those criteria shall be waived and the restricted stock unit will otherwise vest in accordance with its terms and conditions over the applicable period.

Pursuant to Agere’s Non-Employee Director Stock Plan, stockholder adoption of the merger agreement (or, if later, any necessary governmental agency consent) will result in the exercisability of certain stock options held by Agere’s directors that were not then otherwise exercisable. In addition, unexercisable stock options granted under the Agere 2001 Long Term Incentive Plan and held by executive officers of Agere will become exercisable and restricted stock units granted under the Agere 2001 Long Term Incentive Plan and held by executive officers of Agere will be paid out if the holder is terminated without “Cause” (as defined under the Agere 2001 Long Term Incentive Plan and as described below, in “— Severance Policy”) or the holder terminates employment for Good Reason (as defined under the Agere 2001 Long Term Incentive Plan and as described below, in “— Severance Policy”) in the two years following stockholder adoption of the merger agreement (or, if later, any necessary governmental agency consent).

Also, two individuals who were executive officers of Agere during a part of the last fiscal year are on approved leaves of absences under Agere’s severance policies. Unexercisable stock options and restricted stock units held by such individuals continue to vest during each such individual’s leave of absence and will become fully exercisable or be paid out upon the expiration of such individual’s leave of absence, provided stockholder approval of the merger agreement is obtained before such expiration. Assuming that each person who has been an executive officer or Director of Agere at any time since October 1, 2005 experiences a termination of employment as described in this paragraph (if applicable) immediately following completion of the merger, the aggregate amount and value (based on an assumed Agere stock price of $20 per share and an assumed termination date of March 31, 2007 for current executive officers and an assumed expiration date of the leave of absence for the individuals on approved leaves of absence) of all such unexercisable Agere stock options held by these individuals that will become fully exercisable and the number of Agere restricted stock units held by these individuals that would be paid out in connection with the completion of the merger and such termination of employment are as follows:

		Aggregate	Shares
	Shares	Spread for All	Underlying All	Aggregate Value
	Underlying All	Unvested	Unvested	for All Unvested
	Unvested Agere	Agere Stock	Restricted Stock	Restricted Stock
Executive Officer	Stock Options	Options ($)	Units	Units ($)

Mr. Clemmer	635,000	3,901,725	352,000	7,040,000
Mr. Dickson	—	—	—	—
Mr. Kelly	257,815	1,102,549	137,000	2,740,000
Mr. Regimbal	170,075	740,148	103,000	2,060,000
Mr. Samhouri	156,918	672,333	103,000	2,060,000
Mr. Stroh	194,501	939,714	128,000	2,560,000
Mr. Micallef	137,815	672,507	97,000	1,940,000
Ms. Rankin	162,253	642,517	103,000	2,060,000
Other individuals who were executive officers	84,380	543,027	25,000	500,000
All Directors and executive officers as a group (16 individuals)	1,878,757	9,314,219	1,048,000	20,960,000

Severance Policy

Under Agere’s Officer Severance Policy, if an executive officer’s employment is terminated without Cause or, following stockholder approval of the merger agreement (or, if later, any necessary governmental agency consent), if the executive officer terminates employment within three months of an event constituting Good Reason, the executive officer is entitled to:

•	continuation of base salary, target bonus and health and welfare benefits for two years;

•	continued participation in Agere’s Employee Stock Purchase Plan and, 401(k) Plan and pension plans (or comparable LSI plans) for two years;

•	continuation of vesting of existing equity awards for up to two additional years;

•	credit for the continued salary, bonus and two-year period towards calculation of benefits under Agere’s qualified pension plan and supplemental pension plan; and

•	a gross-up payment to reimburse the executive officer for any taxes payable under Section 4999 of the Internal Revenue Code, including taxes payable on such reimbursement.

Cause is defined generally as (i) a violation of Agere’s code of conduct; (ii) conviction of (or a plea of guilty or nolo contendere) of a felony or any crime of theft, dishonesty or moral turpitude; or (iii) gross omission or gross dereliction of any statutory or common law duty of loyalty to Agere.

Good Reason is defined generally as (i) the assignment to the executive officer of duties which represent a material decrease in responsibility and which are materially inconsistent with the executive officer’s position, any reduction in job title, or a material negative change in the level of officer to whom the executive officer reports; or (ii) a material negative change in the executive officer’s terms and conditions of employment, including a reduction of base salary or a material decrease in short term target bonus opportunity.

Assuming that each of Messrs. Clemmer, Kelly, Regimbal, Samhouri, Stroh, and Micallef and Ms. Rankin experience a termination without cause or for Good Reason on March 31, 2007, the value of the estimated payments and benefits under these policies, other than accelerated exercisability or vesting of equity awards, for each individual, including the gross-up payment, would be:

Name	Amount ($)

Mr. Clemmer	8,284,526
Mr. Kelly	3,136,863
Mr. Regimbal	2,217,844
Mr. Samhouri	2,296,108
Mr. Stroh	3,310,161
Mr. Micallef	2,151,007
Ms. Rankin	2,492,301

Other Executive Benefit Plans

LSI has agreed to continue, for a period of at least two years following the merger, the Agere Management Pension Plan and the Agere Supplemental Pension Plan, which is an unfunded plan that principally provides benefits based on compensation amounts that exceed the amounts that can be considered under the Agere Management Pension Plan under applicable federal law. In addition, LSI has agreed to refrain from amending or terminating these plans during this 2-year period except for such amendments as may be necessary to avoid the imposition of tax under Section 409A of the Code or as may be required to maintain compliance with applicable law. Furthermore, the merger will trigger an obligation to fund the Agere Benefits Protection Trust in an amount sufficient to satisfy all obligations and liabilities under the Agere Supplemental Pension Plan.

Indemnification of Directors and Officers; Directors’ and Officers’ Insurance

The merger agreement provides that, for a period of six years following the effective time of the merger, LSI will cause the surviving corporation’s certificate of incorporation and bylaws to include indemnification provisions at least as favorable as the indemnification provisions of the organizational documents of Agere and in any indemnification agreements of Agere with any of their respective directors, officers or employees in effect immediately prior to the effective time with respect to acts or omissions prior to the effective time of the merger. LSI and Agere have also agreed that following the effective time of the merger, LSI will indemnify the officers, directors and employees of Agere with respect to all acts or omissions by them in their capacities as such prior to the effective time to the fullest extent permitted by law (including with respect to advancement of expenses) and will honor all indemnification agreements.

The merger agreement further requires the combined company to, for a minimum of six years following the effective time of the merger, maintain coverage under an officers’ and directors’ liability insurance policy with coverage and amounts no less favorable than those Agere maintained for its directors prior to the merger under the existing Agere officers’ and directors’ liability insurance policy. The combined company will not be obligated to make annual premiums in excess of 225% of the most recent annual premiums. If annual premiums for existing coverage exceed such maximum, LSI will obtain a policy with the greatest coverage available at a cost not exceeding 225% of current premiums. Alternatively, LSI may purchase a six year tail prepaid policy on the existing Agere officers’ and directors’ liability insurance policy, with coverage and amounts no less favorable than those currently in effect. The agreements regarding insurance and indemnification are enforceable by the directors and officers of Agere and are binding on the successors and assigns of LSI and the surviving corporation.

Board of Directors of the Combined Company

Under the terms of the merger agreement, three directors will be designated by Agere to serve on the board of directors of the combined company after the effective time of the merger. The three Agere directors designated to serve on the board of directors of the combined company are          ,          and          .

Continued Employment with the Combined Company

Certain of Agere’s current executive officers will be offered continued employment with the combined company after the effective time of the merger.

THE MERGER AGREEMENT

The following summary describes the material provisions of the merger agreement. The provisions of the merger agreement are complicated and not easily summarized. This summary may not contain all of the information about the merger agreement that is important to you. The merger agreement is attached to this joint proxy statement/prospectus as Annex A and is incorporated by reference into this joint proxy statement/prospectus, and LSI and Agere encourage you to read it carefully in its entirety for a more complete understanding of the merger agreement.

The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about LSI or Agere. Such information can be found elsewhere in this document and in the public filings that LSI and Agere make with the SEC, which are available without charge through the SEC’s website at http://www.sec.gov.

The representations and warranties described below and included in the merger agreement were made by each of LSI and Agere to the other. These representations and warranties were made as of specific dates and are subject to important exceptions, limitations and supplemental information contained in the confidential disclosure letters provided by each of LSI and Agere to the other in connection with the signing of the merger agreement, including a contractual standard of materiality different from that generally applicable under federal securities laws. In addition, the representations and warranties may have been included in the merger agreement for the purpose of allocating risk between LSI and Agere rather than to establish matters as facts. The merger agreement is described in this joint proxy statement/prospectus and included as Annex A only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding LSI, Agere or their respective businesses. Accordingly, you should not rely on the representations and warranties in the merger agreement as characterizations of the actual state of facts about LSI or Agere, and you should read the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/prospectus for information regarding LSI and Agere and their respective businesses. See “Where You Can Find More Information” beginning on page 129 of this joint proxy statement/prospectus.

The Merger

The merger agreement provides for the merger of Atlas Acquisition Corp., a newly formed, wholly owned subsidiary of LSI, with Agere. Agere will survive the merger as a wholly owned subsidiary of LSI.

Closing and Effective Time of the Merger

LSI and Agere will complete the merger when all of the conditions to completion of the merger contained in the merger agreement, which are described in the section entitled “Conditions to Obligations to Complete the Merger” beginning on page 102, are satisfied or waived, including approval by the LSI stockholders of the issuance of shares of LSI common stock in the merger and the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement by the Agere stockholders. The merger will become effective at the time specified in the certificate of merger to be filed with the Secretary of State of the State of Delaware.

Treatment of Securities

Agere Common Stock

Upon completion of the merger, each share of Agere common stock outstanding immediately prior to the effective time of the merger will be canceled and extinguished and automatically converted into the right to receive 2.16 shares of LSI common stock and the associated rights issued under LSI’s stockholder rights plan, and the cash payable in lieu of any fractional shares as described in “Fractional Shares” beginning on page 92. Upon completion of the merger, LSI also will assume outstanding options to purchase Agere common stock and Agere restricted stock units. For more information see “Stock Options and Restricted Stock Units” beginning on page 88.

The exchange ratio in the merger (i.e., 2.16 shares of LSI common stock for each share of Agere common stock) will be adjusted to reflect the effect of any stock split, reverse stock split, reclassification, stock dividend (including any dividend or distribution of securities convertible into LSI common stock or Agere common stock), reorganization, recapitalization, reclassification or other like change with respect to LSI common stock or Agere common stock having a record date on or after the date of the merger agreement and prior to the effective time of the merger.

Each share of Agere common stock held or owned by LSI, Agere or LSI’s merger subsidiary or any of their direct or indirect wholly owned subsidiaries immediately prior to the merger will be automatically canceled and retired and cease to exist, and none of Agere, LSI or any of their direct or indirect subsidiaries will receive any securities of LSI or other consideration in exchange for those shares.

Fractional Shares

LSI will not issue any fractional shares of common stock in connection with the merger. Instead, each record holder of Agere common stock who would otherwise be entitled to receive a fraction of a share of LSI common stock will receive cash, without interest, in an amount equal to the fraction multiplied by the last reported sales price of LSI common stock (determined after aggregating all of the Agere common stock held by each such holder and multiplying such shares by the stock exchange ratio) at the end of regular trading hours on the closing date of the merger, as reported on the NYSE.

Treatment of Agere Equity Awards

When the merger is completed, LSI will assume outstanding options to purchase shares of Agere common stock and convert them into options to purchase shares of LSI common stock. LSI will convert each assumed Agere option into an option to purchase that number of shares of LSI common stock equal to the number of shares of Agere common stock subject to the Agere option immediately prior to the merger, multiplied by 2.16. The exercise price per share for each assumed Agere option will be equal to (x) the exercise price per share of the Agere option multiplied by (y) 2.16. The exercise price and number of shares will be rounded so as to comply with incentive stock option requirements and the requirements of Section 409A of the Code. Each assumed option will be subject to all other terms and conditions set forth in the applicable documents evidencing each Agere option immediately prior to the effective time of the merger.

If any shares of Agere common stock outstanding at the effective time are unvested or subject to a repurchase option or other risk of forfeiture, then the LSI stock payable in exchange for those shares also will be unvested and subject to the same repurchase option or other risk of forfeiture, and will not be paid until the shares vest or the repurchase option or other forfeiture risks lapse.

LSI will also assume outstanding Agere restricted stock units. Each assumed restricted stock unit will be converted into an award to receive a number of shares of LSI common stock equal to the product obtained by multiplying (x) the number of shares of Agere common stock subject to each assumed restricted stock unit immediately prior to the effective time of the merger by (y) 2.16. Each assumed restricted stock unit that was granted with a purchase price equal to Agere par value or with no purchase price shall have a purchase price per share equal to LSI par value, which LSI shall deem paid by virtue of past services rendered by the holder of such assumed restricted stock unit. Each assumed restricted stock unit that was granted with a purchase price other than Agere par value shall have a purchase price per share equal to the quotient obtained by dividing (x) the per share price of the Agere common stock subject to such assumed restricted stock unit by (y) 2.16. The number of shares and purchase price will be rounded in accordance with the merger agreement. Each assumed restricted stock unit will be subject to all other terms and conditions set forth in the applicable documents evidencing each Agere restricted stock unit immediately prior to the effective time of the merger, except that with respect to any restricted stock unit which vests upon a specified date or dates if performance based criteria are achieved, achievement of such criteria shall be waived and the assumed restricted stock unit shall vest otherwise in accordance with its terms and conditions.

LSI has agreed to file, within five (5) business days after completion of the merger, a registration statement on Form S-8 with the Securities and Exchange Commission covering shares of LSI common stock issuable in connection with the assumed options, restricted stock units and LSI shares payable in exchange for Agere restricted stock. LSI will take such further actions as may be reasonably necessary, including filing a Registration Statement on Form S-3, to include under such registration statement shares of LSI common stock subject to assumed options, assumed restricted stock units and LSI shares payable in exchange for Agere restricted stock. As a result, all shares of LSI common stock issuable upon the exercise of assumed options and payout or vesting restricted stock units or restricted stock will be freely transferable as long as the registration statement remains effective (subject to LSI’s insider trading policy and any applicable securities laws).

Prior to the effective time of the merger, the Agere employee stock purchase plan will be terminated and all outstanding purchase rights will be automatically exercised.

Exchange Fund; Exchange of Stock Certificates

Prior to the completion of the merger, LSI will select a bank or trust company to act as the exchange agent for the merger, to hold the shares of LSI stock to be issued to Agere stockholders in connection with the merger. Upon completion of the merger, LSI will establish an exchange fund with the exchange agent which will consist of shares of LSI common stock, and cash to be issued in lieu of fractional shares of LSI common stock, and, if required pursuant to the merger agreement, any dividends or other distributions on LSI common stock with a record date after the completion of the merger.

Promptly as practicable following completion of the merger, the exchange agent will mail to each record holder of Agere common stock a letter of transmittal and instructions for surrendering the record holder’s stock certificates in exchange for a certificate representing the shares of LSI common stock issuable to each such holder pursuant to the merger. Those holders of Agere common stock who properly surrender their Agere stock certificates in accordance with the exchange agent’s instructions will receive (1) the shares of LSI common stock issuable to each such holder pursuant to the merger, (2) cash in lieu of any fractional share of LSI common stock issuable to any such holders, and (3) dividends or other distributions, if any, to which they are entitled under the terms of the merger agreement. After the effective time of the merger, each certificate representing shares of Agere common stock that has not been surrendered will represent only the right to receive the shares of LSI common stock issuable pursuant to the merger and cash in lieu of any fractional share of LSI common stock to which the holder of any such certificate is entitled. Agere stockholders who hold their shares in book entry will receive instructions for the exchange of their shares for the merger consideration from the exchange agent. Following the completion of the merger, Agere will not register any transfers of Agere common stock on its stock transfer books.

Holders of Agere common stock should not send in their Agere stock certificates until they receive a letter of transmittal from the exchange agent with instructions for the surrender of Agere stock certificates.

Distributions with Respect to Unexchanged Shares

Registered holders of Agere common stock will be entitled to dividends and other distributions declared or made after the date of the merger agreement with a record date after the effective time of the merger with respect to the number of whole shares of LSI common stock which they are entitled to receive upon exchange of their Agere common stock. These holders will not be entitled to receive these dividends or distributions, however, until they surrender their Agere common stock to the exchange agent in accordance with the exchange agent’s instructions.

Termination of Exchange Fund; No Liability

At any time following the first anniversary of the completion of the merger, Agere will be entitled to the return of all cash and shares of Agere common stock held in the exchange fund. Thereafter, Agere stockholders may look only to Agere for any merger consideration and any cash payment relating to any dividends or distributions to which they may be entitled upon surrender of their certificates representing shares of Agere common stock.

Neither LSI, Agere, nor the exchange agent will be liable to any holder of Agere common stock or LSI common stock, as the case may be, for any shares (or any related dividends or distributions) properly delivered to a public official under any applicable abandoned property, escheat or similar law.

Lost, Stolen or Destroyed Certificates

If an Agere stock certificate is lost, stolen or destroyed, the holder of the certificate must deliver an affidavit and may, subject to LSI’s request, be required to deliver an indemnity bond prior to receiving any merger consideration.

Representations and Warranties

The merger agreement contains general representations and warranties made by each of LSI and Atlas Acquisition Corp. on the one hand, and Agere on the other, regarding aspects of their, and their respective subsidiaries, respective businesses, financial condition and structure, as well as other facts pertinent to the merger. These representations and warranties are subject to materiality, knowledge and other similar qualifications in many respects, expire at the effective time of the merger and relate to:

•	corporate organization, qualifications to do business, corporate standing and corporate power;

•	absence of any breach of each party’s certificate of incorporation and bylaws and the certificates of incorporation, bylaws and similar organizational documents of its subsidiaries;

•	capitalization;

•	corporate authorization, including board approval, to enter into and carry out the obligations contained in the merger agreement;

•	enforceability of the merger agreement;

•	the vote of stockholders required to complete the merger;

•	governmental and regulatory approvals required in connection with the merger;

•	absence of any conflict or violation of the corporate charter and bylaws and the charter, bylaws and similar organizational documents of subsidiaries, any applicable legal requirements, or any agreements with third parties, as a result of entering into and carrying out the obligations contained in the merger agreement;

•	absence of any rights of first refusal or acquisition or pre-emptive rights with respect to capital stock or other assets or properties arising or resulting from entering into and carrying out the obligations contained in the merger agreement;

•	SEC filings and the financial statements contained in those filings;

•	controls and procedures for required disclosures of financial and non-financial information to the SEC;

•	absence of undisclosed liabilities;

•	absence of certain changes or events between the date of the last audited balance sheet and December 3, 2006;

•	compliance with applicable laws, and possession and compliance with all permits required for the operation of business;

•	litigation;

•	material contracts and the absence of breaches of material contracts;

•	employee benefit plans and labor relations;

•	real and personal property matters;

•	tax matters;

•	environmental matters;

•	intellectual property matters;

•	insurance matters;

•	absence of interested party transactions;

•	brokers used and fees payable in connection with the merger;

•	opinions of financial advisors; and

•	applicability of Delaware anti-takeover statutes to the merger.

In addition to the foregoing, the merger agreement contains a representation and warranty made by Agere regarding the inapplicability of Agere’s stockholders rights plan to the merger and other transactions contemplated by the merger agreement.

Conduct of Business before Completion of the Merger

Under the merger agreement, each of LSI and Agere has agreed that, until the earlier of the completion of the merger or termination of the merger agreement, or unless contemplated by the merger agreement, required by applicable law or the other party consents in writing, it will carry on its business in the ordinary course consistent with past practices and in compliance with applicable laws, pay all debts and taxes when due, pay or perform all material obligations when due; and will use its reasonable best efforts to:

•	preserve intact its present business;

•	keep available the services of its current officers and employees; and

•	preserve its relationships with customers, suppliers, distributors and others with which it has significant business relations.

Under the merger agreement, each of LSI and Agere has also agreed that, until the earlier of the completion of the merger or termination of the merger agreement, or unless the other party consents in writing, it will not (and will not permit its subsidiaries to):

•	propose to adopt any amendments or amend its charter and bylaws or comparable organizational documents, provided that the organizational documents of the subsidiaries may be amended in a way that is not material;

•	issue, sell, transfer, authorize or encumber its capital stock, or securities convertible into its capital stock, other than issuances of common stock (1) upon the exercise of employee stock options or other stock based awards existing prior to the date of the merger agreement, (2) pursuant to grants of purchase rights under an employee stock purchase or other similar plan, or (3) pursuant to grants to newly hired employees of options to purchase common stock granted in the ordinary course of business consistent past practice;

•	acquire or redeem, directly or indirectly, its capital stock or the capital stock of its subsidiaries, provided that neither party is prohibited from dissolving and/or merging into any of its subsidiaries certain other subsidiaries that are not material to it and its subsidiaries taken as a whole;

•	effect any stock splits, recapitalizations and similar transactions, provided that neither party is prohibited from dissolving and/or merging into any of its subsidiaries certain other subsidiaries that are not material to it and its subsidiaries taken as a whole;

•	adopt any plan of complete or partial liquidation, dissolution, recapitalization or reorganization, other than with respect to the merger or as provided in the merger agreement, provided that neither party is prohibited from dissolving and/or merging into any of its subsidiaries certain other subsidiaries that are not material to it and its subsidiaries taken as a whole;

•	incur or assume any long-term or short-term debt for borrowed money, guarantee any obligations, or make any loans, advances, capital contributions or investments other than in the ordinary course of business consistent with past practices;

•	materially increase the compensation of, or enter into any agreements providing for additional benefits to, any director, officer or employee;

•	forgive any loans to any of its employees, officers or directors, or any employees, officers or directors of any of its subsidiaries or affiliates;

•	make any deposits or contribution of cash or other property to its employee benefits plans, other than as required by the terms of such plans;

•	enter into, amend or extend any collective bargaining agreement;

•	acquire, sell, lease, license, or dispose of any material property or assets other than (1) transactions pursuant to existing contracts (2) transactions in the ordinary course of business consistent with past practices, or (3) transactions not in excess of $10,000,000 individually, or $40,000,000 in the aggregate;

•	change accounting principles and practices except as required by United States generally accepted accounting principles or other applicable law;

•	make or change any material tax election, adopt or change any tax accounting method, settle or compromise any material tax liability, or consent to the extension or waiver of the limitations period applicable to a material tax claim or assessment;

•	enter into, amend in any material respect, or grant any release or relinquishment of any material rights under any material contract;

•	grant or divest any exclusive rights with respect to any of its material intellectual property or the material intellectual property rights of any of its subsidiaries, or materially modify or amend standard warranty terms;

•	acquire (by merger, consolidation or acquisition of stock or assets) any other entity or any equity interest therein;

•	authorize, incur or commit to incur any new capital expenditure(s) which in the aggregate exceed $40,000,000, except as may be required pursuant to existing contracts;

•	settle or compromise any pending or threatened legal proceedings, or pay, discharge or satisfy any claims, liabilities or obligations other than payment or satisfaction of liabilities or settlement of legal proceedings reflected in its financial statements, covered by insurance policies, settled in the ordinary course of business consistent with past practice or otherwise less than $500,000 individually and $5,000,000 in the aggregate;

•	revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable other than in the ordinary course of business, consistent with past practices, except as may be required by applicable legal requirements or U.S. generally accepted accounting principles;

•	convene any regular or special meeting (or any adjournment or postponement thereof) of its stockholders; or

•	enter into a contract to do any of the foregoing actions, or knowingly take any action which is reasonably expected to result in any of the conditions to the consummation of the transactions contemplated by the merger agreement not being satisfied, or knowingly take any action which would materially impair its ability to consummate the transactions contemplated by the merger agreement in accordance with its terms or materially delay such consummation.

Agere has also agreed to, at the closing of the merger, execute and deliver to The Bank of New York, as trustee, under the indenture dated as of June 19, 2002, between Agere and the Bank of New York, as supplemented, relating to Agere’s convertible subordinated notes, a supplemental indenture effective as of the closing of the merger complying with the requirements of the indenture, in form and substance reasonably satisfactory to LSI.

LSI and Agere Are Prohibited from Soliciting Other Offers

Under the terms of the merger agreement, subject to certain exceptions described below, each of LSI and Agere agreed that it will not, directly or indirectly:

•	solicit, initiate, facilitate, knowingly encourage or facilitate, or induce the making, submission or announcement of, any acquisition proposal by a third party;

•	furnish to any person (other than a party to the merger agreement or their designees) any non-public information relating to it of its subsidiaries, or afford access to its business, properties, assets, books or records in a manner intended to assist or facilitate any acquisition proposal by a third party;

•	participate in any discussions or negotiations with any third party regarding any acquisition proposal;

•	approve, endorse or recommend any acquisition proposal by a third party;

•	enter into any letter of intent or similar document or any contract agreement or commitment constituting or otherwise relating to any acquisition transaction;

•	terminate, amend or expressly waive any rights under any “standstill” or other similar contract between it or any of its subsidiaries and any person; or

•	propose publicly or agree to any of the foregoing with respect to an acquisition proposal.

In addition, each of LSI and Agere agreed that it will not authorize or permit any of its officers, directors, employees, subsidiaries, controlled affiliates, investment bankers, attorneys, or other advisors or representatives to do any of the foregoing.

For purposes of the restrictions described above, an “acquisition proposal” is any inquiry, proposal or offer, filing of any regulatory application or disclosure of any intention by a third party relating to any of the following:

•	any acquisition, directly or indirectly, a 15% or greater interest in its total outstanding equity interests or voting securities, or a tender offer or exchange offer that would result in any person owning 15% or more of its voting power;

•	any acquisition or purchase of 50% or more of any class of equity or other voting securities of one or more subsidiaries of LSI or Agere, the business(es) of which, individually or in the aggregate, generate or constitute 15% or more of the net revenues, net income or assets (as of or for the 12 month period ending on the last day of its most recently completed fiscal year) of it and its subsidiaries, taken as a whole;

•	any merger, consolidation, business combination or similar transaction involving LSI or Agere or one or more of its subsidiaries pursuant to which the stockholders of such party and its subsidiaries, as applicable, immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction;

•	any sale, lease (other than in the ordinary course of business), acquisition or disposition of assets of LSI or Agere that generate or constitute 15% or more of the net revenues, net income or assets of LSI or Agere and its subsidiaries taken as a whole;

•	any liquidation, dissolution, recapitalization or other significant corporate reorganization of LSI or Agere or one or more of its subsidiaries that generate or constitute 15% or more of the net revenues, net income or assets of LSI or Agere and its subsidiaries taken as a whole; or

•	any combination of the foregoing.

Under the merger agreement, each of LSI and Agere also agreed, and agreed to cause their officers, directors, employees, subsidiaries, controlled affiliates, investment bankers, attorneys and other advisors and representatives, to:

•	cease any and all existing activities, discussions or negotiations with respect to any acquisition proposal; and

•	promptly request that all confidential information with respect to any acquisition proposal furnished by or on its behalf, be returned or destroyed.

Each of LSI and Agere is obligated to notify the other orally and in writing within 24 hours from its receipt of any acquisition proposal of the type described above or any request for nonpublic information that would reasonably be expected to lead to an acquisition proposal, the material terms and conditions of the acquisition proposal or information request (including copies of all written materials comprising or relating thereto) and the identity of the person or group making the acquisition proposal or information request. In addition, each of LSI and Agere is obligated to provide the other party with reasonably prompt notice of a meeting of its board of directors (or any committee thereof) at which the board of directors (or committee thereof) is reasonably expected to consider an acquisition proposal of the type described above, and shall inform the other party as promptly as practicable of any material change in the price, structure, form of consideration or other material terms and conditions of the acquisition proposal.

Each of LSI and Agere shall keep the other party reasonably informed on a current basis of the status of any discussions with respect to any acquisition proposal and the material terms thereof.

Notwithstanding the prohibitions described above, if either LSI or Agere receives an unsolicited bona fide written acquisition proposal before the date of its requisite stockholder approval, under the terms of the merger agreement, the party receiving the acquisition proposal is permitted to:

•	engage or participate in discussions or negotiations with any person that has made a bona fide acquisition proposal in writing that its board of directors reasonably determines in good faith (after consultation with a financial advisor of nationally recognized standing and its outside legal counsel) constitutes or is reasonably likely to lead to a superior proposal; and/or

•	furnish to any person that has made a bona fide acquisition proposal in writing that such its board of directors reasonably determines in good faith (after consultation with a financial advisor of nationally recognized standing and its outside legal counsel) constitutes or is reasonably likely to lead to a superior proposal any non-public information relating to such party or any of its subsidiaries pursuant to a confidentiality agreement the terms of which are no less favorable to it than those contained in the confidentiality agreement entered into between LSI and Agere.

Prior to taking any of the foregoing actions, the board of directors of the party proposing to take such action must reasonably determine in good faith (after consultation with outside legal counsel) that that the failure to take such action would reasonably be expected to be a breach of its fiduciary duties under applicable law, at least forty-eight (48) hours prior to engaging or participating in any such discussions or negotiations with, or furnishing any non-public information, the party proposing to take such action must give the other party written notice of the identity of such person making the acquisition proposal and the material terms and conditions of such acquisition proposal (including by providing a copy of all written materials comprising or relating thereto) and of such party’s intention to engage or participate in such discussions or negotiations or furnish non-public information, and contemporaneously with furnishing any non-public information , the party proposing to take such action furnishes such non-public information to the other party (to the extent not previously furnished). For the purposes of the foregoing, a bona fide written acquisition proposal involving the acquisition of all of the outstanding voting securities of LSI or Agere which is not subject to any financing contingencies (and if financing is required, such financing is then fully committed) and with respect to which the board of directors of such party shall have reasonably determined in good faith (after consultation with a financial advisor of nationally recognized standing and its outside legal counsel, and after taking into account, among other things, the financial, legal and regulatory aspects of the proposed acquisition transaction, as well as any counter-offer or proposal made by the other party) that such party is reasonably capable of timely consummating the proposed transaction and the proposed transaction would be more favorable to the stockholders of the applicable party, from a financial point of view, than the transactions contemplated by this the merger agreement, shall constitute a “superior proposal.”

Obligations of each of the LSI and Agere Boards of Directors with Respect to its Recommendation and Holding a Meeting of its Stockholders

Under the terms of the merger agreement, the LSI and Agere boards of directors each agreed to call, hold and convene a meeting of its stockholders promptly after the registration statement, of which this joint proxy statement/prospectus forms a part, is declared effective by the SEC. The LSI board of directors agreed to recommend the approval of the issuance of shares of LSI common stock in the merger to its stockholders and to use reasonable best efforts to obtain the required stockholder approval. The Agere board of directors agreed to recommend the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement to its stockholders and to use reasonable best efforts to obtain the required stockholder adoption and approvals.

Each of the Agere and LSI boards of directors also agreed not to withhold, withdraw, amend, modify, qualify or condition in a manner adverse to the other party, or publicly propose to withhold, withdraw, amend, modify, qualify or condition in a manner adverse to the other party, its recommendations relating to the merger and the merger agreement.

Notwithstanding the obligations described above, in response to an acquisition proposal of the type described above deemed by the LSI or Agere board of directors to be a superior proposal, the board of directors of LSI or Agere, as the case may be, may change its recommendation or announce an intention to change its recommendation if the following conditions are met:

•	the stockholder’s meeting shall not have occurred;

•	a superior proposal of the type described above has been made and has not been withdrawn, and such proposal was not a result of a breach by the receiving party of its non-solicitation obligations described above;

•	the party has provided the other party with five business days’ prior written notice of its intention to take such action and has provided the other party with the opportunity to meet and discuss in good faith the modification of the terms of the merger agreement so that the transactions contemplated thereby can be consummated;

•	the other party to the merger agreement shall not have made, within five days after receipt of notice of the counterparty’s board’s intention to change its recommendation, a counter-offer or proposal that the board of directors of the party reasonably determines in good faith, after consultation with a financial advisor of nationally recognized standing and its outside legal counsel, is at least as favorable to its stockholders as such superior proposal; and

•	the party’s board of directors has determined in good faith, after consulting with outside legal counsel, that in light of the superior proposal, the failure to take such action would be reasonably likely to be a breach of its fiduciary duties under applicable law.

In addition and notwithstanding the obligations described above, absent an acquisition proposal of the type described above deemed by the LSI or Agere board of directors to be a superior proposal, the board of directors of LSI or Agere, as the case may be, may change its recommendation or announce an intention to change its recommendation:

•	the stockholder’s meeting shall not have occurred;

•	the party has provided the other party with five business days’ prior written notice of its intention to take such action and has provided the other party with the opportunity to meet and discuss in good faith the purported basis for the proposed recommendation change, the other party’s reaction thereto and any possible modification of the terms of the merger agreement so that the transactions contemplated thereby can be consummated; and

•	the party’s board of directors has determined in good faith, after consulting with outside legal counsel, the failure to take such action would be reasonably likely to be a breach of its fiduciary duties under applicable law.

Regardless of whether either the LSI or Agere board of directors has received an acquisition proposal or a superior proposal of the type described above, or has withheld, withdrawn, amended or modified its recommendation to its stockholders relating to the merger, each of LSI and Agere is obligated to call, give notice of, convene and hold a meeting of its stockholders to consider and vote upon its respective proposal relating to the merger and the fact that any of the foregoing has occurred will not give LSI or Agere a right to terminate the merger agreement or affect any other obligation of the parties under the merger agreement. Neither LSI nor Agere is permitted under the merger agreement to submit any acquisition proposal, including a superior proposal, to a vote of its respective stockholders at or prior to its stockholders’ meeting relating to the merger.

Joint Proxy Statement/Prospectus

The merger agreement provides that as promptly as practicable after the execution and delivery thereof, LSI and Agere will prepare, and LSI shall file with the SEC, this joint proxy statement/prospectus which shall include a prospectus for the issuance of shares of LSI common stock in the merger, a proxy statement of LSI for use in connection with the solicitation of proxies for the LSI stockholder meeting and a proxy statement of Agere for use in connection with the solicitation of proxies for the Agere stockholder meeting. Each of LSI and Agere has agreed to use its reasonable best efforts to have this joint proxy statement/prospectus declared effective by the SEC as promptly as practicable after such filing with the SEC and have agreed to fully cooperate with the other party hereto and its respective representatives in the preparation of this joint proxy statement/prospectus. As promptly as practicable after this joint proxy statement/prospectus is declared effective by the SEC, LSI and Agere shall cause this joint proxy statement/prospectus to be mailed to their respective stockholders.

Subject to certain exceptions set forth in the agreement, no amendment or supplement (including by incorporation by reference) to this joint proxy statement/prospectus shall be made without the approval of LSI and Agere, which approval shall not be unreasonably withheld or delayed. Agere and LSI have agreed to each notify the other as promptly as practicable after the receipt by it of any written or oral comments of the SEC or its staff on, or of any written or oral request by the SEC or its staff for amendments or supplements to, this joint proxy statement/prospectus and related filings, and shall promptly supply the other with copies of all correspondence between it or any of its representatives and the SEC or its staff with respect to any of the foregoing filings.

LSI and Agere Stockholders Rights Agreements

Under the terms of the merger agreement, until the earlier of the time the merger is completed or the merger agreement is terminated in accordance with its terms, neither LSI nor Agere may, directly or indirectly, take any action that would result in the parties’ respective stockholder rights agreements being applicable to the other party in connection with the merger agreement.

Regulatory Matters

In accordance with the terms of the merger agreement, each of LSI, LSI’s merger subsidiary and Agere shall use its reasonable best efforts to take all actions and to do all things reasonably necessary to consummate and make effective the transactions contemplated by the merger agreement, including using reasonable best efforts to:

•	cause the conditions to the merger to be satisfied or fulfilled;

•	obtain all necessary consents, waivers and approvals under any contracts to which Agere or any of its subsidiaries is a party so as to maintain and preserve the benefits under such contracts following the consummation of the merger;

•	obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from governmental authorities, seek the expiration or termination of any applicable waiting periods under applicable legal requirements, and make all necessary registrations, declarations and filings with governmental authorities;

•	seek to have vacated or otherwise lifted or removed any legal order that has been issued or granted which is in effect and has the effect of making the merger or related transactions illegal in any jurisdiction in which LSI or Agere have substantial business or operations or which has the effect of prohibiting, preventing or otherwise restraining the consummation of the merger or related transactions in any such jurisdiction; and

•	execute or deliver any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the merger agreement.

In connection with the foregoing, as soon as practicable following the execution and delivery of this Agreement, each of LSI and Agere have agreed to file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to the merger and related filings and, as required by applicable law, in any foreign jurisdiction in which LSI or Agere have substantial business or operations or in which LSI and Agere mutually agree to make such filing. Each of LSI and Agere has agreed to cooperate and coordinate with the other in the making of such filings and inform the other party hereto of any communication from any governmental authority regarding the merger and related transactions.

Public Announcements

Neither LSI nor Agere will issue any press release or make any public statement with respect to the merger agreement or the merger without the prior written consent of the other party, which consent shall not be unreasonably withheld. However, LSI and Agere may, without the prior consent of the other, issue a press release or make a public statement relating to the merger agreement or the merger if, after consulting with outside counsel, it determines that the press release or public statement is required by applicable law or the rules and regulations of the NYSE, and it has notified and consulted with the other party. Also, LSI and Agere may, without the prior written consent of the other, issue a press release or make a public statement relating to a change in recommendation by the LSI board of directors or Agere board of directors, as the case may be, that is permitted under the merger agreement.

Agere Employee Benefits; 401(k) Plans

LSI is obligated to, for a period of two years following the effective time of the merger, but in no event later than such time as an Agere employee ceases to be employed by or provide services to Agere or LSI, provide to each Agere employee compensation and health, welfare and pension benefits (not including equity awards) that are substantially equivalent, in the aggregate, to those provided to such Agere employees immediately prior to the signing of the merger agreement, except as may be required by applicable law or collective bargaining or other union or similar trade organization agreements. LSI is also obligated to honor in accordance with their terms all designated employment, change of control, severance and other compensation and benefits arrangements existing prior to the execution of the merger agreement between Agere and any of its subsidiaries and any director, officer or employee thereof, and to refrain from amending or terminating any such agreement for a period of at least two (2) years following the effective date of the merger, except as may be required by law or as may be necessary to avoid the imposition of tax under Section 409A of the Code.

Prior to the closing of the merger, LSI and Agere agree to cooperate in good faith with respect to the appropriate post-closing treatment of any Agere 401(k) plans in order to effectuate an orderly transition with respect to such plans and minimize any adverse effect on participating employees with respect to the transition. In the event that LSI determines to terminate one or more Agere 401(k) plans, LSI will provide written notice to Agere requesting that such plan(s) be terminated, and Agere shall adopt a resolution, effective immediately prior to the closing of the merger, to terminate the applicable 401(k) plans.

Indemnification and Insurance

Under the terms of the merger agreement, LSI agreed to honor all obligations of Agere contained in any indemnification agreement in effect prior to completion of the merger between Agere or its subsidiaries and any of its current or former directors or officers for a period of six years after completion of the merger. Also, LSI shall indemnify and hold harmless the individuals who on or prior to the effective time of the merger were officers, directors and employees of Agere or its subsidiaries, or were serving at the request of Agere as an officer, director or employee of any other corporation, partnership or joint venture, trust, employee benefit plan or other enterprise with respect to all acts or omissions by them in their capacities as such or taken at the request of Agere or any of its subsidiaries at any time prior to the effective time of the merger to the fullest extent permitted by law (including with respect to advancement of expenses).

For six years from completion of the merger, LSI also agreed to maintain the existing policy of Agere’s directors’ and officers’ and fiduciary liability insurance covering claims arising from facts or events that occurred prior to the completion of the merger, including acts or omissions occurring in connection with the merger agreement and completion of the merger to the extent such acts or omissions are covered by the existing insurance policy, and covering each director and officer of Agere who was covered at the effective time of the merger on terms with respect to coverage and amounts no less favorable than those in effect prior to the signing of the merger agreement. However, LSI will not be required to expend in any one year an amount in excess of 225% of the annual premium paid by Agere at the time the merger agreement was signed. In the event the premium exceeds 225% of the annual premium at the time the merger agreement was signed, LSI will be obligated to obtain an insurance policy with the greatest coverage available for a cost not exceeding 225% of the annual premium paid by Agere at the time the merger agreement was signed. Alternatively, Agere may, prior to completion of the merger, purchase a six year “tail” prepaid insurance policy on terms and conditions no less advantageous than the existing insurance policy at a cost not to exceed six times the maximum amount LSI is required to expend under the merger agreement to maintain this insurance for a one-year period, in which case LSI and the surviving corporation in the merger will maintain such “tail” policy in full force and effect and continue to honor such obligations for so long as such “tail” policy is in full force and effect.

Listing of LSI Common Stock

LSI has agree to use its reasonable best efforts to have authorized for listing on the NYSE prior to the effective time of the merger the shares of LSI common stock issuable in the merger, the shares of LSI common stock issuable upon the exercise of all Agere options assumed by LSI and the shares of LSI common stock issuable in respect of all Agere restricted stock units assumed by LSI.

Takeover Statutes

The merger agreement provides that if any “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation under the applicable law becomes applicable to the merger or any of the other transactions contemplated by the merger agreement, Agere and its board of directors promptly grant such approvals and take such necessary to eliminate or minimize the effects of such statute.

Agere Insiders

The merger agreement provides the LSI board of directors, or a committee thereof consisting of non-employee directors for purposes of Rule 16b-3(d) under the Exchange Act, shall adopt a resolution in advance of the effective time of the merger providing that the receipt by those officers and directors of Agere who are subject to the reporting requirements of Section 16(a) of the Exchange Act of LSI common stock in exchange for shares of Agere and of options to purchase LSI common stock upon assumption and conversion of the Agere equity based award is intended to be exempt pursuant to Rule 16b-3 under the Exchange Act. In addition, the Agere board of directors, or a committee thereof consisting of non-employee directors for purposes of Rule 16b-3(d) under the Exchange Act, shall adopt a resolution in advance of the effective time of the merger providing that the disposition by such persons of Agere common stock in exchange for shares of LSI common stock, and the disposition of their Agere equity based awards which will be deemed to occur upon the assumption of those options and their resulting conversion into options to purchase LSI common stock are also intended to be exempt pursuant to Rule 16b-3 under the Exchange Act.

Agere Affiliates

Agere has agreed to use its reasonable best efforts to cause each person who is at the time of its stockholder meeting an “affiliate” for purposes of Rule 145 under the Securities Act to deliver to LSI a written agreement substantially in the form agreed between LSI and Agere on or prior to the effective time of the merger. LSI shall be entitled to place appropriate legends on the certificates evidencing any shares of LSI common stock to be received by these Rule 145 “affiliates” of Agere in the merger reflecting the restrictions set forth in Rule 145 promulgated under the Securities Act and to issue appropriate stop transfer instructions to the transfer agent for LSI common stock, provided that such legends or stop transfer instructions shall be removed upon the request of any holder of shares of LSI common stock issued in the merger if such holder’s shares are no longer subject to Rule 145.

Tax Matters

The merger agreement provides that none of LSI, LSI’s merger subsidiary or Agere may take any action prior to or following the effective time of the merger that would reasonably be expected to cause the merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. In addition, each of LSI and Agere have agreed to use its reasonable best efforts to obtain the opinion of Wilson Sonsini, and Skadden, Arps to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

LSI Governance Matters after the Merger

At the effective time of the merger, LSI shall retain the name “LSI Logic Corporation.” In addition, at the effective time of the merger, the headquarters and principal executive offices of LSI and Agere as a combined company shall remain in Milpitas, California. After the effective time of the merger, LSI shall cause Agere to maintain Agere’s Allentown, Pennsylvania facilities as a key location for the combined company’s development activities.

Effective upon the consummation of the merger, the LSI board of directors will consist of nine members, six of whom will be designated by LSI and three of whom will be designated by Agere. Effective upon the consummation of the merger, the Chairman of the LSI board of directors shall be James H. Keyes, and the Chief Executive Officer of LSI shall be Abhijit Y. Talwalkar.

Conditions to Obligations to Complete the Merger

The respective obligations of LSI and Atlas Acquisition Corp., on the one hand, and Agere, on the other, to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following conditions:

•	the SEC shall have declared LSI’s registration statement effective, no stop order suspending its effectiveness shall have been issued and no proceedings for suspension of the registration statement’s effectiveness, or a similar proceeding in respect of this joint proxy statement/prospectus, shall have been initiated or threatened in writing by the SEC;

•	the merger agreement and the transactions contemplated by the merger agreement shall have been approved and adopted by the vote of holders of the requisite number of shares of Agere common stock under applicable law, as more fully described under “The Agere Annual Meeting — Vote Required for Approval” beginning on page 30;

•	the issuance of shares of LSI common stock to holders of Agere common stock in the merger shall have been approved by the vote of holders of the requisite number of shares of LSI common stock, as more fully described under the section entitled “The Special Meeting of LSI Stockholders — Required Vote” beginning on page 27;

•	all waiting periods under the HSR Act with respect to the merger and the other transactions contemplated by the merger agreement shall have expired or terminated and all clearances, consents, approvals, orders and authorizations necessary for the completion of the merger under the United States or foreign antitrust laws, where the failure to obtain such foreign approvals would result in a material adverse effect on LSI, Agere and their subsidiaries, shall have been received and become final and non-appealable;

•	no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the completion of the merger shall be in effect;

•	no statute, rule, regulation or order shall have been enacted, entered, enforced or deemed applicable to the merger by a governmental entity of competent jurisdiction and has the effect of making completion of the merger illegal;

•	the shares of LSI common stock to be issued in connection with the merger shall have been authorized for listing on the NYSE, subject to official notice of issuance; and

•	each of LSI and Agere shall have received from its respective tax counsel an opinion to the effect that the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

In addition, the respective obligations of each of LSI and Atlas Acquisition Corp. on the one hand, and Agere on the other, to effect the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of the other party shall have been true and correct (without giving any effect to any qualification as to materiality or material adverse effect contained in any specific representation or warranty) on the date the merger agreement was signed (i.e., December 3, 2006) and as of the date the merger is to be completed as if made at and as of that time, except:

•	where any failures of such representations and warranties to be true and correct have, individually or in the aggregate, a material adverse effect, as discussed below;

•	for changes contemplated or permitted by the merger agreement; and

•	to the extent the representations and warranties of the other party address matters only as of a particular date, they must be true and correct only as of that date.

•	the other party shall have performed or complied in all material respects with all of its agreements and covenants required by the merger agreement to be performed or complied with by it before completion of the merger; and

•	no material adverse effect, as discussed below, with respect to the other party shall have occurred since the date the merger agreement was signed (i.e., December 3, 2006) and be continuing.

Material Adverse Effect

Under the terms of the merger agreement, a material adverse effect on either LSI or Agere means any fact, circumstance, change or effect that, individually or when taken together with all other such facts, circumstances, changes or effects that exist at the date of determination of the occurrence of the material adverse effect, has or is reasonably likely to have a material adverse effect on the business, operations, financial condition or results of operations of Agere or LSI and their respective subsidiaries, taken as a whole. However, under the terms of the merger agreement, no changes or effects resulting or arising from the following, either alone or in combination, will be deemed to constitute, nor will any of the following be taken into account in determining whether there has been or will or could be, a material adverse effect:

•	economic, financial or political conditions in the United States or any other jurisdiction in which Agere or LSI or any of their respective subsidiaries has substantial business or operations, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a materially disproportionate impact on Agere or LSI and their respective subsidiaries, taken as a whole, relative to other semiconductor companies of comparable size;

•	conditions in the semiconductor industry, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a materially disproportionate impact on Agere or LSI and their respective subsidiaries, taken as a whole, relative to other semiconductor companies of comparable size;

•	conditions in the financial markets, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a materially disproportionate impact on Agere or LSI and their respective subsidiaries, taken as a whole, relative to other semiconductor companies of comparable size;

•	acts of terrorism or war;

•	the announcement or pendency of the merger agreement and the transactions contemplated thereby;

•	changes in legal requirements or U.S. generally accepted accounting principles (or any interpretations thereof) applicable to Agere or LSI any of their respective subsidiaries;

•	compliance by Agere or LSI and their respective subsidiaries with the express terms of the merger agreement or the failure by Agere or LSI or any of their respective subsidiaries to take any action that is prohibited by the merger agreement;

•	any change in the price or trading volume of the LSI or Agere stock, in and of itself;

•	the failure of Agere or LSI to meet public estimates or forecasts of revenues, earnings of other financial metrics, in and of itself, or the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics, in and of itself; and

•	any changes or effects arising out of or resulting from any legal claims or other proceedings made by any of the Agere or LSI stockholders, as the case may be, arising out of or related to the merger agreement, the merger or any other transactions contemplated by the merger agreement.

Termination; Fees and Expenses

Termination

The merger agreement may be terminated in accordance with its terms at any time prior to completion of the merger, whether before or after the approval and adoption of the merger agreement and approval of the merger by Agere stockholders or the approval of the issuance of shares of LSI common stock to Agere stockholders in connection with the merger by LSI stockholders:

•	by mutual written consent of LSI and Agere duly authorized by their respective boards of directors;

•	by LSI or Agere, if a court of competent jurisdiction or governmental, regulatory or administrative agency has issued a nonappealable final order or taken any other action having the effect of permanently prohibiting the merger;

•	by LSI or Agere, if the merger is not completed by May 15, 2007, provided, however, that in the event that the requisite antitrust approvals have not been obtained on or prior to such time and all of the other conditions to the consummation of the transactions contemplated by the merger agreement shall have been satisfied on or prior to such time (other than those conditions that by their terms contemplate satisfaction at the consummation of the merger, provided that such conditions are then capable of being satisfied at such time), either LSI or Agere may elect to extend the termination date, by written notice to the other prior to or on May 15, 2007, until August 31, 2007, and provided further, however, that neither LSI nor Agere may terminate the merger agreement on this basis if that party has materially breached its obligations under the merger agreement if such breach has been the proximate cause of, or resulted in, the failure of the conditions to the consummation of the merger to be satisfied;

•	by LSI or Agere, if the issuance of shares of LSI common stock to Agere stockholders in connection with the merger fails to receive the requisite affirmative vote at the LSI stockholders’ meeting;

•	by LSI or Agere, if the merger agreement fails to receive the requisite affirmative vote for adoption at the Agere stockholders’ meeting;

•	by LSI, upon a breach of, or failure to perform, any representation, warranty, covenant or agreement on the part of Agere in the merger agreement such that the condition to completion of the merger regarding Agere’s representations and warranties or covenants would not be met; however, if the breach or inaccuracy is curable by Agere through the exercise of reasonable efforts, then LSI may not terminate the merger agreement for 45 days after delivery of written notice from LSI to Agere of the breach, and if the breach is cured during those 45 days, or if LSI is otherwise in material breach of the merger agreement, LSI may not exercise this termination right;

•	by Agere, upon a breach of, or failure to perform, any representation, warranty, covenant or agreement on the part of LSI in the merger agreement such that the condition to completion of the merger regarding LSI’s representations and warranties or covenants would not be met; however, if the breach or inaccuracy is curable by LSI through the exercise of reasonable efforts, then Agere may not terminate the merger agreement for 45 days after delivery of written notice from Agere to LSI of the breach, and if the breach is cured during those 45 days, or if Agere is otherwise in material breach of the merger agreement, Agere may not exercise this termination right; or

•	by either LSI or Agere if a “triggering event” shall have occurred with respect to the other party. A “triggering event” shall be deemed to have occurred with respect to a party if:

•	such party shall have failed to duly call, give notice of, convene and hold its stockholder meeting or failed to take a vote on its voting proposal at its stockholder meeting in accordance with the requirements of the merger agreement;

•	the board of directors of such party or any committee thereof shall have for any reason effected a recommendation change;

•	such party shall have failed to include its board recommendation in this joint proxy statement/prospectus;

•	the board of directors of either party or any committee thereof shall have for any reason approved, or recommended that their stockholders approve, any third party acquisition proposal or acquisition transaction other than the transactions contemplated by the merger agreement (whether or not such proposal constitutes a superior proposal);

•	except for a confidentiality agreement expressly permitted by the merger agreement, a party shall have entered into a letter of intent, memorandum of understanding or other contract accepting any third party acquisition proposal or acquisition transaction (whether or not such proposal constitutes a superior proposal); or

•	an acquisition proposal (whether or not such proposal constitutes a superior proposal) shall have been made in respect of a party by a person unaffiliated with the other party hereto and, within ten (10) business days after notice of such acquisition proposal is first published, sent or given to such party’s stockholders, and, if requested by the other party hereto, such party shall not have sent to its stockholders a statement unconditionally reaffirming the recommendation of its board of directors with respect to the merger and unconditionally recommending that its stockholders reject such acquisition proposal and not tender any shares of its capital stock into such acquisition proposal if made in the form of a tender or exchange offer.

Termination Fees and Expenses

Under the terms of the merger agreement, Agere must pay a fee of $120,000,000 to LSI due to termination of the merger agreement:

•	by either party if (1) the requisite approval of the Agere stockholders is not obtained at the stockholder meeting where the vote to adopt the merger agreement was held (or after such meeting was held, and the vote was not obtained, and thereafter Agere terminates for another reason), (2) prior to the Agere stockholder meeting, an acquisition proposal in respect of Agere shall have been made to Agere or otherwise made publicly known, and (3) within twelve (12) months following termination of the merger agreement, Agere either enters into a letter of intent with respect to an acquisition transaction (regardless of whether or not it is the transaction described in clause (2)) or consummates such a transaction;

•	by LSI, following a knowing and intentional breach by Agere of its representations and warranties, which breach is intended to facilitate, assist or otherwise benefit a third party acquisition proposal or the person making such a proposal, if (1) prior to such breach an acquisition proposal in respect of Agere shall have been made to Agere or otherwise made publicly known, and (2) within twelve (12) months following termination of the merger agreement, Agere either enters into a letter of intent with respect to an acquisition transaction (regardless of whether or not it is the transaction described in clause (1)), or consummates such a transaction;

•	by LSI, following the occurrence of a “triggering event” (as described above) with respect to Agere, provided that LSI’s failure to terminate the merger agreement promptly following the “triggering event” shall not prejudice LSI’s ability to terminate the merger agreement due to the occurrence of a “triggering event” and collect the termination fee.

Under the terms of the merger agreement, LSI must pay a fee of $120,000,000 to Agere due to termination of the merger agreement:

•	by either party if (1) the requisite approval of the LSI stockholders is not obtained at the stockholder meeting where the vote to approve the issuance of shares of LSI common stock in connection with the merger was held (or after such meeting was held, and the vote was not obtained, and thereafter LSI terminates for another reason), (2) prior to the LSI stockholder meeting, an acquisition proposal in respect of LSI shall have been made to LSI or otherwise made publicly known, and (3) within twelve (12) months following termination of the merger agreement, LSI either enters into a letter of intent with respect to an acquisition transaction (regardless of whether or not it is the transaction described in clause (2)) or consummates such a transaction;

•	by Agere, following a knowing and intentional breach by LSI of its representations and warranties, which breach is intended to facilitate, assist or otherwise benefit a third party acquisition proposal or the person making such a proposal, if (1) prior to such breach an acquisition proposal in respect of LSI shall have been made to LSI or otherwise made publicly known, and (2) within twelve (12) months following termination of the merger agreement, LSI either enters into a letter of intent with respect to an acquisition transaction (regardless of whether or not it is the transaction described in clause (1)), or consummates such a transaction;

•	by Agere, following the occurrence of a “triggering event” (as described above) with respect to LSI, provided that Agere’s failure to terminate the merger agreement promptly following the “triggering event” shall not prejudice Agere’s ability to terminate the merger agreement due to the occurrence of a “triggering event” and collect the termination fee.

Expenses Generally

Except as provided above, all fees and expenses incurred in connection with the merger will be paid by the party incurring the fees or expenses, whether or not the merger is completed, including expenses incurred in connection with filing, printing and mailing this joint proxy statement/prospectus, the registration statement, and filings by LSI and Agere under the HSR Act or any similar filing requirement of any governmental entity applicable to the merger.

Material United States Federal Income Tax Consequences of the Merger

The following summary discusses the material United States federal income tax consequences of the merger to Agere stockholders. The following discussion is based on existing provisions of the Internal Revenue Code, existing treasury regulations and current administrative rulings and court decisions, all of which are subject to change, possibly with retroactive effect, and to differing interpretations.

This summary does not discuss all United States federal income tax considerations that may be relevant to a particular stockholder in light of his or her personal circumstances or to stockholders subject to special treatment under the federal income tax laws, including:

•	dealers in securities or foreign currencies;

•	stockholders who are subject to the alternative minimum tax provisions of the Internal Revenue Code;

•	tax-exempt organizations;

•	non-United States persons or entities;

•	financial institutions or insurance companies;

•	stockholders who acquired Agere common stock in connection with stock option or stock purchase plans or in other compensatory transactions; or

•	stockholders who hold Agere common stock as part of an integrated investment, including a “straddle,” comprised of shares of Agere common stock and one or more other positions.

In addition, this summary does not discuss the tax consequences of the merger under foreign, state or local tax law. This discussion assumes that Agere stockholders hold their shares of Agere common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code (generally, as property held as an investment).

Accordingly, Agere stockholders should consult their tax advisors as to the specific tax consequences of the merger, including any applicable federal, state, local and foreign tax consequences.

Based on factual representations contained in letters provided by LSI and Agere, and on certain customary factual assumptions, all of which must continue to be true and accurate as of the effective time of the merger, each of Wilson Sonsini, counsel to LSI, and Skadden, Arps, counsel to Agere, has delivered its opinion (attached as exhibits 8.1 and 8.2, respectively, to the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part) that the merger will qualify as a “reorganization” for United States federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code and that the following material United States federal income tax consequences will result from such qualification:

•	Agere stockholders will not recognize any gain or loss upon the receipt of LSI common stock in exchange for Agere common stock in connection with the merger, except for cash received instead of a fractional share of LSI common stock;

•	the aggregate tax basis of the LSI common stock received by a Agere stockholder in connection with the merger, including any fractional share of LSI common stock not actually received, will be equal to the aggregate tax basis of the Agere common stock surrendered in exchange for LSI common stock;

•	the holding period of the LSI common stock received by a Agere stockholder in connection with the merger will include the holding period of the Agere common stock surrendered in connection with the merger;

•	cash payments received by an Agere stockholder for a fractional share of LSI common stock will be treated as if such fractional share had been issued in connection with the merger and then redeemed by LSI, and Agere stockholders will recognize capital gain or loss with respect to such cash payment, measured by the difference, if any, between the amount of cash received and the tax basis in such fractional share; and

•	LSI, Atlas Acquisition Corp. and Agere will not recognize gain or loss as a result of the merger.

The completion of the merger is conditioned upon the delivery of an opinion by each of Wilson Sonsini and Skadden, Arps that the merger will constitute a reorganization for United States federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code. These opinions will be based on updated representation letters to be provided by LSI and Agere at the time of the completion of the merger, and on customary factual assumptions. Although the merger agreement allows LSI and Agere to waive this condition to the completion of the merger, neither LSI nor Agere currently anticipates doing so. If either LSI or Agere does waive this condition, stockholders of LSI and Agere will be informed of this decision and asked to vote in connection with the merger, taking this waiver into consideration.

Neither LSI nor Agere will request a ruling from the Internal Revenue Service regarding the tax consequences of the merger to Agere stockholders. The opinions of counsel do not bind the Internal Revenue Service or courts of law and thus do not prevent the Internal Revenue Service from asserting a contrary position, or a court from upholding any such assertion. In addition, if any of the representations or assumptions upon which the opinions are based are inconsistent with the actual facts, the tax consequences of the merger and the validity of the opinions could be adversely affected.

Certain stockholders may be subject to information reporting with respect to the cash received in lieu of a fractional share of LSI common stock. U.S. holders who are subject to information reporting and who do not provide appropriate information when requested may also be subject to backup withholding. Any amount withheld under such rules is not an additional tax and may be refunded or credited against such U.S. holders’ federal income tax liability, provided that the required information is properly furnished in a timely manner to the Internal Revenue Service.

Accounting Treatment of the Merger

In accordance with United States generally accepted accounting principles, LSI will account for the merger using the purchase method of accounting. Under this method of accounting, LSI will record the market value (based on an average of the closing prices of LSI common stock for a range of trading days from two days before and after December 4, 2006, the announcement date) of its common stock issued in connection with the merger, the fair value of the options to purchase shares of Agere common stock assumed in connection with the merger and the amount of direct transaction costs associated with the merger as the estimated purchase price of acquiring Agere. LSI will allocate the estimated purchase price to the net tangible and amortizable intangible assets acquired (including developed and core technology and patents, customer contracts and lists, and distribution agreements), intangible assets with indefinite lives and in-process research and development, based on their respective fair values at the date of the completion of the merger. Any excess of the estimated purchase price over those fair values will be accounted for as goodwill.

Regulatory Filings and Approvals Required to Complete the Merger

The merger is subject to review by the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Under this statute, LSI and Agere are required to make pre-merger notification filings and await the expiration or early termination of the statutory waiting period prior to completing the merger. Each of LSI and Agere has completed its initial Hart-Scott-Rodino filing and the applicable waiting period has not yet expired or been terminated. The merger is also subject to review by foreign governmental authorities, and requires pre-merger notification and the observance of an applicable waiting period in certain countries. LSI and Agere have not yet filed such foreign pre-merger notifications, and the applicable waiting periods have not yet expired.

There can be no assurance that the governmental reviewing authorities will permit the applicable statutory waiting periods to expire, terminate the applicable statutory waiting periods or clear the merger at all or without restrictions or conditions that would have a material adverse effect on the combined company if the merger is completed. These restrictions and conditions could include a complete or partial license, divestiture, spin-off or the holding separate of assets or businesses. Under the terms of the merger agreement, neither LSI nor Agere is required to comply with any restriction or condition that would be reasonably expected to have a material adverse effect on business, operations, financial condition or results of operations of LSI and its subsidiaries, on a combined basis with Agere and its subsidiaries, as a result of the merger or would be reasonably likely to materially adversely affect LSI and its subsidiaries, on a combined basis with Agere and its subsidiaries. Either LSI or Agere may refuse to complete the merger if any such restrictions or conditions are required by governmental authorities as a condition to approving the merger. No additional stockholder approval is expected to be required for any decision by LSI or Agere, after the special meeting of LSI’s stockholders and the annual meeting of Agere’s stockholders, to agree to any terms and conditions necessary to resolve any regulatory objections to the merger.

In addition, during or after the statutory waiting periods and clearance of the merger, and even after completion of the merger, either the Antitrust Division of the United States Department of Justice, the Federal Trade Commission, or other governmental authorities could challenge or seek to block the merger under the antitrust laws, as it deems necessary or desirable in the public interest. Other competition agencies with jurisdiction over the merger could also initiate action to challenge or block the merger. In addition, in some jurisdictions, a competitor, customer or other third party could initiate a private action under the antitrust laws challenging or seeking to enjoin the merger, before or after it is completed. LSI and Agere cannot be sure that a challenge to the merger will not be made or that, if a challenge is made, LSI and Agere will prevail.

Listing of Shares of LSI Common Stock Issued in the Merger on the New York Stock Exchange

LSI will use all reasonable efforts to cause the shares of LSI common stock issued in connection with the merger to be authorized for listing on the New York Stock Exchange before the completion of the merger, subject to official notice of issuance.

Delisting and Deregistration of Agere Common Stock After the Merger

When the merger is completed, Agere common stock will be delisted from the New York Stock Exchange and deregistered under the Securities Exchange Act of 1934.

Restrictions on Sales of Shares of LSI Common Stock Received in the Merger

The shares of LSI common stock to be issued in connection with the merger will be registered under the Securities Act of 1933 and will be freely transferable, except for shares of LSI common stock issued to any person who is deemed to be an “affiliate” of Agere prior to the merger. Persons who may be deemed to be “affiliates” of Agere prior to the merger include individuals or entities that control, are controlled by, or are under common control of Agere prior to the merger, and may include officers and directors, as well as principal stockholders of Agere prior to the merger. Affiliates of Agere will be notified separately of their affiliate status.

Persons who may be deemed to be affiliates of Agere prior to the merger may not sell any of the shares of LSI common stock received by them in connection with the merger except pursuant to:

•	an effective registration statement under the Securities Act of 1933 covering the resale of those shares;

•	an exemption under paragraph (d) of Rule 145 under the Securities Act of 1933; or

•	any other applicable exemption under the Securities Act of 1933.

LSI’s registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, does not cover the resale of shares of LSI common stock to be received in connection with the merger by persons who may be deemed to be affiliates of Agere prior to the merger.

No Appraisal Rights

Neither LSI stockholders nor Agere stockholders are entitled to dissenters’ rights of appraisal for their shares under the Delaware General Corporation Law in connection with the merger.

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS

Pursuant to the merger, LSI will acquire all of the outstanding common shares and options to purchase common shares of Agere. The following unaudited pro forma combined condensed financial statements are based on the historical financial statements of LSI and Agere after giving effect to the acquisition of Agere by LSI using the purchase method of accounting and applying the assumptions and adjustments described in the accompanying notes.

The unaudited pro forma combined condensed statements of operations for the nine months ended October 1, 2006 and the fiscal year ended December 31, 2005 are presented as if the merger had occurred on January 1, 2005. The unaudited pro forma combined condensed balance sheet is presented as if the merger had occurred on October 1, 2006. You should read this information in conjunction with the:

•	accompanying notes to the Unaudited Pro Forma Combined Condensed Financial Statements;

•	separate unaudited historical financial statements of LSI as of and for the three-and nine-month periods ended October 1, 2006, included in the LSI quarterly report on Form 10-Q for the nine months ended October 1, 2006, which is incorporated by reference into this joint proxy statement/prospectus;

•	separate historical financial statements of LSI as of and for the fiscal year ended December 31, 2005, included in the LSI annual report on Form 10-K for the fiscal year ended December 31, 2005, which is incorporated by reference into this joint proxy statement/prospectus; and

•	separate historical financial statements of Agere as of and for the fiscal years ended September 30, 2006 and September 30, 2005, included in the Agere annual report on Form 10-K for the fiscal year ended September 30, 2006, which is incorporated by reference into this joint proxy statement/prospectus.

The pro forma information presented is for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have been realized if the merger had been completed on the dates indicated, nor is it indicative of future operating results or financial position. The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable.

The unaudited pro forma combined condensed financial statements do not include the effects of:

•	any gross margin improvement in future quarters due to scale and leveraging of LSI manufacturing platforms;

•	any operating efficiencies or cost savings; or

•	cash expenditures for restructuring and integration activities, and retention bonuses, which cannot be reasonably estimated at this time as planning for these activities is in the early stages and their impact cannot be fully determined at this time (See Note 3).

Pursuant to the purchase method of accounting, the total estimated purchase price, calculated as described in Note 1 to these unaudited pro forma combined condensed financial statements, has been preliminarily allocated to assets acquired and liabilities assumed based on their respective fair values. LSI’s management, with the assistance of a third party valuation firm, has determined the preliminary fair value of the intangible assets and tangible assets acquired and liabilities assumed at the pro forma balance sheet date. The fair value of unearned stock compensation was based on a price of $9.905 per share. Any differences between the fair value of the consideration issued and the fair value of the assets acquired and liabilities assumed will be recorded as goodwill. Since these unaudited pro forma combined condensed financial statements have been prepared based on preliminary estimates of fair values attributable to the merger, the actual amounts recorded for the merger may differ materially from the information presented. These allocations are subject to change pending further review of the fair value of the assets acquired and liabilities assumed as well as the impact of potential restructuring activities and actual transaction costs. Additionally, the fair value of assets acquired and liabilities assumed may be materially impacted by the results of Agere’s operations up to the closing date of the merger.

Since the final valuation associated with unearned compensation related to stock options and restricted stock units held by Agere employees will be calculated at the closing date of the merger, the amount allocated to this item may change materially depending on the price of LSI common shares or the number of Agere unvested options and restricted stock units outstanding as of the closing date. Based on the fair value of LSI common stock beginning two days before and ending two days after the announcement date of $9.905 per share, the amount of the compensation charge we would record associated with Agere employees would be approximately $57.2 million in the first year after the closing of the merger with the remaining $92.1 million recorded over the second and third years after the closing of the merger.

LSI and Agere have different fiscal year ends which end on December 31 and September 30, respectively.

The unaudited pro forma combined condensed statement of operations for the nine months ended October 1, 2006 has been derived from:

•	the unaudited historical condensed consolidated statement of operations of LSI for the nine months ended October 1, 2006; and

•	The unaudited historical condensed consolidated statement of operations of Agere for the nine months ended June 30, 2006.

The unaudited pro forma combined condensed statement of operations for the year ended December 31, 2005 has been derived from:

•	the audited historical consolidated statement of operations of LSI for the year ended December 31, 2005; and

•	the audited historical condensed consolidated statements of operations of Agere for the year ended September 30, 2005.

The unaudited pro forma combined condensed balance sheet as of October 1, 2006 has been derived from:

•	the unaudited historical condensed consolidated balance sheet of LSI as of October 1, 2006; and

•	the audited historical consolidated balance sheet of Agere as of September 30, 2006.

LSI LOGIC CORPORATION

Unaudited Pro Forma Combined Condensed Statements of Operations

	Historical
	LSI Logic	Agere
	Nine Months Ended
	October 1,	June 30,	Pro Forma		Pro Forma
	2006	2006	Adjustments		Combined
	(In thousands, except per share amounts)

Revenues	$1,458,497	$1,181,552	$—		$2,640,049
Cost of revenues	830,267	606,012	(1,175	)(a)	1,435,104

Gross profit	628,230	575,540	1,175		1,204,945
Research and development	305,169	343,711	(5,238	)(b)	643,642
Selling, general and administrative	193,790	176,993	(2,733	)(c)	368,050
Restructuring of operations and other non-recurring items, net	(13,384)	59,401	(623	)(d)	45,394
Amortization of intangibles	28,453	3,831	103,914	(e)	136,198

Income/(loss) from operations	114,202	(8,396)	(94,145)		11,661
Interest expense	(19,314)	(19,272)	—		(38,586)
Interest income and other, net	32,912	17,647	—		50,559

Income/(loss) before income taxes and minority interest	127,800	(10,021)	(94,145)		23,634
Provision/(benefit) for income taxes	17,175	(13,763)	—		3,412

Income/(loss) before minority interest	110,625	3,742	(94,145)		20,222
Minority interest in net income (loss) of subsidiaries	—	—	—		—

Income/(loss) from continuing operations	$110,625	$3,742	$(94,145)		$20,222

Basic earnings per share:
Income from continuing operations	$0.28				$0.03

Diluted earnings per share:
Income from continuing operations	$0.27				$0.03

Shares used in computing per share amounts:
Basic	397,408		363,186	(f)	760,594

Diluted	403,779		373,973	(f)	777,752

LSI LOGIC CORPORATION

Unaudited Pro Forma Combined Condensed Statements of Operations

	Historical
	LSI Logic	Agere
	Year Ended
	December 31,	September 30,	Pro Forma		Pro Forma
	2005	2005	Adjustments		Combined
	(In thousands, except per share amounts)

Revenues	$1,919,250	$1,676,363	$—		$3,595,613
Cost of revenues	1,087,558	1,012,696	80,535	(a)	2,180,789

Gross profit	831,692	663,667	(80,535)		1,414,824
Research and development	399,685	461,356	16,097	(b)	877,138
Selling, general and administrative	238,265	233,879	23,939	(c)	496,083
Acquired in-process research and development	—	55,200	—		55,200
Restructuring of operations and other non-recurring items, net	119,052	14,912	(1,061	)(d)	132,903
Amortization of intangibles	62,484	6,347	137,313	(e)	206,144

Income/(loss) from operations	12,206	(108,027)	(256,823)		(352,644)
Interest expense	(25,283)	(28,952)	—		(54,235)
Interest income and other, net	34,000	6,816	—		40,816

Income/(loss) before income taxes and minority interest	20,923	(130,163)	$(256,823)		(366,063)
Provision for income taxes	26,540	(122,472)	—		(95,932)

Loss before minority interest	(5,617)	(7,691)	(256,823)		(270,131)
Minority interest in net income of subsidiaries	6	—	—		6

Loss from continuing operations	$(5,623)	$(7,691)	$(256,823)		$(270,137)

Basic earnings per share:
Loss from continuing operations	$(0.01)				$(0.36)

Diluted earnings per share:
Loss from continuing operations	$(0.01)				$(0.36)

Shares used in computing per share amounts:
Basic	390,135		363,186	(f)	753,321

Diluted	390,135		363,186	(f)	753,321

LSI LOGIC CORPORATION

Unaudited Pro Forma Combined Condensed Balance Sheets

	Historical
	LSI Logic	Agere
	October 1,	September 30,	Pro Forma		Pro Forma
	2006	2006	Adjustments		Combined
	(In thousands)

Assets
Cash, cash equivalents and short-term investments	$1,268,133	$406,479	$—		$1,674,612	(1)
Accounts receivable, net	320,251	242,806	—		563,057
Inventories	183,731	116,071	74,429	(g)	374,231
Prepaid expenses and other current assets	64,036	32,511	—		96,547

Total current assets	1,836,151	797,867	74,429		2,708,447
Property and equipment, net	83,259	402,262	—		485,521
Other intangible assets, net	14,197	9,644	1,426,956	(h)	1,450,797
Goodwill	927,169	196,370	1,314,562	(h)	2,438,101
Other assets	118,134	90,737	617,350	(i)	826,221

Total assets	$2,978,910	$1,496,880	$3,433,297		$7,909,087

Liabilities and Stockholders’ Equity
Current liabilities	$470,190	$374,642	$40,309	(j)	$885,141
Current portion of long-term obligations	272,038	53	—		272,091	(1)

Total current liabilities	742,228	374,695	40,309		1,157,232
Long-term obligations	432,470	820,380	434,600	(k)	1,687,450
Minority interest in subsidiaries	234	—	—		234
Stockholders’ equity:
Common stock	3,070,158	7,375,464	(3,691,671	)(l)	6,753,951
Accumulated deficit	(1,279,319)	(6,768,458)	6,344,858	(l)	(1,702,919)
Accumulated other comprehensive income	13,139	(305,201)	305,201	(l)	13,139

Total stockholders’ equity	1,803,978	301,805	2,958,388		5,064,171

Total liabilities and stockholders’ equity	$2,978,910	$1,496,880	$3,433,297		$7,909,087

(1)	The balances do not include LSI’s full repayment of the 2001 Convertible Subordinated Notes in the amount of $271.8 million on November 1, 2006.

1.	Basis of Presentation

On December 3, 2006, LSI and Agere entered into a definitive merger agreement under which Agere will become a wholly-owned subsidiary of LSI in a transaction to be accounted for using the purchase method of accounting. The total estimated purchase price of approximately $3.9 billion is comprised of LSI common shares and assumed stock options and restricted stock units.

The unaudited pro forma combined condensed balance sheet is presented to give effect to LSI’s acquisition of Agere as if the transaction had been consummated on October 1, 2006. The statements of operations are presented as if the transaction had been consummated on January 1, 2005. The unaudited pro forma combined condensed balance sheet provides for the issuance of approximately 363 million LSI common shares, based upon a fixed exchange ratio of 2.16 LSI common shares for each outstanding share of Agere common stock as of December 8, 2006. The actual number of LSI common shares to be issued will be determined based on the actual number of shares of Agere common stock outstanding at the closing date of the Merger. Under the purchase method of accounting, the fair value of the total consideration was determined using an average of LSI’s closing share prices beginning two days before and ending two days after December 4, 2006, the date by which the acquisition was agreed to and announced or $9.905 per share. Based on a fixed exchange ratio of 2.16 LSI common shares for each outstanding share of Agere common stock and the total number of Agere options outstanding at December 8, 2006, LSI would assume Agere options and restricted stock units to purchase an equivalent of approximately 64 million LSI common shares. The actual number of Agere options to be assumed will be determined based on the actual number of Agere options outstanding at the closing date.

The fair value of options was estimated using a reduced form calibrated binomial lattice model and a share price of $9.905 per share, which represents the average closing price of LSI common shares for two trading days before to two trading days after December 4, 2006, the date by which the merger was agreed to and announced.

The total estimated purchase price of the Merger is as follows (in thousands):

Estimated fair value of LSI common shares to be issued	$3,597,359
Estimated fair value of options and restricted stock assumed	235,765
Estimated direct transaction costs	30,000

Total estimated purchase price	$3,863,124

Preliminary Estimated Purchase Price Allocation

The preliminary allocation of the purchase price to Agere’s tangible and identifiable intangible assets acquired and liabilities assumed was based on their estimated fair values. The fair value of unearned stock compensation was based on market prices as of December 4, 2006. The valuation of these tangible and identifiable intangible assets and liabilities is subject to further management review and may change materially between the preliminary valuation date and the closing date of the Merger. Further adjustments to these estimates may be included in the final allocation of the purchase price of Agere, if the adjustment is determined within the purchase price allocation period (up to twelve months from the closing date). The excess of the purchase price over the tangible and identifiable intangible assets acquired and liabilities assumed has been allocated to goodwill. The total purchase price of approximately $3.9 billion does not include the effect of restructuring activities because it cannot be estimated at this time. The estimated purchase price has been allocated as follows (in thousands):

As of
October 1,
2006

Tangible net assets acquired	$342,661
Identifiable intangible assets	1,436,600
In-process research and development	423,600
Unearned stock compensation	149,331
Goodwill	1,510,932

Total estimated purchase price	$3,863,124

Tangible assets acquired and liabilities assumed

We have estimated the fair value of tangible assets acquired and liabilities assumed. Some of these estimates are subject to change; particularly those estimates relating to deferred taxes, property plant and equipment and Merger-related restructuring costs. These estimates are based on a preliminary valuation dated as of October 1, 2006 and are subject to further review by management, which may result in material adjustments at the closing date of the merger. Furthermore, the fair values of the assets acquired and liabilities assumed may be affected and materially changed by the results of Agere’s operations and changes in market values up to the closing date of the Merger. In addition, the unaudited pro forma combined condensed financial statements do not reflect adjustments to liabilities that will result from expected restructuring activities after the Merger closes, as planning for these activities is still in the early stages and therefore, the resulting costs cannot be fully estimated at present.

Identifiable intangible assets

We have estimated the fair value of the acquired identifiable intangible assets, which are subject to amortization, using the income approach. These estimates are based on a preliminary valuation and are subject to further review by management and adjustments (which may be material) at the closing date of the Merger, which may reflect, among other things, the effect of Agere’s operations between the preliminary valuation date of October 1, 2006 and the closing date. The following table sets forth the components of these intangible assets and their estimated useful lives as of October 1, 2006 (dollars in thousands):

	Preliminary	Useful Life
	Fair Value	(in Years)

Existing technology	$455,000	5
Customer relationships	379,600	10
Patent licensing	550,700	15
Trade names	51,300	5

Total acquired identifiable intangible assets	$1,436,600

In-process research and development

In-process research and development (IPRD) represents Agere’s research and development projects that had not reached technological feasibility and had no alternative future use when acquired. Using the income approach to value the IPRD, LSI determined that $423,600 of the purchase price represents purchased in-process technology. Due to its non-recurring nature, the IPRD expense has been excluded from the unaudited pro forma combined condensed statements of operations. The IPRD costs will be expensed in LSI’s consolidated financial statements in the period in which the transaction closes.

2.	Pro forma adjustments

The following pro forma adjustments are included in the unaudited pro forma combined condensed statements of operations and the unaudited pro forma combined condensed balance sheet:

(a) Adjustments to cost of revenues (in thousands):

	Nine Months
	Ended	Year Ended
	October 1,	December 31,
	2006	2005

To record a reduction in pension and post retirement expense as a result of the elimination of existing amortization following the merger	$(2,004)	$(2,927)
To reverse share based compensation expense recorded by Agere under SFAS 123-R	(4,218)	—
To record the increased basis of inventory to fair value	—	74,429
To record amortization of unearned compensation related to Agere options and restricted stock units assumed	5,047	9,033

	$(1,175)	$80,535

(b) Adjustments to research and development (in thousands):

	Nine Months
	Ended	Year Ended
	October 1,	December 31,
	2006	2005

To record a reduction in pension and post retirement expense as a result of the elimination of existing amortization following the merger	$(6,669)	$(4,980)
To eliminate share based compensation expense recorded by Agere under SFAS 123-R	(10,346)	—
To record amortization of unearned compensation related to Agere options and restricted stock units assumed	11,777	21,077

	$(5,238)	$16,097

(c) Adjustments to expenses for selling, general and administrative (in thousands):

	Nine Months
	Ended	Year Ended
	October 1,	December 31,
	2006	2005

To record a reduction in pension and post retirement expense as a result of the elimination of existing amortization following the merger	$(4,113)	$(3,160)

To eliminate share based compensation expense recorded by Agere under SFAS 123-R	(13,762)	—

To record amortization of unearned compensation related to Agere options and restricted stock units assumed	15,142	27,099

	$(2,733)	$23,939

(d) Adjustments to restructuring expense (in thousands):

	Nine Months
	Ended	Year Ended
	October 1,	December 31,
	2006	2005

To reverse share based compensation expense recorded by Agere under SFAS 123-R	$(2,000)	$—

To record an increase/(reduction) in pension and post retirement expense as a result of the elimination of existing amortization following the merger	1,377	(1,061)

Total	$(623)	$(1,061)

(e) Adjustments to amortization of intangibles (in thousands):

	Nine Months
	Ended	Year Ended
	October 1,	December 31,
	2006	2005

To reverse Agere’s historical amortization of intangibles	$(3,831)	$(6,347)

To record amortization of acquired identifiable intangible assets	107,745	143,660

	$103,914	$137,313

(f) The pro forma number of shares used in the basic and diluted per share calculations for the twelve months ended December 31, 2005 reflects the weighted average of LSI common shares for each period presented combined with the outstanding Agere common shares at December 8, 2006, adjusted to reflect the exchange ratio of 2.16 LSI common shares for each outstanding share of Agere common stock. The same calculation was made for the pro forma number of shares used in the basic and diluted per shares calculations for the nine months ended October 1, 2006 except for the diluted per share calculation in which common equivalent shares from Agere options and restricted units assumed were included in the denominator.

(g) To record fair value adjustments for inventory acquired from Agere.

(h) Adjustments to goodwill and intangible assets (in thousands):

As of
October 1,
2006

To record the preliminary purchase price allocation to goodwill	$1,510,932

To record the preliminary purchase price allocation to intangible assets	1,436,600

To eliminate Agere goodwill and intangible assets from previous acquisitions	(206,014)

$2,741,518

(i) Adjustments to other assets (in thousands):

As of
October 1,
2006

To recognize the estimated fair value for existing license arrangements	$52,350

To adjust deferred tax valuation allowance for acquired deferred tax liabilities	565,000

Total	$617,350

(j) Adjustments to current liabilities (in thousands):

As of
October 1,
2006

To record accrual of direct acquisition related costs included in the purchase price	$30,000

To record accrual of Agere’s transaction costs	30,000

To adjust fair value of deferred revenue	(19,691)

$40,309

(k) Adjustments to long-term obligations (in thousands):

As of
October 1,
2006

To record fair value adjustments for benefit obligations	$(130,400)

To record deferred tax liability assumed at acquisition	565,000

Total	$434,600

(l) Adjustments to shareholders’ equity (in thousands):

As of
October 1,
2006

To record fair value of LSI common shares issued	$3,597,359

To record fair value of vested Agere options assumed	86,434

To record immediate write-off of IPRD	(423,600)

To eliminate Agere stockholders’ equity	(301,805)

$2,958,388

3.	Restructuring costs related to post-merger LSI activities

As part of combining the two companies, LSI expects to incur significant restructuring costs during the year commencing with the closing of the Merger. The unaudited pro forma combined condensed financial statements do not reflect adjustments related to these restructuring costs, as management of LSI and Agere have not yet determined all of the restructuring activities and therefore, estimates of these costs cannot be determined at this time. Certain liabilities associated with these restructuring activities will be recognized in the opening balance sheet in accordance with EITF Issue No 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination,” and will result in an increase in goodwill.

4.	Subsequent events

On November 1, 2006, LSI repaid in full its 2006 Convertible Subordinated Notes in the amount of $271.8 million.

COMPARISON OF RIGHTS OF HOLDERS OF
LSI COMMON STOCK AND AGERE COMMON STOCK

Upon completion of the merger, the stockholders of Agere will become stockholders of LSI, and the LSI certificate of incorporation and the LSI bylaws will govern the rights of former Agere stockholders. Both LSI and Agere are incorporated under Delaware law and are subject to the Delaware General Corporation Law. The following is a summary of material differences between the rights of holders of LSI common stock and the rights of holders of Agere common stock. While we believe that this description covers the material differences between the two, this summary may not contain all of the information that is important to you.

Comparison of the Certificates of Incorporation and Bylaws of LSI and Agere

The following is a summary of the material differences between the provisions of the certificate of incorporation and bylaws of each of LSI and Agere. This summary is not intended to be a complete discussion of the respective certificates of incorporation and bylaws of LSI and Agere and it is qualified in its entirety by reference to the applicable Delaware General Corporation Law as well as by reference to the respective certificates of incorporation and bylaws of LSI and Agere. Stockholders of Agere and LSI should carefully read this entire joint proxy statement/prospectus and the other documents referred to in this joint proxy statement/prospectus for a more complete understanding of the differences between being a stockholder of LSI and being a stockholder of Agere. LSI and Agere have filed with the Securities and Exchange Commission their respective certificates of incorporation and bylaws and will send copies of these documents to stockholders upon request. See the section entitled “Where You Can Find More Information” beginning on page 129 of this joint proxy statement/prospectus.

Authorized Capital Stock

LSI’s certificate of incorporation authorizes the issuance of 1,302,000,000 shares of capital stock, consisting of:

•	1,300,000,000 shares of common stock, par value $0.01 per share; and

•	2,000,000 shares of preferred stock, par value $0.01 per share.

Agere’s certificate of incorporation authorizes the issuance of 1,250,000,000 shares of capital stock, consisting of:

•	1,000,000,000 shares of common stock, par value $0.01 per share; and

•	250,000,000 shares of preferred stock, par value $1.00 per share.

Size of the Board of Directors

LSI’s bylaws provide that the exact number of directors comprising the LSI board of directors may be as fixed from time to time by the LSI board of directors. The LSI board of directors currently has nine members. Upon completion of the merger, the LSI board of directors will have nine members.

Agere’s certificate of incorporation provides that the number of directors comprising the Agere board of directors may be no fewer than three. Agere’s board of directors is divided into three classes as nearly equal in number as possible, with each class serving staggered three-year terms. The exact number of directors comprising the Agere board of directors may be changed at any time by resolution of the Agere board of directors. The Agere board of directors currently has eight members.

Voting

LSI’s certificate of incorporation provides that each LSI stockholder is entitled to one vote for each share of capital stock held; provided, however, that LSI stockholders are entitled to cumulate votes in connection with the election of directors.

Each share of Agere common stock is entitled to one vote per share. Agere stockholders are not entitled to cumulate votes in connection with the election of directors.

Removal of Directors

LSI’s bylaws provide that any director, or the entire LSI board of directors, may be removed with or without cause by the holders of a majority of the shares then entitled to vote at an election of directors. However, if and so long as stockholders are entitled to cumulative voting in connection with the election of directors, if less than the entire LSI board of directors is to be removed, no individual director may be removed from the LSI board of directors without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted in an election of the entire LSI board of directors.

Agere’s certificate of incorporation provides that any director may be removed from office only for cause by the affirmative vote of the holders of at least a majority of the voting power of all voting stock then outstanding, voting as a single class.

Quorum

Both the LSI and Agere bylaws provide that any at any stockholder meeting of each company, the holders of a majority of all of the shares of the stock issued and outstanding and entitled to vote on every matter that is to be voted on at such meeting, represented in person or by proxy, shall constitute a quorum at a meeting of stockholders.

Filling Vacancies on the Board of Directors

LSI’s bylaws provide that vacancies on the LSI board of directors may be filled by a majority of the remaining directors, even if less than a quorum, or by the sole remaining director. Any director may resign at any time upon written notice or upon electronic transmission to the attention of the corporate secretary of the corporation. When one or more directors so resigns and the resignation is effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies.

LSI’s bylaws further provide that vacancies on the LSI board of directors and newly created directorships resulting from an increase in the authorized number of directors elected by all of the LSI stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. However, whenever the holders of any class or classes of stock, or any series of any class of stock, are entitled to elect one or more directors by the provisions of LSI’s certificate of incorporation, vacancies and newly created directorships of such class or classes or series may be filled by a majority of the directors elected by such class or classes or series then in office, or by a sole remaining director so elected.

LSI’s bylaws also provide that if, at the time of filling any vacancy or any newly created directorship, the directors then in office constitute less than a majority of the whole LSI board of directors (as constituted immediately prior to any such increase), then the Delaware Court of Chancery may, upon application of any stockholder(s) holding at least 10% of the total number of the then outstanding shares having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office, and such election shall be governed by the provisions of Section 211 of the Delaware General Corporation Law as far as applicable.

Agere’s certificate of incorporation provides that, except as otherwise provided for or fixed by or pursuant to the provisions relating to the rights of preferred stockholders as to dividends or upon liquidation to elect directorship under specified circumstances, any vacancy on the Agere board of directors, caused by death, resignation, disqualification, removal or otherwise, or an increase in the authorized number of directors, may be filled by a majority of the remaining directors then in office, even though less than a quorum.

Ability to Call Special Meetings of the Board of Directors

LSI’s bylaws provide that special meetings of the LSI board of directors for any purpose(s) may be called at any time by the chairman of the board of directors, a majority of the board of directors, the president or the chief executive officer.

Agere’s bylaws provide that special meetings of the Agere board of directors may be called by the chairman of the board of directors, the president, or a majority of the board of directors then in office.

Ability to Call Special Meetings of Stockholders

LSI’s bylaws provide that a special meeting of LSI stockholders may be called at any time by the LSI board of directors, the chairman of the board of directors, the president or by the chief executive officer.

Agere’s certificate of incorporation and bylaws provide that a special meeting of the Agere stockholders may be called only by the majority of the board of directors or the chairman of the board of directors.

Limitations on Business Transacted at Special Meetings of Stockholders

LSI’s bylaws provide that only such business shall be considered at a special meeting of LSI stockholders as shall have been stated in the notice for such meeting.

Agere’s certificate of incorporation and bylaws also provide that only such business shall be considered at a special meeting of Agere stockholders as shall have been stated in the notice for such meeting.

Stockholder Nominations and Proposals at Stockholder Meetings

LSI’s bylaws allow stockholders to nominate candidates for election to the LSI board of directors at any annual meeting of LSI stockholders. In addition, LSI’s bylaws allow stockholders to propose business to be conducted at any annual meeting of LSI stockholders.

Stockholder nominations of candidates for election to the LSI board of directors and proposals for business to be conducted at a stockholders meeting cannot be brought before any such meeting unless the nomination or proposal was brought before the annual or special meeting in accordance with LSI’s stockholder advance notice procedures, as described in “Delivery and Notice Requirements for Stockholder Nominations and Proposals” below.

Agere’s bylaws allow stockholders to nominate candidates for election to the Agere board of directors at any annual or any special stockholder meeting at which the Agere board of directors has determined that directors will be elected. In addition, Agere’s bylaws allow stockholders to propose business before any annual or special stockholder meeting. Stockholder nominations and proposals cannot be brought before any Agere stockholder meeting unless the nomination or proposal was brought before the stockholder meeting in accordance with Agere’s stockholder advance notice procedures, as described in “Delivery and Notice Requirements for Stockholder Nominations and Proposals” below.

Delivery and Notice Requirements for Stockholder Nominations and Proposals

LSI’s bylaws provide that for business to be properly brought before a stockholder meeting of LSI stockholders by an LSI stockholder, or for a nomination of candidates for election to the LSI board of directors to be properly made by an LSI stockholder, such stockholder must have given timely notice of the proposal for business to be conducted or of such nomination of candidates for election to the LSI board of directors in writing to the secretary of LSI. To be timely, notice of a proposal for business to be conducted at a meeting of LSI stockholders or of a nomination of candidates for election to the LSI board of directors must be delivered to, or mailed and received at, the principal executive offices of LSI not later 90 days prior to the first anniversary of the date on which LSI first sent or gave its proxy statement to stockholders for the preceding year’s annual meeting. However, if LSI did not have an annual meeting of LSI stockholders in the previous year or if the date of the annual meeting has been changed by more than 30 days from the date of the previous year’s annual meeting, to be timely, notice of a proposal for business to be conducted at an annual meeting of LSI stockholders or of a nomination of candidates for election to the LSI board of directors must be received not later than the 10th day following the day LSI publicly announces the date of the annual meeting for the current year. Such stockholder’s notice shall set forth: (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (or any successor thereto) (the “Exchange Act”) and Rule 14a-11 thereunder (or any successor thereto) (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (ii) as to any other business that the stockholder proposes to bring before the meeting, a reasonably detailed description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (iii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (A) the name and address of such stockholder, as they appear on LSI’s books, and of such beneficial owner, and (B) the class and number of shares of LSI which are owned beneficially and of record by such stockholder and such beneficial owner.

Under Agere’s bylaws, for nominations or other business to be properly brought before a stockholder meeting of Agere stockholders, the stockholder must have given timely notice thereof in writing to the secretary of Agere and such other business must otherwise be a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the secretary of Agere at the principal executive offices of Agere not later than the close of business on the 45th calendar day nor earlier than the close of business on the 75th calendar day prior to the first anniversary of the record date of stockholders entitled to vote at the preceding year’s annual meeting; provided, however, that in the event that the record date is more than 30 calendar days before or more than 60 calendar days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 75th calendar day prior to such record date and not later than the close of business on the later of the 45th calendar day prior to such record date or the 10th calendar day following the calendar day on which public announcement of such record date is first made by Agere. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a stockholder’s notice as described above. Such stockholder’s notice shall set forth (A) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act and subject to Rule 14a-12(c) thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws of Agere, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (1) the name and address of such stockholder, as they appear on Agere’s books, and of such beneficial owner, (2) the class and number of shares of Agere stock which are owned beneficially and of record by such stockholder and such beneficial owner, (3) a representation that the stockholder is a holder of record of stock of Agere entitled to vote at such meeting and intends to appear in person or by an authorized representative at the meeting to propose such business or nomination, and (4) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of Agere’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (y) otherwise to solicit proxies from stockholders in support of such proposal or nomination. The foregoing notice requirements shall be deemed satisfied by a stockholder if the stockholder has notified Agere of his or her intention to present a proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) promulgated under the Exchange Act and such stockholder’s proposal has been included in a proxy statement that has been prepared by Agere to solicit proxies for such annual meeting. Agere may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director.

Stockholder Action by Written Consent in Lieu of a Stockholder Meeting

LSI’s bylaws provide that LSI stockholders may take action at an annual meeting or a special meeting of stockholders. In addition, LSI stockholders may take action without a meeting, without prior notice and without a vote, if a written consent is signed by the holders of outstanding stock having not less than the minimum number of votes necessary to take action at a meeting at which all shares entitled to vote were present and voted.

Agere’s certificate of incorporation provides that no action may be taken by Agere stockholders except at an annual or special meeting of the stockholders called in accordance with Agere’s bylaws, and that Agere stockholders may not take action by written consent.

Amendment to Bylaws

The LSI board of directors is expressly authorized to make, alter, amend or repeal LSI’s bylaws. LSI’s stockholders entitled to vote may also adopt, amend or repeal LSI’s bylaws.

The Agere board of directors is expressly authorized to adopt, amend, and repeal Agere’s bylaws. Agere’s stockholders entitled to vote at any annual or special meeting may also adopt, amend or repeal Agere’s bylaws by affirmative vote of the holders of a majority of the voting power of the voting stock, voting together as a single class. However, any proposed alteration or repeal of or adoption of any bylaw inconsistent with provisions of Agere’s bylaws relating to special meetings of stockholders, notice of stockholder business and nominations requires the affirmative vote of the holders of at least 80% of the voting power of all voting stock then outstanding, voting together as a single class.

Payment of Expenses Incurred by Directors and Officers in Connection with Legal Proceedings

LSI’s bylaws provide that LSI shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative), by reason of the fact that such person is or was a director or officer of LSI, prior to the final disposition of the proceeding, all expenses incurred by such person in connection with such proceeding. However, such payment will be made only if LSI receives an undertaking by or on behalf of such person to repay all amounts advanced if it is ultimately determined that such person is not entitled to be indemnified by LSI as authorized by LSI’s bylaws or otherwise.

However, LSI shall not be required to advance such expenses to an agent who is a party to a proceeding brought by LSI and approved by a majority of the board of directors of LSI then in office, which alleges willful misappropriation of corporate assets by such agent, disclosure of confidential information in violation of such agent’s fiduciary or contractual obligations to LSI or any other willful and deliberate breach in bad faith of such agent’s duty to LSI or its stockholders.

Agere’s certificate of corporation provides that Agere may pay the expenses (including attorneys’ fees) incurred by any Agere director, nominee or officer in defending a civil, criminal or investigative action, suit or proceeding, in advance of the final disposition of that action, suit or proceeding. However, if and to the extent the Delaware General Corporation Law requires, such payment to such persons in their capacity as director or officer will be made only if Agere receives an undertaking by or on behalf of the director, nominee or officer to repay all amounts advanced if it is ultimately determined that the director, nominee or officer is not entitled to be indemnified by Agere as authorized by Agere’s certificate of incorporation.

Advance authorization by the Agere board of directors is required prior to the advancement of expenses incurred by any Agere director, nominee or officer in connection with any proceeding initiated by such director, nominee or officer.

Indemnification of Directors and Officers

LSI’s certificate of incorporation contains a provision eliminating the personal liability of its directors to the company or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by applicable law. The effect of this provision is to eliminate the personal liability of directors to the company or its stockholders for monetary damages for actions involving a breach of their fiduciary duty of care, including any actions involving gross negligence. Agere’s certificate of incorporation provides that a director of Agere will not be personally liable to Agere or Agere’s stockholders for monetary damages for breach of fiduciary duties, except for liability for: (a) any breach of the director’s duty of loyalty to Agere or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) payment of a dividend or the repurchase or redemption of stock in violation of Section 174 of the Delaware General Corporations Law, or (d) any transaction from which the director derived an improper benefit. The bylaws of LSI require LSI to indemnify any party to the fullest extent permitted by the Delaware General Corporation Law who was or is a party or is threatened to be made a party to, or is involved in any, pending or completed action, suit or proceeding because he or she is or was a director or officer of LSI, or while a director or officer of LSI, is or was serving at the request of LSI as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney’s fees) actually and reasonably incurred in connection with such proceeding if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. Agere’s certificate of incorporation requires Agere to indemnify any party to the fullest extent permitted by the Delaware General Corporations Law who was or is a party a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding because he is or was a director or officer of Agere, or while a director or officer of Agere, is or was serving at the request of Agere as a director, officer, employee, or agent of another corporation or of a partnership, limited liability company, joint venture, trust or other legal entity, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent against all expenses (including attorney’s fees) reasonably incurred in connection with such proceedings. Each of LSI and Agere also have obtained directors’ and officers’ liability insurance, which insures against liabilities that its directors and officers may incur in such capacities. LSI has also entered into indemnification agreements with its directors and officers. The indemnification agreements provide indemnification to these directors and officers under certain circumstances for acts or omissions which may not be covered by directors’ and officers’ liability insurance.

In addition, in accordance with the terms of the merger agreement and upon completion of the merger, LSI has agreed to cause the surviving corporation to indemnify and hold harmless the officers, directors and employees of Agere with respect to all acts or omissions by them in their capacity as such prior to the effective time of the merger to the fullest extent permitted by law and to honor all indemnification agreements. Furthermore, LSI has agreed that the certificate of incorporation and bylaws of the surviving corporation will contain provisions indemnifying the directors and officers of Agere at least as favorable to the directors and officers of Agere as those contained in Agere’s certificate of incorporation and bylaws and that, for a period of six years following completion of the merger, such provisions will not be modified to adversely affect the rights of the directors, officers, employees or agents of Agere, unless required by law. LSI also has agreed to cause the surviving corporation to maintain the current Agere directors’ and officers’ liability insurance policies covering the directors and officers of Agere for a period of six years following completion of the merger, provided, however, that in no event shall LSI or the surviving corporation be required to expend in any one year an amount in excess of 225% of the current annual premium paid by Agere for such insurance. If the annual premiums of such insurance coverage exceed such amount, LSI and the surviving corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the maximum annual premium.

Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation’s board of directors to grant indemnification to directors and officers in terms that are sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling LSI or Agere pursuant to the foregoing provisions, LSI and Agere have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Certain Business Combination Restrictions

Section 203 of the Delaware General Corporation Law protects publicly-traded Delaware corporations, such as LSI, from hostile takeovers, and from actions following the takeover, by prohibiting some transactions, and from actions following the takeover, by prohibiting some transactions once an acquirer has gained a significant holding in the corporations.

A corporation may elect not to be governed by Section 203 of the Delaware General Corporations Law. Neither the LSI certificate of incorporation nor the LSI bylaws contains the election not to be governed by Section 203 of the Delaware General Corporations Law. Therefore, LSI is governed by Section 203 of the Delaware General Corporations Law. This provision does not apply to LSI in the merger.

Agere’s certificate of incorporation contains a provision whereby Agere has elected not to be governed by Section 203 of the Delaware General Corporations Law. Therefore, Agere is not governed by Section 203 of the Delaware General Corporations Law and the provision does not apply to Agere in the merger.

Stockholder Rights Plans

Under Delaware General Corporation Law, every corporation may create and issue rights entitling the holders of such rights to purchase from the corporation shares of its capital stock of any class or classes, subject to any provisions in its certificate of incorporation. The price and terms of such shares must be stated in the certificate of incorporation or in a resolution adopted by the board of directors for the creation and issuance of such rights.

Each of LSI and Agere has entered into a stockholder rights agreement. The terms of the rights agreements are complex and not easily summarized, particularly as they relate to the acquisition of common stock and to exercisability. This summary may not contain all of the information that is important to stockholders of LSI and Agere. Accordingly, stockholders of LSI and Agere should carefully read the LSI rights agreement and the Agere rights agreement, both of which are incorporated by reference into this joint proxy statement/prospectus in their entirety.

Agere has taken all action necessary to render the rights issued pursuant to the terms of its rights agreement inapplicable to the merger and related agreements and transactions.

LSI Stockholder Rights Plan

On November 16, 1998, the LSI board of directors declared a dividend distribution of one right for each outstanding share of LSI common stock to LSI stockholders of record at the close of business on December 15, 1998. Each right is subject to the terms of LSI’s rights agreement.

LSI’s rights agreement provides that each share of LSI’s outstanding common stock will have the right to purchase one one-thousandth of a share of LSI’s Series A Participating Preferred Stock at an exercise price of $100.00, subject to adjustment. Each share of LSI common stock issued in connection with the merger will have one right attached.

The rights under LSI’s rights agreement currently are attached to and trade only together with outstanding certificates representing LSI common stock. The rights will separate from LSI common stock and be represented by separate and distinct certificates approximately ten days after the public announcement that someone has acquired 20% or more of the outstanding LSI common stock or ten days after the commencement or announcement of a tender offer for 20% or more of the outstanding LSI stock.

After the rights separate from LSI’s common stock, certificates representing the rights will be mailed to record holders of the common stock. Once distributed, the rights certificates alone will represent the rights.

All shares of LSI common stock issued prior to the date the rights separate from the common stock will be issued with the rights attached. The rights are not exercisable until the date the rights separate from the common stock. The rights will expire on December 15, 2008 unless earlier redeemed or exchanged by LSI.

If an acquiror (which could be a person or group) obtains, or commences a tender or exchange offer to obtain, 20% or more of LSI common stock, then each right will entitle the holder to purchase a number of shares of LSI common stock having a then current market value equal to two times the exercise price.

Each right will entitle the holder to purchase a number of shares of common stock of the acquiring entity having a then current market value of two times the exercise price if an acquiror obtains 20% or more of LSI common stock and any of the following occurs:

•	LSI merges into another entity;

•	an acquiring entity merges into LSI; or

•	LSI sells more than 50% of its assets or earning power.

Under LSI’s rights agreement, any rights that are or were owned by an acquiror or its affiliates of more than 20% of LSI’s outstanding common stock will be null and void.

LSI’s rights agreement provides that after an acquiror obtains 20% or more of LSI’s outstanding common stock, but less than 50% of LSI’s outstanding common stock, the LSI board of directors may, at its option, exchange all or part of the then outstanding and exercisable rights (other than rights owned by the acquiror or its affiliates) for LSI common stock. In such an event, the exchange ratio is one common share per right, adjusted to reflect any stock split, stock dividend or similar transaction.

At its option, the LSI board of directors may redeem all but not less than all of the outstanding rights under the LSI rights agreement at any time on or prior to the close of business on the earlier of (1) ten days after someone acquires or commences a tender offer for 20% or more of the outstanding LSI stock, or (2) December 15, 2008. The redemption price under LSI’s rights agreement is $0.01 per right adjusted to reflect any stock split, stock dividend or similar transaction, and LSI may elect to pay the redemption price either in shares of LSI common stock or cash. The right to exercise the rights will terminate upon the action of the LSI board of directors ordering the redemption of the rights and the only right of the holders of the rights will be to receive the redemption price.

Holders of rights will have no rights as stockholders of LSI, including without limitation the right to vote or receive dividends, simply by virtue of holding the rights.

The provisions of LSI’s rights agreement may be amended by the board of directors prior to the date ten days after any person acquires or commences a tender offer for 20% or more of the outstanding LSI stock without approval of the holders of the rights. However, after the date any person acquires or commences a tender offer for 20% or more of the outstanding LSI stock, the rights agreement may not be amended in any manner which would adversely affect the interests of the holders of the rights, excluding any interests of the acquiror.

The rights issued under LSI’s rights agreement are designed to protect and maximize the value of the outstanding equity interests in LSI in the event of an unsolicited attempt by an acquiror to take over LSI in a manner or on terms that are not approved by the LSI board of directors. The rights are designed to deter unfair tactics, including a gradual accumulation of shares in the open market of a 20% or greater position, followed by a merger or a partial or two-tier tender offer that does not treat all LSI stockholders equally.

Subject to the restrictions described above, the rights may be redeemed by LSI at $0.01 per right at any time prior to the time when rights separate from the common stock. Accordingly, the rights should not interfere with any merger or business combination approved by the LSI board of directors. The rights are not intended to prevent a takeover of LSI. However, the rights may have the effect of rendering more difficult or discouraging an acquisition of LSI deemed undesirable by the LSI board of directors. The rights will cause substantial dilution to a person or group that attempts to acquire LSI on terms or in a manner not approved by the LSI board of directors, except pursuant to an offer conditioned upon redemption of the rights.

Agere Stockholder Rights Plan

On March 27, 2001, the Agere board of directors declared a dividend distribution of one Class B right for each outstanding share of Agere Class B Common Stock, par value $0.01 per share, and authorized the issuance of one Class B right and one Class A right for each share of Class A Common Stock, par value $0.01 per share, to stockholders of record at the close of business on March 27, 2001, the record date for the rights plan. Each right currently entitles the registered holder, subject to the terms of the rights agreement, to purchase from Agere one-hundredth of a share of Agere’s Series A Junior Participating Preferred Stock, par value $0.01 per share, at a purchase price of $100 per unit, subject to adjustment.

The rights plan was amended and restated as of May 27, 2005 to reflect the reclassification of Agere’s Class A Common Stock and Class B Common Stock into one class of common stock and the 1-for-10 reverse stock split of the common stock.

The rights currently are attached to and trade together with outstanding shares of Agere common stock. The rights will separate from Agere common stock and be represented by separate and distinct certificates approximately ten business days after a person or group:

•	acquires 10% or more of the outstanding shares Agere common stock; or

•	commences a tender or exchange offer for 10% or more of the outstanding shares Agere common stock; or

For purposes of describing the rights plan, the date that the rights separate from the common stock certificates is known as the distribution date.

Until the distribution date:

•	the rights will be evidenced by the Agere uncertificated book entries or certificates representing Agere common stock and will be transferred only with such Agere common stock;

•	new Agere common stock certificates and book entry confirmations issued after the record date will contain a notation incorporating the rights agreement by reference; and

•	the surrender for transfer of any certificates for Agere common stock outstanding will also constitute the transfer of the rights associated with the Agere common stock represented by the certificate.

The rights are not exercisable until the distribution date and will expire on March 27, 2011, unless the date is extended or the rights are earlier redeemed or exchanged by Agere as described below.

As soon as practicable after the distribution date, rights certificates will be mailed to holders of record of the Agere common stock as of the close of business on the distribution date and, thereafter, the separate rights certificates alone will represent the rights. Except as otherwise determined by the Agere board of directors, only shares of Agere common stock issued prior to the distribution date will be issued with rights.

If a person or group acquires or has the right to acquire 10% or more of the outstanding shares of Agere common stock, other than as a result of repurchases of stock by Agere or inadvertent actions by institutional or other stockholders, and except pursuant to an offer for all outstanding shares of Agere common stock which the independent directors of Agere determine to be fair and in the best interests of Agere and its stockholders, and other than pursuant to the merger agreement, then each right will entitle the holder (other than the acquiror or its affiliates) to purchase a number of shares of Agere common stock having a market value equal to two times the exercise price of the right.

If, at any time following the date that a person or group acquires or has the right to acquire 10% or more of the outstanding shares of Agere common stock:

•	Agere engages in a merger or other business combination transaction in which Agere is not the surviving corporation;

•	Agere engages in a merger or other business combination transaction in which Agere is the surviving corporation and the Agere common stock is changed or exchanged; or

•	Agere sells more than 50% of its assets or earning power;

then, each holder of a right (other than the acquiror or its affiliates) shall thereafter have the right to receive, upon exercise, capital stock of the acquiring company having a market value equal to two times the exercise price of the right.

Under Agere’s rights agreement, any rights that are or were owned by a person or group that acquired or has the right to acquire 10% or more of Agere’s outstanding common stock will be null and void.

Agere’s rights agreement contains exchange provisions which provide that after a person or group acquires or has the right to acquire 10% or more of Agere’s outstanding common stock (other than pursuant to the merger agreement) but less than 50% of Agere’s outstanding common stock, the Agere board of directors may, at its option, exchange all or part of the then outstanding and exercisable rights (other than rights owned by the acquiror or its affiliates) at an exchange ratio of one share of Agere common stock (or a fractional preferred share equivalent in value thereto) per right, subject to adjustment.

At any time until ten business days following the public announcement that a person or group acquired or has the right to acquire 10% or more of Agere common stock (other than pursuant to the merger agreement), Agere may redeem the rights in whole, but not in part, at a price of $0.01 per right (payable in cash, Agere common stock or other consideration deemed appropriate by the Agere board of directors). Immediately upon the action of the Agere board of directors ordering redemption of the rights, the rights will terminate and the only right of the holders will be to receive the $0.01 redemption price.

Prior to the distribution date, the Agere board of directors may amend the provisions of the Agere rights agreement without the approval of the holders of the rights. After the distribution date, the Agere board of directors may amend the provisions of the rights agreement in order to:

•	cure any ambiguity;

•	make changes which do not adversely affect the interests of holders of rights (other than the interests of an acquiror);

•	cause the rights agreement to again become otherwise amendable; or

•	cause the rights again to be redeemable.

Until a right is exercised, the holder thereof, as such, will have no rights as a stockholder of Agere, including, without limitation, the right to vote or to receive dividends.

The rights may have anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire Agere in a manner which causes the rights to become discount rights unless the offer is conditional upon a substantial number of rights being acquired. Accordingly, the existence of the rights may deter acquirors from making takeover proposals or tender offers. However, the rights are not intended to prevent a takeover, but rather are designed to enhance the ability of the Agere board of directors to negotiate with an acquiror on behalf of all the stockholders.

FUTURE LSI STOCKHOLDER PROPOSALS

The time for LSI stockholders to submit proposals for inclusion in LSI’s proxy statement for LSI’s 2007 annual meeting of stockholders in accordance with the standards contained in Securities and Exchange Commission Rule 14a-8 and LSI’s bylaws has passed. Accordingly, no new stockholder proposals may be submitted to LSI for inclusion in LSI’s proxy statement for LSI’s 2007 annual meeting of stockholders. However, if the date of LSI’s 2007 stockholder meeting is changed by more than 30 days from the date of the prior year’s meeting, then notice must be received no later than the close of business on the tenth day following the day notice of the date of the meeting was mailed or such public disclosure was made, whichever occurs first. You may contact the LSI corporate secretary at LSI’s principal executive offices for a copy of the relevant provisions of LSI’s bylaws regarding the requirements for making stockholder proposals and nominations for directors.

STOCKHOLDER PROPOSALS FOR THE AGERE 2008 ANNUAL MEETING

Any stockholder who intends to present a proposal at the 2008 Annual Meeting of Stockholders, in the event the merger is not completed, must ensure that the proposal is received by the Corporate Secretary at Agere Systems Inc., 1110 American Parkway NE, Allentown, Pennsylvania 18109:

•	not later than , if the proposal is submitted for inclusion in Agere’s proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934; or

•	on or after , and on or before , if the proposal is submitted pursuant to Agere’s bylaws, in which case the notice of the proposal must meet certain requirements set forth in Agere’s bylaws and LSI is not required to include the proposal in Agere’s proxy materials.

LEGAL MATTERS

Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California will pass upon the validity of the shares of LSI common stock offered by this joint proxy statement/prospectus and certain federal income tax consequences of the merger for LSI.

Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, will pass upon certain federal income tax consequences of the merger for Agere.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this joint proxy statement/prospectus by reference to LSI Logic Corporation’s Annual Report on Form 10-K for the year ended December 31, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in the Management’s Report on Internal Control over Financial Reporting) incorporated in this joint proxy statement/prospectus by reference to Agere Systems Inc.’s Annual Report on Form 10-K for the year ended September 30, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This joint proxy statement/prospectus incorporates documents by reference which are not presented in or delivered with this joint proxy statement/prospectus. Stockholders of LSI and Agere should rely only on the information contained in this joint proxy statement/prospectus and in the documents that LSI and Agere have incorporated by reference into this joint proxy statement/prospectus. LSI and Agere have not authorized anyone to provide stockholders of LSI and Agere with information that is different from or in addition to the information contained in this document and incorporated by reference into this joint proxy statement/prospectus.

The following documents, which were filed by LSI with the Securities and Exchange Commission, are incorporated by reference into this joint proxy statement/prospectus:

•	LSI’s annual report on Form 10-K for the fiscal year ended December 31, 2005, filed with the Securities and Exchange Commission on March 16, 2006;

•	LSI’s current report on Form 8-K, filed with the Securities and Exchange Commission on April 16, 2006;

•	LSI’s current report on Form 8-K, filed with the Securities and Exchange Commission on April 26, 2006;

•	LSI’s quarterly report on Form 10-Q, filed with the Securities and Exchange Commission on May 12, 2006;

•	LSI’s current report on Form 8-K, filed with the Securities and Exchange Commission on May 17, 2006;

•	LSI’s current report on Form 8-K, filed with the Securities and Exchange Commission on July 10, 2006;

•	LSI’s current report on Form 8-K filed with the Securities and Exchange Commission on April 26, 2006;

•	LSI’s current report on Form 8-K, filed with the Securities and Exchange Commission on July 26, 2006;

•	LSI’s quarterly report on Form 10-Q, filed with the Securities and Exchange Commission on August 11, 2006;

•	LSI’s current report on Form 8-K, filed with the Securities and Exchange Commission on August 14, 2006;

•	LSI’s current report on Form 8-K, filed with the Securities and Exchange Commission on October 25, 2006;

•	LSI’s quarterly report on Form 10-Q, filed with the Securities and Exchange Commission on November 13, 2006;

•	LSI’s current report on Form 8-K/A, filed with the Securities and Exchange Commission on November 13, 2006;

•	LSI’s current report on Form 8-K, filed with the Securities and Exchange Commission on December 4, 2006;

•	The description of LSI’s common stock contained in its registration statement on Form 8-A, filed with the Securities and Exchange Commission on August 29, 1989 and any amendment or report filed with the Securities and Exchange Commission for the purpose of updating such description; and

•	The description of LSI’s preferred share purchase rights contained in its registration statement on Form 8-A/A, filed with the Securities and Exchange Commission on December 12, 1998 and any amendment or report filed with the Securities and Exchange Commission for the purpose of updating such description.

The following documents, which were filed by Agere with the Securities and Exchange Commission, are incorporated by reference into this joint proxy statement/prospectus:

•	Agere’s annual report on Form 10-K for the fiscal year ended September 30, 2006, filed with the Securities and Exchange Commission on December 1, 2006;

•	Agere’s current report on Form 8-K, filed with the Securities and Exchange Commission on December 4, 2006;

•	Agere’s current report on Form 8-K/A, filed with the Securities and Exchange Commission on December 7, 2006; and

•	The description of Agere’s common stock and preferred stock purchase rights contained in its current report on Form 8-K and the exhibits thereto, filed with the Securities and Exchange Commission on or about June 1, 2005 and any amendment or report filed with the Securities and Exchange Commission for the purpose of updating such description.

In addition, all documents filed by LSI and Agere pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this joint proxy statement/prospectus and before the date of the LSI special and Agere annual meetings are deemed to be incorporated by reference into, and to be a part of, this joint proxy statement/prospectus from the date of filing of those documents.

Any statement contained in this joint proxy statement/prospectus or in a document incorporated or deemed to be incorporated by reference into this joint proxy statement/prospectus will be deemed to be modified or superseded for purposes of this joint proxy statement/prospectus to the extent that a statement contained in this joint proxy statement/prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this joint proxy statement/prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement/prospectus.

LSI has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus about LSI, and Agere has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus about Agere.

The documents incorporated by reference into this joint proxy statement/prospectus are available from us upon request. LSI and Agere will provide a copy of any and all of the information that is incorporated by reference in this joint proxy statement/prospectus (not including exhibits to the information unless those exhibits are specifically incorporated by reference into this joint proxy statement/prospectus) to any person, without charge, upon written or oral request. In order for LSI stockholders to receive timely delivery of the documents in advance of the LSI special meeting, LSI should receive your request no later than          , 2007. In order for Agere stockholders to receive timely delivery of the documents in advance of the Agere annual meeting, Agere should receive your request no later than          , 2007.

LSI and Agere stockholders may request a copy of information incorporated by reference into this joint proxy statement/prospectus by contacting the investor relations department for each of LSI and Agere at:

For information relating to LSI:	For information relating to Agere:

LSI Logic Corporation	Agere Systems Inc.
1621 Barber Lane	1110 American Parkway NE
Milpitas, California 95035	Allentown, Pennsylvania 18109
Attention: Investor Relations	Attention: Response Center
1-800-433-8778	1-800-372-2477

In addition, LSI stockholders may obtain copies of LSI’s information by making a request by sending an e-mail to investorrelations@lsi.com.

Agere stockholders may obtain copies of Agere’s information by making a request by sending an e-mail to investor@agere.com.

LSI and Agere file annual, quarterly and current reports, proxy and information statements and other information with the Securities and Exchange Commission. Copies of the reports, proxy and information statements and other information filed by LSI and Agere with the Securities and Exchange Commission may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at:

100 F Street, N.E.
Washington, D.C. 20549

Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549 or by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a Website that contains reports, proxy statements and other information regarding each of us. The address of the Securities and Exchange Commission web site is http://www.sec.gov.

LSI has filed a registration statement on Form S-4 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to LSI’s common stock to be issued to Agere stockholders in connection with the merger. This joint proxy statement/prospectus constitutes the prospectus of LSI filed as part of the registration statement. This joint proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. The registration statement and its exhibits are available for inspection and copying as set forth above.

LSI stockholders should contact           at the address or telephone number listed below with any questions about the merger:

Any LSI stockholder who needs additional copies of this joint proxy statement/prospectus or voting materials should contact           as described above or send e-mail to investorrelations@lsi.com.

Agere stockholders should contact           at the address or telephone number listed below with any questions about the merger:

Agere Systems Inc.
1110 American Parkway NE
Allentown, Pennsylvania 18109
Attention: Investor Relations
Telephone Number: 1-800-372-2477

Any Agere stockholder who needs additional copies of this joint proxy statement/prospectus or voting materials should contact           as described above or send e-mail to investor@agere.com.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this joint proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this joint proxy statement/prospectus nor any distribution of securities pursuant to this joint proxy statement/prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this joint proxy statement/prospectus by reference or in our affairs since the date of this joint proxy statement/prospectus.

Annex A

AGREEMENT AND PLAN OF MERGER
by and among
LSI LOGIC CORPORATION
ATLAS ACQUISITION CORP.
and
AGERE SYSTEMS INC.
Dated as of December 3, 2006

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of December 3, 2006 by and among LSI Logic Corporation, a Delaware corporation (“LSI”), Atlas Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of LSI (“Merger Sub”), and Agere Systems Inc., a Delaware corporation (“Agere”).

W I T N E S S E T H:

WHEREAS, each of the respective Boards of Directors of LSI, Merger Sub and Agere have approved the Agreement and the transactions contemplated hereby, and deems it advisable and in the best interest of their stockholders to enter into this Agreement and consummate the transactions contemplated hereby, pursuant to which, among other things, at the Effective Time, Merger Sub will be merged with and into Agere (the “Merger”) in accordance with the terms and conditions of this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), Agere will continue as the surviving corporation of the Merger and as a wholly owned subsidiary of LSI and each share of Agere Common Stock outstanding immediately prior to the Effective Time (as defined herein) will be cancelled and converted into the right to receive the consideration set forth herein, all upon the terms and subject to the conditions set forth in this Agreement.

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall be, and is hereby, adopted as a plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(g).

WHEREAS, LSI and Agere desire to make certain representations and warranties to the other in connection with the business combination transaction contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, LSI, Merger Sub and Agere hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATIONS

1.1  Certain Definitions.  For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

(a) “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by the other party hereto) relating to any Acquisition Transaction.

(b) “Acquisition Transaction” shall mean, with respect to Agere or LSI, any transaction or series of related transactions (other than the transactions contemplated by this Agreement or expressly permitted by Section 5.2) involving: (i) any acquisition or purchase from a party hereto by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of a fifteen percent (15%) or greater interest in the total outstanding equity interests or voting securities of such party, or any tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) beneficially owning fifteen percent (15%) or more of the total outstanding equity interests or voting securities of a party hereto; (ii) any acquisition or purchase of fifty percent (50%) or more of any class of equity or other voting securities of one or more Subsidiaries of a party hereto the business(es) of which, individually or in the aggregate, generate or constitute fifteen percent (15%) or more of the net revenues, net income or assets (as of or for the twelve (12) month period ending on the last day of the applicable party’s most recently completed fiscal year) of such party and its Subsidiaries, taken as a whole; (iii) any merger, consolidation, business combination or other similar transaction involving a party hereto or one or more of its Subsidiaries the business(es) of which, individually or in the aggregate, generate or constitute fifteen percent (15%) or more of the net revenues, net income or assets (as of or for the twelve (12) month period ending on the last day of the applicable party’s most recently completed fiscal year) of such party and its Subsidiaries, taken as a whole, pursuant to which the stockholders of such party or such

Subsidiary or Subsidiaries, as applicable, immediately preceding such transaction hold less than eighty-five percent (85%) of the equity interests in the surviving or resulting entity of such transaction; (iv) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of assets of a party hereto that generate or constitute fifteen percent (15%) or more of the net revenues, net income or assets (as of or for the twelve (12) month period ending on the last day of the applicable party’s most recently completed fiscal year) of such party and its Subsidiaries, taken as a whole; (v) any liquidation, dissolution, recapitalization or other significant corporate reorganization of a party hereto or one or more of its Subsidiaries the business(es) of which, individually or in the aggregate, generate or constitute fifteen percent (15%) or more of the net revenues, net income or assets (as of or for the twelve (12) month period ending on the last day of the applicable party’s most recently completed fiscal year) of such party and its Subsidiaries, taken as a whole; or (vi) any combination of the foregoing.

(c) “Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

(d) “Agere Balance Sheet” shall mean the audited balance sheet of Agere contained in the Agere Annual Report on Form 10-K for the year ended September 30, 2006.

(e) “Agere Board” shall mean the Board of Directors of Agere.

(f) “Agere Bylaws” shall mean the Bylaws of Agere, as amended and in effect on the date hereof.

(g) “Agere Capital Stock” shall mean Agere Common Stock and Agere Preferred Stock.

(h) “Agere Certificate of Incorporation” shall mean the Restated Certificate of Incorporation of Agere, as amended and in effect on the date hereof.

(i) “Agere Common Stock” shall mean the Common Stock, par value $0.01 per share, of Agere.

(j) “Agere Employee Plans” shall mean all Employee Benefit Plans maintained, or contributed to by Agere, any of Agere’s Subsidiaries or any of their respective ERISA Affiliates or to which Agere, any of Agere’s Subsidiaries or any of their respective ERISA Affiliates is obligated to contribute, or under which any of them has or may reasonably be likely to have any liability for premiums or benefits or other obligations.

(k) “Agere ESPP” shall mean Agere’s 2001 Employee Stock Purchase Plan, as amended.

(l) “Agere Intellectual Property Business” shall mean the Agere business that manages Agere’s Patent portfolio and is responsible for obtaining revenue in exchange for licenses, sales or other transactions involving Agere Intellectual Property Rights.

(m) “Agere Intellectual Property Rights” shall mean Intellectual Property Rights that are owned or purported to be owned by or exclusively licensed to Agere or its Subsidiaries.

(n) “Agere Material Adverse Effect” shall mean any fact, circumstance, change or effect that, individually or when taken together with all other such facts, circumstances, changes or effects that exist at the date of determination of the occurrence of the Agere Material Adverse Effect, has or is reasonably likely to have a material adverse effect on the business, operations, financial condition or results of operations of Agere and its Subsidiaries, taken as a whole; provided, however, that no facts, circumstances, changes or effects (by themselves or when aggregated with any other facts, circumstances, changes or effects) resulting from, relating to or arising out of the following shall be deemed to be or constitute an Agere Material Adverse Effect, and no facts, circumstances, changes or effects resulting from, relating to or arising out of the following (by themselves or when aggregated with any other facts, circumstances, changes or effects) shall be taken into account when determining whether an Agere Material Adverse Effect has occurred or may, would or could occur: (i) economic, financial or political conditions in the United States or any other jurisdiction in which Agere or any of its Subsidiaries has substantial business or operations, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a materially disproportionate impact on Agere and its Subsidiaries, taken as a whole, relative to other semiconductor companies of comparable size; (ii) conditions in the semiconductor industry, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a materially disproportionate impact on Agere and its Subsidiaries, taken as a whole, relative to other semiconductor companies of comparable size; (iii) conditions in the financial markets, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a materially disproportionate impact on Agere and its Subsidiaries, taken as a whole, relative to other semiconductor companies of comparable size; (iv) acts of terrorism or war; (v) the announcement or pendency of this Agreement and the transactions contemplated hereby; (vi) changes in Legal Requirements or GAAP (or any interpretations of GAAP) applicable to Agere or any of its Subsidiaries; (vii) compliance by Agere and its Subsidiaries with the express terms of this Agreement or the failure by Agere or any of its Subsidiaries to take any action that is prohibited by this Agreement; (viii) changes in Agere’s stock price or the trading volume of Agere stock, in and of itself; (ix) the failure to meet public estimates or forecasts of revenues, earnings of other financial metrics, in and of itself, or the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics, in and of itself; or (x) any legal claims made or brought by any current or former Agere Stockholders (on their own behalf or on behalf of Agere) or other Legal Proceedings arising out of or related to this Agreement or any of the transactions contemplated hereby.

(o) “Agere Preferred Stock” shall mean the Preferred Stock, par value $1.00 per share, of Agere.

(p) “Agere Product” shall mean all products, technologies and services developed (including products, technologies and services under development), owned, made, provided, distributed, imported, sold or licensed by or on behalf of Agere and/or any of its Subsidiaries.

(q) “Agere Restricted Stock Unit” shall mean any Agere Stock Award that is an award representing the right to receive in the future shares of Agere Common Stock from Agere in accordance with a vesting schedule or issuance schedule.

(r) “Agere Rights Plan” shall mean that certain Amended and Restated Rights Agreement between Agere and Computershare Investor Services, LLC, as Rights Agent, dated May 27, 2005.

(s) “Agere Rights Plan Amendment” means any amendment to the Agere Rights Plan so as to render the rights issued thereunder inapplicable to this Agreement and the transactions contemplated by this Agreement.

(t) “Agere Stockholders” shall mean holders of shares of Agere Capital Stock.

(u) “Business Day” shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of California or New York or is a day on which banking institutions located in such States are authorized or required by Legal Requirements or other governmental action to close.

(v) “Closing Average” shall mean the average of the closing sale prices for one share of LSI Common Stock as quoted on the NYSE for the ten (10) consecutive trading days ending on the second (2nd) trading day immediately preceding the Closing Date.

(w) “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

(x) “Contract” shall mean any contract, subcontract, legally binding agreement or commitment, note, bond, mortgage, indenture, lease, license, sublicense or other legally binding obligation, arrangement or understanding, whether oral or in writing.

(y) “Delaware Law” shall mean the DGCL and any other applicable Legal Requirements of the State of Delaware.

(z) “DOJ” shall mean the United States Department of Justice or any successor thereto.

(aa) “DOL” shall mean the United States Department of Labor or any successor thereto.

(bb) “EC Merger Regulation” shall mean the Council Regulation No. 4064/89 of the European Community, as amended.

(cc) “Employee Benefit Plan” means any “employee pension benefit plan” covered under Section 3(2) of ERISA, any material “employee welfare benefit plan” covered under Section 3(1) of ERISA, and any other material written or oral plan, agreement or arrangement involving compensation or benefits, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of fringe benefits, perquisites, incentive compensation or post-retirement compensation or post-employment compensation and all material employment, management, consulting, relocation, repatriation, expatriation, visa, work permit change in control, severance or similar agreements, written or otherwise, which is or has been maintained, contributed to or required to be contributed to for the benefit of, or relating to, any current or former employee, officer, director or consultant of Agere or any of its Subsidiaries or LSI, as applicable, or any ERISA Affiliate or with respect to which any such party has or may have any Liability.

(dd) “Environmental Laws” are all laws (including common laws), directives, guidance, rules, regulations, orders, treaties, statutes, and codes promulgated by any Governmental Authority which prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Clean Water Act, the WEEE Directive, or any foreign Law implementing the WEEE Directive, and the RoHS Directive or any foreign Law implementing the RoHS Directive, all as amended at any time.

(ee) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statue, rules and regulations thereto.

(ff) “ERISA Affiliate” shall mean any entity which is, or at any applicable time was, a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included Agere or LSI, as applicable, or a Subsidiary of Agere or LSI, as applicable.

(gg) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

(hh) “FTC” shall mean the United States Federal Trade Commission or any successor thereto.

(ii) “GAAP” shall mean generally accepted accounting principles, as applied in the United States.

(jj) “Governmental Authority” shall mean any government, any governmental or regulatory entity or body, department, commission, board, agency or instrumentality, and any court, tribunal or judicial body, in each case whether federal, state, county, provincial, and whether local or foreign.

(kk) “Hazardous Material” is any material, chemical, emission, substance or waste that has been designated by any Governmental Authority to be radioactive, toxic, hazardous, corrosive, reactive, explosive, flammable, a medical or biological waste, a pollutant or otherwise a danger to health, reproduction or the environment.

(ll) “Hazardous Materials Activity” is the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with Ozone depleting substances, including any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any product take-back, collection, recycling, or product content requirements.

(mm) “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

(nn) “Intellectual Property Rights” shall mean common law and statutory rights anywhere in the world arising under or associated with (i) patents, patent applications and inventors’ certificates (“Patent”), (ii) copyrights, copyright registrations and copyright applications, “moral” rights and mask work rights (“Copyrights”), (iii) trade and industrial secrets and confidential information and know-how (“Trade Secrets”),

(iv) trademarks, trade names and service marks, and any applications or registration of the same (“Trademarks”), (v) other proprietary rights relating or with respect to the protection of Technology, (vi) divisions, continuations, renewals, reissuances and extensions of the foregoing (as applicable), and (vii) analogous rights to those set forth above, including the right to enforce and recover damages for the infringement or misappropriation of any of the foregoing.

(oo) “IRS” shall mean the United States Internal Revenue Service or any successor thereto.

(pp) “LSI Balance Sheet” shall mean the unaudited balance sheet of LSI contained in the LSI Quarterly Report on Form 10-Q for the quarterly period ended October 1, 2006.

(qq) “LSI Board” shall mean the Board of Directors of LSI.

(rr) “LSI Bylaws” shall mean the Amended and Restated Bylaws of LSI, as amended and in effect on the date hereof.

(ss) “LSI Common Stock” shall mean the Common Stock, par value $0.01 per share, of LSI.

(tt) “LSI Certificate of Incorporation” shall mean the LSI Restated Certificate of Incorporation, as amended and in effect on the date hereof.

(uu) “LSI Employee Plans” shall mean all Employee Benefit Plans maintained, or contributed to by LSI, any of LSI’s Subsidiaries or any of their respective ERISA Affiliates or to which LSI, any of LSI’s Subsidiaries or any of their respective ERISA Affiliates is obligated to contribute, or under which any of them has or may reasonably be likely to have any liability for premiums or benefits or other obligations.

(vv) “LSI Intellectual Property Rights” shall mean shall Intellectual Property Rights that are owned or purported to be owned by or exclusively licensed to LSI or its Subsidiaries.

(ww) “LSI Material Adverse Effect” shall mean any fact, circumstance, change or effect that, individually or when taken together with all other such facts, circumstances, changes or effects that exist at the date of determination of the occurrence of the LSI Material Adverse Effect, has or is reasonably likely to have a material adverse effect on the business, operations, financial condition or results of operations of LSI and its Subsidiaries, taken as a whole; provided, however, that no facts, circumstances, changes or effects (by themselves or when aggregated with any other facts, circumstances, changes or effects) resulting from, relating to or arising out of the following shall be deemed to be or constitute an LSI Material Adverse Effect, and no facts, circumstances, changes or effects resulting from, relating to or arising out of the following (by themselves or when aggregated with any other facts, circumstances, changes or effects) shall be taken into account when determining whether an LSI Material Adverse Effect has occurred or may, would or could occur: (i) economic, financial or political conditions in the United States or any other jurisdiction in which LSI or any of its Subsidiaries has substantial business or operations, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a materially disproportionate impact on LSI and its Subsidiaries, taken as a whole, relative to other semiconductor companies of comparable size; (ii) conditions in the semiconductor industry, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a materially disproportionate impact on LSI and its Subsidiaries, taken as a whole, relative to other semiconductor companies of comparable size; (iii) conditions in the financial markets, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a materially disproportionate impact on LSI and its Subsidiaries, taken as a whole, relative to other semiconductor companies of comparable size; (iv) acts of terrorism or war; (v) the announcement or pendency of this Agreement and the transactions contemplated hereby; (vi) changes in Legal Requirements or GAAP (or any interpretations of GAAP) applicable to LSI or any of its Subsidiaries; (vii) compliance by LSI and its Subsidiaries with the express terms of this Agreement or the failure by LSI or any of its Subsidiaries to take any action that is prohibited by this Agreement; (viii) changes in LSI’s stock price or the trading volume of LSI stock, in and of itself; (ix) the failure to meet public estimates or forecasts of revenues, earnings of other financial metrics, in and of itself, or the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics, in and of itself; or (x) any legal claims made or brought by any current or former LSI Stockholders (on their own behalf or on behalf of LSI) or other Legal Proceedings arising out of or related to this Agreement or any of the transactions contemplated hereby.

(xx) “LSI Rights Plan” shall mean that certain Preferred Share Purchase Rights Agreement between LSI and BankBoston, dated November 20, 1998.

(yy) “Legal Proceeding” shall mean any action, claim, suit, litigation, proceeding (public or private), criminal prosecution, audit or investigation by or before any Governmental Authority.

(zz) “Legal Requirements” shall mean applicable domestic or foreign federal, state, provincial, local, municipal or other law, statute, treaty, constitution, principle of common law, binding resolution, ordinance, code, binding edict, decree, directive, order, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

(aaa) “Liabilities” shall mean any liability, obligation or commitment of any kind, whether absolute, accrued, fixed or contingent, matured or unmatured, determined or determinable or otherwise and whether or not required to be recorded or reflected on a balance sheet prepared in accordance with GAAP.

(bbb) “Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature.

(ccc) “NYSE” shall mean the New York Stock Exchange or any successor thereto.

(ddd) “Order” shall mean any judgment, decision, decree, injunction, ruling, writ, assessment or order of any Governmental Authority that is binding on any Person or its property under applicable Legal Requirements.

(eee) “Pension Plan” shall mean each Employee Benefit Plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

(fff) “Person” shall mean any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, joint venture, estate, trust, firm or other enterprise, association, organization, entity or any Governmental Authority.

(ggg) “Registered Intellectual Property” means any Intellectual Property Right that is the subject of a formal application or registration with any Governmental Authority (or with respect to domain names, any domain name registrar) including (i) issued Patents, (ii) registered Copyrights (including maskwork registrations), (iii) registered Trademarks, (iv) domain name registrations, and (v) any applications, including provisional applications, for such registrations (as applicable).

(hhh) “RoHS Directive” shall mean the European Directive 2002/95/EC on the restriction of the use of certain hazardous substances in electrical and electronic equipment.

(iii) “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

(jjj) “SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

(kkk) “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

(lll) “Subsidiary” of any Person shall mean, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner, manager or managing member, (ii) such party or any Subsidiary of such party owns in excess of a majority of the outstanding equity or voting securities or interests or (iii) such party or any Subsidiary of such party has the right to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization.

(mmm) “Superior Proposal” shall mean any bona fide written Acquisition Proposal involving the acquisition of all of the outstanding voting securities of a party hereto (i) which, if any cash consideration is involved, is not subject to any financing contingencies (and if financing is required, such financing is then fully committed to the third party making such Acquisition Proposal) and (ii) with respect to which the board of directors of the applicable party hereto shall have reasonably determined in good faith (after consultation with a financial advisor of nationally recognized standing and its outside legal counsel, and after taking into account, among other things, the financial, legal and regulatory aspects of such Acquisition Transaction, as well as any counter-offer or proposal made by the other party hereto) that (A) the acquiring party is reasonably capable of timely consummating the proposed Acquisition Transaction on the terms proposed and without unreasonable delay and (B) the proposed Acquisition Transaction would, if timely consummated in accordance with its terms, be more favorable to the stockholders of the applicable party hereto (in their capacity as such), from a financial point of view, than the transactions contemplated by this Agreement (or any counter-offer or proposal made by the other party hereto).

(nnn) “Taxes” shall mean any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, taxes in the nature of excise, withholding, ad valorem or value added, and any obligations with respect to such amounts arising as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or under any agreements or arrangements with any other person and including any liability for taxes of a predecessor or transferor.

(ooo) “Tax Return” shall mean any return, report or similar filing (including the attached schedules) required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.

(ppp) “Technology” shall mean any or all of the following (i) works of authorship including computer programs, source code, executable code, RTL and GDS II files, whether embodied in software, firmware or otherwise, architecture, documentation, designs, files, records, and data related to the foregoing, (ii) inventions (whether or not patentable), discoveries, improvements, and technology, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections, and technical data, (v) logos, trade names, trade dress, trademarks and service marks, (vi) domain names, web addresses and sites, (vii) tools, methods and processes, (viii) devices, prototypes, schematics, breadboards, netlists, mask works, test methodologies, verilog files, emulation and simulation reports, test vectors, and hardware development tools, and (ix) any and all instantiations of the foregoing in any form and embodied in any media.

(qqq) “WEEE Directive” shall mean the European Directive 2002/96/EC on waste electrical and electronic equipment.

1.2  Additional Definitions.  The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference

Affiliate Agreement	6.18
Agere	Preamble
Agere 2001 Plan	3.4(a)(ii)
Agere 401(k) Plans	6.12(a)
the Agere Board Recommendation	6.2(a)
the Agere Board Recommendation Change	6.2(b)
Agere Disclosure Letter	Article III
Agere Employees	6.13(a)
Agere Executive Agreement	6.13(d)
Agere In Licenses	3.19(h)
Agere Insiders	6.17(c)
Agere IP Licenses	3.19(i)
Agere Material Contract	3.13(a)
Agere Non-Employee Director Plan	3.4(a)

Term	Section Reference

Agere Non-U.S. Employee Plans	3.14(k)
Agere Out Licenses	3.19(i)
Agere Pension Plan	3.14(g)
Agere Permits	3.11(b)
Agere Qualified Plan	3.14(e)
Agere Real Property Leases	3.16
Agere Registered Intellectual Property	3.19(a)
Agere Restricted Stock	2.7(d)(ii)
Agere SEC Reports	3.7(a)
Agere Stock Awards	3.4(c)
Agere Stock Option	2.7(d)(i)
Agere Stock Plans	3.4(b)
Agere Stockholder Meeting	6.3(a)
Agere Subordinated Note	3.4(a)(iii)
Agere Subsidiary Documents	3.3
Agere Terminating Plans	6.12(b)
Agere Voting Proposal	3.5(a)
Agreement	Preamble
Antitrust Laws	6.6(b)
Assumed Option	2.7(d)(i)
Assumed Unit	2.7(d)(iii)
Book Entry Shares	2.8(c)
BONY	5.3
Certificate of Merger	2.3
Certificates	2.8(c)
Closing	2.2
Closing Date	2.2
Code	Preamble
Common Stock Consideration	2.7(a)(i)
Confidentiality Agreement	6.7(h)
D&O Policy	6.15(c)
Delaware Secretary of State	2.3
DGCL	Preamble
Effective Time	2.3
Exchange Agent	2.8(a)
Exchange Fund	2.8(b)
Exchange Ratio	2.7(a)(i)
Extended Termination Date	8.1(c)
Indemnified Parties	6.14(b)
Indenture	5.3
Initial Termination Date	8.1(c)
Joint Proxy Statement/Prospectus	6.4(a)
LSI	Preamble
the LSI Board Recommendation	6.2(a)

Term	Section Reference

the LSI Board Recommendation Change	6.2(a)
LSI Convertible Notes	4.4(a)(v)
LSI Disclosure Letter	Article IV
LSI ESPP	4.4(a)(iv)
LSI In Licenses	4.19(h)
LSI IP Licenses	4.19(a)
LSI Material Contract	4.13(a)
LSI Non-U.S. Employee Plans	4.14(k)
LSI Out Licenses	4.19(i)
LSI Pension Plan	4.14(g)
LSI Permits	4.11(b)
LSI Preferred Stock	4.4(a)
LSI Qualified Plan	4.14(e)
LSI Real Property Leases	4.16
LSI Registered Intellectual Property	4.19(a)
LSI SEC Reports	4.7(a)
LSI 2003 Stock Plan	4.4(a)(iii)
LSI Stock Plans	4.4(b)
LSI Stockholder Meeting	6.3(a)
LSI Stockholder Proposal	6.2(a)
LSI Subsidiary Documents	4.3
LSI Voting Proposal	4.5(a)
Maximum Annual Premium	6.14(c)
Merger	Preamble
Merger Stockholder Meetings	6.3(a)
Merger Sub	Preamble
PBGC	3.14(g)
PBGC Claims	3.14(g)
Qualifying Amendment	6.4(b)
Registration Statement	6.4(a)
Regulation M-A Filing	6.4(c)
Requisite Agere Stockholder Approval	3.5(b)
Requisite LSI Stockholder Approval	4.5(b)
Section 16 Information	6.17(b)
Surviving Corporation	2.1
Takeover Statute	3.24
Tax Opinions	6.19(b)
Termination Fee Amount	8.3(b)(i)
Triggering Event	8.1(f)
WARN Act	3.15(c)

1.3  Certain Interpretations.

(a) Unless otherwise indicated, all references herein to Articles, Sections, Exhibits or Letters shall be deemed to refer to Articles, Sections, Exhibits or Letters of or to this Agreement, as applicable.

(b) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(c) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(d) When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(e) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Legal Requirement, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

ARTICLE II

THE MERGER

2.1  The Merger.  Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, on the Closing Date and at the Effective Time Merger Sub shall be merged with and into Agere, the separate corporate existence of Merger Sub shall thereupon cease and Agere shall continue as the surviving corporation of the Merger. Agere, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”

2.2  The Closing.  The consummation of the Merger (the ‘‘Closing”) shall take place at a closing to occur at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California, 94304, on a date and at a time to be agreed upon by LSI and Agere, which date shall be no later than the second (2nd) Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder), of such conditions), or at such other location, date and time as LSI and Agere shall mutually agree upon in writing. The date upon which the Closing shall actually occur pursuant hereto is referred to herein as the ‘‘Closing Date.”

2.3  The Effective Time.  Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, LSI and Agere shall cause the Merger to be consummated under the DGCL by filing a certificate of merger in customary form and substance (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) in accordance with the applicable provisions of the DGCL. The time of such filing and acceptance by the Delaware Secretary of State, or such later time as may be agreed in writing by LSI and Agere and specified in the Certificate of Merger is referred to herein as the ‘‘Effective Time.”

2.4  Effect of the Merger.  The effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of Agere and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Agere and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.5  Certificate of Incorporation and Bylaws.

(a) Certificate of Incorporation.  Subject to the terms of Section 6.14(b), at the Effective Time, the Certificate of Incorporation of Agere shall be amended and restated in its entirety to read identically to the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, and such amended and restated Certificate of Incorporation shall become the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such Certificate of Incorporation; provided, however, that at the Effective Time the Certificate of Incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be “Agere Systems Inc.”

(b) Bylaws.  Subject to the terms of Section 6.14(b), at the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall become the Bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

2.6  Directors and Officers.

(a) Directors.  At the Effective Time, the initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

(b) Officers.  At the Effective Time, the initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly appointed.

2.7  Effect on Capital Stock.

(a) Capital Stock of Constituent Companies.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of LSI, Merger Sub, Agere, or the holders of any of the following securities, the following shall occur:

(i) Agere Common Stock.  Other than as set forth in Section 2.7(d), each share of Agere Common Stock that is outstanding immediately prior to the Effective Time (other than shares of Agere Common Stock owned by LSI, Merger Sub or Agere, or by any direct or indirect wholly owned Subsidiary of LSI, Merger Sub or Agere, in each case immediately prior to the Effective Time) shall be canceled and extinguished and automatically converted into the right to receive 2.16 shares of LSI Common Stock and the associated rights issued under the LSI Rights Plan (the “Exchange Ratio”) and the cash payable in lieu of fractional shares pursuant to Section 2.7(c) (the ‘‘Common Stock Consideration”) upon the surrender of the certificate, if any, representing such share of Agere Common Stock in the manner provided in Section 2.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 2.10).

(ii) Certain Owned Agere Common Stock.  Each share of Agere Common Stock that is owned by LSI, Merger Sub or Agere, or by any direct or indirect wholly owned Subsidiary of LSI, Merger Sub or Agere, in each case immediately prior to the Effective Time, shall be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(iii) Capital Stock of Merger Sub.  Each share of common stock, par value $0.001 per share, of Merger Sub that is outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each certificate evidencing ownership of such shares of common stock of Merger Sub shall thereafter evidence ownership of shares of common stock of the Surviving Corporation.

(b) Adjustment to Exchange Ratio.  The Exchange Ratio shall be appropriately adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into LSI Common Stock or Agere Common Stock), reorganization, recapitalization, reclassification or other like change with respect to LSI Common Stock or Agere Common Stock having a record date on or after the date hereof and prior to the Effective Time.

(c) Fractional Shares.  No fraction of a share of LSI Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of record of shares of Agere Common Stock who would otherwise be entitled to a fraction of a share of Agere Common Stock pursuant to this Section 2.7 (after aggregating all fractional shares of LSI Common Stock that otherwise would be received by such holder of record) shall, upon the surrender of the certificate, if any, representing such share of Agere Common Stock in the manner provided in Section 2.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 2.10), receive from LSI an amount of cash (rounded to the nearest whole cent), without interest, equal to the product obtained by multiplying such fraction by the closing price of LSI Common Stock on the trading day immediately preceding the Closing Date.

(d) Agere Stock Awards.

(i) At the Effective Time, each Agere Stock Award that is a stock option to purchase shares of Agere Common Stock (each a “Agere Stock Option”) that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable (each, an “Assumed Option”), shall be assumed by LSI. Each Assumed Option shall be converted into an option to acquire that number of shares of LSI Common Stock equal to the product obtained by multiplying (x) the number of shares of Agere Common Stock subject to such Agere Stock Option and (y) the Exchange Ratio, rounded up to the nearest whole share of LSI Common Stock. Each Assumed Option shall have an exercise price per share equal to the quotient obtained by dividing (x) the per share exercise price of Agere Common Stock subject to such Assumed Option by (y) the Exchange Ratio (which price per share shall be rounded up to the nearest one-hundredth of one cent). Each Assumed Option shall otherwise be subject to the same terms and conditions (including as to vesting and exercisability) as were applicable under the respective Agere Stock Option immediately prior to the Effective Time. It is the intention of the parties that each Assumed Option that qualified as a United States-based incentive stock option (as defined in Section 422 of the Code) shall continue to so qualify, to the maximum extent permissible, following the Effective Time. For employees of Agere or its Subsidiaries located outside of the U.S., to the extent required to ensure compliance with applicable local laws, LSI may require that outstanding options be exercised only by a cashless exercise pursuant to which employees will authorize a broker to sell all shares that they are entitled to at exercise immediately upon exercise and receive the difference between the market value of the shares at exercise and the exercise price in cash.

(ii) If any shares of Agere Common Stock outstanding immediately prior to the Effective Time are unvested or subject to a repurchase option or obligation, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with Agere or under which Agere has any rights (the “Agere Restricted Stock”), then the Common Stock Consideration payable in exchange for such Agere Restricted Stock also shall be unvested and subject to the same repurchase option or obligation, risk of forfeiture or other condition and need not be paid until such time as such repurchase option, risk of forfeiture or other condition lapses or otherwise terminates, and the certificates representing such shares of Agere Restricted Stock may accordingly be marked with appropriate legends. Prior to the Effective Time, Agere shall take all action that may be necessary to ensure that, from and after the Effective Time, LSI is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

(iii) At the Effective Time, each Agere Restricted Stock Unit that is outstanding immediately prior to the Effective Time, whether or not then vested or issuable (each, an “Assumed Unit”), shall be assumed by LSI. Each Assumed Unit shall be converted into an award to receive that number of shares of LSI Common Stock equal to the product obtained by multiplying (x) the number of shares of Agere Common Stock subject to such Assumed Unit immediately prior to the Effective Time by (x) the Exchange Ratio, rounded up, if necessary, to the nearest whole share of LSI Common Stock. Each Assumed Unit that was granted with a purchase price equal to Agere par value or with no purchase price shall have a purchase price equal to LSI par value, which LSI shall deem paid by virtue of past services rendered by the holder of such Assumed Unit. Each Assumed Unit that was granted with a purchase price other than Agere par value shall have a purchase price per share equal to the quotient obtained by dividing (x) the per share purchase price of Agere Common Stock subject to such Assumed Unit by (y) the Exchange Ratio (which price per share shall be rounded down to the nearest one-hundredth of one cent). Each Assumed Unit shall otherwise be subject to the same terms and conditions (including as to vesting and issuance) as were applicable under the respective Agere Restricted Stock Unit immediately prior to the Effective Time; except that with respect to any Restricted Stock Unit which vests upon a specified date or dates if performance based criteria are achieved, achievement of such criteria shall be waived and the Restricted Stock Unit shall vest otherwise in accordance with its terms and conditions over the applicable period.

2.8  Exchange of Certificates.

(a) Exchange Agent.  Prior to the Closing Date, LSI shall select a bank or trust company reasonably acceptable to Agere to act as the exchange agent for the Merger pursuant to an exchange agent agreement in form and substance reasonably satisfactory to Agere (the “Exchange Agent”).

(b) LSI to Provide Common Stock.  As promptly as practicable (and in any event within two (2) Business Days) following the Effective Time, LSI shall make available to the Exchange Agent for exchange in accordance with this Article II, the shares of LSI Common Stock issuable pursuant to Section 2.7(a) in exchange for shares of Agere Common Stock. In addition, LSI shall make available from time to time after the Effective Time as necessary, cash in an amount sufficient to pay any cash payable in lieu of fractional shares pursuant to Section 2.7(c) and any dividends or distributions to which holders of shares of Agere Common Stock may be entitled pursuant to Section 2.8(d). Any LSI Common Stock and cash deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

(c) Exchange Procedures.  As promptly as practicable following the Effective Time, LSI shall cause the Exchange Agent to mail to each holder of record (as of immediately prior to the Effective Time) of a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented outstanding shares of Agere Common Stock (or effective affidavits of loss in lieu thereof) or non-certificated shares of Agere Common Stock represented by book entry (“Book Entry Shares”) (i) a letter of transmittal in customary form as Agere and LSI may reasonably agree (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or effective affidavits in lieu thereof) or Book Entry Shares to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates or Book Entry Shares in exchange for certificates representing whole shares of LSI Common Stock pursuant to Section 2.7(a), cash payable in respect thereof in lieu of any fractional shares pursuant to Section 2.7(c) and any dividends or other distributions payable in respect thereof pursuant to Section 2.8(d). With respect to uncertificated shares of Agere Common Stock held through “direct registration”, LSI shall implement procedures with the Exchange Agent for effecting the exchange of such directly registered uncertificated shares of Agere Common Stock and payment of cash in lieu of any fractional shares pursuant to Section 2.7(a), as promptly as practicable after the Effective Time. Upon surrender of Certificates (or effective affidavits in lieu thereof) or Book Entry Shares for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by LSI, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates or Book Entry Shares shall be entitled to receive in exchange therefor the number of whole shares of LSI Common Stock (after taking into account all Certificates or such Book Entry Shares surrendered by such holder of record) to which such holder is entitled pursuant to Section 2.7(a) (which, at the election of LSI, may be in uncertificated book entry form unless a physical certificate is requested by the holder of record or is otherwise required by applicable Legal Requirements), payment in lieu of fractional shares to which such holder is entitled pursuant to Section 2.7(c) and any dividends or distributions to which such holder is entitled pursuant to Section 2.8(d), and the Certificates so surrendered shall forthwith be canceled. The Exchange Agent shall accept such Certificates or Book Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book Entry Shares on the cash amounts payable upon the surrender of such Certificates or such Book Entry Shares pursuant to this Section 2.8. Until so surrendered, from and after the Effective Time outstanding Certificates or Book Entry Shares shall be deemed to evidence only the ownership of the number of full shares of LSI Common Stock into which such shares of Agere Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 2.7(c) and any dividends or distributions payable pursuant to Section 2.8(d).

(d) Distributions With Respect to Unexchanged Shares.  Whenever a dividend or other distribution is declared or made after the date hereof with respect to LSI Common Stock with a record date after the Effective Time, such declaration shall include a dividend or other distribution in respect of all shares of LSI Common Stock issuable pursuant to this Agreement. No dividends or other distributions declared or made after the date hereof with respect to LSI Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates or Book Entry Shares with respect to the shares of LSI Common Stock represented thereby until the holders of record of such Certificates or such Book Entry Shares shall surrender such Certificates or such Book Entry Shares. Subject to applicable Legal Requirements, following surrender of any such Certificates or such Book Entry Shares, the Exchange Agent shall deliver to the record holders thereof, without interest, promptly after such surrender, the number of whole shares of LSI Common Stock issued in exchange therefor along with any such dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of LSI Common Stock.

(e) Transfers of Ownership.  In the event that a transfer of ownership of shares of Agere Common Stock is not registered in the stock transfer books or ledger of Agere, or if shares of LSI Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered are properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to LSI (or any agent designated by LSI) any transfer or other Taxes required by reason of the issuance of shares of LSI Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of LSI (or any agent designated by LSI) that such transfer or other Taxes have been paid or are otherwise not payable.

(f) Required Withholding.  Each of the Exchange Agent, LSI and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under applicable Legal Requirements. To the extent that such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(g) No Liability.  Notwithstanding anything to the contrary set forth in this Agreement, none of the Exchange Agent, LSI, the Surviving Corporation or any other party hereto shall be liable to a holder of shares of LSI Common Stock or Agere Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or other similar Legal Requirement.

(h) Termination of Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the holders of Certificates or Book Entry Shares twelve (12) months after the Effective Time shall, at the request of the Surviving Corporation, be delivered to the Surviving Corporation or otherwise according to the instruction of the Surviving Corporation, and any holders of the Certificates or Book Entry Shares who have not surrendered such Certificates or Book Entry Shares in compliance with this Section 2.8 shall after such delivery to Surviving Corporation look only to the Surviving Corporation for delivery or payment of the shares of LSI Common Stock issuable in respect thereof pursuant to Section 2.7(a), cash in lieu of any fractional shares payable in respect thereof pursuant to Section 2.7(c) and any dividends or other distributions payable in respect thereof pursuant to Section 2.8(d).

2.9  No Further Ownership Rights in Agere Common Stock.  From and after the Effective Time, all shares of Agere Common Stock shall no longer be outstanding and shall automatically be cancelled, retired and cease to exist, and each holder of a Certificate or Book Entry Shares theretofore representing any shares of Agere Common Stock shall cease to have any rights with respect thereto, except the right to receive the shares of LSI Common Stock issuable in respect thereof pursuant to Section 2.7(a) and Section 2.7(d), cash in lieu of any fractional shares payable in respect thereof pursuant to Section 2.7(c) and any dividends or other distributions payable in respect thereof pursuant to Section 2.8(d). All shares of LSI Common Stock issued upon the surrender for exchange of shares of Agere Common Stock in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 2.7(c) and any dividends or other distributions paid in respect thereof pursuant to Section 2.8(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Agere Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Agere Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, then such Certificates shall be canceled and exchanged as provided in this Article II.

2.10  Lost, Stolen or Destroyed Certificates.  In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the shares of LSI Common Stock issuable in respect thereof pursuant to Section 2.7(a), the cash in lieu of fractional shares payable in respect thereof pursuant to Section 2.7(c) and any dividends or distributions payable in respect thereof pursuant to Section 2.8(d); provided, however, that LSI may, in its discretion and as a condition precedent to the issuance thereof, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against LSI, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.11  Further Action.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes or intent of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Agere and Merger Sub, the directors and officers of Agere and Merger Sub shall have the authority to take all such lawful and necessary action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF AGERE

Except (i) as set forth in the disclosure letter delivered by Agere to LSI dated as of the date hereof (the “Agere Disclosure Letter”), which expressly identifies the Section (or, if applicable, subsection) to which such exception relates (it being understood and hereby agreed that any disclosure in the Agere Disclosure Letter relating to one Section or subsection shall also apply to any other Sections and subsections if and to the extent that it is reasonably apparent on the face of such disclosure (without reference to the underlying documents referenced therein) that such disclosure also relates to such other Sections or subsections), or (ii) as set forth in any Agere SEC Reports filed with the SEC prior to the date hereof (other than in any “risk factors” or other forward looking statements included therein), Agere hereby represents and warrants to LSI and Merger Sub as follows:

3.1  Organization and Qualification.  Agere is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority necessary to own, lease and operate the properties it purports to own, lease or operate and to carry on its business as it is presently being conducted. Agere is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character or location of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except to the extent that the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, an Agere Material Adverse Effect.

3.2  Subsidiaries.  A complete and accurate list of all of the Subsidiaries of Agere, together with the jurisdiction of incorporation of each Subsidiary and the percentage of each Subsidiary’s outstanding capital stock owned by Agere or another Subsidiary or affiliate of Agere, is set forth in Section 3.2 of the Agere Disclosure Letter. Agere does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any Person, excluding securities in any publicly traded company held for investment by Agere and comprising less than one percent of the outstanding stock of such company. Each Subsidiary of Agere is duly organized, validly existing and in good standing under the Legal Requirements of its jurisdiction of organization (to the extent such concepts exist in such jurisdictions) and has all requisite corporate or other power and authority necessary to own, lease and operate the properties it purports to own, lease or operate and to carry on its business as it is presently being conducted, except to the extent that the failure to be so organized or existing or in good standing or have such power or authority would not reasonably be expected to have, individually or in the aggregate, an Agere Material Adverse Effect. Each Subsidiary of Agere is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction (to the extent such concepts exist in such jurisdictions) where the character or location of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except to the extent that the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, an Agere Material Adverse Effect.

3.3  Certificate of Incorporation and Bylaws.  Agere has heretofore made available to LSI a complete and accurate copy of the Agere Certificate of Incorporation and Agere Bylaws. The Agere Certificate of Incorporation and Agere Bylaws, and the charter and bylaws (or equivalent organizational documents), each as amended to date, of each of its Subsidiaries (the “Agere Subsidiary Documents”) are in full force and effect, and neither the Agere Board nor, to the knowledge of Agere, any Agere Stockholder has taken any action to amend the Agere Certificate of Incorporation or the Agere Bylaws in any respect. Agere has not taken any action in breach or violation of any of the provisions of the Agere Certificate of Incorporation or the Agere Bylaws, and each Subsidiary is not in breach or violation of any of the material provisions of their respective Agere Subsidiary Documents, except, in the case of a Subsidiary, as would not reasonably be expected to have, individually or in the aggregate, an Agere Material Adverse Effect.

3.4  Capitalization.

(a) The authorized capital stock of Agere consists of 1,000,000,000 shares of Agere Common Stock, and 250,000,000 shares of Agere Preferred Stock. As of November 30, 2006, (i) 167,741,924 shares of Agere Common Stock were issued and outstanding, (ii) 39,434,522 shares of Agere Common Stock were reserved for issuance pursuant to awards granted pursuant to Agere’s 2001 Long-Term Incentive Plan (the “Agere 2001 Plan”), (iii) 490,413 shares of Agere Common Stock were reserved for issuance pursuant to awards granted pursuant to Agere’s Non-Employee Director Stock Plan (the “Agere Non-Employee Director Plan”), (iv) 4,855,663 shares of Agere Common Stock were available for purchase pursuant to Agere’s ESPP, (v) 10,934,543 shares of Common Stock were issuable upon conversion of Agere’s 6.5% Convertible Subordinated Notes due December 15, 2009 (the “Agere Subordinated Notes”), (vi) no shares of Agere Common Stock were issued and held in the treasury of Agere; and (vii) no shares of Preferred Stock are issued and outstanding. Since November 30, 2006, Agere has not issued any securities (including derivative securities) except for shares of Agere Common Stock issued upon exercise of Agere Stock Awards, the vesting of Agere Restricted Stock Units or the matching of contributions to or otherwise in connection with 401(k) arrangements.

(b) Section 3.4(b) of the Agere Disclosure Letter sets forth a complete and accurate list of all stock option plans or any other plan or agreement adopted by Agere that provides for the issuance of equity to any Person (the “Agere Stock Plans”). Agere has made available to LSI complete and accurate copies of all Agere Stock Plans and the forms of all award agreements evidencing outstanding Agere Stock Awards.

(c) Section 3.4(c) of the Agere Disclosure Letter sets forth a complete and accurate list as of the date hereof of all outstanding equity-based awards, whether payable in stock, cash or other property or any combination of the foregoing (the “Agere Stock Awards”) granted under any Agere Stock Plans or otherwise, indicating, with respect to each Agere Stock Award then outstanding, the type of awards granted, the number of shares of Agere Common Stock subject to such Agere Stock Award, the plan under which such Agere Stock Award was granted and the exercise or purchase price (if any), date of grant, vesting schedule and expiration date thereof, including the extent to which any vesting had occurred as of the date of this Agreement and whether (and to what extent) the vesting of such Agere Stock Award will be accelerated in any way by the consummation of the transactions contemplated by this Agreement.

(d) Except as described in Section 3.4(a) of this Agreement, no capital stock of Agere or any of its Subsidiaries or any security convertible or exchangeable into or exercisable for such capital stock, is issued, reserved for issuance or outstanding as of the date of this Agreement. Except as described in Section 3.4(c) of this Agreement and except for changes since the date of this Agreement resulting from the exercise of employee stock options outstanding on such date or described on Section 3.4(c) of the Agere Disclosure Letter, there are no exercisable securities, there are no options, preemptive rights, warrants, calls, rights, commitments, agreements, arrangements or understandings of any kind to which Agere or any of its Subsidiaries is a party, or by which Agere or any of its Subsidiaries is bound, obligating Agere or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Agere or any of its Subsidiaries or obligating Agere or any of its Subsidiaries to grant, extend or accelerate the vesting of or enter into any such option, warrant, call, right, commitment, agreement, arrangement or understanding. There are no stockholder agreements, voting trusts, proxies or other similar agreements, arrangements or understandings to which Agere or any of its Subsidiaries is a party, or by which it or they are bound, obligating Agere or any of its Subsidiaries with respect to any shares of capital stock of Agere or any of its Subsidiaries. There are no rights or obligations, contingent or otherwise (including rights of first refusal in favor of Agere), of Agere or any of its Subsidiaries, to repurchase, redeem or otherwise acquire any shares of capital stock of Agere or any of its Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. There are no registration rights or other agreements, arrangements or understandings to which Agere or any of its Subsidiaries is a party, or by which it or they are bound, obligating Agere or any of its Subsidiaries with respect to any shares of Agere Common Stock or shares of capital stock of any such Subsidiary.

(e) All outstanding shares of Agere Common Stock are, and all shares of Agere Common Stock reserved for issuance as specified above will be, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Agere Certificate of Incorporation or the Agere Bylaws or any agreement to which Agere is a party or otherwise bound. None of the outstanding shares of Agere Common Stock have been issued in violation of any United States federal or state securities laws. All of the outstanding shares of capital stock of each of the Subsidiaries of Agere are duly authorized, validly issued, fully paid and nonassessable, and all such shares (other than directors’ qualifying shares in the case of foreign Subsidiaries) are owned by Agere or a Subsidiary of Agere free and clear of any and all Liens. There are no accrued and unpaid dividends with respect to any outstanding shares of capital stock of Agere or any of its Subsidiaries.

(f) Agere Common Stock constitutes the only class of equity securities of Agere or its Subsidiaries registered or required to be registered under the Exchange Act.

3.5  Authority; Requisite Agere Stockholder Approval.

(a) Agere has full corporate power and authority to execute and deliver this Agreement and, subject only to the approval of the stockholders of Agere as described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Agere Board. As of the date of this Agreement, the Agere Board has determined by unanimous vote of the directors voting that this Agreement and the transactions contemplated hereby (including the Merger) are advisable and in the best interests of the Agere stockholders and has by unanimous vote of the directors voting determined to recommend that the Agere Stockholders adopt this Agreement (the “Agere Voting Proposal”). This Agreement has been duly and validly executed and delivered by Agere, and assuming due authorization, execution and delivery by LSI and Merger Sub, this Agreement constitutes a valid and binding obligation of Agere, enforceable against Agere in accordance with its terms.

(b) Except for the approval of the Agere Voting Proposal by the affirmative vote of the holders of a majority of the outstanding shares of Agere Common Stock entitled to vote at a meeting of the Agere Stockholders called to consider the Agere Voting Proposal (the “Requisite Agere Stockholder Approval”), no other corporate proceedings on the part of Agere are necessary to approve or adopt this Agreement under applicable Legal Requirements and to consummate the transactions contemplated hereby.

3.6  Required Filings and Consents.

(a) The execution and delivery by Agere of this Agreement do not, and the performance by Agere of its covenants and agreements under this Agreement and the consummation by Agere of the transactions contemplated by this Agreement will not, (i) assuming receipt of the Requisite Agere Stockholder Approval conflict with or violate the Agere Certificate of Incorporation or the Agere Bylaws or any Agere Subsidiary Documents, (ii) assuming receipt of the government approvals contemplated by Section 3.6(b) conflict with or violate any Legal Requirements applicable to Agere or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, (iii) require notice to or the consent of any Person under, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), or impair Agere’s or any of its Subsidiaries’ rights or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, payment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets (including intangible assets) of Agere or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Agere or any of its Subsidiaries is a party or by which Agere or any of its Subsidiaries or its or any of their respective properties is bound or affected, or (iv) give rise to or result in any person having, or having the right to exercise, any preemptive rights, rights of first refusal, rights to acquire or similar rights with respect to any capital stock of Agere or any of its Subsidiaries or any of their respective assets or properties, except in the case of the preceding clauses (ii) through (iv), inclusive, as would not reasonably be expected to have, individually or in the aggregate, an Agere Material Adverse Effect.

(b) The execution and delivery by Agere of this Agreement do not, and the performance by Agere of its covenants and agreements under this Agreement and the consummation by Agere of the transactions contemplated by this Agreement (including the Merger) will not, require any consent, approval, order, license, authorization, registration, declaration or permit of, or filing with or notification to, any Governmental Authority, except (i) as may be required by the HSR Act, (ii) as may be required under any foreign antitrust or competition Legal Requirement, including the EC Merger Regulation, (iii) the filing of the Joint Proxy Statement/Prospectus with the SEC in accordance with the Exchange Act and as may be required under the

Securities Act, (iv) such consents, approvals, orders, licenses, authorizations, registrations, declarations, permits, filings, and notifications as may be required under applicable United States federal and state securities laws, (v) the filing of the Certificate of Merger or other documents as required by the DGCL and (vi) such other consents, approvals, orders, registrations, declarations, permits, filings and notifications which, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, an Agere Material Adverse Effect.

3.7  Agere SEC Reports.

(a) Agere has filed and made available to LSI all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by Agere with the SEC (collectively, the “Agere SEC Reports”). The Agere SEC Reports, including all forms, reports and documents filed by Agere with the SEC after the date hereof and prior to the Effective Time, (i) were and, in the case of the Agere SEC Reports filed after the date hereof, will be, prepared in accordance with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), and in the case of such forms, reports and documents filed by Agere with the SEC after the date of this Agreement, will not as of the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Agere SEC Reports or necessary in order to make the statements in such Agere SEC Reports, in light of the circumstances under which they were and will be made, not misleading. None of the Subsidiaries of Agere is required to file any forms, reports, schedules, statements or other documents with the SEC.

(b) Each of the consolidated financial statements (including, in each case, any related notes and schedules), contained in the Agere SEC Reports, including any Agere SEC Reports filed after the date of this Agreement, complied or will comply, as of its respective date, in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP (except as may be indicated in the notes thereto) applied on a consistent basis throughout the periods involved and fairly presented in all material respects or will fairly present in all material respects the consolidated financial position of Agere and its Subsidiaries as of the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that any unaudited interim financial statements are subject to normal and recurring year-end adjustments which have not been and are not expected to be material in amount, individually or in the aggregate.

(c) The chief executive officer and chief financial officer of Agere have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and Agere is otherwise in compliance with all applicable effective provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of the NYSE.

3.8  Disclosure Controls and Procedures.

(a) Agere and each of its Subsidiaries has established and maintains, adheres to and enforces a system of internal accounting controls which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the material transactions and dispositions of the assets of Agere and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Agere and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Agere Board and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Agere and its Subsidiaries.

(b) To the knowledge of Agere, neither Agere nor its independent auditors have identified (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Agere and its Subsidiaries, (ii) any fraud, whether or not material, that involves Agere’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Agere and its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.

(c) Neither Agere nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among Agere or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K of the SEC)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Agere or any of its Subsidiaries in Agere’s consolidated financial statements.

(d) Neither Agere nor any of its Subsidiaries nor, to the knowledge of Agere, any director, officer, auditor, accountant, consultant or representative of Agere or any of its Subsidiaries has received or otherwise had or obtained knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, that Agere or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No current or former attorney representing Agere or any of its Subsidiaries has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Agere or any of its officers, directors, employees or agents to the current the Agere Board or any committee thereof or to any current director or executive officer of Agere.

(e) To the knowledge of Agere, no employee of Agere or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Legal Requirements of the type described in Section 806 of the Sarbanes-Oxley Act by Agere or any of its Subsidiaries. Neither Agere nor any of its Subsidiaries nor, to the knowledge of Agere, any director, officer, employee, contractor, subcontractor or agent of Agere or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of Agere or any of its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

3.9  No Undisclosed Liabilities.  Except as reflected in the Agere Balance Sheet, neither Agere nor any of its Subsidiaries has any Liabilities, other than (i) Liabilities incurred since the date of the Agere Balance Sheet in the ordinary course of business consistent with past practice, (ii) Liabilities under this Agreement or expressly permitted to be incurred under this Agreement, and (iii) Liabilities that, individually and in the aggregate, have not had, and would not reasonably be expected to have, an Agere Material Adverse Effect.

3.10  Absence of Certain Changes or Events.  Since the date of the Agere Balance Sheet through the date hereof, Agere has conducted its business in the ordinary course of business consistent with past practice and, since such date through the date hereof, there has not occurred (i) any Agere Material Adverse Effect or (ii) any action taken by Agere or event that would have required the consent of LSI pursuant to Section 5.2 had such action or event occurred after the date of this Agreement.

3.11  Compliance with Laws; Permits.

(a) Agere and its Subsidiaries are in compliance with, and are not in default under or violation of (and have not received any notice of material non-compliance, default or violation with respect to) any Legal Requirement applicable to Agere or any of its Subsidiaries or by which any of their respective properties is bound, except for such non-compliance, defaults and violations that would not reasonably be expected to have, individually or in the aggregate, an Agere Material Adverse Effect.

(b) Agere and its Subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, authorizations, registrations, orders and other approvals from Governmental Entities that are material to the operation of the business of Agere and its Subsidiaries taken as a whole as currently conducted (collectively, the “Agere Permits”). The Agere Permits are in full force and effect, have not been violated in any material respect and, to the knowledge of Agere, no suspension, revocation or cancellation thereof has been threatened, and there is no Legal Proceeding pending or, to the knowledge of Agere, threatened, seeking the suspension, revocation or cancellation of any Agere Permits. No Agere Permit shall cease to be effective as a result of the consummation of the transactions contemplated by this Agreement.

3.12  Legal Proceedings; Orders.  Except as would not reasonably be expected to have, individually or in the aggregate, an Agere Material Adverse Effect, there are no material Legal Proceedings (other than arising from or relating to the Merger or any of the other transactions contemplated by this Agreement), (a) pending against Agere or any of its Subsidiaries or any of their respective properties or assets, or (b) to the knowledge of Agere, threatened against Agere or any of its Subsidiaries, or any of their respective properties or assets. Neither Agere nor any Subsidiary of Agere is subject to any outstanding Order that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement. There has not been nor are there currently any internal investigations or inquiries being conducted by Agere, the Agere Board (or any committee thereof) or any third party at the request of any of the foregoing concerning any financial, accounting, tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

3.13  Material Contracts.

(a) For all purposes of and under this Agreement, an “Agere Material Contract” shall mean:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii)) with respect to Agere and its Subsidiaries;

(ii) any employment-related Contract or plan, including any stock option plan, stock appreciation right plan or stock purchase plan or material Contract, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the consummation of the transactions contemplated by this Agreement (whether alone or in connection with subsequent or additional events);

(iii) any Contract containing any covenant (A) limiting the right of Agere or any of its Subsidiaries to engage in any line of business or to compete with any Person in any line of business, or (B) prohibiting Agere or any of its Subsidiaries (or, after the Closing Date, LSI) from engaging in business with any Person or levying a fine, charge or other payment for doing so;

(iv) any Contract (A) relating to the pending or future disposition or acquisition by Agere or any of its Subsidiaries after the date of this Agreement of a material amount of assets other than in the ordinary course of business or (B) pursuant to which Agere or any of its Subsidiaries will acquire after the date of this Agreement any material ownership interest in any other Person or other business enterprise other than Agere’s Subsidiaries;

(v) any material manufacturing Contract;

(vi) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, in each case in excess of $25,000,000, other than (A) accounts receivables and payables, (B) loans to direct or indirect wholly owned Subsidiaries, and (C) advances to employees for travel and business expenses, in each case in the ordinary course of business consistent with past practice;

(vii) any settlement Contract with ongoing obligations other than (A) releases that are immaterial in nature or amount entered into in the ordinary course of business, (B) settlement Contracts only involving the payment of cash in amounts that do not exceed $5,000,000 in any individual case, or (C) settlement Contracts relating to Patent licenses entered into in the ordinary course of business, consistent with past practices;

(viii) any Contract that is collectively bargained by Agere;

(ix) other than purchase orders in the ordinary course of business, any other Contract that provides for payment obligations by Agere or any of its Subsidiaries in any twelve (12) month period of $15,000,000 or more in any individual case that is not terminable by Agere or its Subsidiaries upon notice of ninety (90) days or less without material liability to Agere or its Subsidiary and is not disclosed pursuant to clauses (i) through (viii) above, inclusive; and

(x) any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination of which would be reasonably expected to have an Agere Material Adverse Effect and is not disclosed pursuant to clauses (i) through (x) above, inclusive.

(b) Section 3.13(b) of the Agere Disclosure Letter contains a complete and accurate list of all Agere Material Contracts as of the date hereof, to or by which Agere or any of its Subsidiaries is a party or is bound, and identifies each subsection of Section 3.13(a) that describes such Agere Material Contract.

(c) Each Agere Material Contract is valid and binding on Agere (and/or each such Subsidiary of Agere party thereto) and is in full force and effect, other than those Contracts that by their terms have expired or been terminated since the date hereof, and neither Agere nor any of its Subsidiaries party thereto, nor, to the knowledge of Agere, any other party thereto, is in breach of, or default under, any such Agere Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by Agere or any of its Subsidiaries, or, to the knowledge of Agere, any other party thereto, except for such failures to be in full force and effect and such breaches and defaults that would not reasonably be expected to have, individually or in the aggregate, an Agere Material Adverse Effect.

3.14  Employee Benefit Matters.

(a) Section 3.14(a) of the Agere Disclosure Letter sets forth a complete and accurate list of all U.S. Agere Employee Plans. Neither Agere nor any ERISA Affiliate has any plan or commitment to establish any new Agere Employee Plan, to modify any Agere Employee Plan (except to the extent required by law or to conform any such Agere Employee Plan to the requirements of any applicable law, in each case as previously disclosed to LSI in writing, or as required by this Agreement), or to adopt or enter into any Agere Employee Plan.

(b) With respect to each Agere Employee Plan, Agere has made available to LSI complete and accurate copies of (i) such Agere Employee Plan (or a written summary of any unwritten plan) together with all amendments, (ii) in the case of any plan for which Forms 5500 are required to be filed, the three most recent annual reports (Form 5500) with schedules attached, (iii) in the case of any plan that is intended to be qualified under Section 401(a) of the Code, the most recent determination, opinion, notification or advisory letter from the IRS, and correspondence to or from the IRS or the DOL with respect to such letter (iv) each trust agreement, group annuity contract, administration and similar material agreements, investment management or investment advisory agreements, (v) the most recent summary plan descriptions and employee handbook, or other similar material employee communications relating to employee benefits matters, (vi) all personnel, payroll and employment manuals and policies, (vii) the most recent annual and periodic financial statements and other annual accounting of assets for each Agere Employee Plan that is funded, (viii) all material correspondence to or from any governmental agency relating to any Agere Employee Plan within the past two (2) years and (ix) the three (3) most recent plan years’ discrimination tests for each Agere Employee Plan.

(c) Each Agere Employee Plan has been established, maintained and administered in all material respects in accordance with all applicable Legal Requirements, including if applicable, ERISA and the Code, and in accordance with its terms, and each of Agere, Agere’s Subsidiaries and their respective ERISA Affiliates have in all material respects met their obligations with respect to each Agere Employee Plan and have timely made (or timely will make) all required contributions thereto.

(d) Section 3.14(d) of the Agere Disclosure Letter contains a complete and accurate list of each Agere Employee Benefit Plan that has assets which include securities issued by Agere, any of Agere’s Subsidiaries or any of their respective ERISA Affiliates.

(e) All Agere Employee Plans that are intended to be qualified under Section 401(a) of the Code, and all trusts that are intended to be qualified under Section 501(a) of the Code (each, a “Agere Qualified Plan”), have received determination, opinion or advisory letters from the Internal Revenue Service to the effect that such Agere Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or Agere has remaining a period of time under applicable U.S. Department of the Treasury regulations or Internal Revenue Service pronouncements in which to apply for such a letter and to make any amendments necessary to obtain a favorable determination as to the qualified status of each such Agere Qualified Plan. No such determination, opinion or advisory letter has been revoked and, to the knowledge of Agere, revocation has not been threatened, and no such Agere Employee Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would reasonably be expected to adversely affect its qualification or materially increase its cost. There has been no termination, partial termination or discontinuance of contributions to any Agere Qualified Plan that resulted or may reasonably be expected to result in material liability to Agere. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Agere Employee Plan.

(f) Neither Agere, any of Agere’s Subsidiaries nor any of their respective ERISA Affiliates has in the preceding six (6) years maintained, participated in or contributed to (or been obligated to contribute to), or can reasonably expect to have future material liability with respect to (i) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (ii) a “multiple employer plan” as defined in ERISA or the Code, or (iii) a “funded welfare plan” within the meaning of Section 419 of the Code. No Agere Employee Plan is funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code. No Agere Employee Plan provides health benefits that are not fully insured through an insurance contract.

(g) The Pension Plans set forth in Section 3.14(g) of the Agere Disclosure Letter are the only Pension Plans that Agere or any Agere ERISA Affiliate has maintained, sponsored, participated or contributed to in the preceding six (6) years, or currently maintains, sponsors, participates in or contributes to, or can reasonably expect to have future material liability with respect to, that is subject to Title IV of ERISA or Section 412 of the Code (each, an “Agere Pension Plan”). As of the Effective Time: (i) no legal or administrative action has been taken by the Pension Benefit Guaranty Corporation (the “PBGC”) to terminate or to appoint a trustee to administer any Agere Pension Plan; (ii) no liability to the PBGC under Title IV of ERISA has been incurred by Agere or an Agere ERISA Affiliate that has not been satisfied in full; (iii) no Agere Pension Plan has a reportable event within the meaning of Section 4043 of ERISA for which the 30 day notice requirement has not been waived by the PBGC has occurred within the past six years or is reasonably expected to occur with respect to any Agere Employee Plan; and (iv) no Agere Pension Plan has incurred any event described in Section 4041, 4062 or 4063 of ERISA. No complete or partial termination of any Agere Employee Plan subject to Title IV of ERISA has occurred or is expected to occur and no proceedings have been instituted and, to the knowledge of Agere, no condition exists and no event has occurred that is reasonably likely to constitute grounds under Title IV of ERISA to terminate or appoint a trustee to administer any Agere Pension Plan. Each Agere Pension Plan has been maintained in compliance with the minimum funding standards of ERISA and the Code where applicable and no Agere Pension Plan subject to §412 or 418B of the Code or §302 of ERISA has incurred any accumulated funding deficiency within the meaning of §412 or 418B of the Code or §302 of ERISA, respectively, or has applied for or obtained a waiver from the IRS of any minimum funding requirement or an extension of any amortization period under §412 of the Code or §303 or 304 of ERISA. Except for payments of premiums to the PBGC, which have been paid in full, Agere has not incurred any liability (including any indirect liability through an agreement with any other party and any material contingent or material secondary liability) to the PBGC in connection with any Agere Pension Plan covering any active, retired or former employees or directors of Agere, including any liability under §4069 or 4212(c) of ERISA or any penalty imposed under §4071 of ERISA, or ceased operations at any facility or withdrawn from any such Agere Pension Plan in a manner which could subject it to liability under §4062, 4063 or 4064 of ERISA, or knows of any facts or circumstances that might give rise to any liability of Agere to the PBGC under Title IV of ERISA that could reasonably be anticipated to result in any claims being made against Agere by the PBGC (“PBGC Claims”). Section 3.14(g) of the Agere Disclosure Letter sets forth the approximate liability for any Agere Pension Plan accumulated funding deficiency within the meaning of §412 or 418B of the Code or §302 of ERISA.

(h) Other than as required under Section 601 et seq. of ERISA or equivalent state law, none of the Agere Employee Plans promises or provides health or other welfare benefits (excluding normal claims for benefits under Agere’s group life insurance, accidental death and dismemberment insurance and disability plans and policies) or coverage to any person following retirement or other termination of employment.

(i) There is no action, suit, proceeding, claim, arbitration, audit or investigation pending or, to the knowledge of Agere, threatened or reasonably anticipated, with respect to any Agere Employee Plan or the assets of any Agere Employee Benefit Plan, other than claims for benefits in the ordinary course. No Agere Employee Plan is or within the last three calendar years has been the subject of, or has received notice that it is the subject of, examination by a government agency or a participant in a government sponsored amnesty, voluntary compliance or similar program.

(j) To the knowledge of Agere, each individual who has received compensation for the performance of services on behalf of Agere, any of Agere’s Subsidiaries or any of their respective ERISA Affiliates has been properly classified as an employee or independent contractor in accordance with applicable Legal Requirement.

(k) Each Agere Employee Plan maintained or covering employees outside the United States (the “Agere Non-U.S. Employee Plans”), and the books and records thereof, is in material compliance with all applicable Legal Requirements of each applicable jurisdiction. No such Agere Non-U.S. Employee Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. Section 3.13(k) of the Agere Disclosure Letter contains a complete and accurate list of each country in which Agere or any of its Subsidiaries or affiliates has operations as of the Agere Balance Sheet Date and the approximate number of employees in each such country as of the Agere Balance Sheet Date.

(l) Section 3.14(l) of the Agere Disclosure Letter sets forth a complete and accurate list of (i) all employment agreements with employees of Agere or any of its Subsidiaries, other than customary offer letters and other similar employment agreements entered into in the ordinary course of business; and (ii) all operative severance agreements, programs and policies of Agere or any of its Subsidiaries with or relating to its Section 16 officers, excluding programs and policies required to be maintained by Legal Requirement.

(m) All contributions required to be made with respect to any Agere Employee Plan on or prior to the Effective Time have been or will be timely made or are reflected on Agere Balance Sheet.

(n) The negotiation or consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, director, consultant or officer of Agere or any Subsidiary of Agere to severance pay, or any other payment from Agere or any of its Subsidiaries, or pursuant to any Agere Employee Plan, (ii) accelerate the time of distribution, payment or vesting, a lapse of repurchase rights or increase the amount of compensation or benefits due any such employee, director or officer, (iii) result in the forgiveness of indebtedness, or (iv) trigger an obligation to fund benefits. Section 3.13(n) of the Agere Disclosure Letter contains a complete and accurate list of each Agere “disqualified individual” (as defined in Code Section 280G and the regulations thereunder). No payment or benefit which will or may be made by Agere or its ERISA Affiliates with respect to any current or former employee or any other “disqualified individual” is reasonably expected to be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code. There is no contract, agreement, plan or arrangement to which Agere or any ERISA Affiliates is a party or by which it is bound to compensate any current or former employee or other disqualified individual for excise taxes paid pursuant to Section 4999 of the Code.

(o) Each material nonqualified deferred compensation plan (as defined in Section 409A(d)(1) of the Code) maintained or sponsored by Agere has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and IRS Notice 2005-1. No material nonqualified deferred compensation plan has been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004.

(p) No stock option, stock appreciation right or service provider warrant of Agere (i) has an exercise price that has been or may be less than the fair market value of the underlying equity as of the date such option or right was granted or (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or right.

(q) Neither Agere nor any ERISA Affiliate has or is reasonably likely to have any liability or obligations to Lucent or AT&T, with respect to any compensation or benefits with respect to employees or former employees of Lucent or AT&T who are not employees or former employees of Agere pursuant to an agreement with Lucent or AT&T.

(r) There is no Contract to which Agere or any of its Subsidiaries is a party, including the provisions of this Agreement, covering any employee, consultant or director of Agere or any of its Subsidiaries, which, individually or collectively, reasonably could be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code or that would give rise to a penalty under Section 409A of the Code.

3.15  Labor Matters.

(a) Agere and each of its Subsidiaries (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees; (ii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice), except in each case, for any failure to withhold, report or pay which would have or could reasonably be expected to have an Agere Material Adverse Effect.

(b) To the knowledge of Agere: (i) there are no current labor union organizing activities with respect to any employees of Agere and/or any of its Subsidiaries, (ii) no labor union, labor organization, trade union, works council, or group of employees of Agere and/or any of its Subsidiaries has made a pending demand for recognition or certification, (iii) there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority, and (iv) there are no labor strikes or lockouts, or threats thereof, against or affecting Agere or any of its Subsidiaries.

(c) Agere and each of its Subsidiaries are and have been in material compliance with all notice and other requirements under the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), and any similar foreign, state or local law relating to plant closings and layoffs.

3.16  Properties.  Agere and each of its Subsidiaries have good and valid title to, or a valid leasehold interest in, all the properties and assets which it purports to own or lease (real, tangible, personal and mixed), including all the properties and assets reflected in the Agere Balance Sheet (except for personal property sold since the date of the Agere Balance Sheet in the ordinary course of business consistent with past practice). All properties and assets reflected in the Agere Balance Sheet are free and clear of all Liens, except for Liens reflected on the Agere Balance Sheet and Liens for current taxes not yet due and other Liens that do not materially impair the use of the property or assets subject thereto. All real property leases, subleases, licenses or other occupancy agreements to which Agere or any of its Subsidiaries is a party (collectively, the “Agere Real Property Leases”) are in full force and effect, except where the failure of such Agere Real Property Leases to be in full force and effect would not be reasonably likely to result in an Agere Material Adverse Effect. There is no default by Agere or any of its Subsidiaries under any of the Agere Real Property Leases, or, to the knowledge of Agere, defaults by any other party thereto, except such defaults as have been waived in writing or cured or such defaults that in the aggregate would not be reasonably likely to result in an Agere Material Adverse Effect.

3.17  Tax Matters.  Agere and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed Tax Returns are true, correct and complete in all material respects, (ii) Agere and each of its Subsidiaries have paid all Taxes that are required to be paid by any of them, except with respect to matters for which adequate reserves have been established on the Financial Statements in accordance with GAAP, (iii) the U.S. consolidated federal income Tax Returns of Agere have been examined by the Internal Revenue Service (or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired) for all periods ending on or before December 30, 2001, (iv) there are not pending or threatened in writing, any audits, examinations, investigations or other proceedings in respect of income Taxes or other material Taxes, (v) there are no Liens for Taxes on any of the assets of Agere or any of its Subsidiaries other than Liens for Taxes not yet due and payable or being contested in good faith and for which adequate reserves have been established on the Financial Statements in accordance with GAAP, (vi) none of Agere or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law) and (vii) none of Agere or any of its Subsidiaries has engaged in a “reportable transaction,” within the meaning of Treas. Reg. Section 1.6011-4(b), including any transaction that is the same or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance as a “listed transaction,” as set forth in Treas. Reg. Section 1.6011-4(b)(2).

3.18  Environmental Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, an Agere Material Adverse Effect, no Hazardous Materials are present on any real property that is currently owned, operated, occupied, controlled or leased by Agere or any of its Subsidiaries or were present on any real property at the time it ceased to be owned, operated, occupied, controlled or leased by Agere or its Subsidiaries, including the land, the improvements thereon, the groundwater thereunder and the surface water thereon. Except as would not reasonably be expected to have, individually or in the aggregate, an Agere Material Adverse Effect, there are no underground storage tanks, asbestos which is friable or likely to become friable or PCBs present on any real property currently owned, operated, occupied, controlled or leased by Agere or any of its Subsidiaries or as a consequence of the acts of Agere, its Subsidiaries or their agents.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, an Agere Material Adverse Effect, Agere and its Subsidiaries have conducted all Hazardous Material Activities in compliance in all material respects with all applicable Environmental Laws. Except as would not reasonably be expected to have, individually or in the aggregate, an Agere Material Adverse Effect, the Hazardous Materials Activities of Agere and its Subsidiaries prior to the Closing have not resulted in the exposure of any person to a Hazardous Material in a manner which has caused or could reasonably be expected to cause an adverse health effect to any such person.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, an Agere Material Adverse Effect, Agere and its Subsidiaries have complied in all material respects with all covenants and conditions of any Environmental Permit which is or has been in force with respect to its Hazardous Materials Activities. No circumstances exist which could reasonably be expected to cause any material Environmental Permit to be revoked, modified, or rendered non-renewable upon payment of the permit fee.

(d) No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the knowledge of Agere, threatened, concerning or relating to any Environmental Permit or any Hazardous Materials Activity of Agere or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, an Agere Material Adverse Effect.

(e) Neither Agere nor any of its Subsidiaries is aware of any fact or circumstance that could result in any Liability under an Environmental Law which would reasonably be expected to have an Agere Material Adverse Effect. Except as would not reasonably be expected to have an Agere Material Adverse Effect, neither Agere nor any Subsidiary has entered into any Contract that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of Agere or any of its Subsidiaries.

(f) Agere and the Subsidiaries have delivered to LSI or made available for inspection by LSI and its agents, representatives and employees all material environmental site assessments and environmental audits in Agere’s possession or control. Agere and the Subsidiaries have complied in all material respects with all environmental disclosure obligations imposed by applicable law with respect to this transaction.

3.19  Intellectual Property Matters.

(a) Section 3.19(a) of the Agere Disclosure Letter contains a complete and accurate list of all Patents that are Registered Intellectual Property owned or purported to be owned by Agere or any of its Subsidiaries (such Patents and all other material Registered Intellectual Property owned or purported to be owned by Agere or any of its Subsidiaries, collectively the “Agere Registered Intellectual Property”).

(b) All material Agere Registered Intellectual Property Rights are owned exclusively by Agere or one or more of its Subsidiaries free and clear of any Liens (excluding any rights granted to any licensee of any Agere Intellectual Property Right entered into in the ordinary course of business). Neither Agere nor any of its Subsidiaries has transferred ownership of, or granted an exclusive license to, any third party, of any Intellectual Property Rights that are or were material Agere Registered Intellectual Property Rights.

(c) Neither Agere nor its Subsidiaries has, in the conduct of the business of Agere and its Subsidiaries as currently conducted, knowingly infringed upon, violated or used without authorization, any Intellectual

Property Rights owned by any third Person. There is no pending or, to Agere’s knowledge, threatened (and at no time within the three (3) years prior to the date of this Agreement has there been pending any) suit, arbitration or other adversarial proceeding before any court, government agency or arbitral tribunal, or in any jurisdiction, against Agere or any of its Subsidiaries, alleging that any activities or conduct of Agere’s or any of its Subsidiaries’ business infringes or will infringe upon, violate or constitute the unauthorized use of the Intellectual Property Rights of any third Person, or challenging the ownership, validity, enforceability, or registerability of any Agere Intellectual Property Rights. Agere is not party to any settlements, covenants not to sue, consents, decrees, stipulations, judgments, or orders resulting from suits, actions or similar legal proceedings, which (i) materially restrict Agere’s or any of its Subsidiaries’ rights to use, license or transfer any Agere Intellectual Property Rights, (ii) materially restrict the conduct of the business of Agere or any of its Subsidiaries in order to accommodate any third party’s Intellectual Property Rights, or (iii) compel or require Agere or any of its Subsidiaries to license or transfer any Agere Intellectual Property Rights.

(d) Neither Agere nor any Agere Subsidiary has committed, agreed or become obligated to license on a royalty-free basis, any Agere Intellectual Property Rights to any third Person as a result of any participation in an industry association, standard setting organization or similar body, or otherwise.

(e) Agere and its Subsidiaries have taken commercially reasonable measures consistent with industry standard practices to protect the proprietary nature of the Trade Secrets owned by Agere or such Subsidiary that is material to the business of Agere and its Subsidiaries as currently conducted.

(f) To the knowledge of Agere, all material Agere Intellectual Property Rights are, and following the transactions contemplated hereby shall be, freely, transferable, licensable and alienable without the consent of, or notice or payment of any kind to any Governmental Authority or third party.

(g) To the knowledge of Agere, no third party is misappropriating, infringing, diluting or violating any Agere Intellectual Property Rights in a manner that has or would reasonably be expected to have an Agere Material Adverse Effect. There are no pending claims, suits, arbitrations or other adversarial proceedings before any court, government agency or arbitral tribunal brought by Agere or any of its Subsidiaries against any third party with respect to any Agere Intellectual Property Rights, which remain unresolved as of the date hereof.

(h) Section 3.19(h) of the Agere Disclosure Letter contains a complete and accurate list of all material Contracts pursuant to which a third party has licensed to Agere or any of its Subsidiaries any Intellectual Property Right that is material to the business of Agere or any Agere Subsidiary (“Agere In Licenses”), other than Contracts with respect to commercial available Technology that is not included in an Agere Product or necessary to the manufacture of and Agere Product.

(i) Section 3.19(i) of the Agere Disclosure Letter contains a complete and accurate list of all material Contracts pursuant to which Agere or any of its Subsidiaries has granted a third Person or affiliate any rights or licenses to any Agere Intellectual Property Rights, other than non-exclusive licenses granted in the ordinary course of business (“Agere Out Licenses,” and together with the Agere In Licenses, the “Agere IP Licenses”).

(j) Neither Agere nor any of its Subsidiaries, nor, to the knowledge of Agere any other party to an Agere IP License, is in material breach of any such Agere IP License that is material to the business of Agere and its Subsidiaries, taken as a whole. The consummation of the transactions contemplated hereby will not result or cause (i) the breach by Agere or any of its Subsidiaries of any Agere IP License, (ii) the termination, impairment or restriction of any right or license granted to Agere or any of its Subsidiaries under an Agere IP License, or (iii) Agere or any of its Subsidiaries to grant, or expand the scope of a prior grant, to a third party of any rights to any material Agere Intellectual Property Rights (including by release of any source code), except as would not reasonably be expected to have an Agere Material Adverse Effect.

3.20  Insurance.  All fire and casualty, general liability, business interruption, product liability, sprinkler and water damage insurance policies and other forms of insurance maintained by Agere or any of its Subsidiaries have been made available to LSI. Each such policy is in full force and effect and all premiums due thereon have been paid in full.

3.21  Interested Party Transactions.  Since September 30, 2006, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction pursuant to Statement of Financial Accounting Standards No. 57.

3.22  Brokers, Finders and Financial Advisors.  No broker, finder or investment banker (other than Goldman, Sachs & Co., whose brokerage, finder’s or other fees will be paid by Agere) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Agere or any of its Subsidiaries. Agere has furnished to LSI a complete and correct copy of all agreements between Agere and Goldman, Sachs & Co. pursuant to which such firm would be entitled to any such payment.

3.23  Opinion of Financial Advisor of Agere.  The financial advisor of Agere, Goldman, Sachs & Co., has delivered to the Board of Directors of Agere an opinion to the effect that, as of the date of this Agreement and based upon and subject to the matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to the stockholders of Agere. Such opinion has not been withdrawn, revoked or modified.

3.24  Takeover Statutes.  No “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation under the laws of the State of Delaware or other applicable Legal Requirement (each, a “Takeover Statute”) is applicable to Agere, the Merger or any of the other transactions contemplated by this Agreement.

3.25  Rights Plan.  Agere has taken all action so that (a) the approval, execution and delivery of this Agreement, the consummation of the Merger and the transactions contemplated hereby, and the public announcement of any of the foregoing shall not cause any of LSI, Merger Sub or any of their Affiliates to be deemed to be an “Acquiring Person” (as such term is defined in the Agere Rights Plan) under the Agere Rights Plan and (b) the entering into of this Agreement and consummating the transactions contemplated hereby will not result in the grant of any rights to any Person under the Agere Rights Plan or enable or require the Agere Rights to be exercised, distributed or triggered as a result thereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF LSI AND MERGER SUB

Except (i) as set forth in the disclosure letter delivered by LSI to Agere dated as of the date hereof (the “LSI Disclosure Letter”), which expressly identifies the Section (or, if applicable, subsection) to which such exception relates (it being understood and hereby agreed that any disclosure in the LSI Disclosure Letter relating to one Section or subsection shall also apply to any other Sections and subsections if and to the extent that it is reasonably apparent on the face of such disclosure (without reference to the underlying documents referenced therein) that such disclosure also relates to such other Sections or subsections), or (ii) as set forth in any LSI SEC Reports filed with the SEC prior to the date hereof (other than in any “risk factors” or other forward looking statements included therein), LSI and Merger Sub hereby represent and warrant to Agere as follows:

4.1  Organization and Qualification.  Each of LSI and Merger Sub is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority necessary to own, lease and operate the properties it purports to own, lease or operate and to carry on its business as it is presently being conducted. LSI is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character or location of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except to the extent that the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, an LSI Material Adverse Effect. Merger Sub has been formed by LSI for the purposes of the Merger and has no material, assets, Liabilities or operations except as contemplated hereby.

4.2  Subsidiaries.  A complete and accurate list of all of the Subsidiaries of LSI, together with the jurisdiction of incorporation of each Subsidiary and the percentage of each Subsidiary’s outstanding capital stock owned by LSI or another Subsidiary or affiliate of LSI, is set forth in Section 4.2 of the LSI Disclosure Letter. LSI does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any Person, excluding securities in any publicly traded company held for investment by LSI and comprising less than one percent of the outstanding stock of such company. Each Subsidiary of LSI is duly organized, validly existing and in good standing under the Legal Requirements of its jurisdiction of organization (to the extent such concepts exist in such jurisdictions) and has all requisite corporate or other power and authority necessary to own, lease and operate the properties it purports to own, lease or operate and to carry on its business as it is presently being conducted, except to the extent that the failure to be so organized or existing or in good standing or have such power or authority would not reasonably be expected to have, individually or in the aggregate, an LSI Material Adverse Effect. Each Subsidiary of LSI is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction (to the extent such concepts exist in such jurisdictions) where the character or location of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except to the extent that the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, an LSI Material Adverse Effect.

4.3  Certificate of Incorporation and Bylaws.  LSI has heretofore made available to Agere a complete and accurate copy of the LSI Certificate of Incorporation and LSI Bylaws. The LSI Certificate of Incorporation and LSI Bylaws, and the charter and bylaws (or equivalent organizational documents), each as amended to date, of each of its Subsidiaries (the “LSI Subsidiary Documents”) are in full force and effect, and neither the LSI Board nor, to the knowledge of LSI, any LSI Stockholder has taken any action to amend the LSI Certificate of Incorporation or the LSI Bylaws in any respect. LSI has not taken any action in breach or violation of any of the provisions of the LSI Certificate of Incorporation or the LSI Bylaws, and each Subsidiary is not in breach or violation of any of the material provisions of their respective LSI Subsidiary Documents, except, in the case of a Subsidiary, as would not reasonably be expected to have, individually or in the aggregate, an LSI Material Adverse Effect.

4.4  Capitalization.

(a) The authorized capital stock of LSI consists of 1,300,000,000 shares of LSI Common Stock, and 2,000,000 shares of LSI preferred stock, par value $0.01 per share (“LSI Preferred Stock”). As of November 30, 2006, (i) 403,412,361 shares of LSI Common Stock were issued and outstanding, (ii) no shares of LSI Preferred Stock were issued and outstanding, (iii) 3,792,827 shares of LSI Common Stock were reserved for issuance pursuant to outstanding options and awards granted pursuant to LSI’s 2003 Equity Incentive Plan (the “LSI 2003 Stock Plan”), (iv) 18,457,370 shares of LSI Common Stock were available for purchase pursuant to LSI’s Employee Stock Purchase Plan and International Stock Purchase Plan (the “LSI ESPP”), (v) 26,080,460 shares of Common Stock were issuable upon conversion of LSI’s 4% Convertible Subordinated Notes due May 2010 (the “LSI Convertible Notes”), and (vi) no shares of LSI Common Stock were issued and held in the treasury of LSI. Since November 30, 2006, LSI has not issued any securities (including derivative securities) except for shares of LSI Common Stock issued upon exercise of stock options or other stock awards.

(b) Section 4.4(b) of the LSI Disclosure Letter sets forth a complete and accurate list of all stock option plans or any other plan or agreement adopted by LSI that provides for the issuance of equity to any Person (the “LSI Stock Plans”). LSI has made available to Agere complete and accurate copies of all LSI Stock Plans and the forms of all award agreements evidencing outstanding LSI Stock Awards.

(c) Except as described in Section 4.4(a) of this Agreement, no capital stock of LSI or any of its Subsidiaries or any security convertible or exchangeable into or exercisable for such capital stock, is issued, reserved for issuance or outstanding as of the date of this Agreement. Except as described in Section 4.4(a) of this Agreement and except for changes since the date of this Agreement resulting from the exercise of employee stock options outstanding on such date and described on Section 4.4(b) of the LSI Disclosure Letter, there are no exercisable securities, there are no options, preemptive rights, warrants, calls, rights, commitments, agreements, arrangements or understandings of any kind to which LSI or any of its Subsidiaries is a party, or by which LSI or any of its Subsidiaries is bound, obligating LSI or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of LSI or any of its Subsidiaries or obligating LSI or any of its Subsidiaries to grant, extend or accelerate the vesting of or enter into any such option, warrant, call, right, commitment, agreement, arrangement or understanding. There are no stockholder agreements, voting trusts, proxies or other similar agreements, arrangements or understandings to which LSI or any of its Subsidiaries is a party, or by which it or they are bound, obligating LSI or any of its Subsidiaries with respect to any shares of capital stock of LSI or any of its Subsidiaries. There are no rights or obligations, contingent or otherwise (including rights of first refusal in favor of LSI), of LSI or any of its Subsidiaries, to repurchase, redeem or otherwise acquire any shares of capital stock of LSI or any of its Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. There are no registration rights or other agreements, arrangements or understandings to which LSI or any of its Subsidiaries is a party, or by which it or they are bound, obligating LSI or any of its Subsidiaries with respect to any shares of LSI Common Stock or shares of capital stock of any such Subsidiary.

(d) All outstanding shares of LSI Common Stock are, all shares of LSI Common Stock reserved for issuance as specified above, and all shares of LSI Common Stock to be issued in the Merger pursuant to Section 2.7(a) or upon the exercise of Assumed Options pursuant to Section 2.7(e), will be, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the LSI Certificate of Incorporation or the LSI Bylaws or any agreement to which Agere is a party or otherwise bound. None of the outstanding shares of LSI Common Stock have been issued in violation of any United States federal or state securities laws. All of the outstanding shares of capital stock of each of the Subsidiaries of LSI are duly authorized, validly issued, fully paid and nonassessable, and all such shares (other than directors’ qualifying shares in the case of foreign Subsidiaries) are owned by LSI or a Subsidiary of LSI free and clear of any and all Liens. There are no accrued and unpaid dividends with respect to any outstanding shares of capital stock of LSI or any of its Subsidiaries.

(e) LSI Common Stock constitutes the only class of equity securities of LSI or its Subsidiaries registered or required to be registered under the Exchange Act.

4.5  Authority; Requisite LSI Stockholder Approval.

(a) LSI has full corporate power and authority to execute and deliver this Agreement and, subject only to the approval of the stockholders of LSI as described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Merger) have been duly and validly approved by the LSI Board. As of the date of this Agreement, the LSI Board has unanimously determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the LSI stockholders and has unanimously recommended that the LSI Stockholders approve the issuance of shares of Common Stock in the Merger (the “LSI Voting Proposal”). This Agreement has been duly and validly executed and delivered by LSI, and assuming due authorization, execution and delivery by LSI, this Agreement constitutes a valid and binding obligation of LSI, enforceable against LSI in accordance with its terms.

(b) Except for the approval of the LSI Voting Proposal by the affirmative vote of the holders of a majority of votes cast on the LSI Voting Proposal at the LSI Stockholder Meeting called to consider the LSI Voting Proposal, provided that the total vote cast on the LSI Voting Proposal represents over fifty percent in interest of all securities entitled to vote on the LSI Voting Proposal (the “Requisite LSI Stockholder Approval”), no other corporate proceedings on the part of LSI are necessary to approve or adopt this Agreement under applicable Legal Requirements and to consummate the transactions contemplated hereby.

4.6  Required Filings and Consents.

(a) The execution and delivery by LSI of this Agreement do not, and the performance by LSI of its covenants and agreements under this Agreement and the consummation by LSI of the transactions contemplated by this Agreement will not, (i) assuming receipt of the Requisite LSI Stockholder Approval, conflict with or violate the LSI Certificate of Incorporation or the LSI Bylaws or any LSI Subsidiary Documents, (ii) assuming receipt of the government approvals contemplated by Section 4.6(b) conflict with or violate any Legal Requirements applicable to LSI or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, (iii) require notice to or the consent of any Person under, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), or impair LSI’s or any of its Subsidiaries’ rights or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, payment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets (including intangible assets) of LSI or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which LSI or any of its Subsidiaries is a party or by which LSI or any of its Subsidiaries or its or any of their respective properties is bound or affected, or (iv) give rise to or result in any person having, or having the right to exercise, any preemptive rights, rights of first refusal, rights to acquire or similar rights with respect to any capital stock of LSI or any of its Subsidiaries or any of their respective assets or properties, except in the case of the preceding clauses (ii) through (iv), inclusive, as would not reasonably be expected to have, individually or in the aggregate, an LSI Material Adverse Effect.

(b) The execution and delivery by LSI of this Agreement do not, and the performance by LSI of its covenants and agreements under this Agreement and the consummation by LSI of the transactions contemplated by this Agreement (including the Merger) will not, require any consent, approval, order, license, authorization, registration, declaration or permit of, or filing with or notification to, any Governmental Authority, except (i) as may be required by the HSR Act, (ii) as may be required under any foreign antitrust or competition Legal Requirement, including the EC Merger Regulation, (iii) the filing of a Registration Statement with the SEC in accordance with the Securities Act, and the filing of the Joint Proxy Statement/Prospectus with the SEC in accordance with the Exchange Act and as may be required under the Securities Act, (iv) such consents, approvals, orders, licenses, authorizations, registrations, declarations, permits, filings, and notifications as may be required under applicable United States federal and state securities laws, (v) the filing of the Certificate of Merger or other documents as required by the DGCL and (vi) such other consents, approvals, orders, registrations, declarations, permits, filings and notifications which, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, an LSI Material Adverse Effect.

4.7  LSI SEC Reports.

(a) LSI has filed and made available to LSI all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by LSI with the SEC since December 1, 2000 (collectively, the “LSI SEC Reports”). The LSI SEC Reports, including all forms, reports and documents filed by LSI with the SEC after the date hereof and prior to the Effective Time, (i) were and, in the case of the LSI SEC Reports filed after the date hereof, will be, prepared in accordance with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), and in the case of such forms, reports and documents filed by LSI with the SEC after the date of this Agreement, will not as of the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated in such LSI SEC Reports or necessary in order to make the statements in such LSI SEC Reports, in light of the circumstances under which they were and will be made, not misleading. None of the Subsidiaries of LSI is required to file any forms, reports, schedules, statements or other documents with the SEC.

(b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained in the LSI SEC Reports, including any LSI SEC Reports filed after the date of this Agreement, complied or will comply, as of its respective date, in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP (except as may be indicated in the notes thereto) applied on a consistent basis throughout the periods involved and fairly presented in all material respects or will fairly present in all material respects the consolidated financial position of LSI and its Subsidiaries as of the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that any unaudited interim financial statements are subject to normal and recurring year-end adjustments which have not been and are not expected to be material in amount, individually or in the aggregate.

(c) The chief executive officer and chief financial officer of LSI have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and LSI is otherwise in compliance with all applicable effective provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of the NYSE.

4.8  Disclosure Controls and Procedures.

(a) LSI and each of its Subsidiaries has established and maintains, adheres to and enforces a system of internal accounting controls which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the material transactions and dispositions of the assets of LSI and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of LSI and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the LSI Board and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of LSI and its Subsidiaries.

(b) To the knowledge of LSI, neither LSI nor its independent auditors have identified (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by LSI and its Subsidiaries, (ii) any fraud, whether or not material, that involves LSI’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by LSI and its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.

(c) Neither LSI nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among LSI or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K of the SEC)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, LSI or any of its Subsidiaries in LSI’s consolidated financial statements.

(d) Neither LSI nor any of its Subsidiaries nor, to the knowledge of LSI, any director, officer, auditor, accountant, consultant or representative of LSI or any of its Subsidiaries has received or otherwise had or obtained knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, that LSI or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No current or former attorney representing LSI or any of its Subsidiaries has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by LSI or any of its officers, directors, employees or agents to the current the LSI Board or any committee thereof or to any current director or executive officer of LSI.

(e) To the knowledge of LSI, no employee of LSI or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Legal Requirements of the type described in Section 806 of the Sarbanes-Oxley Act by LSI or any of its Subsidiaries. Neither LSI nor any of its Subsidiaries nor, to the knowledge of LSI, any director, officer, employee, contractor, subcontractor or agent of LSI or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of LSI or any of its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

4.9  No Undisclosed Liabilities.  Except as reflected in the LSI Balance Sheet, neither LSI nor any of its Subsidiaries has any Liabilities, other than (i) Liabilities incurred since the date of the LSI Balance Sheet in the ordinary course of business consistent with past practice, (ii) Liabilities under this Agreement or expressly permitted to be incurred under this Agreement, and (iii) Liabilities that, individually and in the aggregate, have not had, and would not reasonably be expected to have, an LSI Material Adverse Effect.

4.10  Absence of Certain Changes or Events.  Since the date of the LSI Balance Sheet through the date hereof, LSI has conducted its business in the ordinary course of business consistent with past practice and, since such date through the date hereof, there has not occurred (i) any LSI Material Adverse Effect or (ii) any action taken by LSI or event that would have required the consent of LSI pursuant to Section 5.2 had such action or event occurred after the date of this Agreement.

4.11  Compliance with Laws; Permits.

(a) LSI and its Subsidiaries are in compliance with, and are not in default under or violation of (and have not received any notice of material non-compliance, default or violation with respect to) any Legal Requirement applicable to LSI or any of its Subsidiaries or by which any of their respective properties is bound, except for such non-compliance, defaults and violations that would not reasonably be expected to have, individually or in the aggregate, an LSI Material Adverse Effect.

(b) LSI and its Subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, authorizations, registrations, orders and other approvals from Governmental Entities that are material to the operation of the business of LSI and its Subsidiaries taken as a whole as currently conducted (collectively, the “LSI Permits”). The LSI Permits are in full force and effect, have not been violated in any material respect and, to the knowledge of LSI, no suspension, revocation or cancellation thereof has been threatened, and there is no Legal Proceeding pending or, to the knowledge of LSI, threatened, seeking the suspension, revocation or cancellation of any LSI Permits. No LSI Permit shall cease to be effective as a result of the consummation of the transactions contemplated by this Agreement.

4.12  Legal Proceedings; Orders.  Except as would not reasonably be expected to have, individually or in the aggregate, an LSI Material Adverse Effect, there are no material Legal Proceedings (other than arising from or relating to the Merger or any of the other transactions contemplated by this Agreement), (a) pending against LSI or any of its Subsidiaries or any of their respective properties or assets, or (b) to the knowledge of LSI, threatened against LSI or any of its Subsidiaries, or any of their respective properties or assets. Neither LSI nor any Subsidiary of LSI is subject to any outstanding Order that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement. There has not been nor are there currently any internal investigations or inquiries being conducted by LSI, the LSI Board (or any committee thereof) or any third party at the request of any of the foregoing concerning any financial, accounting, tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

4.13  Material Contracts.

(a) For all purposes of and under this Agreement, an “LSI Material Contract” shall mean:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii)) with respect to LSI and its Subsidiaries;

(ii) any employment-related Contract or plan, including any stock option plan, stock appreciation right plan or stock purchase plan or material Contract, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the consummation of the transactions contemplated by this Agreement (whether alone or in connection with subsequent or additional events);

(iii) any Contract containing any covenant (A) limiting the right of LSI or any of its Subsidiaries to engage in any line of business or to compete with any Person in any line of business, or (B) prohibiting LSI or any of its Subsidiaries (or, after the Closing Date, LSI) from engaging in business with any Person or levying a fine, charge or other payment for doing so;

(iv) any Contract (A) relating to the pending or future disposition or acquisition by LSI or any of its Subsidiaries after the date of this Agreement of a material amount of assets other than in the ordinary course of business or (B) pursuant to which LSI or any of its Subsidiaries will acquire after the date of this Agreement any material ownership interest in any other Person or other business enterprise other than LSI’s Subsidiaries;

(v) material manufacturing Contract;

(vi) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, in each case in excess of $25,000,000, other than (A) accounts receivables and payables, (B) loans to direct or indirect wholly owned Subsidiaries, and (C) advances to employees for travel and business expenses, in each case in the ordinary course of business consistent with past practice;

(vii) any settlement Contract with ongoing obligations other than (A) releases that are immaterial in nature or amount entered into in the ordinary course of business, (B) settlement Contracts only involving the payment of cash in amounts that do not exceed $5,000,000 in any individual case, or (C) settlement Contracts relating to Patent licenses entered into in the ordinary course of business, consistent with past practices;

(viii) any Contract that is collectively bargained by LSI;

(ix) other than purchase orders in the ordinary course of business, any other Contract that provides for payment obligations by LSI or any of its Subsidiaries in any twelve (12) month period of $15,000,000 or more in any individual case that is not terminable by LSI or its Subsidiaries upon notice of ninety (90) days or less without material liability to LSI or its Subsidiary and is not disclosed pursuant to clauses (i) through (viii) above, inclusive; and

(x) any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination of which would be reasonably expected to have an LSI Material Adverse Effect and is not disclosed pursuant to clauses (i) through (ix) above, inclusive.

(b) Section 4.13(b) of the LSI Disclosure Letter contains a complete and accurate list of all LSI Material Contracts as of the date hereof, to or by which LSI or any of its Subsidiaries is a party or is bound, and identifies each subsection of Section 4.13(a) that describes such LSI Material Contract.

(c) Each LSI Material Contract is valid and binding on LSI (and/or each such Subsidiary of LSI party thereto) and is in full force and effect, other than those Contracts that by their terms have expired or been terminated since the date hereof, and neither LSI nor any of its Subsidiaries party thereto, nor, to the knowledge of LSI, any other party thereto, is in breach of, or default under, any such LSI Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by LSI or any of its Subsidiaries, or, to the knowledge of LSI, any other party thereto, except for such failures to be in full force and effect and such breaches and defaults that would not reasonably be expected to have, individually or in the aggregate, an LSI Material Adverse Effect.

4.14  Employee Benefit Matters.

(a) Section 4.14(a) of the LSI Disclosure Letter sets forth a complete and accurate list of all U.S. LSI Employee Plans. Neither LSI nor any ERISA Affiliate has any plan or commitment to establish any new LSI Employee Plan, to modify any LSI Employee Plan (except to the extent required by law or to conform any such LSI Employee Plan to the requirements of any applicable law, in each case as previously disclosed to Agere in writing, or as required by this Agreement), or to adopt or enter into any LSI Employee Plan.

(b) With respect to each LSI Employee Plan, LSI has made available to Agere complete and accurate copies of (i) such LSI Employee Plan (or a written summary of any unwritten plan) together with all amendments, (ii) in the case of any plan for which Forms 5500 are required to be filed, the three most recent annual reports (Form 5500) with schedules attached, (iii) in the case of any plan that is intended to be qualified under Section 401(a) of the Code, the most recent determination, opinion notification or advisory letter from the IRS, and correspondence to or from the IRS or the DOL with respect to such letter, (iv) each trust agreement, group annuity contract, administration and similar material agreements, investment management or investment advisory agreements, (v) the most recent summary plan descriptions and employee handbook, or other similar material employee communications relating to employee benefits matters, (vi) all personnel, payroll and employment manuals and policies, (vii) the most recent annual and periodic financial statements and other annual accounting of assets for each LSI Employee Plan that is funded, (viii) all material correspondence to or from any governmental agency relating to any LSI Employee Plan within the past two (2) years, and (ix) the three (3) most recent plan years’ discrimination tests for each LSI Employee Plan.

(c) Each LSI Employee Plan has been established, maintained and administered in all material respects in accordance with all applicable Legal Requirements, including if applicable, ERISA and the Code, and in accordance with its terms, and each of LSI, LSI’s Subsidiaries and their respective ERISA Affiliates have in all material respects met their obligations with respect to each LSI Employee Plan and have timely made (or timely will make) all required contributions thereto.

(d) Section 4.14(d) of the LSI Disclosure Letter contains a complete and accurate list of each LSI Employee Benefit Plan that has assets which include securities issued by LSI, any of LSI’s Subsidiaries or any of their respective ERISA Affiliates.

(e) All LSI Employee Plans that are intended to be qualified under Section 401(a) of the Code, and all trusts that are intended to be qualified under Section 501(a) of the Code (each, a “LSI Qualified Plan”), have received determination, opinion or advisory letters from the Internal Revenue Service to the effect that such LSI Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or LSI has remaining a period of time under applicable U.S. Department of the Treasury regulations or Internal Revenue Service pronouncements in which to apply for such a letter and to make any amendments necessary to obtain a favorable determination as to the qualified status of each such LSI Qualified Plan. No such determination, opinion or advisory letter has been revoked and, to the knowledge of LSI, revocation has not been threatened, and no such LSI Employee Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would reasonably be expected to adversely affect its qualification or materially increase its cost. There has been no termination, partial termination or discontinuance of contributions to any LSI Qualified Plan that resulted or may reasonably be expected to result in material liability to LSI. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any LSI Employee Plan.

(f) Neither LSI, any of LSI’s Subsidiaries nor any of their respective ERISA Affiliates has in the past six (6) years maintained, participated in or contributed to (or been obligated to contribute to) or can reasonably be expected to have future material liability with respect to (i) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (ii) a “multiple employer plan” as defined in ERISA or the Code, or (iii) a “funded welfare plan” within the meaning of Section 419 of the Code. No LSI Employee Plan is funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code. No LSI Employee Plan provides health benefits that are not fully insured through an insurance contract.

(g) The Pension Plans set forth in Section 4.14(g) of the LSI Disclosure Letter are the only Pension Plans that LSI or any LSI ERISA Affiliate has maintained, sponsored, participated or contributed to in the preceding six (6) years, or currently maintains, sponsors, participates in or contributes to, or can reasonably be expected to have future material liability with respect to, that is subject to Title IV of ERISA or Section 412 of the Code (each, an “LSI Pension Plan”). As of the Effective Time: (i) no legal or administrative action has been taken by the PBGC to terminate or to appoint a trustee to administer any LSI Pension Plan; (ii) no liability to the PBGC under Title IV of ERISA has been incurred by LSI or an LSI ERISA Affiliate that has not been satisfied in full; (iii) no LSI Pension Plan has a reportable event within the meaning of Section 4043 of ERISA for which the 30 day notice requirement has not been waived by the PBGC has occurred within the past six years or is reasonably expected to occur with respect to any LSI Employee Plan; and (iv) no LSI Pension Plan has incurred any event described in Section 4041, 4062 or 4063 of ERISA. No complete or partial termination of any LSI Employee Plan subject to Title IV of ERISA has occurred or is expected to occur and no proceedings have been instituted and, to the knowledge of LSI, no condition exists and no event has occurred that is reasonably likely to constitute grounds under Title IV of ERISA to terminate or appoint a trustee to administer any LSI Pension Plan. Each LSI Pension Plan has been maintained in compliance with the minimum funding standards of ERISA and the Code where applicable and no LSI Pension Plan subject to §412 or 418B of the Code or §302 of ERISA has incurred any accumulated funding deficiency within the meaning of §412 or 418B of the Code or §302 of ERISA, respectively, or has applied for or obtained a waiver from the IRS of any minimum funding requirement or an extension of any amortization period under §412 of the Code or §303 or 304 of ERISA. Except for payments of premiums to the PBGC, which have been paid in full, LSI has not incurred any liability (including any indirect liability through an agreement with any other party and any material contingent or material secondary liability) to the PBGC in connection with any LSI Pension Plan covering any active, retired or former employees or directors of LSI, including any liability under §4069 or 4212(c) of ERISA or any penalty imposed under §4071 of ERISA, or ceased operations at any facility or withdrawn from any such LSI Pension Plan in a manner which could subject it to liability under §4062, 4063 or 4064 of ERISA, or knows of any facts or circumstances that might give rise to any liability of LSI to the PBGC under Title IV of ERISA that could reasonably be anticipated to result in any PBGC Claims being made against LSI. Section 4.14(g) of the LSI Disclosure Letters sets forth the approximate liability for any LSI Pension Plan accumulated funding deficiency within the meaning of §412 or 418B of the Code or §302 of ERISA.

(h) Other than as required under Section 601 et seq. of ERISA or equivalent state law, none of the LSI Employee Plans promises or provides health or other welfare benefits (excluding normal claims for benefits under LSI’s group life insurance, accidental death and dismemberment insurance and disability plans and policies) or coverage to any person following retirement or other termination of employment.

(i) There is no action, suit, proceeding, claim, arbitration, audit or investigation pending or, to the knowledge of LSI, threatened or reasonably anticipated, with respect to any LSI Employee Plan or the assets of any LSI Employee Benefit Plan, other than claims for benefits in the ordinary course. No LSI Employee Plan is or within the last three calendar years has been the subject of, or has received notice that it is the subject of, examination by a government agency or a participant in a government sponsored amnesty, voluntary compliance or similar program.

(j) To the knowledge of LSI, each individual who has received compensation for the performance of services on behalf of LSI, any of LSI’s Subsidiaries or any of their respective ERISA Affiliates has been properly classified as an employee or independent contractor in accordance with applicable Legal Requirement.

(k) Each LSI Employee Plan maintained or covering employees outside the United States (the “LSI Non-U.S. Employee Plans”), and the books and records thereof, is in material compliance with all applicable Legal Requirements of each applicable jurisdiction. No such LSI Non-U.S. Employee Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. Section 4.14(k) of the LSI Disclosure Letter contains a complete and accurate list of each country in which LSI or any of its Subsidiaries or affiliates has operations as of the LSI Balance Sheet Date and the approximate number of employees in each such country as of the LSI Balance Sheet Date.

(l) Section 4.14(l) of the LSI Disclosure Letter sets forth a complete and accurate list of (i) all employment agreements with employees of LSI or any of its Subsidiaries, other than customary offer letters and other similar employment agreements entered into in the ordinary course of business; and (ii) all operative severance agreements, programs and policies of LSI or any of its Subsidiaries with or relating to its Section 16 officers, excluding programs and policies required to be maintained by Legal Requirement.

(m) All contributions required to be made with respect to any LSI Employee Plan on or prior to the Effective Time have been or will be timely made or are reflected on LSI Balance Sheet.

(n) The negotiation or consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, director, consultant or officer of LSI or any Subsidiary of LSI to severance pay, or any other payment from LSI or any of its Subsidiaries, or pursuant to any LSI Employee Plan, (ii) accelerate the time of distribution, payment or vesting, a lapse of repurchase rights or increase the amount of compensation or benefits due any such employee, director or officer, (iii) result in the forgiveness of indebtedness, or (iv) trigger an obligation to fund benefits. Section 4.14(n) of the LSI Disclosure Letter contains a complete and accurate list of each LSI “disqualified individual” (as defined in Code Section 280G and the regulations thereunder). No payment or benefit which will or may be made by LSI or its ERISA Affiliates with respect to any current or former employee or any other “disqualified individual” is reasonably expected to be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code. There is no contract, agreement, plan or arrangement to which LSI or any ERISA Affiliates is a party or by which it is bound to compensate any current or former employee or other disqualified individual for excise taxes paid pursuant to Section 4999 of the Code.

(o) Each material nonqualified deferred compensation plan maintained or sponsored by LSI (as such term is defined in Section 409A(d)(1) of the Code) has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and IRS Notice 2005-1. No material nonqualified deferred compensation plan has been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004.

(p) No stock option, stock appreciation right or service provider warrant of LSI (i) has an exercise price that has been or may be less than the fair market value of the underlying equity as of the date such option or right was granted or (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or right.

(q) There is no Contract to which LSI or any of its Subsidiaries is a party, including the provisions of this Agreement, covering any employee, consultant or director of LSI or any of its Subsidiaries, which, individually or collectively, reasonably could be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code or that would give rise to a penalty under Section 409A of the Code.

4.15  Labor Matters.

(a) LSI and each of its Subsidiaries: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees; (ii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice), except, in each case, for any failure to withhold, report or pay which would have or could reasonably be expected to have an LSI Material Adverse Effect.

(b) To the knowledge of LSI: (i) there are no current labor union organizing activities with respect to any employees of LSI and/or any of its Subsidiaries, (ii) no labor union, labor organization, trade union, works council, or group of employees of LSI and/or any of its Subsidiaries has made a pending demand for recognition or certification, (iii) there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority, and (iv) there are no labor strikes or lockouts, or threats thereof, against or affecting LSI or any of its Subsidiaries.

(c) LSI and each of its Subsidiaries are and have been in material compliance with all notice and other requirements under the WARN Act, and any similar foreign, state or local law relating to plant closings and layoffs

4.16  Properties.  LSI and each of its Subsidiaries have good and valid title to, or a valid leasehold interest in, all the properties and assets which it purports to own or lease (real, tangible, personal and mixed), including all the properties and assets reflected in the LSI Balance Sheet (except for personal property sold since the date of the LSI Balance Sheet in the ordinary course of business consistent with past practice). All properties and assets reflected in the LSI Balance Sheet are free and clear of all Liens, except for Liens reflected on the LSI Balance Sheet and Liens for current taxes not yet due and other Liens that do not materially impair the use of the property or assets subject thereto. All real property leases, subleases, licenses or other occupancy agreements to which LSI or any of its Subsidiaries is a party (collectively, the “LSI Real Property Leases”) are in full force and effect, except where the failure of such LSI Real Property Leases to be in full force and effect would not be reasonably likely to result in an LSI Material Adverse Effect. There is no default by LSI or any of its Subsidiaries under any of the LSI Real Property Leases, or, to the knowledge of LSI, defaults by any other party thereto, except such defaults as have been waived in writing or cured or such defaults that in the aggregate would not be reasonably likely to result in an LSI Material Adverse Effect.

4.17  Tax Matters.  LSI and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed Tax Returns are true, correct and complete in all material respects, (ii) LSI and each of its Subsidiaries have paid all Taxes that are required to be paid by any of them, except with respect to matters for which adequate reserves have been established on the Financial Statements in accordance with GAAP, (iii) the U.S. consolidated federal income Tax Returns of LSI have been examined by the Internal Revenue Service (or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired) for all periods ending on or before December 30, 2001, (iv) there are not pending or threatened in writing, any audits, examinations, investigations or other proceedings in respect of income Taxes or other material Taxes, (v) there are no Liens for Taxes on any of the assets of LSI or any of its Subsidiaries other than Liens for Taxes not yet due and payable or being contested in good faith and for which adequate reserves have been established on the Financial Statements in accordance with GAAP, (vi) none of LSI or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law) and (vii) none of LSI or any of its Subsidiaries has engaged in a “reportable transaction,” within the meaning of Treas. Reg. Section 1.6011-4(b), including any transaction that is the same or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance as a “listed transaction,” as set forth in Treas. Reg. Section 1.6011-4(b)(2).

4.18  Environmental Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, an LSI Material Adverse Effect, no Hazardous Materials are present on any real property that is currently owned, operated, occupied, controlled or leased by LSI or any of its Subsidiaries or were present on any real property at the time it ceased to be owned, operated, occupied, controlled or leased by LSI or its Subsidiaries, including the land, the improvements thereon, the groundwater thereunder and the surface water thereon. Except as would not reasonably be expected to have, individually or in the aggregate, an LSI Material Adverse Effect, there are no underground storage tanks, asbestos which is friable or likely to become friable or PCBs present on any real property currently owned, operated, occupied, controlled or leased by LSI or any of its Subsidiaries or as a consequence of the acts of LSI, its Subsidiaries or their agents.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, an LSI Material Adverse Effect, LSI and its Subsidiaries have conducted all Hazardous Material Activities in compliance in all material respects with all applicable Environmental Laws. Except as would not reasonably be expected to have, individually or in the aggregate, an LSI Material Adverse Effect, the Hazardous Materials Activities of LSI and its Subsidiaries prior to the Closing have not resulted in the exposure of any person to a Hazardous Material in a manner which has caused or could reasonably be expected to cause an adverse health effect to any such person.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, an LSI Material Adverse Effect, LSI and its Subsidiaries have complied in all material respects with all covenants and conditions of any Environmental Permit which is or has been in force with respect to its Hazardous Materials Activities. No circumstances exist which could reasonably be expected to cause any material Environmental Permit to be revoked, modified, or rendered non-renewable upon payment of the permit fee.

(d) No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the knowledge of LSI, threatened, concerning or relating to any Environmental Permit or any Hazardous Materials Activity of LSI or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, an LSI Material Adverse Effect.

(e) Neither LSI nor any of its Subsidiaries is aware of any fact or circumstance that could result in any Liability under an Environmental Law which would reasonably be expected to have an LSI Material Adverse Effect. Except as would not reasonably be expected to have an LSI Material Adverse Effect, neither LSI nor any Subsidiary has entered into any Contract that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of LSI or any of its Subsidiaries.

(f) LSI and the Subsidiaries have delivered to LSI or made available for inspection by LSI and its agents, representatives and employees all material environmental site assessments and environmental audits in LSI’s possession or control. LSI and the Subsidiaries have complied in all material respects with all environmental disclosure obligations imposed by applicable law with respect to this transaction.

4.19  Intellectual Property Matters.

(a) Section 4.19(a) of the LSI Disclosure Letter contains a complete and accurate list of all Patents that are Registered Intellectual Property owned or purported to be owned by LSI or any of its Subsidiaries (such Patents and all other material Registered Intellectual Property owned or purported to be owned by LSI or any of its Subsidiaries, collectively the ‘‘LSI Registered Intellectual Property”).

(b) All material LSI Registered Intellectual Property Rights are owned exclusively by LSI or one or more of its Subsidiaries free and clear of any Liens (excluding any rights granted to any licensee of any LSI Intellectual Property Right entered into in the ordinary course of business). Neither LSI nor any of its Subsidiaries has transferred ownership of, or granted an exclusive license to, any third party, of any Intellectual Property Rights that are or were material LSI Registered Intellectual Property Rights.

(c) Neither LSI nor its Subsidiaries has, in the conduct of the business of LSI and its Subsidiaries as currently conducted, knowingly infringed upon, violated or used without authorization, of any Intellectual Property Rights owned by any third Person. There is no pending or, to LSI’s knowledge, threatened (and at no time within the three (3) years prior to the date of this Agreement has there been pending any) suit, arbitration or other adversarial proceeding before any court, government agency or arbitral tribunal, or in any jurisdiction, against LSI or any of its Subsidiaries, alleging that any activities or conduct of LSI’s or any of its Subsidiaries’ business infringes or will infringe upon, violate or constitute the unauthorized use of the Intellectual Property Rights of any third Person, or challenging the ownership, validity, enforceability, or registerability of any LSI Intellectual Property Rights. LSI is not party to any settlements, covenants not to sue, consents, decrees, stipulations, judgments, or orders resulting from suits, actions or similar legal proceedings, which (i) materially restrict LSI’s or any of its Subsidiaries’ rights to use, license or transfer any LSI Intellectual Property Rights, (ii) materially restrict the conduct of the business of LSI or any of its Subsidiaries in order to accommodate any third party’s Intellectual Property Rights, or (iii) compel or require LSI or any of its Subsidiaries to license or transfer any LSI Intellectual Property Rights.

(d) Neither LSI nor any LSI Subsidiary has committed, agreed or become obligated to license on a royalty-free basis any LSI Intellectual Property Rights to any third Person as a result of any participation in an industry association, standard setting organization or similar body, or otherwise.

(e) LSI and its Subsidiaries have taken commercially reasonable measures consistent with industry standard practices to protect the proprietary nature of the Trade Secrets owned by LSI or such Subsidiary that is material to the business of LSI and its Subsidiaries as currently conducted.

(f) To the knowledge of LSI, all material LSI Intellectual Property Rights are, and following the transactions contemplated hereby shall be, freely, transferable, licensable and alienable without the consent of, or notice or payment of any kind to any Governmental Authority or third party.

(g) To the knowledge of LSI, no third party is misappropriating, infringing, diluting or violating any LSI Intellectual Property Rights in a manner that has or would reasonably be expected to have an LSI Material Adverse Effect. There are no pending claims, suits, arbitrations or other adversarial proceedings before any court, government agency or arbitral tribunal brought by LSI or any of its Subsidiaries against any third party with respect to any LSI Intellectual Property Rights, which remain unresolved as of the date hereof.

(h) Section 4.19(h) of the LSI Disclosure Letter contains a complete and accurate list of all material Contracts pursuant to which a third party has licensed to LSI or any of its Subsidiaries any Intellectual Property Right that is material to the business of LSI or any LSI Subsidiary (“LSI In Licenses”), other than Contracts with respect to commercial available Technology that is not included in an LSI Product or necessary to the manufacture of any LSI Product.

(i) Section 4.19(i) of the LSI Disclosure Letter contains a complete and accurate list of all material Contracts pursuant to which LSI or any of its Subsidiaries has granted a third Person or affiliate any rights or licenses to any LSI Intellectual Property Rights, other than non-exclusive licenses granted in the ordinary course of business (“LSI Out Licenses,” and together with the LSI In Licenses, the “LSI IP Licenses”).

(j) Neither LSI nor any of its Subsidiaries, nor, to the knowledge of LSI any other party to an LSI IP License, is in material breach of any such LSI IP License that is material to the business of LSI and its Subsidiaries, taken as a whole. The consummation of the transactions contemplated hereby will not result or cause (i) the breach by LSI or any of its Subsidiaries of any LSI IP License, (ii) the termination, impairment or restriction of any right or license granted to LSI or any of its Subsidiaries under an LSI IP License, or (iii) LSI or any of its Subsidiaries to grant, or expand the scope of a prior grant, to a third party of any rights to any material LSI Intellectual Property Rights (including by release of any source code), except as would not reasonably be expected to have an LSI Material Adverse Effect.

4.20  Insurance.  All fire and casualty, general liability, business interruption, product liability, sprinkler and water damage insurance policies and other forms of insurance maintained by LSI or any of its Subsidiaries have been made available to LSI. Each such policy is in full force and effect and all premiums due thereon have been paid in full.

4.21  Interested Party Transactions.  Since December 31, 2005, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction pursuant to Statement of Financial Accounting Standards No. 57.

4.22  Brokers, Finders and Financial Advisors.  No broker, finder or investment banker (other than Morgan Stanley & Co. Incorporated (“Morgan Stanley”), whose brokerage, finder’s or other fees will be paid by LSI) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of LSI or any of its Subsidiaries. LSI has furnished to Agere a complete and correct copy of all agreements between LSI and Morgan Stanley pursuant to which such firm would be entitled to any such payment.

4.23  Opinion of Financial Advisor of LSI.  The financial advisor of LSI, Morgan Stanley, has delivered to the Board of Directors of LSI an opinion to the effect that, as of the date of this Agreement, and based upon and subject to the matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to LSI. Such opinion has not been withdrawn, revoked or modified.

4.24  Takeover Statutes.  No Takeover Statute is applicable to LSI, the Merger or any of the other transactions contemplated by this Agreement.

ARTICLE V

CONDUCT OF BUSINESS

5.1  Affirmative Obligations.  Except (i) as expressly contemplated or permitted by this Agreement, (ii) as required by Legal Requirements, (iii) as set forth in Section 5.1 of the Agere Disclosure Letter or the LSI Disclosure Letter, or (iv) as approved in advance by the other party hereto in writing (which approval shall not be unreasonably withheld, delayed or conditioned), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, each of Agere and LSI shall, and each of them shall cause its Subsidiaries to (i) carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance with all applicable Legal Requirements, (ii) pay its debts and Taxes when due, in each case subject to good faith disputes over such debts or Taxes, (iii) pay or perform all material obligations when due and (iv) use reasonable best efforts, consistent with past practices and policies, to (A) preserve intact its present business, (B) keep available the services of its present officers and employees and (C) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has significant business dealings.

5.2  Negative Obligations.  Except (i) as expressly contemplated or permitted by this Agreement, (ii) as may be required by Legal Requirements, (iii) as set forth in Section 5.2 of the Agere Disclosure Letter or the LSI Disclosure Letter, as the case may be, or (iv) as approved in advance by the other party hereto in writing (which approval shall not be unreasonably withheld, delayed or conditioned), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, neither Agere nor LSI shall, nor shall either of them cause or permit any of their respective Subsidiaries to, do any of the following:

(a) propose to adopt any amendments to or amend its certificate of incorporation or bylaws or comparable organizational documents, provided that the organizational documents of Subsidiaries may be amended in a way that is not material;

(b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, other equity-based (whether payable in cash, securities or other property or any combination of the foregoing) commitments, subscriptions, rights to purchase or otherwise) any of its securities or any securities of any of its Subsidiaries, except for (i) the issuance and sale of shares of common stock pursuant to stock options or restricted stock units outstanding prior to the date hereof, (ii) grants of purchase rights under an employee stock purchase or other similar plan, and (iii) grants to newly hired employees of stock options to purchase common stock granted in the ordinary course of business consistent with past practice, with a per share exercise price that is no less than the then-current market price of a share of common stock and not subject to any accelerated vesting or other provision that would be triggered solely as a result of the consummation of the transactions contemplated hereby.

(c) acquire or redeem, directly or indirectly, or amend any of its securities or any securities of any of its Subsidiaries; provided, however, that nothing in this paragraph (c) shall prohibit Agere or LSI from dissolving and/or merging into any of its Subsidiaries certain other Subsidiaries that are not material to it and its Subsidiaries, taken as a whole;

(d) other than cash dividends made by any of its direct or indirect wholly owned Subsidiaries to itself or one of its Subsidiaries, split, combine or reclassify any shares of capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock; provided, however, that nothing in this paragraph (d) shall prohibit Agere or LSI from dissolving and/or merging into any of its Subsidiaries certain other Subsidiaries that are not material to it and its Subsidiaries, taken as a whole;

(e) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of it or any of its Subsidiaries (other than the transactions contemplated hereby); provided, however, that nothing in this paragraph (e) shall prohibit Agere or LSI from dissolving and/or merging into any of its Subsidiaries certain other Subsidiaries that are not material to it and its Subsidiaries, taken as a whole;

(f) (i) incur or assume any long-term or short-term debt or issue any debt securities, except for (A) letters of credit issued in the ordinary course of business consistent with past practice, (B) short-term debt incurred to fund operations of the business or for cash management purposes, in each case in the ordinary course of business consistent with past practice, (C) loans or advances to direct or indirect wholly owned Subsidiaries in the ordinary course of business consistent with past practices, and (D) with respect only to existing indebtedness having a maturity date occurring after the date of this Agreement but prior to the Effective Time, to refinance, extend or renew the maturity of any existing indebtedness in an amount not to exceed such existing indebtedness, provided that such refinancing or extension is at prevailing market interest rates and otherwise on terms not materially less favorable in the aggregate than the existing indebtedness being so refinanced, renewed or extended, (ii) other than in the ordinary course of business, assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any material obligations of any other Person except obligations of any of their respective direct or indirect wholly owned Subsidiaries, (iii) make any material loans, advances or capital contributions to or investments in any other Person or (iv) mortgage or pledge any of its or its Subsidiaries’ assets, tangible or intangible, or create or suffer to exist any Lien thereupon, except (A) pursuant to, or as permitted under the indebtedness described in (i), (B) as incurred in the ordinary course of business consistent with past practices, or (C) any rights granted to any licensee of any Agere Intellectual Property Right entered into in the ordinary course of business consistent with past practice;

(g) except as may be required by applicable Legal Requirements, or to satisfy contractual obligations existing on the date hereof; (i) enter into, adopt, amend (including to provide for the acceleration of vesting), modify or terminate any bonus, profit sharing, compensation, severance, termination, option, appreciation right, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any consultant, director, officer or employee in any manner or increase in any material manner the compensation or fringe benefits of any consultant, director, officer or employee, or (ii) pay any special bonus, remuneration or benefit to any director, officer or employee not required by any plan or arrangement as in effect as of the date hereof; provided, however, that this paragraph (g) shall not prevent either company or any of their respective Subsidiaries (A) from entering into employment agreements, offer letters or retention agreements with non-officer employees in the ordinary course of business consistent with past practices, or (B) from increasing annual compensation of non-officer employees and/or from providing for or amending bonus arrangements for non-officer employees in the ordinary course of compensation reviews (to the extent that such compensation increases and new or amended bonus arrangements are consistent with past practice and do not result in a material increase in benefits or compensation expense);

(h) forgive any loans to any of its employees, officers or directors or any employees, officers or directors of any of its Subsidiaries, or any of its Affiliates;

(i) make any deposits or contributions of cash or other property to or take any other action to fund or in any other way secure the payment of compensation or benefits under any of its Employee Benefit Plans or any Employee Benefit Plans of any of its Subsidiaries, other than deposits and contributions that are required pursuant to the terms of any such Employee Benefit Plans or any Contracts subject to any such Employee Benefit Plans in effect as of the date hereof or as required by applicable Legal Requirements;

(j) enter into, amend, or extend any collective bargaining agreement;

(k) acquire, sell, lease, license or dispose of any material property or assets in any single transaction or series of related transactions, except for (i) transactions pursuant to existing Contracts, (ii) transactions in the ordinary course of business consistent with past practice, or (iii) transactions not in excess of $10,000,000 individually, or $40,000,000 in the aggregate;

(l) except as may be required to remain in compliance with applicable Legal Requirements or GAAP, make any change in any of the accounting principles or practices used by it;

(m) make or change any material Tax election, adopt or change any Tax accounting method, settle or compromise any material Tax liability, or consent to the extension or waiver of the limitations period applicable to a material Tax claim or assessment;

(n) enter into any Contract that would be an Agere Material Contract or an LSI Material Contract, as the case may be, or amend in any material respect any Agere Material Contract or LSI Material Contract, as the case may be, or grant any release or relinquishment of any material rights under any Agere Material Contract or LSI Material Contract, as the case may be;

(o) grant any exclusive rights with respect to any of its material Intellectual Property Rights or the material Intellectual Property Rights of any of its Subsidiaries, divest any of its material Intellectual Property Rights or the material Intellectual Property Rights of any of its Subsidiaries, or materially modify the standard warranty terms for Agere Products or LSI Products, as the case may be, or services or materially amend or modify any product or service warranty;

(p) acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any equity interest therein;

(q) authorize, incur or commit to incur any new capital expenditure(s) which in the aggregate exceed $40,000,000; provided, however, that the foregoing shall not limit any maintenance capital expenditures or capital expenditures required pursuant to existing Contracts;

(r) settle or compromise any pending or threatened Legal Proceeding or pay, discharge or satisfy or agree to pay, discharge or satisfy any Liability, other than the settlement, compromise, payment, discharge or satisfaction of Legal Proceedings and Liabilities (i) reflected or reserved against in full in the balance sheet included in the Agere Balance Sheet or the LSI Balance Sheet, as the case may be, (ii) covered by existing insurance policies, (iii) settled since the respective dates thereof in the ordinary course of business consistent with past practice, including licensing and other settlements arising out of Agere’s Intellectual Property Business or (iv) otherwise less than $500,000 individually and $5,000,000 in the aggregate;

(s) except as required by applicable Legal Requirements or GAAP, revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

(t) except as required by applicable Legal Requirements, convene any regular or special meeting (or any adjournment or postponement thereof) of its stockholders; or

(u) enter into a Contract to do any of the foregoing or knowingly take any action which is reasonably expected to result in any of the conditions to the consummation of the transactions contemplated hereby not being satisfied, or knowingly take any action which would materially impair its ability to consummate the transactions contemplated by this Agreement in accordance with the terms hereof or materially delay such consummation.

5.3  Supplemental Indenture

At the Closing, Agere shall execute and deliver to The Bank of New York, as trustee (“BONY”) under the Indenture, dated as of June 19, 2002, between Agere and BONY, as supplemented by that Supplemental Indenture No. 1, dated as of May 27, 2005 between Agere and BONY (collectively, the ‘‘Indenture”) relating to the Agere Subordinated Notes, a supplemental indenture effective as of the Closing complying with the requirements of the Indenture, in form and substance satisfactory to LSI.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1  No Solicitation.

(a) Immediately following the execution and delivery of this Agreement, each of Agere and LSI shall immediately cease and cause to be terminated, and will cause their respective officers, directors, employees, Subsidiaries, controlled affiliates, investment bankers, attorneys and other advisors or representatives to cease, any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal relating to Agere and LSI, respectively, and each of Agere and LSI shall promptly request that all confidential information with respect thereto furnished by or on behalf of Agere or LSI, as the case may be, be returned or destroyed.

(b) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, neither Agere nor LSI shall, nor shall either of them authorize or permit any of its directors, officers or other employees, Subsidiaries or controlled Affiliates, or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly:

(i) solicit, initiate, knowingly encourage or facilitate, or induce the making, submission or announcement of, an Acquisition Proposal relating to Agere or LSI, respectively;

(ii) furnish to any Person (other than the other party hereto or any designees of such other party) any non-public information relating to it or any of its Subsidiaries, or afford access to its business, properties, assets, books or records or the business, properties, assets, books or records of any of its Subsidiaries (other than to the other party hereto or any designees of such other party) in a manner intended to assist or facilitate any inquiries or the making of any proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal relating to Agere or LSI, respectively, or take any other action intended to assist or facilitate any inquiries or the making of any proposal that constitutes or could lead to an Acquisition Proposal relating to Agere or LSI, respectively;

(iii) participate or engage in discussions or negotiations with any Person (other than the other party hereto) with respect to an Acquisition Proposal relating to Agere or LSI, respectively;

(iv) approve, endorse or recommend an Acquisition Proposal relating to Agere or LSI, respectively;

(v) enter into any letter of intent, memorandum of understanding or other Contract contemplating or otherwise relating to an Acquisition Transaction relating to Agere or LSI, respectively;

(vi) terminate, amend or expressly waive any rights under any “standstill” or other similar Contract between it or any of its Subsidiaries and any Person (other than the other party hereto); or

(vii) propose publicly or agree to any of the foregoing with respect to an Acquisition Proposal relating to Agere or LSI, respectively.

provided, however, that notwithstanding the foregoing, at any time prior to the receipt of the Requisite Agere Stockholder Approval in the case of Agere, or receipt of the Requisite LSI Stockholder Approval in the case of LSI, each of Agere or LSI may, directly or indirectly through advisors, agents or other intermediaries, subject to compliance with the provisions of this Section 6.1, (A) engage or participate in discussions or negotiations with any Person that has made (and not withdrawn) a bona fide, Acquisition Proposal for such party in writing that such party’s board of directors reasonably determines in good faith (after consultation with a financial advisor of nationally recognized standing and its outside legal counsel) constitutes or is reasonably likely to lead to a Superior Proposal in respect of such party, and/or (B) furnish to any Person that has made (and not withdrawn) a bona fide, Acquisition Proposal for such party in writing that such party’s board of directors reasonably determines in good faith (after consultation with a financial advisor of nationally recognized standing and its outside legal counsel) constitutes or is reasonably likely to lead to a Superior Proposal in respect of such party any non-public information relating to such party or any of its Subsidiaries pursuant to a confidentiality agreement the terms of which are no less favorable to such party than those contained in the Confidentiality Agreement, provided that in the case of any action taken pursuant to the foregoing clauses (A) or (B), (1) the board of directors of the party proposing to take such action reasonably determines in good faith (after consultation with outside legal counsel) that that the failure to take such action would reasonably be expected to be a breach of its fiduciary duties under Delaware Law, (2) at least forty-eight (48) hours prior to engaging or participating in any such discussions or negotiations with, or furnishing any non-public information to, such Person, the party proposing to take such action gives the other party hereto written notice of the identity of such Person and the material terms and conditions of such Acquisition Proposal (unless such Acquisition Proposal is in written form, in which case the party proposing to take such action shall give the other party hereto a copy of all written materials comprising or relating thereto) and of such party’s intention to engage or participate in discussions or negotiations with, or furnish non-public information to, such Person, and (3) contemporaneously with furnishing any non-public information to such Person, the party proposing to take such action furnishes such non-public information to the other party hereto (to the extent such information has not been previously furnished to such other party).

(c) Without limiting the generality of the foregoing, each of Agere and LSI acknowledge and hereby agree that any breach or violation of the restrictions set forth in this Section 6.1 by any directors, officers or other employees, Subsidiaries or controlled Affiliates, or any investment banker, attorney or other advisor or representative retained by any of them shall be deemed to be a breach of this Section 6.1 by such party.

(d) In addition to the obligations of Agere and LSI set forth in Section 6.1(a) and Section 6.1(b), each of Agere and LSI shall promptly, and in all cases within twenty four (24) hours of its receipt, advise the other party hereto orally and in writing of (i) any Acquisition Proposal it receives or (ii) any request for information it receives that would reasonably be expected to lead to an Acquisition Proposal the material terms and conditions of such Acquisition Proposal or request (including copies of all written materials comprising or relating thereto), and the identity of the Person or group making any such Acquisition Proposal or request.

(e) Each of Agere and LSI shall keep the other party hereto reasonably informed on a current basis of the status of any discussions with respect to any Acquisition Proposal and the material terms and conditions (including all amendments or proposed amendments) of any Acquisition Proposal, request or inquiry it receives. In addition to the foregoing, each of Agere and LSI shall provide the other party hereto with reasonably prompt notice of a meeting of its board of directors (or any committee thereof) at which its board of directors (or any committee thereof) is reasonably expected to consider an Acquisition Proposal it has received, and shall inform the other party as promptly as practicable of any material change in the price, structure, form of consideration or other material terms and conditions of the Acquisition Proposal.

6.2  Board Recommendations.

(a) Subject to the terms of Section 6.2(b), (i) the Agere Board shall recommend that the Agere Stockholders adopt this Agreement in accordance with the applicable provisions of Delaware Law (the “Agere Board Recommendation”), and (ii) the LSI Board shall recommend that the LSI Stockholders approve the issuance of shares of LSI Common Stock in the Merger in accordance with the applicable rules of the NYSE (the “LSI Board Recommendation”).

(b) Subject to the terms of this Section 6.2(b), (x) neither the Agere Board nor any committee thereof shall withhold, withdraw, amend or modify in a manner adverse to LSI, or publicly propose to withhold, withdraw, amend, modify, qualify or condition in a manner adverse to LSI, the Agere Board Recommendation (an “Agere Board Recommendation Change”), and (y) neither the LSI Board nor any committee thereof shall withhold, withdraw, amend, modify, qualify or condition in a manner adverse to Agere, or publicly propose to withhold, withdraw, amend or modify in a manner adverse to Agere, the LSI Board Recommendation (an “LSI Board Recommendation Change”);

provided, however, that notwithstanding the foregoing, at any time prior to the receipt of the Requisite Agere Stockholder Approval in the case of Agere, or receipt of the Requisite LSI Stockholder Approval in the case of LSI, the Agere Board may effect an Agere Board Recommendation Change and the LSI Board may effect a LSI Board Recommendation Change, in either case if and only if either:

(i) (A) the party proposing to take such action has received an Acquisition Proposal relating to it that constitutes a Superior Proposal other than as a result of a breach or violation of the terms of Section 6.1, (B) neither the party proposing to take such action nor any of its representatives shall have breached or violated the provisions of Section 6.1 in connection with such Acquisition Proposal, (C) prior to effecting such Agere Board Recommendation Change or the LSI Board Recommendation Change, as the case may be, the party proposing to take such action shall have given the other party hereto at least five (5) days notice thereof and the opportunity to meet and discuss in good faith a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected and (D) the other party hereto shall not have made, within five (5) days after receipt of such party’s written notice of its intention to effect an Agere Board Recommendation Change or an LSI Board Recommendation Change, as the case may be, a counter-offer or proposal that the board of directors of the party proposing to take such action reasonably determines in good faith, after consultation with a financial advisor of nationally recognized standing and its outside legal counsel, is at least as favorable to its stockholders as such Superior Proposal and (E) after such discussions, the board of directors of the party proposing to take such action reasonably determines in good faith (after consultation with its outside legal counsel and after considering in good faith any counter-offer or proposal made by the other party hereto pursuant to the immediately preceding clause (D)) that the failure to effect such Agere Board Recommendation Change or an LSI Board Recommendation Change, as the case may be, would reasonably be expected to be a breach of its fiduciary duties under Delaware Law; or

(ii) (A) prior to effecting the Agere Board Recommendation Change or the LSI Board Recommendation Change, as the case may be, the party proposing to take such action shall have given the other party hereto at least five (5) days notice thereof and the opportunity to meet and discuss in good faith the purported basis for the proposed Agere Board Recommendation Change or the LSI Board Recommendation Change, as the case may be, the other party’s reaction thereto and any possible modification of the terms and conditions of this Agreement in response thereto so that the transactions contemplated hereby may be effected, and (B) after such discussions, the board of directors of the party proposing to take such action reasonably determines in good faith (after consultation with outside legal counsel) that the failure to effect such Agere Board Recommendation Change or LSI Board Recommendation Change, as the case may be, would reasonably be expected to be a breach of its fiduciary duties under Delaware Law.

Each of Agere and LSI acknowledge and hereby agree that any Agere Board Recommendation Change or LSI Board Recommendation Change effected (or proposed to be effected) in response to or in connection with a Superior Proposal may be made pursuant to the immediately preceding clause (i) only, and may not be made pursuant to the immediately preceding clause (ii) and any Agere Board Recommendation Change or LSI Board Recommendation Change, as the case may be, may only be made pursuant to this Section 6.2(b).

(c) Nothing in this Agreement shall prohibit the Agere Board or the LSI Board from taking and disclosing to the Agere Stockholders or the LSI Stockholders, respectively, a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act, or with fiduciary duties under applicable law; provided, however, that neither Agere (with respect to statements made by the Agere Board) nor LSI (with respect to statements made by the LSI Board) pursuant to Rule 14e-2(a) under the Exchange Act or Rule 14(d)-9 under the Exchange Act or as required by fiduciary duties shall make disclosures that would amount to an Agere Board Recommendation Change or an LSI Board Recommendation Change, other than pursuant to Section 6.2(b).

(d) Nothing set forth in this Section 6.2 shall (i) permit either party hereto to terminate this Agreement, (ii) affect any other obligation of the parties hereto under this Agreement, (iii) limit the obligation of either party hereto to duly call, give notice of, convene and hold its respective Merger Stockholder Meeting, (iv) relieve either party hereto of its obligation to submit to a vote of its stockholders the Agere Stockholder Proposal or the LSI Stockholder Proposal, as applicable, at its respective Merger Stockholder Meeting, or (v) permit either party hereto to submit for a vote of its respective stockholders at or prior to its respective Merger Stockholder Meeting any Acquisition Proposal other than the Agere Voting Proposal and the LSI Voting Proposal, as applicable.

6.3  Merger Stockholder Meetings.

(a) Each of Agere and LSI, acting through its board of directors, shall take all actions in accordance with applicable Legal Requirements, applicable rules of the NYSE, the Agere Certificate of Incorporation and the Agere Bylaws in the case of Agere, and the LSI Certificate of Incorporation and the LSI Bylaws in the case of LSI, to duly call, give notice of, convene and hold as promptly as practicable, and in any event within forty-five (45) days after the declaration of effectiveness of the Registration Statement, a meeting of its stockholders (the “Agere Stockholder Meeting” in the case of Agere, and the “LSI Stockholder Meeting” in the case of LSI, and together, the “Merger Stockholder Meetings”) for the purpose of considering and voting upon the approval of the Agere Voting Proposal in the case of Agere and the LSI Voting Proposal in the case of LSI. Unless the board of directors of either party hereto shall effect an Agere Board Recommendation Change in the case of Agere or an LSI Board Recommendation Change in the case of LSI, in each case pursuant to and in accordance with Section 6.2(b), each of Agere and LSI shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the Agere Voting Proposal in the case of Agere and the LSI Voting Proposal in the case of LSI, and to secure the Requisite Agere Stockholder Approval in the case of Agere and the Requisite LSI Stockholder Approval in the case of LSI. Each of Agere and LSI shall use its reasonable best efforts to ensure that all proxies solicited in connection with its Merger Stockholder Meeting are solicited in compliance with the DGCL, the rules of the NYSE, the Agere Certificate of Incorporation and the Agere Bylaws in the case of Agere, and the LSI Certificate of Incorporation and the LSI Bylaws in the case of LSI, and all other applicable Legal Requirements.

(b) Each of Agere and LSI shall use its reasonable best efforts to call, give notice of, convene and hold their respective Merger Stockholder Meetings on the same day and at the same time. Notwithstanding anything to the contrary set forth in this Agreement, each of Agere or LSI, after consultation with the other party hereto, may (but shall not be required to) adjourn or postpone its respective Merger Stockholder Meeting if (and solely to the extent necessary to ensure that) (i) any required supplement or amendment to the Joint Proxy Statement/Prospectus is provided to its respective stockholders, (ii) as of the time for which the applicable Merger Stockholder Meeting is originally scheduled (as set forth in the Joint Proxy Statement/Prospectus), there are insufficient shares of Agere Common Stock in the case of Agere, or LSI Common Stock in the case of LSI, represented (either in person or by proxy) at the respective Merger Stockholder meeting to constitute a quorum necessary to conduct the business of the respective Merger Stockholder Meeting, or (iii) the other party hereto has adjourned or postponed its Merger Stockholder Meeting for any of the foregoing reasons.

(c) Following the Merger Stockholder Meetings and at or prior to the Closing, each of Agere and LSI shall deliver to the corporate secretary of the other party hereto a certificate setting forth the voting results from the respective Merger Stockholder Meeting.

(d) Agere shall submit the Agere Voting Proposal to the Agere Stockholders at the Agere Stockholders Meeting for the purpose of acting upon such proposal, and LSI shall submit the LSI Voting Proposal to the LSI Stockholders at the LSI Stockholders Meeting for the purpose of acting upon such proposal, in each case whether or not (i) the Agere Board or the LSI Board, as the case may be, at any time subsequent to the date of this Agreement shall effect an Agere Board Recommendation Change in the case of Agere or an LSI Board Recommendation Change in the case of LSI, or (ii) any actual, potential or purported Acquisition Proposal or Superior Proposal has been commenced, disclosed, announced or submitted to the Agere Board in the case of Agere or the LSI Board in the case of LSI.

6.4  Registration Statement; Joint Proxy Statement/Prospectus; Regulation M-A Filings.

(a) As promptly as practicable after the execution and delivery of this Agreement, LSI and Agere shall prepare, and LSI shall file with the SEC, a Registration Statement on Form S-4 in connection with the issuance of shares of LSI Common Stock in the Merger (as may be amended or supplemented from time to time, the “Registration Statement”). The Registration Statement shall include (i) a prospectus for the issuance of shares of LSI Common Stock in the Merger, (ii) a proxy statement of LSI for use in connection with the solicitation of proxies for the LSI Voting Proposal to be considered at the LSI Stockholder Meeting and (iii) a proxy statement of Agere for use in connection with the solicitation of proxies for the Agere Voting Proposal to be considered at the Agere Stockholder Meeting (as may be amended or supplemented from time to time, the “Joint Proxy Statement/Prospectus”). Each of LSI and Agere shall use its reasonable best efforts to have the Registration Statement declared effective by the SEC under the Securities Act as promptly as practicable after such filing with the SEC. Without limiting the generality of the foregoing, each of Agere and LSI shall, and shall cause its respective representatives to, fully cooperate with the other party hereto and its respective representatives in the preparation of the Registration Statement and the Joint Proxy Statement/Prospectus, and shall furnish the other party hereto with all information concerning it and its Affiliates as the other party hereto may deem reasonably necessary or advisable in connection with the preparation of the Registration Statement and the Joint Proxy Statement/Prospectus, and any amendment or supplement thereto, and each of LSI and Agere shall provide the other party hereto with a reasonable opportunity to review and comment thereon. As promptly as practicable after the Registration Statement is declared effective by the SEC, LSI and Agere shall cause the Joint Proxy Statement/Prospectus to be mailed to their respective stockholders.

(b) Except as otherwise set forth in this Agreement, no amendment or supplement (including by incorporation by reference) to the Joint Proxy Statement/Prospectus or the Registration Statement shall be made without the approval of LSI and Agere, which approval shall not be unreasonably withheld or delayed; provided that LSI, in connection with an LSI Board Recommendation Change, and Agere, in connection with an Agere Board Recommendation Change, may amend or supplement the proxy statement for LSI, the proxy statement for Agere or the Registration Statement (including by incorporation by reference) pursuant to a Qualifying Amendment to effect such change, and in such event, the right of approval set forth in this Section 6.4(b) shall apply only with respect to such information relating to the other party or its business, financial condition or results of operations, and shall be subject to the right of each party to have its Board of Directors’ deliberations and conclusions be accurately described. A “Qualifying Amendment” means an amendment or supplement to the proxy statement for LSI, the proxy statement for Agere or the Registration Statement (including by incorporation by reference) to the extent it contains (i) an LSI Board Recommendation Change or an Agere Board Recommendation Change (as the case may be), (ii) a statement of the reasons of the Board of Directors of LSI or Agere (as the case may be) for making such LSI Board Recommendation Change or Agere Board Recommendation Change (as the case may be) and (iii) additional information reasonably related to the foregoing.

(c) The Registration Statement and the Proxy Statement/Prospectus shall comply in all material respects as to form and substance with the requirements of the Securities Act and the Exchange Act. Without limiting the generality of the foregoing, the information supplied or to be supplied by either party hereto for inclusion or incorporation by reference in the Registration Statement shall not, at the time the Registration Statement is filed with the SEC or declared effective by the SEC or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The information supplied or to be supplied by either party hereto for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus shall not, on the date the Joint Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to stockholders, at the time of each of the Merger Stockholder Meetings, or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The information supplied or to be supplied by or on behalf of either party hereto for inclusion in any filing pursuant to Rule 165 and Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act (each, a “Regulation M-A Filing”) shall not, at the time any such Regulation M-A Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Without limiting the generality of the foregoing, prior to the Effective Time (i) Agere and LSI shall notify each other as promptly as practicable upon becoming aware of any event or circumstance which should be described in an amendment of, or supplement to, the Registration Statement, Joint Proxy Statement/Prospectus or any Regulation M-A Filing so that any such document would not include any misstatement of material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and as promptly as practicable thereafter, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Legal Requirements or the SEC, disseminated to the stockholders of Agere and/or LSI. Agere and LSI shall each notify the other as promptly as practicable after the receipt by it of any written or oral comments of the SEC or its staff on, or of any written or oral request by the SEC or its staff for amendments or supplements to, the Registration Statement, the Joint Proxy Statement/Prospectus or any Regulation M-A Filing, and shall promptly supply the other with copies of all correspondence between it or any of its representatives and the SEC or its staff with respect to any of the foregoing filings.

(d) Agere and LSI shall make any necessary filings with respect to the Merger under the Securities Act and the Exchange Act and the rules and regulations thereunder. In addition, LSI shall use reasonable best efforts to take all actions required under any applicable federal or state securities or Blue Sky Laws in connection with the issuance of shares of LSI Common Stock in the Merger.

6.5  Rights Plans.

(a) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, Agere and the Agere Board shall not amend or modify, or take any other action with regard to the Agere Rights Plan in any manner, or take any other action so as to render the Agere Rights Plan applicable to LSI, Merger Sub or any of their Affiliates. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, Agere and the Agere Board shall not take any action so as to (i) render the Agere Rights Plan inapplicable to any person other than LSI, Merger Sub or any of their Affiliates or any transaction other than transactions contemplated by this Agreement, (ii) permit any Person other than LSI, Merger Sub or any of their Affiliates who would otherwise be an Acquiring Person within the meaning of the Agere Rights Plan not to be an Acquiring Person thereunder, (iii) provide that a Distribution Date or a Shares Acquisition Date (as such terms are defined in the Agere Rights Plan) or similar event shall not occur by reason of the execution of any Contract other than this Agreement or the consummation of any transaction other than the transactions contemplated hereby or (iv) except as specifically contemplated by this Agreement and the Agere Rights Plan Amendment, otherwise affect the rights of holders of Rights (as such term is defined in the Agere Rights Plan) under the Agere Rights Plan.

(b) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, LSI and the LSI Board shall not amend or modify, or take any other action with regard to the LSI Rights Plan in any manner, or take any other action so as to render the LSI Rights Plan applicable to Agere or any of its Affiliates. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, LSI and the LSI Board shall not take any action so as to (i) render the LSI Rights Plan inapplicable to any person other than Agere or any of its Affiliates or any transaction other than transactions contemplated by this Agreement, (ii) permit any Person other than Agere or any of its Affiliates who would otherwise be an Acquiring Person within the meaning of the LSI Rights Plan not to be an Acquiring Person thereunder, (iii) provide that a Distribution Date or a Shares Acquisition Date (as such terms are defined in the LSI Rights Plan) or similar event shall not occur by reason of the execution of any Contract other than this Agreement or the consummation of any transaction other than the transactions contemplated hereby or (iv) otherwise affect the rights of holders of Rights (as such term is defined in the LSI Rights Plan) under the LSI Rights Plan.

6.6  Efforts to Complete Merger; Regulatory Filings.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of LSI, Merger Sub and Agere shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party hereto in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using reasonable best efforts to:

(i) cause the conditions to the Merger set forth in Article VII to be satisfied or fulfilled;

(ii) obtain all necessary or appropriate consents, waivers and approvals under any Contracts to which Agere or any of its Subsidiaries is a party in connection with this Agreement and the consummation of the transactions contemplated hereby so as to maintain and preserve the benefits under such Contracts following the consummation of the transactions contemplated by this Agreement;

(iii) obtain all necessary actions or non-actions, waivers, consents, approvals, Orders and authorizations from Governmental Authorities, seek the expiration or termination of any applicable waiting periods under applicable Legal Requirements, and make all necessary registrations, declarations and filings with Governmental Authorities;

(iv) seek to have vacated or otherwise lifted or removed any Order that has been issued or granted which is in effect and has the effect of making any of the transactions contemplated by this Agreement illegal in any jurisdiction in which LSI or Agere have substantial business or operations or which has the effect of prohibiting, preventing or otherwise restraining the consummation of the transactions contemplated by this Agreement in any jurisdiction in which LSI or Agere have substantial business or operations; and

(v) execute or deliver any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b) Without limiting the generality of the foregoing provisions of Section 6.6(a) and to the extent required by applicable Legal Requirements, as soon as practicable following the execution and delivery of this Agreement, each of LSI and Agere shall file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the transactions contemplated hereby as required by the HSR Act, and each of LSI and/or Agere shall file comparable pre-merger or post-merger notification filings, forms and submissions with any foreign Governmental Authority that may be required by the merger notification or control laws and regulations (“Antitrust Laws”) of any foreign jurisdiction in which LSI or Agere have substantial business or operations or in which LSI and Agere mutually agree to make such filing. Each of LSI and Agere shall promptly (i) cooperate and coordinate with the other in the making of such filings, (ii) supply the other with any information that may be required in order to effectuate such filings and (iii) supply any additional information that reasonably may be required or requested by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and that LSI and Agere reasonably deem necessary and/or appropriate. Each party hereto shall (i) promptly inform the other party hereto of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement; (ii) if practicable, permit the other party the opportunity to review in advance all the information relating to LSI and its Subsidiaries or Agere and its Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement and incorporate the other party’s reasonable comments; (iii) not participate in any substantive meeting or discussion with any Governmental Authority in respect of any filing, investigation, or inquiry concerning this Agreement or the Merger unless it consults with the other party in advance, and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend; and (iv) furnish the other party with copies of all correspondences, filings, and written communications between them and their Subsidiaries and representatives, on the one hand, and any Governmental Authority or its respective staff, on the other hand, with respect to this Agreement and the Merger, except that any materials concerning valuation of the transaction or internal financial information may be redacted. If any party hereto or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the transactions contemplated by this Agreement, then such party shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. Notwithstanding the foregoing, each of LSI and Agere may, as each deem advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.6 as “counsel only” and, in such event, such material and the information contained therein shall be given only to the outside legal counsel of the recipient and shall not be disclosed by such counsel to non-legal directors, officers, employees or other advisors or representatives of the recipient unless express permission is obtained in advance from the source of the materials or its legal counsel.

(c) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall be deemed to require LSI or Agere or any Subsidiary thereof to agree to any divestiture by itself or any of its Affiliates of shares of capital stock or of any business, assets or property, or the imposition of any limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock, in each case in a manner that would be reasonably expected to have a material adverse effect on business, operations, financial condition or results of operations of the combined business of LSI and Agere after giving effect to the consummation of the transactions contemplated hereby.

6.7  Access; Notice and Consultation; Confidentiality.

(a) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, upon reasonable notice and subject to applicable Legal Requirement relating to the exchange of information, each of LSI and Agere shall, and shall cause its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other party hereto, reasonable access, during normal business hours, to all of its personnel, properties, facilities, contracts, books, records and other information concerning its business, properties and personnel as the other may reasonably request.

(b) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, each of LSI and Agere shall, and shall cause its Subsidiaries to, make available to the other party hereto a copy of each report, schedule, proxy or information statement, registration statement and other document to be filed by it during such period pursuant to the requirements of federal securities laws or federal or state laws a reasonable period of time prior to the filing of such reports, schedules, proxy or information statements, registration statements and other documents.

(c) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, each of LSI and Agere shall give prompt notice to the other party hereto upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure of such party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

(d) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, each of LSI and Agere shall give prompt notice to the other party hereto of (i) any notice or other communication received by it from any Governmental Authority in connection with the transactions contemplated by this Agreement, (ii) any notice or other communication received by it from any Person, subsequent to the date of this Agreement and prior to the Effective Time, alleging any material breach of or material default under any Agere Material Contract or LSI Material Contract, as the case may be, to which such party or any of its Subsidiaries is a party or (iii) any notice or other communication received by such party or any of its Subsidiaries from any Person, subsequent to the date of this Agreement and prior to the Effective Time, alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement.

(e) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time each of LSI and Agere shall promptly advise the other party hereto orally and in writing of any litigation commenced after the date hereof against such party or any of its directors by any of its current or former stockholders (on their own behalf or on behalf of the company) relating to this Agreement or the transactions contemplated hereby and shall keep the other party hereto reasonably informed regarding any such litigation. Each of LSI and Agere shall give the other party hereto the opportunity to consult with such party regarding the defense or settlement of any such stockholder litigation and shall consider the other party’s views with respect to such stockholder litigation.

(f) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, each of LSI and Agere shall cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of the other party hereto and report the general status of the ongoing operations of such party and its Subsidiaries. Each of LSI and Agere shall promptly notify the other party hereto of any material change in the normal course of business or in the operation of the properties of such party or any of its Subsidiaries and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of significant litigation involving such party or any of its Subsidiaries, and will keep the other party hereto fully informed of such events.

(g) Notwithstanding anything to the contrary set forth herein, neither LSI nor Agere nor any of their respective Subsidiaries shall be required to provide access to, or to disclose information, where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any Legal Requirement, fiduciary duty or Contract entered into prior to the date of this Agreement. The parties shall use their reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure under circumstances in which the restrictions of the preceding sentence apply. Notwithstanding anything to the contrary set forth herein, no information obtained pursuant to the access granted or notification provided pursuant to this Section 6.7 shall be deemed to (i) amend or otherwise modify in any respect any representation or warranty of the party providing such access or notice, (ii) impair or otherwise prejudice in any manner rights of the party receiving such access or notice to rely upon the conditions to the obligations of such party to consummate the transactions contemplated by this Agreement, or (iii) impair or otherwise limit the remedies available to the party receiving such access or notice.

(h) All information acquired pursuant to the access granted or notice provided pursuant to this Section 6.7 shall be subject to the provisions of the Mutual Nondisclosure Agreement, dated August 21, 2006, between LSI and Agere (the “Confidentiality Agreement”), which shall continue in full force and effect from and after the execution and delivery of this Agreement in accordance with its terms.

6.8  Public Announcements.  Each of LSI and Agere shall consult with the other party hereto before issuing any press release or making any public announcement or statement with respect to this Agreement or the transactions contemplated hereby, and shall not issue any such press release or make any such public announcement or statement without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld, delayed or conditioned; provided, however, that a party may, without the prior consent of the other party hereto, issue any such press release or make any such public announcement or statement as may be required by Legal Requirement or the rules and regulations of the NYSE if it first notifies and consults with the other party hereto prior to issuing any such press release or making any such public announcement or statement; and provided further, however, that no such prior notice or consultation shall be required in connection with any disclosure or other action expressly permitted pursuant to Section 6.2(b).

6.9  Agere ESPP.  Prior to the Effective Time, Agere shall take all necessary and appropriate actions so that all outstanding purchase rights under the Agere ESPP shall automatically be exercised, in accordance with the terms of the Agere ESPP, immediately prior to the Effective Time. Prior to the Effective Time, Agere shall take all necessary and appropriate actions so that the Agere ESPP shall terminate with such purchase, and no further purchase rights shall be granted under the Agere ESPP.

6.10  Agere Stock Awards.  Prior to the Effective Time, Agere shall take all necessary and appropriate actions to allow for the treatment of Agere Stock Awards in connection with the Merger as provided in Section 2.7, including (i) obtaining any consents from, and delivering any notices to, holders of Agere Stock Awards, (ii) amending the terms of its equity incentive plans or arrangements, to give effect to the provisions of Section 2.7, and (iii) taking all actions necessary to ensure that LSI is entitled to exercise any repurchase option or other right with respect to the Common Stock Consideration payable in exchange for Agere Restricted Stock.

6.11  Registration Statements for Assumed Options and Other Awards.  As soon a practicable following the Effective Time, but in no event later than five (5) days following the Effective Time, LSI shall file a registration statement under the Securities Act on Form S-8, Form S-3 or another appropriate form (and use its reasonable best efforts to maintain the effectiveness thereof and maintain the current status of the prospectuses contained therein) relating to shares of LSI Common Stock issuable with respect to the Assumed Options, Assumed Units and the Common Stock Consideration payable in exchange for Agere Restricted Stock, and shall use its reasonable best efforts to cause such registration statement to remain in effect for so long as such Assumed Options or Assumed Units shall remain outstanding.

6.12  Agere 401(k) Plans.  Prior to Closing, LSI and Agere shall cooperate in good faith with respect to the appropriate treatment following the Closing of any plans of Agere and its ERISA Affiliates intended to include Code Section 401(k) arrangements (the “Agere 401(k) Plans”) in order to effectuate orderly transition in respect of such plans and minimize any adverse effect on participating employees with respect to any such transition.

(b) If, as a result of the determination arrived at by LSI in accordance with Section 6.12(a), LSI provides written notice to Agere requesting termination of one or more Agere 401(k) Plans prior to Closing, then, effective as of the day immediately preceding the Closing Date, the Agere Board shall adopt a resolution effective immediately prior to Closing, which resolution shall terminate any such Agere 401(k) Plan. Agere shall provide LSI with evidence that such Atlas 401(k) Plan(s) have been terminated (effective as of the day immediately preceding the

Closing Date) pursuant to resolutions of the Agere Board (any Agere 401(k) Plans so terminated, “Agere Terminating Plans”). As soon as administratively practicable following the Effective Time, all participants in the Agere Terminating Plans shall become participants in the comparable 401(k) arrangements of LSI and LSI shall establish or designate a comparable 401(k) Plan arrangement of LSI to receive any rollover distributions from such Agere Terminating Plans, including rollover of any outstanding loans held by participants of such plans.

6.13  Agere Employee Benefits.

(a) Except as may be required by collective bargaining agreements or agreements with labor unions, trade unions, labor organizations or works councils or Legal Requirements for a period of at least two (2) years following the Effective Time, but in no event later than such time as an Agere Employee (as defined below) ceases to be employed by or provide services to Agere or its Subsidiaries or the Surviving Corporation, LSI shall, or shall cause the Surviving Corporation to, provide each employee of Agere or its Subsidiaries as of the Effective Time (the “Agere Employees”) compensation (in the aggregate), and health, welfare and pension benefits (but not including equity awards) that are substantially equivalent, in the aggregate, to those provided to such Agere Employees immediately prior to the date hereof (that, with respect to benefits, were paid pursuant to written policies or programs). Nothing herein requires or obligates LSI to offer or contribute LSI securities or maintain a LSI stock fund under any 401(k) or pension plan arrangement or retain any employees for any period of time beyond that required by applicable employment, labor or works council agreements or by applicable Legal Requirements.

(b) From and after the Effective Time, and to the extent permitted by applicable Legal Requirements, LSI shall, or shall cause the Surviving Corporation to, recognize the prior service with Agere or its Subsidiaries of each Agere Employee in connection with all employee benefit plans, programs or policies (including vacation and severance, but excluding the sabbatical program) of LSI or its Affiliates in which Agere Employees are eligible to participate following the Effective Time for purposes of eligibility and vesting and determination of level of benefits (but not for purposes of benefit accruals or benefit amounts under any defined benefit pension plan or to the extent that such recognition would result in duplication of benefits). From and after the Effective Time, LSI shall, or shall cause the Surviving Corporation to, (i) cause any pre-existing conditions or limitations and eligibility waiting periods (to the extent that such waiting periods would be inapplicable, taking into account service with Agere) under any group health plans of LSI or its affiliates to be waived with respect to Agere Employees and their eligible dependents, and (ii) provide each Agere Employee with credit for any deductibles paid under any Agere Employee Plan that provides medical, dental or vision benefits in the plan year in effect as of the Closing Date in satisfying any applicable deductible or out of pocket requirements under any medical, dental or vision plans of LSI or the Surviving Corporation that such employees are eligible to participate in after the Effective Time to the same extent that such expenses were recognized under the comparable Agere Employee Plan.

(c) The provisions of this Section 6.13(a) and (b) are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, and nothing herein shall be deemed to amend any Employee Benefit Plan to reflect the terms of this Section 6.13(a) and (b).

(d) Without limiting the generality of the foregoing, as of the Effective Time, LSI shall, or shall cause the Surviving Corporation to, honor in accordance with their terms all employment, change in control, severance and other compensation and benefits agreements and arrangements existing prior to the execution of this Agreement which are between Agere or any of its Subsidiaries and any director, officer or employee thereof and set forth in Section 6.13 of the Agere Disclosure Letter (each an “Agere Executive Agreement”), and to refrain from amending or terminating any such agreement or arrangement for a period of at least two (2) years following the Effective Date, except such amendments as may be necessary to avoid the imposition of a tax under Section 409A of the Code; provided that, nothing herein shall prevent LSI from amending any such agreement or plan thereafter in accordance with its terms. LSI hereby agrees that the occurrence of the Closing shall constitute a “Change in Control” for purposes of any Agere Executive Agreement and all Agere Employee Plans and related trusts set forth in Section 6.13 of the Agere Disclosure Letter.

6.14  Directors’ and Officers’ Indemnification and Insurance.

(a) After the Effective Time, LSI shall, and shall cause the Surviving Corporation to, indemnify and hold harmless the individuals who on or prior to the Effective Time were officers, directors and employees of Agere or its Subsidiaries or were serving at the request of Agere as an officer, director or employee of any other corporation, partnership or joint venture, trust, employee benefit plan or other enterprise with respect to all acts or omission by them in their capacities as such or taken at the request of Agere or any of its Subsidiaries at any time prior to the Effective Time to the fullest extent permitted by law (including with respect to advancement of expenses).

(b) For a period of six (6) years after the Effective Time, LSI shall, and shall cause the Surviving Corporation and its Subsidiaries to maintain in effect, honor and fulfill in all respects the obligations of Agere and its Subsidiaries under any and all indemnification agreements in effect immediately prior to the Effective Time between Agere or any of its Subsidiaries and any of its current or former directors and officers and any person who becomes a director or officer of Agere or any of its Subsidiaries prior to the Effective Time (the “Indemnified Parties”) and shall not amend, terminate or otherwise modify any such agreements. In addition, for a period of six (6) years following the Effective Time, LSI shall, and shall cause the Surviving Corporation and its Subsidiaries to, cause the certificate of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification and exculpation that are at least as favorable as the indemnification and exculpation provisions contained in the certificate of incorporation and bylaws (or other similar organizational documents) of Agere and its Subsidiaries immediately prior to the Effective Time, and during such six-year period, such provisions shall not be amended, repealed or otherwise modified in any respect, except as required by Legal Requirement.

(c) For a period of six (6) years following the Effective Time, LSI and the Surviving Corporation shall cause to be maintained in effect the existing policy of Agere’s directors’ and officers’ liability insurance (the “D&O Policy”) covering claims arising from facts or events that occurred at or prior to the Effective Time (including for acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated hereby to the extent that such acts or omissions are covered by the D&O Policy) and covering each Indemnified Party who is covered as of the Effective Time by the D&O Policy on terms with respect to coverage and amounts that are no less favorable than those terms in effect on the date hereof; provided, however, that in no event shall LSI or the Surviving Corporation be required to expend in any one year an amount in excess of 225% of the current annual premium paid by Agere (which annual premium is set forth on Section 6.14(c) of the Agere Disclosure Letter) for such insurance (such 225% amount, the “Maximum Annual Premium”); and provided further, however, that if the annual premiums of such insurance coverage exceed such amount, LSI and the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium. Prior to the Effective Time, notwithstanding anything to the contrary in this Agreement, in lieu of its obligations under the first sentence of this Section 6.14(c), LSI may purchase a six-year “tail” prepaid policy on the D&O Policy on terms and conditions no less advantageous than the D&O Policy, and in the event that LSI shall purchase such a “tail” policy prior to the Effective Time, LSI and the Surviving Corporation shall maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of LSI and the Surviving Corporation under the first sentence of this Section 6.14(c) for so long as such “tail” policy shall be maintained in full force and effect.

(d) The obligations under this Section 6.14 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Indemnified Party (or any other person who is a beneficiary under the D&O Policy or the “tail” policy referred to in Section 6.14(c) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Party or other person who is a beneficiary under the D&O Policy or the “tail” policy referred to in Section 6.14(c) (and their heirs and representatives). Each of the Indemnified Parties or other persons who are beneficiaries under the D&O Policy or the “tail” policy referred to in Section 6.14(c) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 6.14, with full rights of enforcement as if a party thereto. The rights of the Indemnified Parties (and other persons who are beneficiaries under the D&O Policy or the “tail” policy referred to in Section 6.14(c) (and their heirs and representatives)) under this Section 6.14 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificate or articles of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by Agere or any of its Subsidiaries, or applicable Legal Requirement (whether at law or in equity). LSI shall pay all reasonable expenses that may be incurred by the Indemnified Parties in enforcing the indemnity and other obligations provided in this Section 6.14, provided that such Indemnified Party is successful in enforcing any such claim.

(e) In the event that LSI, the Surviving Corporation or any of their Subsidiaries (or any of their respective successors or assigns) shall consolidate or merge with any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or transfers at least fifty percent (50%) of its properties and assets to any other person, then in each case proper provision shall be made so that the continuing or surviving corporation or entity (or its successors or assigns, if applicable), or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 6.14.

6.15  Listing of LSI Shares.  LSI shall use its reasonable best efforts to have authorized for listing on the NYSE prior to the Effective Time, upon official notice of issuance, the shares of LSI Common Stock issuable in the Merger pursuant to this Agreement, the shares of LSI Common Stock issuable upon the exercise of all Assumed Options and the shares of LSI Common Stock issuable in respect of all Assumed Units.

6.16  Takeover Statutes.  If any Takeover Statute is or may become applicable to the Merger or any of the other transactions contemplated by this Agreement, Agere and the Agere Board shall promptly grant such approvals and take such lawful actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or the transactions contemplated hereby, as the case may be, and otherwise take such lawful actions to eliminate or minimize the effects of such statute, and any regulations promulgated thereunder, on such transactions.

6.17  Section 16 Matters.

(a) The LSI Board, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution in advance of the Effective Time providing that the receipt by Agere Insiders of LSI Common Stock in exchange for shares of Agere Common Stock, and of options to purchase LSI Common Stock upon assumption and conversion of the Agere Stock Awards, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information (as defined below), is intended to be exempt pursuant to Rule 16b-3 under the Exchange Act. In addition, the Agere Board, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution in advance of the Effective Time providing that the disposition by Agere Insiders of Agere Common Stock in exchange for shares of LSI Common Stock, and the disposition of their Agere Stock Awards which will be deemed to occur upon the assumption of those options and their resulting conversion into options to purchase LSI Common Stock, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, are also intended to be exempt pursuant to Rule 16b-3 under the Exchange Act.

(b) For purposes of this Agreement, “Section 16 Information” means information regarding Agere Insiders and (i) the number of shares of Agere Common Stock or other Agere equity securities deemed to be beneficially owned by each such Agere Insider and expected to be exchanged for LSI Common Stock and (ii) the number of shares of Agere Common Stock, together with the applicable exercise price per share, subject to each Agere Stock Award held by Agere Insider which is to be assumed and converted into options to purchase LSI Common Stock, in each case, in connection with the Merger, which shall be provided by Agere to LSI within ten (10) Business Days after the date of this Agreement.

(c) For purposes of this Agreement, “Agere Insiders” means those officers and directors of Agere who are subject to the reporting requirements of Section 16(a) of the Exchange Act as listed in the Section 16 Information.

6.18  Affiliate Agreements; Restrictive Legends.  Agere shall use its reasonable best efforts to cause each person who is at the time of the Agere Stockholder Meeting an “affiliate” for purposes of Rule 145 under the Securities Act to deliver to LSI a written agreement substantially in the form attached as Exhibit A hereto (each, an “Affiliate Agreement”) on or prior to the Effective Time. LSI shall be entitled to place appropriate legends on the certificates evidencing any shares of LSI Common Stock to be received by Rule 145 “affiliates” of Agere in the Merger reflecting the restrictions set forth in Rule 145 promulgated under the Securities Act and to issue appropriate stop transfer instructions to the transfer agent for LSI Common Stock, provided that such legends or stop transfer instructions shall be removed upon the request of any holder of shares of LSI Common Stock issued in the Merger if such holder’s shares are no longer subject to Rule 145.

6.19  Tax Matters.

(a) None of LSI, Merger Sub or Agere shall, and they shall not permit any of their respective Subsidiaries to, take any action prior to or following the Effective Time that would reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

(b) Each of LSI and Agere shall use its reasonable best efforts to obtain the Tax opinions described in Section 7.1(g) (collectively, the “Tax Opinions”). Officers of LSI, Merger Sub and Agere shall execute and deliver to Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to LSI, and Skadden Arps, Slate, Meagher & Flom, LLP, counsel to Agere, certificates containing customary representations at such time or times as may be reasonably requested by such law firms, including the effective date of the Registration and the Effective Time, in connection with their respective deliveries of opinions with respect to the Tax treatment of the Merger.

6.20  FIRPTA Certificate.  On or prior to the Closing Date, Agere shall deliver to LSI a properly executed statement in a form reasonably acceptable to LSI for purposes of satisfying LSI’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

6.21  Obligations of Merger Sub.  LSI shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement.

6.22  LSI Name.  At the Effective Time, LSI shall retain the name “LSI Logic Corporation”.

6.23  LSI Facilities.  At the Effective Time, the headquarters and principal executive offices of LSI and Agere as a combined company shall remain in Milpitas, California. LSI shall, and shall cause the Surviving Corporation to, maintain Agere’s Allentown, Pennsylvania facilities as a key location for the combined company’s development activities. The provisions of this Section 6.24 are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

6.24  LSI Board.  The LSI Board shall take all action necessary such that, effective as of the Effective Time, the LSI Board shall consist of nine (9) directors, six (6) of whom shall be designated by the LSI Board and three (3) of whom shall be designated by the Agere Board.

6.25  LSI Chairman and CEO.  The LSI Board shall take all action necessary such that, effective as of the Effective Time, the Chairman of the LSI Board shall be James H. Keyes, and the Chief Executive Officer of LSI shall be Abhijit Y. Talwalkar.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1  Conditions to Obligation of Each Party to Effect the Merger.  The respective obligations of LSI, Merger Sub and Agere to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver (where permissible under applicable Legal Requirements), at or prior to the Effective Time, of each of the following conditions:

(a) Effectiveness of the Registration Statement.  The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose and no similar proceeding in respect of the Joint Proxy Statement/Prospectus shall have been initiated or threatened in writing by the SEC.

(b) Requisite Stockholder Approval.  The Requisite Agere Stockholder Approval and the Requisite LSI Stockholder Approval shall have been obtained.

(c) Antitrust Approvals.  (i) All waiting periods (and all extensions thereof) applicable to the consummation of the Merger under the HSR Act shall have terminated or expired, (ii) the European Commission shall have issued a decision under Article 6(1)(b) or 8(1) or 8(2) of the EC Merger Regulation (or shall have been deemed to have done so under Article 10(6) thereof) declaring the transactions contemplated hereby compatible with the EC common market, and (iii) all antitrust and competition approvals, consents (other than those specified in (i) and (ii)) have been received and all antitrust or competition notices or filings have been made other than those notices, approvals and consents, the failure of which to obtain or make would not result in a material adverse effect on LSI, Agere and their Subsidiaries, taken as a whole, following the Effective Time.

(d) No Prohibitive Legal Requirements.  No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, entered, enforced or deemed applicable to the Merger any Legal Requirement that is in effect and has the effect of making the Merger illegal in any jurisdiction in which

LSI or Agere have substantial business or operations or which has the effect of prohibiting, preventing or otherwise restraining the consummation of the Merger in any jurisdiction in which LSI or Agere have substantial business or operations.

(e) No Prohibitive Orders.  No Governmental Authority of competent jurisdiction shall have issued or granted any Order (whether temporary, preliminary or permanent) that has the effect of making the Merger illegal in any jurisdiction in which LSI or Agere have substantial business or operations or which has the effect of prohibiting, preventing or otherwise restraining the consummation of the Merger.

(f) NYSE Listing.  The shares of LSI Common Stock issuable in the Merger, the shares of LSI Common Stock issuable upon the exercise of all Assumed Options and the shares of LSI Common Stock issuable in respect of all Assumed Units, shall have been authorized for listing on the NYSE upon official notice of issuance.

(g) Tax Opinions.  LSI shall have received an opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, and Agere shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, each dated as of the Effective Time and each to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. The issuance of such opinions shall be conditioned upon the receipt by such counsel of customary representation letters from each of LSI, Merger Sub and Agere, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.

7.2  Additional Conditions to Obligations of LSI and Merger Sub.  The obligations of LSI and Merger Sub to consummate the transactions contemplated by this Agreement are also subject to the satisfaction or waiver, on or prior to the Effective Time, of each the following additional conditions (each of which conditions may be waived solely by LSI and Merger Sub in their sole discretion):

(a) Representations and Warranties.  The representations and warranties of Agere set forth in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in the case of the foregoing clauses (i) and (ii), (A) for any failure to be so true and correct which has not had and would not reasonably be expected to have, individually or in the aggregate, an Agere Material Adverse Effect, (B) for changes contemplated by this Agreement and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date, except for any failure to be so true and correct which has not had and would not reasonably be expected to have, individually or in the aggregate, an Agere Material Adverse Effect); provided, however, that for purposes of determining the accuracy of the representations and warranties of Agere set forth in the Agreement for purposes of this Section 7.2(a), (1) all “Agere Material Adverse Effect” and materiality qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded (it being understood and hereby agreed that (x) the phrase “similar phrases” as used in this proviso shall not be deemed to include any dollar thresholds contained in any such representations and warranties, (y) the representation and warranty set forth in clause (i) of Section 3.10 shall not be disregarded pursuant to the terms of this proviso, (2) any update of or modification to the Agere Disclosure Letter made or purported to have been made after the date hereof shall be disregarded; and LSI shall have received a certificate signed for and on behalf of Agere by an authorized executive officer of Agere to the foregoing effect, and (3) the representations and warranties set forth in Section 3.4(a) shall be true in all material respects as of the date specified in such representation and warranty.

(b) Agreements and Covenants.  Agere shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date; and LSI and Merger Sub shall have received a certificate signed by the chief executive officer and the chief financial officer of Agere to such effect.

(c) No Agere Material Adverse Effect.  Since the date hereof, there shall not have occurred any Agere Material Adverse Effect that is continuing.

7.3  Additional Conditions to Obligation of Agere.  The obligation of Agere to consummate the transactions contemplated by this Agreement is also subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following additional conditions (each of which conditions may be waived solely by Agere in its sole discretion):

(a) Representations and Warranties.  The representations and warranties of LSI and Merger Sub set forth in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in the case of the foregoing clauses (i) and (ii), (A) for any failure to be so true and correct which has not had and would not reasonably be expected to have, individually or in the aggregate, an LSI Material Adverse Effect, (B) for changes contemplated by this Agreement and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date, except for any failure to be so true and correct which has not had and would not reasonably be expected to have, individually or in the aggregate, an LSI Material Adverse Effect); provided, however, that for purposes of determining the accuracy of the representations and warranties of Agere set forth in the Agreement for purposes of this Section 7.3(a), (1) all “LSI Material Adverse Effect” and materiality qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded (it being understood and hereby agreed that (x) the phrase “similar phrases” as used in this proviso shall not be deemed to include any dollar thresholds contained in any such representations and warranties, (y) the representation and warranty set forth in clause (i) of Section 4.10 shall not be disregarded pursuant to the terms of this proviso, (2) any update of or modification to the LSI Disclosure Letter made or purported to have been made after the date hereof shall be disregarded; and Agere shall have received a certificate signed for and on behalf of LSI and Merger Sub by an authorized executive officer of LSI and Merger Sub to the foregoing effect, and (3) the representations and warranties set forth in Section 4.4(a) shall be true in all material respects as of the date specified in such representation and warranty.

(b) Agreements and Covenants.  LSI and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date; and Agere shall have received a certificate signed by the chief executive officer and the chief financial officer of LSI to such effect.

(c) No LSI Material Adverse Effect.  Since the date hereof, there shall not have occurred any LSI Material Adverse Effect that is continuing.

ARTICLE VIII

TERMINATION

8.1  Termination.  Notwithstanding the prior receipt of the Requisite Agere Stockholder Approval and/or the Requisite LSI Stockholder Approval, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (it being agreed that the party hereto terminating this Agreement pursuant to this Section 8.1 shall give prompt written notice of such termination to the other party hereto):

(a) by mutual written consent duly authorized by the Agere Board and the LSI Board;

(b) by either LSI or Agere if any Governmental Authority of competent jurisdiction shall have (i) enacted, issued, promulgated, entered, enforced or deemed applicable to the Merger any Legal Requirement that is in effect and has the effect of making the consummation of the Merger illegal in any jurisdiction in which LSI or Agere have substantial business or operations, or which has the effect of prohibiting, preventing or otherwise restraining the consummation of the Merger in any jurisdiction in which LSI or Agere have substantial business or operations or (ii) issued or granted any Order that is in effect and has the effect of making the Merger illegal in any jurisdiction in which LSI or Agere have substantial business or operations or which has the effect of prohibiting, preventing or otherwise restraining the Merger in any jurisdiction in which LSI or Agere have substantial business or operations, and such Order has become final and non-appealable, provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(b) shall have complied with its obligations under Section 6.6 to have any such Order vacated or lifted or removed;

(c) by either LSI or Agere if the Merger shall have not been consummated by May 15, 2007 (the “Initial Termination Date”); provided, however, that in the event a condition to the Merger set forth in Section 7.1(c) shall not have been satisfied on or prior to the Initial Termination Date and all of the other conditions to the consummation of the transactions contemplated hereby set forth in Article VII shall have been satisfied on or prior to the Initial Termination Date (other than those conditions that by their terms contemplate satisfaction at the Closing, provided that such conditions are then capable of being satisfied at such time), either LSI or Agere may elect to extend the Initial Termination Date, by written notice to the other party hereto prior to or on the Initial Termination Date, until August 31, 2007 (the “Extended Termination Date”); and provided further, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any party hereto whose action or failure to fulfill any covenant or obligation under this Agreement has been the proximate cause of or resulted in any of the conditions to the consummation of the transactions contemplated hereby set forth in Article VII having failed to be satisfied or fulfilled on or prior to the Initial Termination Date or the Extended Termination Date, as applicable, and such action or failure to fulfill any covenant or obligation constitutes a material breach of this Agreement;

(d) by either LSI or Agere if (i) the Requisite LSI Stockholder Approval shall not have been obtained at the LSI Stockholder Meeting (or any adjournment or postponement thereof) at which a vote was taken on the LSI Voting Proposal, or (ii) if the Requisite Agere Stockholder Approval shall not have been obtained at the Agere Stockholder Meeting (or any adjournment or postponement thereof) at which a vote was taken on the Agere Voting Proposal;

(e) by either LSI or Agere (provided it is not then in material breach of any of its agreements or other covenants under this Agreement) in the event of (i) a breach of any covenant or agreement set forth in this Agreement by the other party hereto or (ii) any inaccuracy in the representations and warranties of the other party hereto set forth in this Agreement when made or at any time prior to the Effective Time, in either case such that the conditions to the consummation of the transactions contemplated hereby set forth in Section 7.2(a) or Section 7.2(b) in the case of LSI, or Section 7.3(a) or Section 7.3(b) in the case of Agere, would not be satisfied as of the time of such breach or as of the time such representation and warranty became inaccurate; provided, however, that notwithstanding the foregoing, in the event that any such breach or inaccuracy is curable through the exercise of commercially reasonable efforts by the party committing such breach or making such inaccurate representations and warranties, then the party seeking to terminate this Agreement pursuant to this Section 8.1(e) shall not be permitted to terminate this Agreement pursuant to this Section 8.1(e) until the expiration of a forty five (45) calendar day period after delivery of written notice of such breach or inaccuracy to the party committing such breach or making such inaccurate representations and warranties (it being understood that the party seeking to terminate this Agreement pursuant to this Section 8.1(e) may not terminate this Agreement pursuant to this Section 8.1(e) if such breach or inaccuracy is cured by the other party hereto within such forty five (45) calendar day period); or

(f) by either LSI or Agere in the event that a Triggering Event shall have occurred with respect to the other party hereto, whether promptly after the Triggering Event giving rise to either party’s right to terminate this Agreement pursuant to Section 8.1(f) or at any time thereafter. For all purposes of and under this Agreement, a “Triggering Event” shall be deemed to have occurred with respect to LSI or Agere if, prior to the Effective Time, any of the following shall have occurred with respect to such party: (i) such party shall have failed to duly call, give notice of, convene and hold the Agere Stockholder Meeting or LSI Stockholder Meeting, as applicable, or such party shall have failed to take a vote on the Agere Voting Proposal or the LSI Voting Proposal, as applicable, at its respective Merger Stockholder Meeting, all in accordance with Section 6.3; (ii) the Agere Board or any committee thereof shall have for any reason effected an Agere Board Recommendation Change in the case of Agere, or the LSI Board shall have effected an LSI Board Recommendation Change in the case of LSI; (iii) Agere shall have failed to include the Agere Board Recommendation in the Joint Proxy Statement/Prospectus in the case of Agere, or LSI shall have failed to include the LSI Board Recommendation in the Joint Proxy Statement/Prospectus in the case of LSI; (iv) the Agere Board or any committee thereof shall have for any reason approved, or recommended that the Agere Stockholders approve, any Acquisition Proposal or Acquisition Transaction other than the transactions contemplated by this Agreement (whether or not a Superior Proposal) in the case of Agere, or the LSI Board or any committee thereof shall have for any reason approved, or recommended that the LSI Stockholders approve, any Acquisition Proposal or Acquisition Transaction other than the transactions contemplated by this Agreement (whether or not a Superior Proposal) in the case of LSI; (v) except for a confidentiality agreement expressly permitted by Section 6.1, such party shall have entered into a letter of intent, memorandum of understanding or other Contract accepting any Acquisition Proposal or Acquisition Transaction (whether or not a Superior Proposal); or (vi) an Acquisition Proposal (whether or not a Superior Proposal) shall have been made in respect of such party by a Person unaffiliated with the other party hereto and, within ten (10) Business Days after notice of such Acquisition Proposal is first published, sent or given to such party’s stockholders, and, if requested by the other party hereto, such party shall not have sent to its stockholders, pursuant to Rule 14e-2 under the Exchange Act, a statement unconditionally reaffirming the Agere Board Recommendation in the case of Agere, or the LSI Board Recommendation in the case of LSI, and unconditionally recommending that the its stockholders reject such Acquisition Proposal and not tender any shares of its capital stock into such Acquisition Proposal if made in the form of a tender or exchange offer.

8.2  Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its directors, officers, affiliates or stockholders except (i) that the provisions of this Section 8.2, Section 8.3 and Article IX shall survive any termination of this Agreement and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. The Confidentiality Agreement shall survive termination of this Agreement as provided therein.

8.3  Fees and Expenses.

(a) General.  Except as set forth in this Section 8.3, all fees and expenses (as defined below) incurred in connection with this Agreement and the transactions contemplated hereby (including all fees and expenses incurred in connection with the preparation, printing and filing, as applicable, of the Registration Statement (including any preliminary materials related thereto and all amendments and supplements thereto, as well as any financial statements and schedules thereto), the Joint Proxy Statement/Prospectus (including any preliminary materials related thereto and all amendments and supplements thereto, as well as any financial statements and schedules thereto), and filings by LSI and Agere under the HSR Act, the EC Merger Regulation or any similar filing requirement of any Governmental Authority applicable to this Agreement and the transactions contemplated hereby) shall be paid by the party incurring such Expenses, whether or not the transactions contemplated hereby are consummated.

(b) Agere Payments.

(i) Agere shall pay to LSI a fee equal to $120,000,000 (the ‘‘Termination Fee Amount”), by wire transfer of immediately available funds to an account or accounts designated in writing by LSI, within one Business Day after demand by LSI, in the event that (A) either LSI or Agere terminate this Agreement pursuant to Section 8.1(d)(ii) (or after the Agere Stockholder Meeting has been held and a vote taken on the Agere Voting Proposal and there has been a failure to obtain the Requisite Agere Stockholder Approval, and this Agreement thereby becomes terminable pursuant to Section 8.1(d)(ii) as a result, Agere terminates this Agreement for another reason) (B) following the execution and delivery of this Agreement and prior to the Agere Stockholder Meeting (or any adjournment or postponement thereof) at which a vote is taken on the Agere Stockholder Proposal, an Acquisition Proposal in respect of Agere shall have been made to Agere or the Agere Board, or shall have been directly communicated or otherwise made known to Agere Stockholders, or shall have been publicly announced or shall have become publicly known, or any Person shall have publicly announced an intention (whether or not conditional and whether or not withdrawn) to make an Acquisition Proposal in respect of Agere, and (C) within twelve (12) months following the termination of this Agreement, either an Acquisition Transaction in respect of Agere (whether or not the Acquisition Transaction referenced in the preceding clause (B)) is consummated or Agere enters into a letter of intent, memorandum of understanding or other Contract providing for an Acquisition Transaction in respect of Agere (whether or not the Acquisition Transaction referenced in the preceding clause (B) is consummated).

(ii) Agere shall pay to LSI a fee equal to the Termination Fee Amount, by wire transfer of immediately available funds to an account or accounts designated in writing by LSI, within one Business Day after demand by LSI, in the event that (A) LSI terminates this Agreement pursuant to Section 8.1(e) as a result of a knowing or intentional breach intended to facilitate, assist or otherwise benefit an Acquisition Proposal or the Person making an Acquisition Proposal (or after a breach occurs, and this Agreement thereby becomes terminable pursuant to Section 8.1(e) as a result, Agere terminates this Agreement for another reason), (B) following the execution and delivery of this Agreement and prior to the breach forming the basis of such termination, an Acquisition Proposal in respect of Agere shall have been made to Agere or the Agere Board, or shall have been directly communicated or otherwise made known to Agere Stockholders, or shall have been publicly announced or shall have become publicly known, or any Person shall have publicly announced an intention (whether or not conditional and whether or not withdrawn) to make an Acquisition Proposal in respect of Agere, and (C) within twelve (12) months following the termination of this Agreement, either an Acquisition Transaction in respect of Agere (whether or not the Acquisition Transaction referenced in the preceding clause (B)) is consummated or Agere enters into a letter of intent, memorandum of understanding or other Contract providing for an Acquisition Transaction in respect of Agere (whether or not the Acquisition Transaction referenced in the preceding clause (B) is consummated).

(iii) Agere shall pay to LSI a fee equal to the Termination Fee Amount, by wire transfer of immediately available funds to an account or accounts designated in writing by LSI within one Business Day after demand by LSI, in the event that LSI terminates this Agreement pursuant to Section 8.1(f) (or after a Triggering Event occurs with respect to Agere, and this Agreement thereby becomes terminable pursuant to Section 8.1(f) as a result, Agere terminates this Agreement for another reason) (it being understood and hereby agreed that the failure to terminate this Agreement pursuant to Section 8.1(f) promptly following a Triggering Event shall not prejudice or otherwise limit or impair such party’s ability to terminate this Agreement pursuant to Section 8.1(f) at any subsequent point in time and collect the fee contemplated by this Section 8.3(b)(iii)).

(iv) In no event shall Agere be required to pay the Termination Fee pursuant to this Section 8.3(b) on more than one occasion.

(c) LSI Payments.

(i) LSI shall pay to Agere a fee equal to the Termination Fee Amount, by wire transfer of immediately available funds to an account or accounts designated in writing by Agere, within one Business Day after demand by Agere, in the event that (A) either Agere or LSI terminate this Agreement pursuant to Section 8.1(d)(i) (or after the LSI Stockholder Meeting has been held and a vote taken on the LSI Voting Proposal and there has been a failure to obtain the Requisite LSI Stockholder Approval, and this Agreement thereby becomes terminable pursuant to Section 8.1(d)(i) as a result, LSI terminates this Agreement for another reason) (B) following the execution and delivery of this Agreement and prior to the LSI Stockholder Meeting (or any adjournment or postponement thereof) at which a vote is taken on the LSI Voting Proposal, an Acquisition Proposal in respect of LSI shall have been made to LSI or the LSI Board, or shall have been directly communicated or otherwise made known to LSI Stockholders, or shall have been publicly announced or shall have become publicly known, or any Person shall have publicly announced an intention (whether or not conditional and whether or not withdrawn) to make an Acquisition Proposal in respect of LSI, and (C) within twelve (12) months following the termination of this Agreement, either an Acquisition Transaction in respect of LSI (whether or not the Acquisition Transaction referenced in the preceding clause (B)) is consummated or LSI enters into a letter of intent, memorandum of understanding or other Contract providing for an Acquisition Transaction in respect of LSI (whether or not the Acquisition Transaction referenced in the preceding clause (B) is consummated).

(ii) LSI shall pay to Agere a fee equal to the Termination Fee Amount, by wire transfer of immediately available funds to an account or accounts designated in writing by Agere, within one Business Day after demand by Agere, in the event that (A) Agere terminates this Agreement pursuant to Section 8.1(e) as a result of a knowing or intentional breach intended to facilitate, assist or otherwise benefit an Acquisition Proposal or the Person making an Acquisition Proposal (or after a breach occurs, and this Agreement thereby becomes terminable pursuant to Section 8.1(e) as a result, LSI terminates this Agreement for another reason), (B) following the execution and delivery of this Agreement and prior to the breach forming the basis of such termination, an Acquisition Proposal in respect of LSI shall have been made to LSI or the LSI Board, or shall have been directly communicated or otherwise made known to LSI Stockholders, or shall have been publicly announced or shall have become publicly known, or any Person shall have publicly announced an intention (whether or not conditional and whether or not withdrawn) to make an Acquisition Proposal in respect of LSI, and (C) within twelve (12) months following the termination of this Agreement, either an Acquisition Transaction in respect of LSI (whether or not the Acquisition Transaction referenced in the preceding clause (B)) is consummated or LSI enters into a letter of intent, memorandum of understanding or other Contract providing for an Acquisition Transaction in respect of LSI (whether or not the Acquisition Transaction referenced in the preceding clause (B) is consummated).

(iii) LSI shall pay to Agere a fee equal to the Termination Fee Amount, by wire transfer of immediately available funds to an account or accounts designated in writing by Agere within one Business Day after demand by

Agere, in the event that Agere terminates this Agreement pursuant to Section 8.1(f) (or after a Triggering Event occurs with respect to LSI, and this Agreement thereby becomes terminable pursuant to Section 8.1(f) as a result, LSI terminates this Agreement for another reason) (it being understood and hereby agreed that the failure to terminate this Agreement pursuant to Section 8.1(f) promptly following a Triggering Event shall not prejudice or otherwise limit or impair such party’s ability to terminate this Agreement pursuant to Section 8.1(f) at any subsequent point in time and collect the fee contemplated by this Section 8.3(c)(iii)).

(iv) In no event shall LSI be required to pay the Termination Fee pursuant to this Section 8.3(c)(iv) on more than one occasion.

(d) Enforcement.  Each of LSI and Agere hereby acknowledge and agree that the covenants and agreements set forth in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and, without these covenants and agreements, the parties hereto would not have entered into this Agreement. Accordingly, if either LSI or Agere shall fail to pay in a timely manner the amounts due pursuant to Section 8.3(b), and, in order to obtain such payment, the other party hereto shall make a claim that results in a judgment against the non-paying party, the non-paying party shall pay to the claimant its reasonable costs and expenses (including its reasonable attorneys’ fees and expenses) incurred in connection with such suit, together with interest on the amounts set forth in Section 8.3(b) or Section 8.3(c), as the case may be, at the prime rate of Citibank N.A. in effect on the date such payment was required to be made. Payment of the fees described in Section 8.3(b) or Section 8.3(c), as the case may be, shall not be in lieu of, or replacement or substitution for, damages incurred in the event of any willful breach of this Agreement.

ARTICLE IX

GENERAL PROVISIONS

9.1  Nonsurvival of Representations, Warranties, Covenants and Agreements.  None of the representations, warranties, covenants or agreements set forth in this Agreement or in any certificate or instrument delivered pursuant hereto shall survive the Effective Time, except for any covenants or other agreements that expressly contemplate performance after the Effective Time, each of which shall survive the Effective Time in accordance with their respective terms. The Confidentiality Agreement shall survive the execution and delivery of this Agreement or the termination of this Agreement in accordance with the provisions of this Agreement, as the case may be, pursuant to its terms and conditions.

9.2  Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):

(a) If to LSI or Merger Sub:

LSI Logic Corporation
1621 Barber Lane, M/S D-106
Milpitas, California 95035-7458
Attention: General Counsel
Facsimile No.: (408) 433-6896

With a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304-1050

Attention:	Larry W. Sonsini, Esq. Matthew Sonsini, Esq.
Facsimile No.: (650) 493-6811

and:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
One Market Street
Spear Tower, Suite 3300
San Francisco, California 94105
Attention: Michael S. Ringler, Esq.
Facsimile No.: (415) 947-2099

(b) If to Agere:

Agere Systems Inc.
1110 American Parkway N.E.
Allentown, Pennsylvania 18109
Attention: Jean Rankin, General Counsel
Facsimile No.: (610) 712-4030

With a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036

Attention:	Stephen F. Arcano, Esq. Ann Beth Stebbins, Esq.
Facsimile No.: (212) 735-2000

Any such notice or communication shall be deemed to have been delivered and received (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of facsimile, on the date sent if confirmation of receipt is received and such notice is also promptly mailed by registered or certified mail (return receipt requested), (iii) in the case of a nationally-recognized overnight courier in circumstances under which such courier guarantees next business day delivery, on the next business day after the date when sent and (iv) in the case of mailing, on the third (3rd) business day following that on which the piece of mail containing such communication is posted.

9.3  Amendment.  Subject to applicable Legal Requirements and the other provisions of this Agreement, this Agreement may be amended by the parties hereto by action taken by their respective boards of directors at any time prior to the Effective Time by execution of an instrument in writing signed on behalf of each of LSI, Merger Sub and Agere; provided, however, that, after the adoption of this Agreement by the Agere Stockholders or the issuance of LSI Common Stock by the LSI Stockholders, no amendment may be made to this Agreement that requires further approval by such stockholders under applicable Legal Requirements.

9.4  Extension; Waiver.  At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

9.5  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Legal Requirement, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

9.6  Entire Agreement.  This Agreement (including the documents and instruments referred to herein, including the Confidentiality Agreement) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

9.7  No Third Party Beneficiaries.  Nothing in this Agreement is intended to confer upon any person other than the parties hereto any rights or remedies hereunder, other than (i) the Indemnified Parties intended to be third party beneficiaries the provisions of Section 6.14, who shall have the right to enforce such provisions directly, (ii) the rights of Agere Stockholders to the Merger consideration in accordance with Article II upon consummation of the Merger, and (iii) the rights of directors, officers and employees who are covered by an Agere Executive Agreement to pursue damages as a result of a breach by LSI of Section 6.13(d).

9.8  Assignment.  This Agreement shall not be assigned by operation of law or otherwise, except that LSI and Merger Sub may assign all or any of their rights hereunder to any wholly owned subsidiary thereof; provided, however, that no such assignment pursuant to this Section 9.8 shall relieve LSI of its obligations hereunder.

9.9  Failure or Indulgence Not Waiver; Remedies Cumulative.  No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

9.10  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the conflict of law provisions thereof.

9.11  Consent to Jurisdiction.  Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any state court located within New Castle County, State of Delaware in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and process. Each party hereto hereby agrees not to commence any legal proceedings relating to or arising out of this Agreement or the transactions contemplated hereby in any jurisdiction or courts other than as provided herein.

9.12  Waiver of Jury Trial.  EACH OF LSI, MERGER SUB AND AGERE HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HERBY OR THE ACTIONS OF LSI, MERGER SUB OR AGERE IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

9.13  Specific Performance.  The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

9.14  Counterparts.  This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, LSI, Merger Sub and Agere have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

LSI LOGIC CORPORATION

By:	/s/ Abhijit Y. Talwalkar
Name: Abhijit Y. Talwalkar
Title: President & Chief Executive Officer

ATLAS ACQUISITION CORP.

By:	/s/ Bryon Look
Name: Bryon Look
Title: President

AGERE SYSTEMS INC.

By:	/s/ Richard L. Clemmer
Name: Richard L. Clemmer
Title: CEO

ANNEX B

December 3, 2006

Board of Directors
LSI Logic Corporation
1621 Barber Lane
Milpitas, CA 95035

Members of the Board:

We understand that Agere Systems, Inc. (“Agere” or the “Company”), LSI Logic Corporation (“LSI”) and Atlas Acquisition Corp., a wholly owned subsidiary of LSI (“Merger Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated December 3, 2006 (the “Merger Agreement”), which provides, among other things, for the merger (“Merger”) of Merger Sub with and into the Company. Pursuant to the Merger, Agere will become a wholly owned subsidiary of LSI and each outstanding share of common stock, par value $0.01 per share, of Agere (the “Agere Common Stock”), other than shares held by LSI, Merger Sub or the Company, or by any direct or indirect wholly owned subsidiary of LSI, Merger Sub or the Company, will be converted into the right to receive 2.16 (the “Exchange Ratio”) shares of common stock, par value $0.01 per share, of LSI (the “LSI Common Stock”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to LSI.

For purposes of the opinion set forth herein, we have:

i) reviewed certain publicly available financial statements and other business and financial information of LSI and Agere, respectively;

ii) reviewed certain internal financial statements and other financial and operating data concerning LSI and Agere, respectively, prepared by the managements of LSI and Agere, respectively;

iii) reviewed certain financial projections concerning LSI and Agere, respectively, prepared by the managements of LSI and Agere, respectively;

iv) discussed the past and current operations and financial condition and the prospects of LSI and Agere, respectively, with senior executives of LSI and Agere, respectively;

v) discussed certain strategic, financial and operational benefits anticipated from the Merger with the managements of LSI and Agere, respectively;

vi) reviewed the pro forma financial impact of the Merger on LSI’s earnings per share, consolidated capitalization and financial ratios;

vii) reviewed the reported prices and trading activity for LSI Common Stock and Agere Common Stock, respectively;

viii) compared the financial performance of LSI and Agere, respectively, and the prices and trading activity of LSI Common Stock and Agere Common Stock, respectively, with that of certain other publicly-traded companies comparable with LSI and Agere, respectively, and their securities;

ix) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

x) participated in discussions and negotiations among representatives of LSI and Agere and their financial and legal advisors;

xi) reviewed the Merger Agreement and certain related documents; and

xii) performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the internal financial projections, including information relating to the strategic, financial and operational benefits anticipated from the Merger and

B-1

assessments regarding the prospects of LSI and Agere, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of LSI and Agere, respectively. We have relied upon, without independent verification, the assessment by the managements of LSI and Agere of: (i) the strategic, financial and other benefits expected to result from the Merger; (ii) the timing and risks associated with the integration of LSI and Agere; (iii) their ability to retain key employees of LSI and Agere, respectively and (iv) the validity of, and risks associated with, LSI’s and Agere’s existing and future intellectual property, products, services and business models. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, the Merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended. We have also assumed that in connection with the receipt of all the necessary regulatory approvals for the proposed Merger, no restrictions will be imposed or delays will result that would have a material adverse affect on the contemplated benefits expected to be derived in the proposed Merger. We are not legal, tax, regulatory or actuarial advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of LSI and its legal, tax, regulatory and actuarial advisors with respect to such matters.

We have not made any independent valuation or appraisal of the assets or liabilities of LSI and Agere, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Board of Directors of LSI in connection with this transaction and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Merger. In the past, Morgan Stanley & Co. Incorporated (“Morgan Stanley”) and its affiliates have provided financial advisory and financing services for LSI and the Company and have received fees in connection with such services. In the ordinary course of our trading, brokerage, investment management and financing activities, Morgan Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers, in debt or equity securities or senior loans of LSI, Agere or any other company or any currency or commodity that may be involved in this transaction.

It is understood that this letter is for the information of the Board of Directors of LSI and may not be used for any other purpose without our prior written consent, except that a copy of this opinion in its entirety and a description thereof approved by us may be included in any filing LSI is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, this opinion does not in any manner address the prices at which LSI Common Stock will trade following consummation of the Merger and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of LSI and Agere should vote at the shareholders’ meetings to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to LSI.

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ Michael F. Wyatt
Michael F. Wyatt
Managing Director

B-2

Annex C

PERSONAL AND CONFIDENTIAL

December 3, 2006

Board of Directors
Agere Systems Inc.
1110 American Parkway N.E.
Allentown, PA 18109

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Agere Systems Inc. (the “Company”) of the exchange ratio of 2.16 shares of common stock, par value $0.01 per share (the “LSI Common Stock”), of LSI Logic Corporation (“LSI”) to be received for each Share (the “Exchange Ratio”) pursuant to the Agreement and Plan of Merger, dated as of December 3, 2006 (the “Agreement”), among LSI, Atlas Acquisition Corp., a wholly owned subsidiary of LSI, and the Company.

Goldman, Sachs & Co. and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the transaction contemplated by the Agreement (the “Transaction”). We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. In addition, we have provided certain investment banking services to the Company from time to time, including having acted as an agent in connection with the Company’s reverse stock split in February 2005 and the Company’s share repurchase program in November and December of 2005. We also may provide investment banking services to the Company and LSI in the future.

In connection with the above-described investment banking services we have received, and may receive, compensation.

Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman, Sachs & Co. and its affiliates may provide such services to the Company, LSI and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of the Company and LSI for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company and LSI for the five fiscal years ended September 30, 2006 and December 31, 2005, respectively; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and LSI; certain other communications from the Company and LSI to their respective stockholders; certain research analyst estimates of the future financial performance of the Company and LSI; and certain internal financial analyses and forecasts for LSI prepared by its management, as reviewed and approved for use in connection with this opinion by the management of the Company, certain internal financial analyses and forecasts for the Company prepared by its management and certain cost savings and operating synergies projected by the managements of the Company and LSI to result from the Transaction. We also have held discussions with members of the senior managements of the Company and LSI regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations,

C-1

Board of Directors
Agere Systems Inc.
December 3, 2006

financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for the Shares and LSI Common Stock, compared certain financial and stock market information for the Company and LSI with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the semiconductor industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate. We have relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company, LSI or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or LSI or on the expected benefits of the Transaction in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction nor are we expressing any opinion as to the prices at which shares of LSI Common Stock will trade at any time. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the holders of Shares.

Very truly yours,

/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)

C-2

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Officers and Directors

Section 145 of the General Corporation Law of the State of Delaware authorizes a court to award or a corporation’s board of directors to grant indemnification to directors and officers in terms that are sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. LSI’s certificate of incorporation contains a provision eliminating the personal liability of its directors to the company or its stockholders for breach of fiduciary duty as a director to the fullest extent permitted by applicable law. LSI’s bylaws provide for the mandatory indemnification of our directors and officers to the maximum extent permitted by Delaware law. In addition, our bylaws give us the power to indemnify our employees and agents to the maximum extent permitted by Delaware law.

Item 21.	Exhibits and Financial Statement Schedules

Exhibit
Number		Exhibit Description

2.1		Agreement and Plan of Merger, dated as of December 3, 2006, by and among the registrant, Atlas Acquisition Corp. and Agere Systems Inc., filed herewith as Annex A.
5	.1+	Legal opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
8.1		Form of Tax opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, filed herewith.
8	.2+	Form of Tax opinion of Skadden, Arps, Slate, Meagher & Flom LLP.
23.1		Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibits 5.1 and 8.1).
23	.2+	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.2).
23.3		Consent of PricewaterhouseCoopers LLP, filed herewith.
23.4		Consent of PricewaterhouseCoopers LLP, filed herewith.
24.1		Power of Attorney, (included on page II-3 of this registration statement).
99.1		Form of Proxy for the registrant, filed herewith.
99.2		Form of Proxy for Agere Systems Inc., filed herewith.
99.3		Opinion of Morgan Stanley & Co. Incorporated, financial advisor to the registrant, filed herewith as Annex B.
99.4		Opinion of Goldman, Sachs & Co., financial advisor to Agere Systems Inc., filed herewith as Annex C.
99.5		Consent of Morgan Stanley & Co. Incorporated, financial advisor to the registrant, filed herewith.
99.6		Consent of Goldman, Sachs & Co., financial advisor to Agere Systems Inc., filed herewith.

+	To be filed by amendment.

Item 22.	Undertakings

The undersigned registrant hereby undertakes:

(1) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference into this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(2) insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim of indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue;

(3) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of any such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed after the effective date of the registration statement through the date of responding to such request; and

(4) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Milpitas, State of California, on December 22, 2006.

LSI LOGIC CORPORATION

By:	/s/ Bryon Look
Name: Bryon Look

Title:	Executive Vice President and
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Abhijit Y. Talwalkar, Bryon Look and Andrew S. Hughes and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Abhijit Y. Talwalkar Abhijit Y. Talwalkar	President and Chief Executive Officer and Director (Principal Executive Officer)	December 20, 2006

/s/ Bryon Look Bryon Look	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 22, 2006

/s/ Timothy Y. Chen Timothy Y. Chen	Director	December 20, 2006

/s/ Malcolm R. Currie Malcolm R. Currie	Director	December 20, 2006

/s/ Charles A. Haggerty Charles A. Haggerty	Director	December 21, 2006

/s/ James H. Keyes James H. Keyes	Director	December 20, 2006

Signature	Title	Date

/s/ John H.F. Miner John H.F. Miner	Director	December 20, 2006

/s/ R. Douglas Norby R. Douglas Norby	Director	December 19, 2006

/s/ Matthew J. O’Rourke Matthew J. O’Rourke	Director	December 20, 2006

/s/ Gregorio Reyes Gregorio Reyes	Director	December 20, 2006

EXHIBIT INDEX

Exhibit
Number		Exhibit Description

2.1		Agreement and Plan of Merger, dated as of December 3, 2006, by and among the registrant, Atlas Acquisition Corp. and Agere Systems Inc., filed herewith as Annex A.
5	.1+	Legal opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
8.1		Form of Tax opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, filed herewith.
8	.2+	Form of Tax opinion of Skadden, Arps, Slate, Meagher & Flom LLP.
23.1		Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibits 5.1 and 8.1).
23	.2+	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.2).
23.3		Consent of PricewaterhouseCoopers LLP, filed herewith.
23.4		Consent of PricewaterhouseCoopers LLP, filed herewith.
24.1		Power of Attorney (included on page II-3 of this registration statement).
99.1		Form of Proxy for the registrant, filed herewith.
99.2		Form of Proxy for Agere Systems Inc., filed herewith.
99.3		Opinion of Morgan Stanley & Co. Incorporated, financial advisor to the registrant, filed herewith as Annex B.
99.4		Opinion of Goldman, Sachs & Co., financial advisor to Agere Systems Inc., filed herewith as Annex C.
99.5		Consent of Morgan Stanley & Co. Incorporated, financial advisor to the registrant, filed herewith.
99.6		Consent of Goldman, Sachs & Co., financial advisor to Agere Systems Inc., filed herewith.

+	To be filed by amendment.